Form 10-K, Exhibit 13
period 1995-12-31
IRWIN FINANCIAL CORPORATION
filed 1996-03-27
CIK 52617

<Page 44>
1995 Annual Report to Shareholders as referenced in this Report
Table of Contents

         Management's Discussion and Analysis of Results of Operations and Financial Condition:

   32    Five-Year Selected Financial Data and Graphs
   35    Overview
   36    Mortgage Banking
   46    Community Banking
   52    Investor Services
   56    Home Equity Lending
   60    Equipment Leasing
   64    Other Irwin Financial Businesses
   64    Consolidated Income Statement Analysis
   66    Consolidated Balance Sheet Analysis
   70    Capital
   72    Risk Management
   72    Credit Risk
   77    Liquidity
   77    Interest Rate Sensitivity
   79    Effects of Inflation

   Financial Statements:

   87    Report of Management
   88    Report of Independent Public Accountants
   89    Consolidated Statement of Income
   90    Consolidated Balance Sheet
   91    Consolidated Statement of Changes in Shareholders'
         Equity
   92    Consolidated Statement of Cash Flows
   93    Notes to Financial Statements
PAGE 31

<Page 45>

            Five-Year Selected Financial Data

(In thousands)    1995      1994     1993        1992      1991

For the year:
Net Revenues      $148,364  $116,908  $119,366   $ 94,934  $   60,005
Other Operating
 Expense           115,915    86,844    93,803     73,811      49,216
Net Income          20,083    18,216    15,588     12,866       6,651
Mortgage Loan
 Closings        3,559,310 2,812,962 4,273,933  3,441,347   1,926,841
Return on
 Average Equity      22.60%    23.91%    24.91%     26.51%      16.93%
Return on
 Average Assets       2.28      2.43      2.15       1.97        1.30
Dividend Payout
 Ratio               12.36     11.38     11.12       8.88       13.52

Per share:
Net Income          $3.50      $3.10     $2.66      $2.23       $1.17
Cash Dividends       0.44       0.36      0.30       0.20        0.16
Book Value          17.51      14.41     12.06       9.64        7.53
Market Value at
  December 31,      39.88      26.75     25.00      23.00        8.00

At year end:
Assets         $1,038,307   $659,671  $881,864   $602,465    $598,024
Deposits          563,999    439,918   500,370    389,323     337,927
Mortgage Loans
 Held for Sale    378,658    154,964   370,755    218,080     264,740
Loans and
 Leases, Net      407,904    304,548   252,823    207,138     178,507
Shareholders'
 Equity            99,216     81,104    70,093     55,343      42,478
Mortgage Servicing
 Portfolio     10,301,914  8,818,502 7,922,299  5,470,505   2,990,808
Equity to
 Assets Ratio        9.56%     12.29%     7.95%      9.19%       7.10%
Risk-based
 Capital Ratio      14.49      19.18     15.68      16.46       13.24
Leverage Ratio
 (Tier one)         10.57      10.82      9.63       8.48        8.05

Averages:
Assets           $882,164    $748,981 $725,846    $651,517   $512,498
Equity             88,867      76,178   62,586      48,539     39,295
Shares
 Outstanding        5,743       5,883    5,860       5,767      5,670

<Page 46>

TOTAL NET REVENUES:

                   1995     1994     1993     1992     1991
                   ----     ----     ----     ----     ----

(In Millions)     148.4    116.9    119.4     94.9     60.0

NET INCOME:

(In Millions)      20.1     18.2     15.6     12.9      6.7

RETURN ON AVERAGE EQUITY

(Percent)         22.60%   23.91%   24.91%   26.51%   16.93%

PAGE 33

<Page 47>

RETURN ON AVERAGE ASSETS:

                   1995     1994     1993     1992     1991
                  -----     ----     ----     ----     ----
(Percent)         2.28%    2.43%    2.15%    1.97%    1.30%

INLAND MORTGAGE LOAN CLOSINGS:

(Billions)          3.6     2.8      4.3      3.4      1.9

INLAND MORTGAGE SERVICING PORTFOLIO:

(Billions)         10.3     8.8      7.9      5.5      3.0

<Page 48>

Consolidated Overview:

Irwin Financial Corporation earned record net income in 1995. This performance was helped significantly by a favorable operating environment for mortgage banking during the second half of the year. Long-term interest rates, which by the end of the year were at two-year lows, enabled the Corporation's mortgage bank to originate $3.6 billion during the year. The Corporation's mortgage bank also benefited from the implementation of a new accounting standard which changed the way mortgage servicing rights are valued. Also contributing to the Corporation's record results was strong loan growth in community banking. These increases were offset somewhat by the Corporation's investment in its new home equity lending business, a loss at its equipment leasing business, and expansion of the mortgage bank's loan production system.

Earnings By Line of Business:

Net income for 1995 totaled $20,083,202, up 10.3% from 1994 and 28.8% from 1993. Net income per share in 1995 was $3.50, compared to $3.10 in 1994 and $2.66 in 1993. Return on average equity for 1995 was 22.60%, compared to 23.91% in 1994 and 24.91% in 1993.
Return on average assets was 2.28% compared to 2.43% in 1994 and 2.15% in 1993.

Irwin Financial Corporation is comprised of six lines of
business:
         +  Mortgage banking     + Community banking
         +  Investor services    + Home equity lending
         +  Equipment leasing    + Credit insurance

To provide an effective report on the Corporation's operations, the results of the activities of Irwin Union Bank which provide funding and invest in assets generated by other Irwin Financial companies have been included with the results of the other asset-generating companies. These combined figures are reported as the results of each line of business. Results for previous years have been restated to conform to the 1995 presentation.

Earnings:
(In thousands)                    1995        1994        1993
                                 -----       -----       -----

Mortgage Banking               $19,331     $15,728     $13,641
Community Banking                3,501       2,741       2,274
Investor Services                  271          68         380
Home Equity Lending             (3,220)          -           -
Equipment Leasing                 (334)        873         552
Credit Insurance                    44          55          51
Parent(including consolidating
entries)                           490      (1,249)     (1,310)
                               -------      -------     -------
                               $20,083     $18,216     $15,588

<Page 49>

Management's Discussion (continued)
                           Business Profile:
                           Mortgage Banking

Selected Financial Data

(In thousands)             1995     1994     1993     1992     1991
                          -----    -----    -----    -----    -----
Selected Income Statement Data:

 Net interest income    $13,290  $12,702  $15,067  $15,203  $ 8,208
 Loan origination fees   31,871   25,308   37,605   28,548   14,608
  Gain on sale of loans  18,020    2,219   14,225   10,337    2,876
  Loan servicing fees    36,087   32,426   24,428   15,135    8,887
  Gain on sale
   of servicing          15,271   17,716    2,979    5,133    8,046
  Other income              787      647      550      448      270
                        -------  -------  -------  -------  -------
Total net revenues      115,326   91,018   94,854   74,804   42,895
  Operating expense      83,344   64,571   72,140   54,309   33,225
                        -------  -------  -------  -------  -------
Income before tax        31,982   26,447   22,714   20,495    9,670
  Tax                    12,651   10,719    9,073    8,178    4,122
                        -------  -------  -------  -------  -------
Net income              $19,331  $15,728  $13,641  $12,317   $5,548
                        =======  =======  =======  =======  =======

Selected Balance Sheet Data
    at End of Period:

  Mortgage loans held
   for sale           $309,262   $131,543   $318,453   $179,583  $233,836
  Mortgage servicing
   rights               51,783     18,834     11,505     10,156     8,045
  Total assets         445,129    216,180    452,365    214,411   262,553
  Short-term debt      227,021     68,259    215,014     77,731   122,083
  Long-term debt         2,300      2,605      2,934      1,178       972
  Shareholders' equity $55,811    $53,637    $42,355    $31,105   $20,506

Selected Operating Data:

 Mortgage loan
  originations      $3,559,310 $2,812,962 $4,273,933 $3,441,347$1,926,841

 Servicing portfolio: Balance at
  December 31       10,301,914  8,818,502  7,922,299  5,470,505 2,990,808
 Weighted average coupon
   rate                  7.83%      7.59%      7.51%      8.37%     9.22%
 Servicing fee           0.38       0.38       0.37       0.36      0.36
 Servicing sold as a percent of
  production            28.4       49.8        5.6       12.3      37.1

<Page 50>

Overview & Strategy:

The mortgage banking line of business consists of Inland Mortgage
Corporation and the related funding activities of Irwin Union Bank and Trust. The business is headquartered in Indianapolis, Indiana and originates, packages, sells, and services residential mortgage loans throughout the U.S. Inland Mortgage has offices in 27 states, ranks among the top 30 mortgage loan originators in the country and is in the top 50 in servicing volume. Essentially all of the loans originated and serviced are either government-insured through the Veterans' Administration (VA) or Federal
Housing Administration (FHA) or are conventional loans which conform to the underwriting guidelines of the two principal government-sponsored agencies which support the secondary mortgage markets, the Federal National Mortgage Association
(FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC).

Mortgage loans are originated through both branches (retail) and third party sources (wholesale). Potential borrowers are identified principally through relationships maintained with housing intermediaries including realtors and home builders.

Loans are funded on a short-term basis through credit facilities provided by commercial banks including Irwin Union Bank. Repurchase agreements with investment banks are also used. Individual loans are pooled, securitized, and sold into the secondary mortgage market. Servicing rights are periodically sold for a variety of reasons including accounting income, cash flow, and servicing portfolio management. Over the past five years, servicing rights have been retained on a total of 76.3% of the loans originated.

1995 Review:

Net income from mortgage banking was $19.3 million in 1995, an increase of 22.9% over 1994 results of $15.7 million, and 41.7% over 1993 results of $13.6 million.

Accounting Change:

The Generally Accepted Accounting Principle (GAAP) which covers accounting for mortgage servicing rights-Statement of Financial
Accounting Standards No. 65 (SFAS 65)-was amended by the Financial Accounting Standards Board during the second quarter of 1995. The new standard, SFAS 122, has been adopted by the Corporation for results beginning April 1, 1995.

<Page 51>

The new rules require the recognition of all originated or purchased Mortgage Servicing Rights (MSRs) as assets based on their fair market value at the time of their origination. The MSR asset is amortized over the life of the servicing right.

Prior to the adoption of SFAS 122, GAAP treated Originated Mortgage Servicing Rights (OMSRs) created through the retail network differently from Purchased Mortgage Servicing Rights (PMSRs) originated through the wholesale network. The old rules required the immediate recognition of expenses arising from OMSRs, whereas certain costs relating to PMSRs were capitalized and then amortized as the revenue from the servicing rights was recognized. SFAS 122 eliminates the distinction between OMSRs and PMSRs.

The Corporation has previously reported an estimate of its "economic earnings," a calculation which adjusted earnings for the different treatment of OMSRs and PMSRs. Economic income reflected GAAP earnings plus an estimate of the unrecorded value of mortgage servicing rights created during a period. While the new accounting standard is not identical to the calculation of economic income, they are similar in that both estimate and recognize in current income the value of mortgage servicing rights. Under SFAS 122, the value of servicing rights originated after March 31, 1995 is reflected in GAAP net income and as an on-balance sheet asset. The value of servicing rights originated before this date and accounted for under the old rules will continue to be an off-balance sheet addition to net worth, as long as these mortgages remain part of the servicing portfolio.

The change in accounting standards in 1995 resulted in an increase in after-tax revenues of approximately $11.8 million. Since SFAS 122 does not permit the restatement of prior periods to reflect the new accounting change, all results through March 31, 1995 have been reported under the old rules of SFAS 65. Therefore, it is difficult to compare 1995 results of operations to those recorded in 1994.

Mortgage Closings:

(In thousands)                1995           1994          1993
                             -----          -----         -----
Total closings          $3,559,310     $2,812,962    $4,273,933
Percent retail loans          50.3%          56.6%         61.6%
Percent wholesale loans       42.5           42.9          38.2
Percent brokered               7.2            0.5           0.2

<Page 52>

The steady decline in long-term interest rates in 1995 created an improving environment for the mortgage banking industry. Total industry originations in 1995 of $650.1 billion were down 15.9% from 1994, although by the fourth quarter, year-over-year originations had increased 200% for the industry. The levels reached in 1995 were well below the peak of over $1 trillion reached in 1993 when interest rates were at historically low levels.

Consistent with the national trend, Inland's originations increased throughout the year and increased substantially on an annual basis due to the company's expansion of its production capacity in late 1994 and in 1995. Annual loan originations in 1995 of $3.6 billion were up 26.5% from 1994, but were down 16.7% from 1993. Income from mortgage loan originations totaled $31.9 million, which was $6.6 million over 1994 but $5.7 million lower than 1993.

Gains from the sale of loans totaled $18.0 million in 1995, compared to $2.2 million in 1994 and $14.2 million in 1993. Included in 1995 gains is $19.6 million of MSR income relating to the adoption of SFAS 122. Net revenues from loan sales in 1995 were tempered somewhat by loan pricing concessions which totaled $3.8 million during 1995, an increase of $3.7 million over 1994. Mortgage loan applications in process at the end of 1995 totaled $1.2 billion, compared with $0.5 billion at the end of 1994 and $0.7 billion at the end of 1993. Refinances accounted for 11.6% of 1995 loan closings, compared to 15.8% in 1994 and 38.7% in 1993.

The significant expansion of the mortgage production system which was initiated in 1994 continued in 1995. In late 1994, rights to service loans totaling $247.0 million were acquired from All Pacific Mortgage Company of Concord, California, and in early 1995 the production operations and certain related assets were purchased. Inland's All Pacific division has 44 retail offices in eight western and northwestern states which originated $0.6 billion in mortgage loans in 1995. The purchase enabled the business to enter new origination markets. The price paid in connection with the purchase is not material to the financial position of the Corporation. In addition to the purchase of All Pacific, new production offices were opened in California, Lousiana, Nevada, New Jersey, Oklahoma, Texas, and Washington.

<Page 53>

Mortgage Servicing:
Servicing Portfolio:
(In billions)                     1995        1994        1993
                                 -----       -----       -----
Beginning portfolio             $  8.8       $ 7.9       $ 5.5
Add:
  Loans originated                 1.8         1.6         2.6
  Loans purchased                  1.8         1.2         1.7
Deduct:
  Sale of servicing rights        (1.0)       (1.4)       (0.2)
  Run-off*                        (1.1)       (0.5)       (1.7)
                                -------    -------     -------
Ending portfolio                  10.3        08.8        07.9
                               =======     =======     =======

Number of loans                129,270     107,101     100,350
Average loan size             $ 82,186    $ 80,038    $ 78,947
Percent GNMA                        48%         57%         53%
Percent FHLMC                       21          16          18
Percent FNMA                        17          20          19
Delinquency ratio:                4.55%       3.25%       2.62%
Capitalized servicing as a percentage of
  servicing portfolio             0.50%       0.23%       0.17%

*Run-off is the reduction in principal balance of the servicing portfolio due to regular principal payments made by mortgagees and early repayment of an entire loan.

Strong mortgage loan originations and a decrease in the sale of mortgage servicing rights allowed for a significant increase in the mortgage loan servicing portfolio. The servicing portfolio was $10.3 billion at December 31, 1995, up 16.8% from the same date in 1994 and 30.0% from 1993. As expected during periods of declining interest rates, more loans within the servicing portfolio were refinanced in 1995 leading to an annual portfolio run-off rate of 10.4%. This is up from the 1994 rate but significantly lower than the rate experienced in 1993. The following table sets forth certain information regarding the interest rates of loans in the servicing portfolio at December 31:

<Page 54>

Servicing Portfolio by Interest Rate:
                           1995           1994           1993
                          -----          -----          -----
Less than 7%               10.3%          20.1%          23.9%
7.00 - 7.99%               39.8           35.3           38.0
8.00 - 8.99%               33.9           30.7           27.6
9% or greater              16.0           13.9           10.5
                          -----          -----          -----
Total                       100%           100%           100%

Under the provisions of SFAS 122, the value of capitalized servicing rights must be adjusted for impairment which could result from interest rate changes. Although impairment write-offs caused by declining interest rates would be accompanied by increased loan origination fees, management has implemented hedging alternatives to avoid significant impairment write-offs.

In addition to the owned servicing portfolio, in late 1995 the business entered into its first contract to subservice $1.9 billion of conventional loans for which it does not own servicing rights.

Servicing and Other Fees:
(In thousands)             1995           1994           1993
                          -----          -----          -----
Servicing fees          $36,087        $32,426        $24,428
Other fees                  787            647            550
                        -------        -------        -------
Total                   $36,874        $33,073        $24,978

Servicing fee income is recognized by collecting fees which normally range between 25 and 44 basis points annually on the principal amount of the underlying mortgages. The increase in the size of the servicing portfolio positively affected servicing income which increased 11.3% from 1994 and 47.7% from 1993.

Sale of Mortgage Servicing:

The mortgage banking business maintains the flexibility to either sell servicing rights for current income and cash flow or retain servicing for future income. The decision to sell or retain servicing is based on current market conditions as well as financial objectives.

<Page 55>

Prior to the adoption of SFAS 122 in the second quarter of 1995, the sale of retail-originated servicing rights created GAAP income equal to the market value of that servicing. This was an important factor in decisions to sell servicing. The elimination of this factor makes it difficult to compare the amount of servicing sold and income generated by those sales in 1995 to prior periods.

Servicing rights totaling $1.0 billion were sold in 1995, generating a $15.3 million pre-tax gain on those sales, net of any purchased servicing expense which had been capitalized. This compares to servicing sales of $1.4 billion in 1994 that produced a $17.7 million pre-tax gain and servicing sales of $0.2 billion in 1993 that produced a $3.0 million pre-tax gain. Servicing sales in 1995 represented 28.4% of 1995 closings, versus 1994 sales which were 49.8% of that year's closings and 1993 sales which were 5.6% of closings.

Net Interest Income:

Net interest income is generated from the interest earned on mortgage loans before they are sold to investors, less the interest expense incurred on borrowings to fund the loans. Net interest income totaled $13.3 million in 1995, compared to $12.7 million in 1994 and $15.1 million in 1993. The increase is due primarily to the increased loan volume experienced in 1995.

Operating Expenses:
(In thousands)                   1995         1994         1993
                                -----        -----        -----
Salaries                      $44,827      $36,366      $44,492
Employee benefits               6,910        5,359        5,869
Other expenses                $31,607      $22,846      $21,779
                              -------      -------      -------
Total operating expenses      $83,344      $64,571      $72,140
                              =======      =======      =======

Number of employees at
December 31                     1,316          955        1,078

Total operating expenses increased 29.1% from 1994 and 15.5% from 1993. The increase reflects the expansion of the production system in 1995, including the opening of new production offices in seven states and the acquisition of the production operations of All Pacific Mortgage Company. Salaries and employee benefits increased 24.0% over 1994 and 2.7% over 1993.

<Page 56>

1996 Outlook:

The mortgage banking line of business is planning for an environment in 1996 in which interest rates will remain relatively stable. It has developed a strategy for continued growth in both the loan production and loan servicing sides of the business, focusing on options for expanding market share. The business is investigating new delivery systems and is incorporating the increasing role of technology into its plans for growth.

The adoption of SFAS 122 requires the business to adjust the book value of servicing rights when they become impaired due to runoff and higher prepayment speeds. This will cause the business to continue evaluating strategies to avoid large impairment write-offs in the event of declining interest rates. Alternatives include servicing sales as well as hedging with investment products whose value moves in an opposite direction of the servicing portfolio due to interest rate changes to manage the size of the investment in servicing.

Employees:

As of December 31, 1995, the mortgage banking line of business employed 1,316 people-approximately 74% of the Corporation's total employee base. Total employment expense in 1995 was $51.7 million or 62.1% of operating expenses. Significant proportions of variable pay are used in the business' compensation systems. Of total salary expense, 28.0% is variable and tied to performance which allows the business the flexibility to reduce expenses commensurate with production levels.

<Page 57>

                  Inland Mortgage Corporation
                        Directors

As of March 1, 1996
   John T. Hackett            Managing General Partner,
                              CID Equity Partners
                              (Venture Capital Partnership)
   William H. Kling           President,
                              Minnesota Public Radio
   Rick L. McGuire            President,
                              Inland Mortgage Corporation
   William I. Miller          Chairman,
                              Irwin Financial Corporation
   John A. Nash               President,
                              Irwin Financial Corporation
   Lance R. Odden             Headmaster,
                              The Taft School
   James T. Sakai             Former Chairman,
                              Contour Hardening, Inc.
                              (Metals Treatment Company)
   Thomas G. Shafran          President,
                              Better Homes Realty
   Thomas D. Washburn         Senior Vice President,
                              Irwin Financial Corporation
   Darell E. Zink, Jr.        Executive Vice President,
                              Duke Realty Investments, Inc.
                              (Real Estate Development Company)

PAGE 44

<Page 58>

                     Inland Mortgage Corporation
                        Senior Officers

As of March 1, 1996

   Rick L. McGuire         President
   Herbert B. Tasker       Executive Vice President-All Pacific
                           Region

   T. Lester Acree         Senior Vice President-Wholesale Loan
                           Purchasing
   Kenneth R. Block        Senior Vice President-Loan Production
   Katrina J. Crubaugh     Senior Vice President-Human Resources
   William M. Meyer        Senior Vice President-Loan Servicing
   Timothy L. Murphy       Senior Vice President-Finance
   Erik J. Sorensen        Senior Vice President-Secondary
                           Marketing

   Scott G. Beer           First Vice President-Secondary
                           Marketing
   Mark E. Braden          First Vice President-Information
                           Technology
   Robert H. Griffith, Jr. First Vice President and Legal Counsel
   Renee M. Gunderson      First Vice
                           President-Underwriting/Closing Post
                           Closing
   Darla S. Habig          First Vice President-Loan Control
   Allan D. Karlander      First Vice President-Central Region
   John F. Macke           First Vice President-Management
                           Information
   David P. Matern         First Vice President-Loan
                           Administration
   Rachelle Mikosz         First Vice President-Office Services
   Kevin M. Murphy         First Vice President-Accounting
   Michael G. Plank        First Vice President-Atlantic Coast
                           Region
   Diana M. Rossetter      First Vice President-Quality Control
   Suzanne C. Samson       First Vice President-All Pacific
                           Region
   Sherri K. Sanford       First Vice President-Loan
                           Administration
   Lyle E. Shearer         First Vice President-All Pacific
                           Region
   Richard E. Skiles       First Vice President-Appraisals
   Nicholas Vracas         First Vice President-Mid-states Region

PAGE 45

<Page 59>

Management's Discussion (continued)

                        Business Profile:
                        Community Banking

Selected Financial Data

(In thousands)            1995       1994     1993     1992     1991
                         -----      -----    -----    -----    -----
Selected Income Statement Data:
  Interest income       $31,931   $23,764  $22,230  $20,263  $21,938
  Interest expense       14,046     8,818    8,680    8,379   11,999
  Provision for loan
   and lease losses      2,038      1,344    1,551    1,500      865
                       -------    -------  -------  -------  -------
Net interest income after provision for loan
 and lease losses       15,847     13,602   11,999   10,384    9,074
  Noninterest income     3,859      3,014    3,683    3,244    2,388
                       -------    -------  -------  -------  -------

  Total net revenues    19,706     16,616   15,682   13,628   11,462
  Operating expense     14,424     12,582   12,369   10,710    8,960
  Income taxes           1,781      1,294    1,039      802      576
                       -------    -------  -------  -------  -------
Net income              $3,501     $2,740   $2,274   $2,116   $1,926
                       =======    =======  =======  =======  =======

Selected Balance Sheet Data at
  End of Period:
  Loans and leases,
  net                 $306,415  $252,226  $210,340 $176,958 $160,559
  Total assets         438,510   369,295   333,116  317,555  283,483
  Deposits             400,149   341,459   298,615  314,773  277,945
  Shareholders' equity  28,070    24,097    23,305   19,944   19,820

Daily Averages:
 Assets               $403,924  $361,166  $301,395 $260,963 $244,587
 Deposits              358,343   315,229   275,956  236,641  219,828
 Loans and leases, net 281,147   228,544   195,304  166,202  155,966
  Shareholders' equity  27,047    24,162    19,794   17,796   17,767
  Shareholders' equity
   to assets              6.70%     6.69%     6.57%    6.82%    7.26%

PAGE 46

<Page 60>

Overview & Strategy:

Community banking is conducted by Irwin Union Bank and Trust Company which is headquartered in Columbus, Indiana. At year-end 1995, it had 15 offices in six counties in south-central Indiana. It holds a major share of the market in Bartholomew County where it has operated since 1871. Expansion into surrounding counties has occurred in recent years and has been on a de novo basis. During 1995, the community bank entered two new markets, Monroe and Decatur counties in south-central Indiana. The community bank's strategy in these and other possible new markets is to position itself as "the local bank." The objective is to deliver services in the way customers would expect from a bank headquartered in that market. This means that every effort is made to staff the offices with local people and to give those people the authority to make key customer decisions.

1995 Review:

Community banking net income in 1995 totaled $3.5 million, up 27.7% from 1994 net income of $2.7 million and 54.0% from 1993 net income of $2.3 million. The return on average equity was 12.94% in 1995 as compared to 11.34% in 1994 and 11.49% in 1993.

Net interest revenue:

(In thousands)                       1995        1994        1993
                                    -----       -----       -----
Net interest revenue on a
 taxable equivalent basis*      $   17,885     $ 14,945   $ 13,550
Average interest earning assets    370,218      312,898    275,820
Net interest margin                   4.83%        4.78%      4.91%

*Reflects what net interest revenue would be if all interest income was subject to federal and state income taxes.

Net interest revenue on a taxable equivalent basis increased
19.7% from 1994 and 32.0% from 1993 to a total of $17.9 million.
Net interest revenue is the product of net interest margin and average earning assets.

Net interest margin was up for the year, coming in at 4.83% for 1995, compared to 4.78% in 1994 and 4.91% in 1993. The average yield on all earning assets was 8.62% compared to 7.59% for 1994 and 7.41% for 1993. In addition, the average cost of all sources of funding those assets was 4.46% compared to 3.41% in the prior year and 3.03% in 1993.

<Page 61>

Provision for Loan and Lease Losses:

The provision for loan and lease losses in 1995 was $2.0 million, compared to $1.3 million in 1994 and $1.6 million in 1993. The provision was equal to 0.7% of average loans and leases outstanding in 1995, compared to 0.6% in 1994 and 0.8% 1993. See the section on credit risk for additional information on asset quality and reserve adequacy.

Noninterest Income:

(In thousands)                     1995        1994        1993
                                  -----       -----       -----
Service charges on
 deposit accounts                $1,239      $1,259      $1,286
Insurance commissions, fees,
 and premiums                       883         763         729
Brokerage fees                      571           -           -
Mortgage loan origination income    262         236         663
Mortgage servicing fees             210          93         295
Investment security gains             9          12           6
Other                               685         651         704
                                -------     -------     -------

Total noninterest income         $3,859      $3,014      $3,683

Noninterest income was up 28.0% from 1994 and 4.8% from 1993. The increase is partially attributed to brokerage fees earned as a result of moving the retail securities brokerage operations from the investor services line of business to the community bank in 1995. In addition, mortgage servicing fees were 125.8% higher in 1995 than 1994, and insurance-related income increased 15.7%. These increases reflect the community bank's strategy to expand fee-based services.

Operating Expenses:

(In thousands, except
 for number of employees)           1995        1994         1993
                                   -----       -----        -----
Salaries                         $ 6,602      $5,375      $ 5,177
Employee benefits                  1,587       1,433        1,257
Other expenses                     6,235       5,774        5,935
                                 -------     -------      -------
Total operating expenses         $14,424     $12,582      $12,369
                                 =======     =======      =======
Number of employees at December 31   254         231          218

Operating expenses increased 14.6% from 1994 and 16.6% from 1993. Costs associated with expanding new products and markets as well as the transfer of retail securities brokerage operations contributed to increases over the past two years. The community bank's strategy of expansion on a de novo basis requires significant initial investments to build for future returns.

<Page 62>

Partially offsetting the increase in operating expenses was the receipt of a $221.0 thousand refund of FDIC premiums previously paid. The refund of premiums was part of the FDIC's restructuring of deposit insurance premiums to reflect the now fully-funded position of the insurance fund. Deposit insurance premiums are based on an individual institution's adequacy of capital. Irwin Union Bank's capital is currently at a level categorized by the FDIC as "well-capitalized" which allowed it to take advantage of the new premium rate of $0.04 per $100 of deposits as compared with the prior rate of $0.23 per $100.

Balance Sheet:

Total assets averaged $403.9 million in 1995, compared to $361.2 million in 1994 and $301.4 million in 1993. Average earning assets for the year were $370.2 million, up $57.3 million or 18.3% from 1994 and up $94.4 million or 34.2% from 1993. The most significant component of the 1995 increase was loans and leases which were up $52.6 million on average in 1995 as a result of the community bank's expansion efforts into new markets. Average deposits were $43.1 million or 13.7% higher in 1995 than 1994 and $82.4 million or 29.9% than 1993.

The community bank's equity to assets ratio averaged 6.70% for the year, compared to 6.69% in 1994 and 6.57% in 1993.

1996 Outlook:

During 1996, the community bank plans to investigate attractive new markets for possible future expansion. The community bank also plans to increase its fee-based businesses and to pursue opportunities to be more capital efficient. This will be accomplished by expanding areas such as insurance and securities brokerage services and also by selling or securitizing assets originated. In the past, the community bank has limited asset sales to mortgage loans. However, there are also active markets for other types of loans which the bank intends to pursue.

Employees:

As of December 31, 1995 the community bank employed 254 people. Total employment expense in 1995 was $8.2 million or 56.9% of total operating expenses. All employees of the community bank participate in some form of variable compensation which represents a target of 7% of their compensation. This provides a partial offset to any earnings problems and allows the community bank to share improved performance results with its employees.

<Page 63>

                  Irwin Union Bank and Trust Company
                           Directors

As of March 1, 1996

   Claude E. Davis         President,
                           Irwin Union Bank and Trust Company
   John T. Hackett         Managing General Partner,
                           CID Equity Partners
                           (Venture Capital Partnership)
   Robert W. Haddad        Chairman and President,
                           Columbus Container, Inc.
                           (Manufacturer of Corrugated Shipping
                           Containers)
   Carolyn A. Lickerman    Homemaker
   John C. McGinty, Jr.    President,
                           Southeastern Indiana Health Management, Inc.
                           President,
                           Columbus Regional Hospital
   William I. Miller       Chairman,
                           Irwin Financial Corporation
   John A. Nash            President,
                           Irwin Financial Corporation
   Charles A. Rau, M.D.    Physician
   John S. Spangler        President,
                           Milestone Contractors, L.P.
   Christine M. Vujovich   Vice President,
                           Cummins Engine Company, Inc.
   Charles H. Watson       President,
                           Historic Columbus Development, Inc.
                           (Community Development Organization)
                           Vice President,
                           Arvin Industries
                           (Manufacturer of Components for Consumer
                           Automotive and Aerospace Industries)

PAGE 50

<Page 64>

                  Irwin Union Bank and Trust Company
                        Senior Officers

As of March 1, 1996
   Claude E. Davis            President
   Bradley J. Kime            Executive Vice President
   Kevin P. Barr              Senior Vice President and Chief
                              Financial Officer
   William P. Guffey          Senior Vice President-Loan
                              Administration
   Diana H. Hamilton          Senior Vice President-Brokerage
                              Services
   Albert Roszczyk            Senior Vice President-Bartholomew
                              County
   Karen S. Coldiron          President-Decatur County
   Brian D. Hall              President-Monroe County
   Robert L. Phillips         President-Johnson County
   Rick L. Smith              President-Jackson County
   Gloria C. Bennett          Vice President-Investments/Funds
                              Management
   C. William Compton         Vice President-Monroe County
   Debora L. Cox              Vice President-Operations
   Patrick K. Crimmins        Vice President-Investments
   Dyar Forkert               Vice President-Decatur County
   Joseph Hauersperger        Vice President-Shelbyville
   Carrie K. Houston          Vice President-Human Resources
   James D. Keller            Vice President-Business Services
   Dianne Kelly               Vice President-Consumer Banking,
                              Jackson County
   Jay N. Morris              Vice President-Business Services,
                              Johnson County
   James D. Parcell           Vice President-Business Services
   Barbara A. Smitherman      Vice President-Downtown Office
                              Manager
   Jill Stanton               Vice President-Mortgage Lending
   Jerrie H. Suckow           Vice President-Investments

PAGE 51

<Page 65>

Management's Discussion (continued)
                        Business Profile:
                        Investor Services

Selected Financial Data

(In thousands, except for
number of employees)      1995     1994     1993     1992       1991
                         -----    -----    -----    -----      -----
Net interest income         10      (8)      (6)       32         77
Brokerage fees           2,221    2,149    2,894    2,649      2,486
Trust and advisory fees  2,807    2,607    2,370    2,045      1,573
                       -------  -------  -------  -------    -------
Total net revenues       5,038    4,748    5,258    4,726      4,136
Operating expenses       4,586    4,635    4,606    4,330      3,750
                       -------  -------  -------  -------    -------
Income before taxes        452      113      652      396        386
Income taxes               181       45      272      158        154
                       -------  -------   ------  -------    -------
Net income                $271      $68     $380     $238       $232
                       =======  =======  =======  =======    =======
Certificate of
 deposit placements   $678,728 $498,549 $734,772 $837,834 $1,589,630
Trust assets          $351,599 $293,590 $294,858 $260,053   $198,331
Number of employees
 at December 31             57       55       62       53         48

PAGE 52

<Page 66>

Overview & Strategy:

The investor services line of business includes Irwin Union
Investor Services, Inc. and the trust activities of Irwin Union
Bank. This line of business consists of three distinct activities:

         +  Trust and investment management services
         +  Financial advisory services
         +  Institutional brokerage services

Trust and investment management services include personal trust services, employee benefit services, and corporate trust services provided primarily to clients in markets served by the community bank. Personal trust services include financial advice, investment management, asset custody, estate administration, and guardianship services. Employee benefit services include investment management, participant accounting, plan creation, and advice. Corporate trust services include corporate bond responsibilities such as transfer agent and paying agent activities. Also, this business unit provides document custody services for the mortgage banking servicing portfolio.

Financial advisory services include a wide range of personal financial counseling activities. Clients include high income and high net worth individuals located primarily in the Midwest. Services include general investment management, estate planning, retirement planning, tax planning, education funding, debt analysis, and insurance analysis.

Institutional brokerage services are provided through a wholly-owned investor services subsidiary, Irwin Union Securities (IUS). IUS is a registered broker/dealer with the National Association of Securities Dealers which provides investment advice and investment securities to institutional clients located primarily in the Midwest and Eastern states. About 80% of the institutional revenues are generated from the placement and custody of insured certificates of deposit. Remaining revenue is produced from the sales of government guaranteed bonds.

1995 Review:

Investor services recorded net income of $271.2 thousand in 1995, compared to $68.2 thousand in 1994 and $380.1 thousand in 1993. Total revenues for the year increased 6.1% from 1994 and declined 4.2% from 1993. The market value of trust assets was $351.6 million at year-end 1995, up $58.0 million from 1994 and $56.7 million from 1993. Brokerage client assets, which include the outstanding portfolio of certificates of deposit (CDs) placed through investor services, totaled $923.4 million in 1995, compared to $1.3 billion in 1994 and $965.6 million in 1993.

<Page 67>

The improvement in net income in 1995 was in large part due to increased CD placement fees recognized. Fee income from CD placements totaled $2.1 million in 1995, compared to $1.4 million in 1994 and $2.1 million in 1993. A more favorable interest rate environment in 1995 caused CD placements to increase to $678.7 million in 1995, compared to $498.5 million in 1994 and $734.8 million in 1993. In addition, trust and advisory fees were up 7.7% from 1994 and 18.4% from 1993.

Operating expenses for investor services were down 1.1% from 1994 and 0.4% from 1993 to $4.6 million.

Results for 1995 do not include retail securities brokerage operations which were transferred to the community bank on January 1.

1996 Outlook:

Interest rate movements have a significant impact on the investor services business. When interest rates rise, CD placement volumes decline as do trust asset values. The opposite is true when rates decline. Investor services is planning on a stable interest rate environment in 1996. CD placement activity is expected to increase as a result of increased sales from existing staff and new wholesale relationships. The document custody area is planning on growth corresponding with the growth in the mortgage banking business. The trust business expects growth from new business development efforts focused primarily in Irwin Union Bank's target markets.

Beginning in 1996, management of trust and advisory operations will be transferred to the community bank. This change reflects the similarity in products and market strategy of trust and advisory services with the community bank's primary market and a desire to focus the efforts of investor services management on the institutional brokerage business.

Employees:

As of December 31, 1995, investor services employed 57 people.
Total employment expense in 1995 was $2.9 million or 64.1% of total operating expenses. Approximately 55.0% of total salaries was variable based on performance.

<Page 68>

               Irwin Union Investor Services, Inc.
                  Directors and Senior Officers

As of March 1, 1996

Directors
   Claude E. Davis         President,
                           Irwin Union Bank and Trust Company
   David W. Goodrich       Executive Vice President,
                           F. C. Tucker Company, Inc.
                           (Realty Company)
   Robert W. Haddad        Chairman and President,
                           Columbus Container, Inc.
                           (Manufacturer of Corrugated Shipping
                           Containers)
   Robert S. Kaspar        President,
                           Irwin Union Investor Services, Inc.
   William I. Miller       Chairman,
                           Irwin Financial Corporation
   John A. Nash            President,
                           Irwin Financial Corporation
   Charles A. Rau, M.D.    Physician
   Thomas D. Washburn      Senior Vice President,
                           Irwin Financial Corporation

Senior Officers
   Robert S. Kaspar        President
   David L. Fisher*        Senior Vice President-Trust Services
   Diana H. Hamilton       Senior Vice President-Brokerage
                           Services
   Donald J. Stuart        Senior Vice President-Advisory
                           Services
   Cindy L. Allison-Chobot Vice President-Institutional Sales
   Carl A. Bright          Vice President-Institutional Sales
   David S. Brooks*        Vice President and Trust Officer
   Jeffrey A. Gustin*      Vice President and Trust Officer
   William A. Helmbrecht*  Vice President and Trust Officer
   Robert M. Hersch        Vice President-Ohio Operations
   Christopher Lewis       Vice President-CD Program
   Robert L. Nagel         Vice President-Systems
   Joseph H. Stout*        Vice President and Trust Officer

   *These officers are employees of Irwin Union Bank

<Page 69>

                     Business Profile:
                     Home Equity Lending
Selected Financial Data

(In thousands, except for number of employees)           1995
                                                        -----
Net interest income                                 $   1,298
Gain on sale of loans                                   2,985
Other income                                              242
                                                      -------
Total net revenues                                      4,525
Operating expenses                                      7,745
                                                      -------
Pre-tax loss                                          ($3,220)
                                                      =======
Loan volume                                           $87,420
Home equity loans net of loan loss reserve             36,225
Servicing portfolio                                    86,691
Weighted average coupon rate                            13.61%
Number of employees at December 31,                       107

<Page 70>

Overview & Strategy:

The home equity line of business includes Irwin Home Equity and the related activities of Irwin Union Bank and Trust. Irwin Home Equity is located in San Ramon, California and was incorporated in late 1994. The company began marketing home equity loans in early 1995 through direct mail and telemarketing and currently markets in 14 states. The initial product of the home equity lending business was a variable rate line of credit. A fixed rate line of credit product was introduced in late 1995.

The business has the option to either hold loans in portfolio as is currently done at the community bank and equipment leasing business, or securitize and service the loans as the mortgage bank does. If the loans are held in portfolio, many costs incurred during the period to produce the loans are expensed immediately, whereas the revenue from the loans accrues over the lives of the loans. Alternatively, if the loans are securitized and sold on the secondary market to investors, a portion of the present value of the future net revenues from the loans will be recognized in the current period, helping to offset the expenses incurred in producing the loans.

1995 Review:

The home equity lending business recorded a pre-tax loss of $3.2 million in its first year of operations. Net interest revenue totaled $1.3 million after the provision for loan losses of $363.0 thousand.
Loan volume for the year reached $87.4 million.

The business securitized $51.6 million of loans in the fourth quarter, leaving $36.4 million of loans outstanding at December 31, 1995. It will continue to service the sold loans and collect an annual servicing fee equal to one percent of the outstanding principal balance of the loans.

A gain of $3.0 million was recorded on the securitization transaction which helped to offset operating expenses of $7.7 million incurred during the year.

1996 Outlook:

The coming year will be one of additional investment in the home equity lending business. During the year, management looks to develop further its business and increase its loan production volume. The business will continue to build its infrastructure by investing in new technology and additional staffing in order to support further growth. The business plans to continue testing and developing new telemarketing programs as well as new product offerings.

<Page 71>
The business will maintain the flexibility of either holding the loans it produces in portfolio or securitizing them in order to accelerate the recognition of income. Management will evaluate these options throughout the year in light of market conditions and financial objectives. Decisions about the timing and amount of securitizations could have a significant effect on the accounting results reported for this line of business in 1996.

Employees and Directors:

As of December 31, 1995, the home equity business employed 107 people. Total employment expense in 1995 was $3.9 million or 50.9% of total operating expenses. The home equity business uses significant proportions of variable pay in its compensation systems. Of total salary expense, 11.5% was variable and tied to performance which allows the business flexibility to align expenses with production levels.

<Page 71>

                     Irwin Home Equity Corporation
                     Directors and Senior Officers

As of March 1, 1996

Directors

   Elena Delgado           President,
                           Irwin Home Equity Corporation
   William I. Miller       Chairman,
                           Irwin Financial Corporation
   John A. Nash            President,
                           Irwin Financial Corporation
   Thomas D. Washburn      Senior Vice President,
                           Irwin Financial Corporation
Senior Officers

   Elena Delgado           President
   Spencer J. Carlsen      Vice President-Operations
   Edwin K. Corbin         Vice President-Planning and
                           Administration
   Kathryn J. Diamond      Vice President and Chief Credit
                           Officer
   J. Christopher Huseby   Vice President-Marketing
   P. Susan Simpson        Vice President-Human Resources

<Page 72>

                        Business Profile:
                        Equipment Leasing

Selected Financial Data

(In thousands, except for number
 of employees)            1995     1994     1993     1992     1991
                         -----    -----    -----    -----    -----
Net interest income     $1,681   $3,110   $3,207   $2,079   $1,036
Noninterest income       2,028    1,352      478      303      132
                       -------  -------  -------  -------  -------
Total net revenues       3,709    4,462    3,685    2,382    1,168
Operating expenses       4,043    3,589    3,133    2,278    1,699
                       -------  -------  -------  -------  -------
Pre-tax income (loss)    $(334)    $873     $552    $ 104   $(531)
                       =======  =======  =======  =======  =======

Lease volume           $24,951  $23,585  $22,922  $19,140  $15,043
Net leases outstanding $45,765  $42,989  $37,401  $27,738  $17,165

Number of leases
 outstanding             7.766    7.209    6.438    5.032    3.042
Average new lease size  $9.027   $9.152   $8.663   $8.180   $6.981
Number of employees at
  December 31,              35       34       34       25       22

<Page 73>
Overview & Strategy:

The equipment leasing line of business is made up of Affiliated Capital Corp. and the related activities of Irwin Union Bank and Trust. Affiliated is a small-ticket leasing company headquartered in Northbrook, Illinois, focused on the medical equipment industry. The company was started by Irwin Financial in 1990 when it hired the staff and acquired the rights to the customers and vendors of the predecessor company which had been in business since 1983.

The equipment leasing business is modifying its strategy to concentrate on establishing relationships with manufacturers and distributors of medical equipment, in addition to placing leases with medical professionals through the sales representatives of these vendors. This allows the company to place leases nationwide despite the fact that all employees are located in Northbrook. The strategy is based on delivering a superior quality of services to its vendors and lessees. Both equipment lines and vendors are carefully selected to ensure that equipment will perform well for the lessee and maintain value over the lease term.

The business focuses on relatively low cost (under $50,000) equipment for health care professionals. In general, this equipment provides low cost treatment that is often preventative in nature. Markets covered include both hospitals and alternate care sites.

1995 Review:

Equipment leasing recorded a pre-tax loss of $333.7 thousand in 1995, down from pre-tax income of $872.6 thousand in 1994 and $552.0 thousand in 1993. Lease volume increased to $25.0 million in 1995, up from $23.6 million in 1994 and $22.9 million in 1993. Despite the increase in volume, net interest income declined $1.4 million or 45.9% from 1994 and $1.5 million or 47.6% from 1993.

Operating expenses were $4.0 million for the year, 12.6% higher than 1994 and 29.0% higher than 1993.

Although lease volume has grown significantly since its acquisition in 1990, market changes in the industry in the past two years have caused the business' growth to slow. In addition, these changes reduced the spreads the business earns on its lease portfolio. In response to changing customer needs, during 1995 the company began entering into new private-label financing agreements with several equipment manufacturers and has launched a revolving credit product to complement its lease products.

<Page 74>
1996 Outlook:

We believe the addition of private-label financing agreements and a revolving credit product, along with the continued offering of the original lease products, should allow the business to return to profitability and acceptable rates of growth in 1996.

Employees:

As of December 31, 1995, equipment leasing employed 35 people.
Total employment expense in 1995 was $1.9 million or 46.8% of total operating expenses. Of total salary expense, 8.8% was variable based on performance.

<Page 75>

                     Affiliated Capital Corp.
                     Directors and Senior Officers

As of March 1, 1996

Directors

   Robert P. Albert           President,
                              Affiliated Capital Corp.
   David E. Levine            Senior Vice President,
                              Affiliated Capital Corp.
   William I. Miller          Chairman,
                              Irwin Financial Corporation
   John A. Nash               President,
                              Irwin Financial Corporation
   Thomas D. Washburn         Senior Vice President,
                              Irwin Financial Corporation

Senior Officers

   Robert P. Albert           President
   David E. Levine            Senior Vice President
   Vincent F. D'Andrea        Vice President and Controller
   Stuart A. Simon            Vice President-Sales

<Page 76>
                     Other Irwin Financial Businesses

The credit life insurance business is conducted by Irwin Union Credit Insurance Corporation, a reinsurer of credit life insurance on consumer loan customers of the community bank. This line of business had net income of $44.7 thousand in 1995. The community bank operates a property and casualty agency that produced $883.0 thousand in fee income which is included in the operating results of the community bank.

The results of parent company operations netted with consolidating entries are summarized below:

(In thousands)                     1995        1994        1993
                                  -----       -----       -----
Net revenues                    $17,986      $7,536      $4,183
Operating expenses               (4,068)     (3,665)     (3,105)
Tax benefit                       2,275         238         436
                                -------     -------     -------

                                 16,193       4,109       1,514
Eliminations                    (15,703)     (5,358)     (2,824)
                                -------     -------      -------
Net income (loss)                  $490     $(1,249)    $(1,310)

Dividends from subsidiaries are recorded as parent company revenues but are eliminated in determining consolidated net income. Tax benefits result from the operating losses generated by the home equity and equipment leasing businesses whose results have been reported pre-tax.

Each subsidiary pays taxes to the parent company at the statutory rate. Subsidiaries also pay fees to the parent company to cover direct and indirect services. In addition, services are provided from one subsidiary to another. Inter-company income and expenses are calculated on an arm's-length, external market basis.

Consolidated Income Statement Analysis:

Pre-tax income for 1995 totaled $32.4 million, up 7.9% from 1994 and 26.9% from 1993. The effective income tax rate was 38.1% in 1995, 39.4% in 1994 and 39.0% in 1993. Please see Note 16 of Notes to the Consolidated Financial Statements for more information on income taxes.

Net interest revenue for 1995 totaled $35.6 million, up 12.8% from 1994 and 9.9% from 1993. The increase was largely due to the increase in net interest income earned in the mortgage banking business reflecting the higher volume of mortgage loan originations and, as a result, more interest income earned on mortgage loans prior to their sale in the secondary markets. Net interest margin declined to 4.71% from 4.85% in 1994 and 5.13% in 1993.

<Page 77>
The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on fully taxable equivalent basis:

                     1995 Over 1994             1994 Over 1993
                     --------------             --------------

   (In thousands)    Volume    Rate     Total    Volume    Rate     Total
                     ------    ----     -----    ------    ----     -----
Interest Income:
   Loans and leases  $8,159   3,103   $11,262    $4,230   $(308)   $3,922
   Mortgage loans held
     for sale         3,931      89     4,020    (3,029) (1,838)   (4,867)
   Taxable investment
     securities        (993)    605      (388)    1,624    (351)    1,273
   Tax-exempt
     securities         (76)     82         6        18       3        21
   Interest bearing deposits
     with financial
     institutions      (390)    203      (187)     (372)   (185)     (557)
   Federal funds
     sold              (310)    583       273      (130)    499       369
                    -------   -----   -------   -------   -----    ------
Total                10,321   4,665    14,986     2,341  (2,180)      161
--------------------------------------------------------------------------

Interest Expense:
   Money market
     checking          60       146      206        104      86       190
   Money market
     savings         (221)      108     (113)      (137)    125       (12)
   Regular savings    (44)      458      414         56       5        61
   Time deposits    5,779      (537)   5,242        174     568       742
   Short-term
     borrowings     2,071     2,884    4,955       (591)   (131)     (722)
   Long-term debt      10       221      231        705     (20)      685
                  -------     -----   ------    -------   -----    ------
   Total            7,655     3,280   10,935        311     633       944
                  -------     -----   ------    -------   -----    ------
   Net interest
     revenue       $2,666    $1,385   $4,051     $2,030 $(2,813)    $(783)

Note: Variance not solely due to rate or volume is allocated on the basis of the absolute relationship between volume variances and rate variances.

<Page 78>
The consolidated provision for loan losses for 1995 was $3.1 million, up 77.9% from 1994 and 94.9% from 1993. More information on this subject is contained in the section on credit risk.

Other income increased 33.0% in 1995 to $115.8 million. This compares to $87.1 million in 1994 and $88.6 million in 1993. The most significant increases came in the categories related to mortgage banking activities which were discussed in the Mortgage Banking 1995 Review section.

Other expenses in 1995 totaled $115.9 million, up 33.5% from 1994 and 23.6% from 1993. The 1995 increase in consolidated other expense of $29.1 million was mostly due to operating expenses associated with the home equity business and an increase in salaries and other expenses associated with expanded mortgage loan production activities.

Consolidated Balance Sheet Analysis:

Total assets at year-end 1995 were $1.0 billion, up 57.4% from 1994 and 17.7% from 1993. However, changes in the average balance sheet are a more accurate reflection of the actual changes in the level of activity on the balance sheet. Average assets were $882.2 million in 1995, up 17.8% from 1994 and 21.5% from 1993.
Mortgage loans held for sale increased by $54.4 million, while loans and leases increased by $89.8 million or 32.2% on average in 1995.

The Corporation's commercial loans are extended primarily to local regional businesses and to local farming operations in the market area of Irwin Union Bank. The Corporation also extends credit to consumers through installment loans and revolving credit arrangements. The majority of the remaining portfolio consists of residential mortgage loans (1-4 family dwellings) and mortgage loans on commercial property. Loans by major category at the end of the last five years were as follows:

Loans by Category:

 At December 31,
(In thousands)               1995      1994      1993      1992      1991
                            -----     -----     -----     -----     -----
   Commercial, financial,
     and agricultural    $150,312  $136,083  $121,024  $108,964  $103,366
   Real estate
    construction           36,126    21,960    21,258    15,890     8,701
   Real estate
    mortgage              108,351    47,423    30,805    25,177    24,630
   Consumer                67,756    55,323    41,101    30,626    26,931
   Direct lease
    financing              60,979    58,348    52,555    38,082    22,450
   Unearned income        (10,999)  (10,726)  (10,627)   (8,380)   (5,289)
                          -------   -------  --------   -------   -------
     Total               $412,525  $308,411  $256,116  $210,359  $180,789

<Page 79>

   Maturity Distribution of Loans:

At December 31, 1995 (In thousands)
                                       After
                                     One But
                        Within        Within         After
                        One Year   Five Years     Five Years        Total
                        --------   ----------     ----------     --------
Commercial, financial,
 and agricultural        $46,215      $44,132        $59,965     $150,312
Real estate construction  31,447        3,941            737       36,125
Real estate mortgage      13,244        7,575         87,532      108,351
Consumer loans             7,143       57,817          2,796       67,756
Direct lease financing    24,508       36,471              _       60,979
                                                                 --------
  Total                                                          $423,523
                                                                 ========
Loans due after one year with:
  Fixed interest rates                                           $147,156
  Variable interest rates                                         153,810
                                                                 --------
  Total                                                          $300,966
                                                                 ========

On average, investment securities decreased $18.3 million in 1995 to $66.7 million. The carrying value of investments at December
31, 1995 includes $16.1 thousand of unrealized losses on available-for-sale securities.

The book value of investment securities at the end of the last three years is as follows:

   At December 31, (In thousands)          1995        1994          1993
                                          -----       -----         -----
   Held-to-Maturity:
     U.S. Treasury and Government
       obligations                      $26,914     $41,826       $19,230
     Obligations of states and political
       subdivisions                       6,490       7,549         8,166
     Mortgage-backed securities           8,859       9,982         5,556
     Corporate obligations                    -       1,000         5,994
                                        -------     -------       -------
       Total held-to-maturity            42,263      60,357        38,946
                                        -------     -------       -------
   Available-for-Sale:
     U.S. Treasury and Government
       obligations                       15,359      13,834        53,247
     Mortgage-backed securities           3,247       3,166         3,157
                                        -------     -------       -------
       Total available-for-sale          18,606      17,000        56,404
                                        -------     -------       -------
       Total investments                $60,869     $77,357       $95,350

<Page 80>
   Maturity Distribution of Investment Securities:

At December 31, 1995 (In thousands)

                                                    After
                                        After        Five
                                      One But        But
                           Within      Within      Within         After
                           One           Five         Ten           Ten
                           Year         Years       Years         Years
                           -------   --------    --------      --------
U.S. Treasury and
  Government obligations    $9,490    $24,643     $    _        $ 8,140
Obligations of states and
  political subdivisions       590      3,446       2,184           270
Mortgage-backed securities       _        704       7,674         3,728
                            ------     ------      ------        ------
  Total                    $10,080    $28,793      $9,858       $12,138
                           =======    =======     =======       =======
Weighted Average Yield:
  Held-to-maturity            7.21%      6.58%        7.53%        5.85%
  Available-for-sale          5.45       5.58         6.60         7.61

Average yield represents the weighted average yield to maturity.
The yield on state and municipal obligations has been calculated on a fully taxable equivalent basis, assuming a 34% tax rate.

Deposits averaged $526.1 million during 1995, compared to $467.1 million in 1994 and $449.8 million in 1993. Demand deposits were down 31.8% on average, or $62.5 million from 1994. A significant portion of demand deposits is related to deposits at Irwin Union Bank which are associated with escrow accounts held on loans in the servicing portfolio of Inland Mortgage. These escrow accounts averaged $147.4 million in 1995.

Maturities of certificates of deposit of $100 thousand or more are set forth in the following table:

At December 31, (In thousands)          1995        1994        1993
                                       -----       -----       -----
Under 3 months                       $27,131      $9,197     $15,397
3 to 6 months                          6,299       4,581       4,998
6 to 12 months                        14,378       4,248       3,066
After 12 months                        6,268       3,448       1,460
                                     -------     -------    --------
  Total                              $54,076     $21,474     $24,921

<Page 81>
Short-term borrowings averaged $217.3 million in 1995, compared to $167.8 million in 1994 and $181.7 million in 1993. The increase in 1995 is due to the increase in mortgage loan closings in 1995.

The following table shows the distribution of the Corporation's short-term borrowings and the weighted average rates at the end of each of the last three years. Also provided are the maximum borrowings and the average borrowings as well as weighted average interest rates for the last three years.

                        Repurchase
                        Agreements
                        & Drafts               Federal
                        Payable                Home
                        Related to             Loan Bank      Other
                        Mortgage               Borrowings     Short-
                        Loan       Commercial  & Federal      Term
                        Closings   Paper       Funds          Borrowings
                        ---------  ----------  ------------   ----------
Year Ended        1995  $225,873   $21,723     $40,000        $22,683
 December 31:     1994    75,944    15,538         199          2,300
                  1993   250,494    21,159         597          1,550

Weighted average  1995      4.32%     6.32%       6.02%          7.35%
 interest rates   1994      4.59      5.65        5.75           8.50
 at year end:     1993      4.23      3.84        2.75           5.43

Maximum amount    1995  $271,694   $21,723     $52,448        $38,596
 outstanding at   1994   159,650    19,996      26,000          5,600
 any month's end: 1993   250,491    21,159      15,078          2,336

Average amount    1995  $155,726   $19,125     $20,497         $6,109
outstanding during1994   146,799    17,372       3,140            507
 the year:        1993   158,429    17,507       4,268          1,489

Weighted average  1995      4.12%     6.41%       6.03%          8.06%
 interest rate    1994      3.62      4.63        5.71           7.14
 during the year: 1993      4.37      4.18        3.14           6.35

Shareholders' equity averaged $88.9 million in 1995, up 16.7%
from 1994 and 42.0% from 1993. Year-end shareholders' equity of $99.2 million represented book value per share of $17.51, compared to $14.41 and $12.06 at December 31, 1994 and 1993, respectively.

<Page 82>
The mortgage loan servicing portfolio represents substantial economic value which, for loans originated prior to the implementation of SFAS 122,is not recorded on the balance sheet in its entirety. The following table demonstrates the estimated off-balance sheet, after-tax value of the servicing portfolio at December 31:

(In thousands)                       1995         1994         1993
                                    -----        -----        -----
Total loans serviced          $10,301,914   $8,818,502   $7,922,299
                              ===========  ===========  ===========
Value (@ 1.5%)                   $154,529     $132,278     $118,834
Less capitalized servicing         51,783       20,302       13,299
Tax liability (@ 40%)              41,098       44,791       42,214
                              -----------  -----------  -----------
Net value                          61,648      $67,185      $63,321
                              ===========  ===========  ===========
Per share of common stock           10.88       $11.93       $10.90

With the implementation on SFAS 122, this off-balance sheet value will decline over future years and eventually be reduced to zero.

Total book value per share, including the value of the servicing portfolio, was $28.39 at December 31, 1995, up from $26.34 and $22.96 at December 31, 1994 and 1993, respectively.

Capital:

(In thousands)                      1995        1994        1993
                                   -----       -----       -----
Tier 1 capital                   $92,554     $80,966     $69,917
Tier 2 capital                     4,620       3,863       3,294
                                 -------     -------     -------
Total risk-based capital         $97,174     $84,829     $73,211
                                 =======     =======     =======
Risk-weighted assets            $670,675    $442,315    $466,914
                                ========    ========    ========
Risk-based ratios:
  Tier 1 capital                   13.80%      18.31%      14.97%
  Total capital                    14.49       19.18       15.68
Tier 1 leverage ratio              10.57       10.82        9.63
Ending shareholders' equity
 to assets                          9.56       12.29        7.95
Average shareholders' equity
 to assets                         10.07       10.17        8.62

Capital is a major focus of regulatory attention, with both book and risk-based capital standards used as capital adequacy measures. Unless an institution has adequate capital in the opinion of the regulators, they may withhold approval for new activities or force additions to capital. Therefore, management considers both the regulator's viewpoint and our own analysis of the capital structure and leverage amounts that are consistent with underlying business risks.

<Page 83>
At year-end 1995, the Corporation's total risk-adjusted capital ratio was 14.49%, compared to a current regulatory minimum of 8.0%. The Corporation's ending equity to assets ratio for 1995 was 9.56%. However, as previously discussed, temporary conditions which existed at year end make the average balance sheet ratio a more accurate measure of capital. The Corporation's average equity to assets ratio for 1995 was 10.07%.

Stock Pricesand Dividends:

The common stock of the Corporation is quoted on the National Association of Securities Dealers Automated Quotation System National Market System (NASDAQ-NMS- trading symbol, IRWN). The following table sets forth certain information regarding trading in and cash dividends paid with respect to the shares of the Corporation's common stock in each quarter of the three most recent calendar years.

                                                               Total
                                     Quarter     Cash          Dividends
                  *High       *Low       *End     *Dividends    *ForYear
                  -----      -----    -------     ----------    ---------
1993
First quarter     $271/4    $213/8      $26        $0.075
Second quarter     261/4     205/8       211/8      0.075
Third quarter      253/4     21          251/4      0.075
Fourth quarter     27        213/4       25         0.075       $.30

1994
First quarter     $251/2    $213/4      $223/4     $0.090
Second quarter     233/4     201/2       221/4      0.090
Third quarter      28        21          271/4      0.090
Fourth quarter     273/4     251/2       263/4      0.090       $0.36

1995
First quarter     $313/4    $271/2      $31        $0.110
Second quarter     351/4     31          341/2      0.110
Third quarter      361/2     341/2       351/2      0.110
Fourth quarter     401/4     351/4       397/8      0.110       $0.44

*Adjusted for stock splits. Stock prices reflect the high and low transactions.

The Corporation expects to continue its policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements, and financial condition. On February 28, 1996, the Corporation's Board of Directors approved an increase in the first quarter dividend to $0.12 per share, payable in March, 1996. Dividends by Irwin Union Bank to the Corporation are restricted by banking law. See Note 15 of Notes to the Consolidated Financial Statements.

<Page 84>
Risk Management:

As a financial intermediary, the Corporation is engaged in businesses which involve the assumption of financial risks including:

            +  Credit risk
            +  Liquidity risk
            +  Interest rate risk

Each line of business that assumes financial risk uses a formal process to manage this risk. In all cases, the objectives are to ensure that risk is contained within prudent levels and that we are adequately compensated for the level of risk assumed. The Chairman, the President, and the Chief Financial Officer of the Corporation participate in each subsidiary's risk management process.

Credit Risk:

The assumption of credit risk is a key source of earnings for the community bank, home equity lending, and equipment leasing businesses. In addition, the mortgage banking business assumes some credit risk despite the fact that its mortgages are typically insured. The credit risk in the loan portfolio of the community bank has the most potential to have a significant effect on consolidated financial performance.

The community bank and home equity lending business manage credit risk through the use of lending policies, credit analysis and approval procedures, periodic loan reviews, and personal contact with borrowers. Loans over a certain size are reviewed by a loan committee prior to approval.

The equipment leasing business manages credit risk in a manner similar to that used by the community bank and the home equity business. It uses lending policies, credit analysis procedures, and personal contact with lessees.

An allowance for possible loan and lease losses is established as an estimate of the potential credit risk of the loans and leases held by the Corporation.
In determining the adequacy of this allowance, management evaluates the creditworthiness of significant borrowers, past loan and lease loss experience, and current and anticipated economic conditions. The allowance is increased by provisions against income and recoveries of loans and leases previously charged off.

<Page 85>
Loans and leases that are determined by management to be uncollectible are charged against the allowance. The table on page 74 analyzes the consolidated allowance for possible loan and lease losses over the past five years.

Net charge-offs in 1995 were $2.1 million, up 81.5% from 1994, and 39.6% from 1993. Net charge-offs to average loans and leases was 0.57%, compared to 0.41% in 1994 and 0.65% in 1993.

The provision for loan and lease losses was $3.1 million, 146.3% of net charge-offs. The coverage ratio was 149.3% in 1994 and 104.9% in 1993.

At year end, the allowance for possible loan and lease losses was 1.12% of loans and leases, compared to 1.25% in 1994 and 1.29% in 1993.

On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, ''Accounting by Creditors for Impairment of a Loan'' (SFAS 114) and Statement of Financial Accounting Standards No. 118 which amends SFAS 114.These statements require that certain impaired loans be valued based on the net present value of expected cash flows discounted at the loans' effective interest rates. The implementation of these standards did not have a material effect on the Corporation's financial position or results of operations.

Total nonperforming loans and leases at year end were $2.4 million, compared to $2.8 million at the end of 1994 and $3.5 million at the end of 1993. Nonperforming loans and leases as a percent of total loans and leases were 0.58% at year-end 1995, compared to 0.90% in 1994 and 1.38% in 1993. Other real estate owned decreased from $0.5 million to $0.3 million at the end of 1995. Total nonperforming assets were $2.7 million, or 0.26% of total assets at December 31, 1995, as compared to $3.3 million, or 0.50%, at year-end 1994 and $4.2 million, or 0.47% at the end of 1993.

<Page 86>

Analysis of Allowance for Possible Loan and Lease Losses

   (In Thousands)            1995      1994      1993      1992      1991
                            -----     -----     -----     -----     -----
Loans and leases outstanding
 at end of period,
 net of unearned income  $412,525  $308,411  $256,116   $210,359  $180,789
                         ========  ========  ========   ========  ========
Average loans and leases
 for the period,
 net of unearned income  $369,220  $279,389  $232,898  $195,161   $167,974
                         ========  ========  ========  ========   ========
Allowance for possible loan and lease losses:

 Balance beginning
  of period               $3,863     $3,293    $3,220    $2,282     $1,924

Charge-offs:

 Commercial, financial, and
   agricultural loans       845         266     1,074       626        420
 Real estate mortgage
  loans                       2           -         -         -          -
 Consumer loans             953         543       387       392        374
 Lease financing            690         757       323       207         75
                       --------    --------  --------  --------   --------
  Total charge-offs       2,490       1,566     1,784     1,225        869
                       --------    --------  --------  --------   --------
Recoveries:

 Commercial, financial, and
  agricultural loans         2          34         82        21          3
 Consumer loans            197         180         94       204        159
 Lease financing           191         195        104        28         11
                      --------    --------   --------  --------   --------
     Total recoveries      390         409        280       253        173
                       -------    --------   --------  --------   --------
Net charge-offs         (2,100)     (1,157)    (1,504)     (972)      (696)
 Reduction due to
  sale of loans           (216)          -          -         -          -
 Provision charged
  to expense             3,073       1,727      1,577     1,910      1,054
                       -------   ---------   --------  --------   --------
Balance end of period   $4,620      $3,863     $3,293    $3,220     $2,282
                      ========    ========   ========  ========   ========
Allowance for possible loan and lease losses:

 By category of loans and leases
  Commercial, financial, and
   agricultural loans   $2,349      $2,586     $2,031    $1,635     $1,083
  Consumer loans         1,420         767        650     1,122        820
  Lease financing          851         510        612       463        379
                      --------    --------   --------  --------   --------
Total                   $4,620      $3,863     $3,293    $3,220     $2,282
                      ========    ========   ========  ========   ========
Ratios:
 Net charge-offs to average loans
  and leases               .57%       0.41%      0.65%     0.50%      0.41%
 Allowance for possible
 loan losses to average
  loans and leases        1.25%       1.38%      1.41%     1.65%      1.36%
 Allowance for possible
 loan losses to loans
 and leases outstanding   1.12%       1.25%      1.29%     1.53%      1.26%

PAGE 74

<Page 87>

Nonperforming Assets

(In thousands)            1995       1994       1993       1992      1991
                         -----      -----      -----      -----     -----
Accruing loans past due 90 days or more:
 Commercial, financial, and
   agricultural loans    $ 418      $ 113      $ 800         $7       $47
 Real estate mortgages       -          -        141         12        90
 Consumer loans            202         93         88        121       104
                         -----      -----      -----      -----     -----
                           620        206      1,029        140       241
                        ------      -----      -----      -----     -----

Nonaccrual loans and leases:

 Commercial, financial, and
   agricultural loans      670      1,523      1,373      1,500       105
 Real estate mortgages     694        689        848      1,540       563
 Consumer loans              -          -         39         55        64
 Lease financing
  receivable               415        363        242        299         4
                         -----      -----      -----      -----     -----
                         1,779      2,575      2,502      3,394       736
                         -----      -----      -----      -----     -----
 Total nonperforming loans and
   leases                2,399      2,781      3,531      3,534       977
                         -----      -----      -----      -----     -----
 Other real estate owned   295        489        623      1,085       200
                         -----      -----      -----      -----     -----
Total nonperforming
 assets                 $2,694     $3,270     $4,154     $4,619    $1,177
                        ======     ======     ======     ======    ======
Nonperforming loans
 and leases to total
 loans and leases         0.58%      0.90%      1.38%      1.68%     0.54%
                        ======     ======     ======     ======    ======
Nonperforming assets to total
    assets                0.26%      0.50%      0.47%      0.77%     0.20%

Loans which are past due 90 days or more are placed on nonaccrual status unless, in management's opinion, there is sufficient collateral value to offset both principal and interest.

PAGE 75

<Page 88>

Renegotiated and Nonaccrual Loans

(In Thousands)                       1995        1994        1993
                                    -----       -----       -----
Interest which would have been
 recorded under original terms:
    Renegotiated                    $-          $-           $-
    Nonaccrual                       178         232          187
                                  ------      ------       ------
                                     178         232          187
                                  ------      ------       ------

Interest income actually recorded
  Renegotiated                        -            -            -
  Nonaccrual                         55          110           87
                                -------      -------      -------
                                     55          110           87
                                -------      -------      -------
Reduction in interest income       $123         $122         $100

No loans were made to foreign borrowers and no loan concentrations existed of more than 10% of total loans to borrowers engaged in similar activities that would be similarly affected by economic or other conditions.

Generally, the accrual of income is discontinued when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Further information regarding the balance of nonaccrual loans at December 31, 1995 and related payment information is as follows:

Analysis of Nonaccrual Loans

                                                     Cash interest payments
                                      Contractual    applied as
                       Book balance   balance        ----------------------
                       December 31,   December 31,   interest     reduction
(In thousands)                1995            1995   income       of principal
                      ------------   -------------   ----------   ------------
Contractually past due with:
 +substantial performance   $-            $-             $-         $-
 +limited performance        466           832            9          43
 +no performance             887           975            -           -

Contractually current,
 however:
 +payment in full of
  principal or
  interest in doubt         426            426          47          19
                      -----------    -----------     -----------   --------
Total                    $1,779         $2,233         $56         $62

PAGE 76

<Page 89>
Liquidity:

Liquidity is the availability of funds to meet the daily requirements of the business. For financial institutions, demand for funds comes principally from extensions of credit and withdrawal of deposits. Liquidity is provided by asset maturities or sales and through short-term borrowings.

The objectives of liquidity management are to ensure that funds will be available to meet demands and that funds are available at a reasonable cost. As with other forms of financial risk, liquidity is managed separately at each of our lines of business. In the case of the community bank, this occurs at the monthly meeting of the Asset-Liability Management Committee.

Since loans and leases are substantially less marketable than securities, the ratio of total loans to total deposits is the traditional measure of liquidity for banks and bank holding companies. At year-end 1995, this ratio stood at 73.1%. The Corporation is able to maintain this position of high liquidity without a substantial sacrifice in the form of a lower net interest margin due to the position in mortgage loans held for sale. These loans carry an interest rate equal to the current market rate for mortgage loans. However, liquidity is significantly improved since all mortgage loans held for sale are in the process of being securitized and sold. The holding period for an individual loan typically does not exceed
90 days.

Interest Rate Sensitivity:

Interest rate sensitivity refers to the potential for changes in market rates of interest to cause changes in net interest income.
Since net interest income is a major source of income, it is important that potential changes are managed prudently.

The Asset-Liability Management Committee of the community bank monitors the repricing structure of both assets and liabilities over various time horizons. Exposure to changes in interest rates is evaluated by modeling the repricing characteristics of the community bank's portfolio under multiple rate scenarios. Formal policies approved by the community bank's Board of Directors ensure that exposure to changes in net interest revenues is maintained within acceptable levels.

The mortgage banking business assumes a form of interest rate sensitivity by entering into commitments to extend loans to borrowers at a fixed price for a limited period of time. Loans are also held temporarily until a pool is formed. Once again, a formal policy ensures that this risk is controlled. The home equity and equipment leasing businesses are exposed to potential interest rate risk that is similar to the lending operations of the community bank.

<Page 90>
Rate sensitivity at the community bank can typically be managed by controlling the maturity of loans, securities, and deposits. The community bank may also use financial futures or interest rate swaps from time to time. The mortgage bank buys commitments to deliver loans at a fixed price to manage risk. The equipment leasing business funds some leases by discounting them with an external funding source, thereby producing matched-maturity funding.

As the following table shows, the consolidated one-year gap at year-end 1995 was a positive $153.6 million. This compares to a positive gap of $116.6 million at year-end 1994. The large positive gaps have been due to growth in escrow deposits from the servicing portfolio of the mortgage bank. These deposits are generally held in noninterest-bearing accounts at Irwin Union Bank. However, they are invested in earning assets with rate maturities of less than one year, including mortgage loans held for sale.

Since the gap was positive, it means that with respect to net interest income, the Corporation was positioned to benefit from rising interest rates, or to be harmed by declining rates. While traditional interest rate risk focuses on the changes in net interest income due to interest rate changes, the Corporation engages in other activities which are also affected by interest rate changes. Principal among these are mortgage loan origination and servicing. For example, if interest rates decline, management expects an increase in mortgage loan origination income and a decline in the value of mortgage servicing rights. Management attempts to monitor this exposure to traditional interest rate risk as well as interest rate influences on production and servicing value in a comprehensive manner.

In addition, the static one-year gap is not a reliable measure of actual exposure to changes in market interest rates.
Consequently, management uses simulations of the behavior of net interest revenue to determine exposure and to develop hedging strategies.

<Page 91>

Interest Sensitivity:

                                 Within         3 Months       After
(In thousands)                   3 Months       to 1 Year      1 Year
                               ----------       ----------     ----------
Interest-earning assets:
Interest-bearing deposits
 with banks                    $  2,547          $3,994         $ 1,397
Federal funds sold               15,000               -              -
Taxable investment securities    14,902           7,886          31,591
Tax-exempt investment securities    590               -           5,900
Mortgages held for sale         378,658               -               -
Loans, net of unearned discount 234,562          32,853         145,110
                             ----------      ----------      ----------

Total interest-earning assets   646,259          44,733         183,998
                             ----------      ----------       ---------
Interest-bearing liabilities:
Money market checking            18,803               -          56,410
Money market savings              3,550               -          10,846
Regular savings                  26,929           2,178          20,593
Time deposits                   125,814          44,499          46,997
Short-term borrowings           300,079           5,200           5,000
Long-term debt                    2,023           8,363          11,189
                             ----------      ----------      ----------
Total interest-bearing
 liabilities                    477,198          60,240         151,035
                             ----------      ----------       ---------
Interest sensitivity gap       $169,061        $(15,507)        $32,963
                             ==========      ==========      ==========
Cumulative gap                 $169,061        $153,554        $186,517

Effects of Inflation:

The Corporation is affected by inflation primarily as it impacts interest rates. During periods of inflation, interest rates increase. As a result, loan volume declines. In addition, prepayments on mortgage loans decrease, extending the average life of the Corporation's servicing portfolio and increasing its servicing fee income. During periods of declining prices, interest rates are likely to decline as well. This results in increased loan activity, particularly with mortgage loan originations and refinancings. However, the average life of the servicing portfolio is reduced as is servicing fee income.

We believe that a financial institution's ability to react to changing interest rates is an indicator of its ability to perform in an inflationary environment. Please see the section on interest rate sensitivity for a discussion on this subject.

<Page 92>
               Daily Average Consolidated Balance Sheet,
               Interest Rates and Interest Differential

For the year ended December 31,1995

                                             1995
                                             ----
                                   Average                       Yield/
   (In thousands)                   Balance        Interest       Rate
                                 ----------      ----------     -------
Assets:

Interest-earning assets:
Interest-bearing deposits with
banks                                $9,737           497         5.10%
Federal funds sold                   35,006         2,036         5.82
Taxable investment securities        59,765         4,004         6.70
Tax-exempt investment securities (1)  6,961           738        10.60
Mortgage loans held for sale        285,808        20,727         7.25
Loans and leases, net of unearned
  income (2)                        369,220        36,637         9.92
                                   --------     ---------      -------
    Total interest-earning assets   766,497        64,639         8.43
                                   ========      ========      =======

Noninterest-earning assets:

Cash and due from banks             36,263
Premises and equipment, net         15,011
Other assets                        68,677
Less allowance for possible loan
  and lease losses                  (4,284)
                                  --------
    Total assets                  $882,164
                                  ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Equity:
Money market checking              $68,491        1,552          2.27%
Money market savings                15,376          465          3.02
Regular savings                     53,255        2,016          3.79
Time deposits                      255,004       10,834          4.25
Short-term borrowings              217,289       11,979          5.51
Long-term debt                      20,896        1,722          8.24
                                  --------      -------      --------

Total interest-bearing liabilities 630,311       28,568          4.53
                                  ========     ========        ======
Noninterest-bearing liabilities:

Demand deposits                    133,936
Other liabilities                   29,050
Shareholders' equity                88,867
                                  --------
  Total liabilities and
   shareholders' equity           $882,164
                                  ========
Net interest income                             $36,071
                                               ========
Net interest income to average interest-earning
   assets                                                       4.71%
                                                               =====

Notes:   (1) Interest is reported on a fully taxable equivalent
basis. The prevailing federal income tax rate was 34% in 1995 and 35% for 1994 and 1993.

      (2) For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

<Page 93>
               Daily Average Consolidated Balance Sheet,
               Interest Rates and Interest Differential

For the year ended December 31,1995

                                             1994
                                             -----
                                 Average                           Yield/
   (In thousands)                Balance        Interest           Rate
                                 ----------     ----------         -------
Assets:

Interest-earning assets:
Interest-bearing deposits with
 banks                           $22,627          $684             3.02%
Federal funds sold                42,466         1,763             4.15
Taxable investment securities     77,230         4,392             5.69
Tax-exempt investment securities
 (1)                               7,764           732             9.43
Mortgage loans held for sale     231,369        16,707             7.22
Loans and leases, net of unearned
  income (2)                     279,389        25,375             9.08
                                --------      --------           -------
Total interest-earning assets    660,845        49,653             7.51
                                ========      ========           =======

Noninterest-earning assets:

Cash and due from banks           32,449
Premises and equipment, net       13,484
Other assets                      45,746
Less allowance for possible loan
  and lease losses                (3,543)
                                 --------
    Total assets                $748,981
                                ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Equity:
Money market checking            $65,583         1,347             2.05%
Money market savings              24,864           578             2.33
Regular savings                   54,770         1,601             2.92
Time deposits                    125,415         5,592             4.46
Short-term borrowings            167,818         7,024             4.19
Long-term debt                    20,760         1,491             7.18
                                --------       -------         --------

  Total interest-bearing
  liabilities                    459,210        17,633             3.84
                                ========      ========           ======

Noninterest-bearing liabilities:

Demand deposits                  196,454
Other liabilities                 17,139
Shareholders' equity              76,178
                                --------
  Total liabilities and
   shareholders' equity         $748,981
                                ========
Net interest income                             $32,020
                                               ========
Net interest income to average interest-earning
   assets                                                          4.85%
                                                                   =====

Notes:   (1) Interest is reported on a fully taxable equivalent
basis. The prevailing federal income tax rate was 34% in 1995 and 35% for 1994 and 1993.

      (2) For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

PAGE 81 (1)

<Page 93(1)>

               Daily Average Consolidated Balance Sheet,
               Interest Rates and Interest Differential

For the year ended December 31,1995

                                             1993
                                             ----
                                 Average                         Yield/
   (In thousands)                Balance        Interest         Rate
                                 ----------     ----------       -------
Assets:

Interest-earning assets:
Interest-bearing deposits
with banks                       $32,306        $1,241           3.84%
Federal funds sold                46,815         1,395           2.98
Taxable investment securities     50,780         3,119           6.14
Tax-exempt investment securities
 (1)                               7,576           711           9.38
Mortgage loans held for sale     269,140        21,574           8.02
Loans and leases, net of unearned
  income (2)                     233,357        21,453           9.19
                                --------       -------        -------
  Total interest-earning assets  639,974        49,493           7.73
                                ========      ========        =======

Noninterest-earning assets:

Cash and due from banks           35,414
Premises and equipment, net       11,265
Other assets                      42,593
Less allowance for possible loan
  and lease losses                (3,400)
                                 --------
    Total assets                $725,846
                                ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Equity:
Money market checking            $60,192      1,157          1.92%
Money market savings              32,374        590          1.82
Regular savings                   52,842      1,540          2.91
Time deposits                    121,082      4,850          4.01
Short-term borrowings            181,693      7,746          4.26
Long-term debt                    11,074        806          7.28
                                 --------    -------     --------

Total interest-bearing
 liabilities                     459,257     16,689          3.63
                                ========    ========       ======

Noninterest-bearing liabilities:

Demand deposits                  183,350
Other liabilities                 20,653
Shareholders' equity              62,586
                                --------
  Total liabilities and
   shareholders' equity         $725,846
                                ========
Net interest income                         $32,804
                                           ========
Net interest income to average interest-earning
   assets                                                    5.13%
                                                            =====

Notes:   (1) Interest is reported on a fully taxable equivalent
basis. The prevailing federal income tax rate was 34% in 1995 and 35% for 1994 and 1993.

      (2) For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

PAGE 81 (2)

<Page 93(2)>

Summary of Quarterly Financial Information

Summary Income Information                1995
                       Fourth           Third         Second         First
                      Quarter         Quarter        Quarter       Quarter
                      --------     ----------     ----------     ---------
Interest income      $20,182,007  $17,549,368    $14,292,830   $12,136,831
Interest expense       9,919,789    8,020,339      5,926,174     4,701,985
Provision for loan
  and lease losses       933,000      910,000        580,000       650,000
Noninterest income    34,210,824   31,302,546     25,195,365    25,135,528
Noninterest expense   34,123,371   30,584,492     27,249,576    23,957,371
Income taxes           4,117,000    3,298,000      1,480,000     3,471,000
                      ----------   ----------     ----------    ----------
Net income            $5,299,671   $6,039,083     $4,252,445    $4,492,003
                      ==========   ==========     ==========    ==========
Net income per
  common share             $0.92        $1.05          $0.74         $0.78

Summary Income Information                1994
                         Fourth         Third         Second         First
                        Quarter        Quarter        Quarter        Quarter
                      ---------      ----------     ----------     ----------
Interest income      $12,231,143    $12,628,441    $12,114,663    $12,211,357
Interest expense       4,536,399      4,525,176      3,967,292      4,603,679
 Provision for loan
  and lease losses       799,000        368,000        235,000        325,000
Noninterest income    21,123,563     20,930,167     22,445,843     22,582,238
Noninterest expense   19,221,350     21,245,418     23,498,040     22,879,522
Income taxes           3,421,000      2,942,000      2,689,000      2,796,000
                      ----------     ----------     ----------     ----------
Net income            $5,376,957     $4,478,014     $4,171,174     $4,189,394
                      ==========     ==========     ==========     ==========
Net income per
  common share             $0.93          $0.76          $0.70          $0.71

PAGE 82

<Page 94>
Summary of Quarterly Financial Information (continued)

Summary Income Information          1993
                          Fourth          Third         Second         First
                         Quarter        Quarter        Quarter       Quarter
                      ----------     ----------     ----------     ----------
Interest income      $14,210,578    $12,567,380    $12,221,955    $10,066,235
Interest expense       4,788,952      4,094,017      4,341,400      3,464,267
Provision for loan
  and lease losses       509,000        409,000        534,000        125,000
Noninterest income    25,858,181     22,757,544     21,495,294     18,454,420
Noninterest expense   27,820,173     24,242,058     22,667,274     19,073,086
Income taxes           2,551,000      2,714,000      2,410,000      2,300,000
                      ----------     ----------     ----------     ----------
Net income            $4,399,634     $3,865,849     $3,764,575     $3,558,302
                      ==========     ==========     ==========     ==========
Net income per
  common share             $0.75          $0.66          $0.64          $0.61

PAGE 83

<Page 95>

                     1995 Financial Statements
                     Irwin Financial Corporation
                        and Subsidiaries

PAGE 85

<Page 96>
Management Report on Responsibility for Financial Reporting

The management of Irwin Financial Corporation and its subsidiaries has the responsibility of preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles and are not misstated due to material fraud or error. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

The Corporation's financial statements have been audited by Coopers & Lybrand L.L.P., independent certified public accountants elected by the shareholders. Management has made available to Coopers & Lybrand all the Corporation's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to Coopers & Lybrand during its audit were valid and appropriate.

Management of the Corporation has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance. The Corporation maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Corporation's financial statements, Coopers & Lybrand completed an assessment of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand's recommendations concerning the Corporation's system of internal control and has taken actions to respond appropriately to these recommendations that we believe are cost-effective in the circumstances. Management believes that the Corporation's system of internal control is adequate to accomplish the objectives discussed herein.

Management also recognizes its responsibility for fostering a strong ethical climate so that the Corporation's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Corporation's Creed, which is publicized throughout the Corporation. This responsibility is also reflected in the individual Codes of Conduct of each major operating subsidiary of the Corporation, which are publicized throughout each respective subsidiary. These Codes of Conduct address, among other things, the necessity of ensuring open communication within the Corporation; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosures; and a confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

John A. Nash, President Thomas D. Washburn, Chief Financial
Officer

<Page 97>
Report of Coopers & Lybrand L.L.P.  Independent Accountants

To the Shareholders and Board of Directors
Irwin Financial Corporation
Columbus, Indiana

We have audited the accompanying consolidated balance sheet of Irwin Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Irwin Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As described in Note 1, the Corporation adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgaging
Servicing Rights, as of April 1, 1995.

Indianapolis, Indiana
January 16, 1996

<Page 98>
Consolidated Statement of Income

For the year ended December 31,     1995        1994          1993
                                   -----       -----         -----
Interest income:
Loans and leases           $36,449,721   $25,156,739    $21,271,778
Investment securities:
    Taxable                  4,501,359     5,075,361      4,349,070
    Tax-exempt                 447,353       483,018        476,212
Loans held for sale         20,726,833    16,706,854     21,573,796
Federal funds sold           2,035,770     1,763,632      1,395,292
                            ----------    ----------     ----------
Total interest income       64,161,036    49,185,604     49,066,148
                            ----------     ----------     ----------
Interest expense:

Deposits                    14,868,026     9,117,721      8,136,837
Short-term borrowings       11,978,591     7,223,035      7,745,674
Long-term debt               1,721,670     1,291,790        806,125
                            ----------     ----------     ----------
Total interest expense      28,568,287    17,632,546     16,688,636
                            ----------    ----------     ----------
Net interest income         35,592,749    31,553,058     32,377,512
Provision for possible loan and lease losses -
    Note 5                   3,073,000     1,727,000      1,577,000
                            ----------     ----------     ----------
Net interest income after provision for possible
    loan and lease losses   32,519,749     29,826,058    30,800,512
                            ----------     ----------    ----------
Other income:

Loan servicing fees         36,155,560     32,426,480    24,427,584
Loan origination income     32,133,179     25,544,575    38,268,648
Gain on sale of loans       21,005,875      2,219,132    14,224,974
Gain on sale of
  mortgage servicing        15,271,081     17,715,696     2,978,887
Brokerage fees and
  commissions                2,792,436      2,148,946     2,888,451
Trust fees                   2,009,864      1,902,620     1,620,946
Service charges on
  deposit accounts           1,238,731      1,258,818     1,285,775
Insurance commissions,
  fees and premiums          1,304,625      1,076,258       953,202
Other                        3,932,912      2,789,286     1,916,972
                            ----------     ----------     ----------
                           115,844,263     87,081,811    88,565,439
                           -----------     ----------    -----------
Other expense:

Salaries                    61,082,725     47,839,918    55,584,487
Pension and other
  employee benefits         10,638,338      8,205,547     8,179,748
Premises and equipment      12,307,288      8,838,121     7,196,459
Office expense               7,859,511      5,891,352     5,996,226
Marketing and development    6,845,335      3,311,775     2,729,668
Amortization of mortgage
  servicing rights           4,865,340      1,943,146     3,055,476
Other                       12,316,273     10,814,471    11,060,526
                            ----------     ----------    -----------
                           115,914,810     86,844,330    93,802,590
                            ----------     ----------   -----------
Income before income taxes  32,449,202     30,063,539    25,563,361
Federal income taxes         9,872,000      9,524,000     7,657,000
State income taxes           2,494,000      2,324,000     2,318,000
                            ----------     ----------     ----------
Net income                 $20,083,202    $18,215,539   $15,588,361
                           ==========     ==========     ==========

Net Income per share of common stock:

Net income -Note 1              $3.50          $3.10          $2.66
                           ==========     ==========     ==========
Dividends per share
  of common stock               $0.44          $0.36          $0.30
                           ==========     ==========     ==========
Weighted average shares of
  common stock outstanding  5,743,129      5,883,106      5,859,691
                           ==========     ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

<Page 99>

Consolidated Balance Sheet
December 31,                           1995           1994
                                       -----          -----
Assets:

Cash and due from banks             $49,256,953    $36,840,452
Federal funds sold                   15,000,000     14,000,000
                                    -----------    -----------
    Cash and cash equivalents        64,256,953     50,840,452
Interest-bearing deposits with
  financial institutions              7,937,740     12,164,206
Investment securities - Note 3       60,869,413     77,356,575
Mortgage loans held for sale -
 Note 9                             378,658,247    154,964,484
Loans and leases, net of unearned
  income - Note 4                   412,524,601    308,411,082
Less: Allowance for possible loan and
 lease losses - Note 5               (4,620,167)    (3,863,223)
                                  -------------   ------------
                                    407,904,434    304,547,859
Mortgage servicing rights - Note 6   48,535,326     18,834,092
Accrued interest receivable           4,239,435      3,117,400
Premises and equipment - Note 7      16,377,889     13,838,677
Other assets                         49,527,138     24,006,755
                                    -----------    -----------
                                 $1,038,306,575   $659,670,500
                                 ==============   =============

Liabilities and Shareholders' Equity:

Deposits
    Noninterest-bearing            $207,379,192   $154,081,893
    Interest-bearing                302,543,544    264,361,775
    Certificates of deposit
      over $100,000                  54,075,911     21,474,306
                                    -----------    -----------
                                    563,998,647    439,917,974

Short-term borrowings - Note 9      310,278,659     93,981,072
Long-term debt - Note 10             21,574,792     24,029,410
Other liabilities                    43,237,996     20,638,098
                                    -----------    -----------
    Total liabilities               939,090,094    578,566,554
                                   ------------    -----------

Shareholders' equity
  Preferred stock, no par value -
   authorized 50,000 shares;
   none issued                                -              -
  Common stock; no par value -
    authorized 7,500,000 shares; issued
    5,850,520 shares in 1995 and 1994;
    including 185,604 and 220,732
    shares in treasury in 1995 and
    1994, respectively              29,965,287       29,965,287
Additional paid-in capital                   -                -
Net unrealized gain (loss) on investment
  securities net of deferred income
  taxes of $6,435 in 1995 and $186,040
  in 1994.                              (9,657)         (279,063)
Retained earnings                   74,647,711        57,080,536
                                   -----------       -----------
                                   104,603,341        86,766,760
Less treasury stock, at cost         5,386,860         5,662,814
                                   -----------       -----------
Total shareholders' equity          99,216,481        81,103,946
                                   -----------       -----------
                                 $1,038,306,575     $659,670,500
                                 ==============    =============

The accompanying notes are an integral part of the consolidated financial statements.

<Page 100>
Consolidated Statement of Changes in Shareholders' Equity

                                    Net Unrealized
                         Additional Gain (Loss)
                   Common       Paid-In    on Investment  Retained  Treasury
                   Stock        Capital    Securities     Earnings  Stock
                  ------      ----------- -------------  --------- --------
Balance at
 January 1, 1993  $14,357,305    $461,653         -      $40,524,366    -
Common stock
 issued for
 stock split       14,521,845  (1,091,721)        -      (13,430,124)   -
Common stock issued for
  employee stock purchase
   plan               170,975     658,261         -           -         -
Net income                  -           -         -       15,588,361    -
Cash dividends
 $.30 per share             -           -         -       (1,733,317)   -
Unrealized gains on investment
  securities                -           -      87,293            -      -
Purchase of 29,160 shares of
  treasury stock            -           -          -             -   637,889
Sale of 29,160 shares of
  treasury stock            -     (22,030)         -             -  (637,889)
                      -------     ---------    -------     -------- --------
Balance at December 31,
  1993            29,050,125        6,163      87,293    40,949,286     -
                  ----------       ------     -------    ----------  ------
Common stock issued for
 employee stock
 purchase plan       893,496            -           -             -      -
Conversion of common stock
 to no par value      21,666      (21,666)          -             -      -
Net income                 -            -           -     18,215,539     -
Cash dividends -
 $.36 per share            -            -           -     (2,073,733)    -
Unrealized losses on investment
  securities               -            -      (366,356)          -      -
Purchase of 245,475 shares of
  treasury stock           -            -           -             -  6,207,150
Sale of 24,743 shares of
 treasury stock            -       15,503           -        (10,556)(544,336)
                     -------      -------    ----------      -------- ------
Balance at December 31,
 1994             29,965,287            -     (279,063)   57,080,536 5,662,814
                  ----------       ------     --------    ---------- ---------
Net income                 -            -           -     20,083,202     -
Cash dividends -
 $.44 per share            -            -           -     (2,482,705)    -
Unrealized gains on investment
  securities               -            -      269,406             -     -
Tax benefit on exercise of
 stock options             -      704,394            -             -     -
Purchase of 88,785 shares of
  treasury stock           -            -            -             - 2,887,611
Sale of 123,913 shares of
 treasury stock            -     (704,394)           -     (33,322) (3,163,565)
                     -------     --------    ---------    --------  ---------
Balance at December 31,
 1995            $29,965,287      $-           (9,657)  $74,647,711 $5,386,860
                 ===========    =========     ========  ===========  =========

The accompanying notes are an integral part of the consolidated financial statements.

<Page 101>
Consolidated Statement of Cash Flows

For the year ended December 31,  1995        1994         1993
                                 -----       -----        -----
Net Income                    $20,083,202   $18,215,539   $15,588,361

Adjustment to reconcile net income to cash provided (used) by operating activities:

Depreciation and amortization   9,605,234       4,075,249       4,964,257
Provision for possible loan
  and lease losses              3,073,000       1,727,000       1,577,000
Amortization of premiums,
 less accretion of discounts      574,956        (659,363)        (63,640)
Mortgage loan originations
                           (3,559,310,152) (2,812,961,911) (4,273,932,768)
Sales of mortgage loans     3,335,616,389   3,028,752,763   4,121,257,039
Gain on sale of mortgage
 servicing                    (15,271,081)    (17,715,696)     (2,978,887)
Other, net                     (5,781,443)      1,088,287        (655,819)
                              ------------ --------------  --------------

    Net cash provided (used) by
      operating activities    (211,409,895)   222,521,868    (134,244,457)

Lending and investing activities:

Proceeds from maturities/calls of
    investment securities:
      Held-to-Maturity         53,491,466      47,502,478     33,826,924
      Available-for-Sale        9,507,979      46,139,448        110,005
Proceeds from sales of investment
    securities:
      Available-for-sale        3,008,031       2,029,289      -
Purchase of investment securities:
      Held-to-Maturity        (35,814,475)    (68,407,912)   (26,192,532)
      Available-for-Sale      (14,280,795)     (8,610,870)   (56,211,442)
Net (increase) decrease in interest-bearing
    deposits with financial
    institutions                4,226,466      22,915,401    (25,466,641)
Net increase in loans        (158,013,297)    (53,452,273)   (47,261,354)
Sale of home equity loans      51,583,722         -               -
Net additions to premises
 and equipment                 (5,270,777)     (3,490,108)    (5,124,565)
Additions to mortgage
 servicing rights             (49,486,423)    (22,103,888)   (18,060,946)
Proceeds from sale of mortgage
  servicing rights             30,190,930      30,547,293     16,635,676
                              -----------     -----------    -----------
Net cash used by lending
  and investing activities   (110,857,173)     (6,931,142)  (127,744,875)

Financing activities:

Net increase (decrease)
 in deposits                  124,080,673     (60,452,108)   111,047,481
Net increase (decrease) in short-term
  borrowings                  216,297,587    (179,819,319)   148,721,552
Repayment of long-term debt    (7,747,676)     (5,102,780)    (7,147,357)
Proceeds from long-term debt    5,293,058      11,351,485     12,626,516
Purchase of treasury stock     (2,887,611)     (6,207,150)      (637,889)
Proceeds from sale of stock for employee
    stock purchase plan         3,130,243       1,442,779      1,445,095
Dividends paid                 (2,482,705)     (2,073,733)    (1,733,317)
                               -----------    -----------    -----------
Net cash provided (used) by
      financing activities    335,683,569    (240,860,826)   264,322,081
                              -----------    ------------    -----------
Net increase (decrease) in cash and
    cash equivalents           13,416,501     (25,270,100)     2,332,749
Cash and cash equivalents at beginning
    of year                    50,840,452      76,110,552     73,777,803
Cash and cash equivalents at
 end of year                  $64,256,953     $50,840,452    $76,110,552
                              ===========     ===========    ===========

Supplemental disclosures of cash flow information:

Cash paid during the year:

    Interest                  $27,551,606     $17,457,343    $16,792,392
                             ============     ===========    ===========
Income taxes                   $3,829,990     $11,569,195    $15,698,531
                             ============     ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

<Page 102>
Notes to Consolidated Financial Statements

Note 1:Summary of Significant Accounting Policies

Consolidation: Irwin Financial Corporation and its subsidiaries (the Corporation) provide financial services throughout the United States. The Corporation is engaged in the mortgage banking, commercial banking, investor services, home equity lending, and equipment leasing lines of business. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the Corporation to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities: Those securities which the Corporation has the positive intent and ability to hold until maturity are classified as held-to-maturity and are stated at cost adjusted for amortization of premium and accretion of discount. Securities that might be sold prior to maturity are classified as "available-for-sale'' and are stated at fair value. Unrealized gains and losses, net of the future tax impact, are reported as a separate component of shareholders' equity until realized. Investment gains and losses are based on the adjusted cost of the specific security.

Mortgage Banking Activities: Mortgage loans held for sale are carried at the lower of cost or market, determined on an aggregate basis. On May 12, 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 122, ''Accounting for Mortgage Servicing Rights'' (SFAS No. 122), an amendment to SFAS No. 65. The Corporation elected to adopt this standard for its financial statement reporting in the second quarter of 1995. SFAS No. 122 prohibits retroactive application to 1994. Accordingly, the Corporation's previous years and first quarter 1995 mortgage banking activities reported in the financial statements were accounted for under the original SFAS No. 65.

SFAS No. 122 requires that a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing right based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights created since the second quarter of 1995, the Corporation used the market prices under comparable servicing sale contracts, when available, or alternatively used a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights. In using this valuation method, the Corporation incorporated assumptions that it is believed market participants would use in estimating future net servicing income which included estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds, and default rates. Capitalized servicing rights are amortized over the estimated lives of the related loans, which are grouped based on loan characteristics, in proportion to estimated net servicing income.

In determining servicing value impairment at the end of the year, the post-implementation servicing portfolio was disaggregated into its predominant risk characteristics. The Corporation has determined those risk characteristics to be interest rate, loan type, and investor type. These segments of the portfolio were valued using market prices under comparable servicing sale

<Page 103>
Notes to Consolidated Financial Statements (continued)

contracts, when available, or alternatively, using the same model as was used to originally determine the fair value at origination, using current assumptions. The calculated value was then compared with the book value of each segment to determine the required reserve for impairment. It is reasonably possible that a change in the impairment reserve will occur in the near term. No reasonable estimate can be made of the range of amounts of loss or gain.

The effect of the change in accounting standards to 1995 results was an increase to net income of approximately $11,800,000 for the last three quarters of 1995 over what would have been earned under SFAS No. 65.

Loans: Loan origination fees and costs are deferred and the net amounts are amortized as adjustments of the loans' yields. When loans are sold, deferred fees and costs are included with outstanding principal balances to determine gains or losses. Interest income on loans is computed daily based on the principal amount of loans outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

Direct Financing Leases: Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the life of the lease, which averages three to four years, so as to provide an approximate constant yield on the outstanding principal balance.

Allowance for Possible Loan and Lease Losses: The allowance for possible loan and lease losses is maintained at a level considered adequate to provide for potential loan and lease losses and is based on management's evaluation of potential losses in the portfolios, as well as prevailing and anticipated economic conditions. On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, ''Accounting by Creditors for Impairment of a Loan'' (SFAS No. 114) and Statement of Financial Accounting Standards No. 118 which amends SFAS No. 114. Under these standards, certain loans are considered impaired if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of these standards did not have a material effect on the Corporation's financial position or results of operations in 1995.

<Page 104>
Derivative Contracts: The Corporation uses derivative contracts to hedge the value of mortgage servicing rights. The contracts are recorded at market value.

Premises and Equipment: Premises and equipment are recorded at cost. Depreciation is determined by the straight-line method.

Income Per Share: Income per share computations are based on the weighted average number of common shares outstanding during the year. The net income and cash dividend per share information has been adjusted to reflect the two-for-one stock split on September 2, 1993.

Stocked-Based Compensation: The FASB has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation'' (SFAS No. 123). This statement establishes the accounting and disclosure standards for stock-based employee compensation plans. In 1996, the Corporation will adopt the required disclosure provisions of the statement, but not the optional accounting criteria. Accordingly, the implementation of SFAS No. 123 will have no effect on the Corporation's financial position in 1996.

Income Taxes: A consolidated tax return is filed for all eligible entities. Deferred income taxes are computed using the liability method which establishes a deferred tax asset or liability based on temporary differences between the tax basis of an asset or liability and the basis recorded in the financial statements. Rehabilitation tax credits and low-income housing tax credits are recorded as a reduction to the provision for federal income taxes in the year the eligible buildings are placed in service.

Cash and Cash Equivalents Defined: For purposes of the statement of cash flows, the Corporation considers cash and due from banks and federal funds sold to be cash equivalents.

Forward Commitments: The Corporation uses forward contracts to reduce its interest rate exposure associated with mortgage banking activities.

Reclassifications: Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform to the 1995 presentation.

Note 2: Restrictions on Cash And Due From Banks

Irwin Union Bank and Trust Company is required to maintain a reserve balance with the Federal Reserve Bank. The amount of the reserve balance for the period including December 31, 1995 was approximately $4,224,000.

<Page 105>
Notes to Consolidated Financial Statements (continued)

Note 3: Investment Securities

The amortized cost, fair value, and carrying value of investments held at December 31, 1995 are as follows:

                              Gross       Gross
               Amortized      Unrealized  Unrealized     Fair      Carrying
                    Cost           Gains      Losses     Value     Value
               ---------      ----------  ----------     -----     ---------
Held-to-Maturity:
U.S. Treasury and Government
obligations    $26,914,375   $479,575     $-          $27,393,950  $26,914,375
Obligations of states and
 political
 subdivisions    6,490,223    322,077     (2,151)       6,810,149    6,490,223
Mortgage-backed
  securities     8,858,431    215,550      -            9,073,981    8,858,431
                 ---------   --------     --------     ----------   ----------
Total held-to-
maturity        42,263,029  1,017,202     (2,151)      43,278,080   42,263,029
                ----------  ---------    --------      ----------   ----------
Available-for-Sale:

U.S. Treasury and Government
 obligations    15,362,687     34,678    (37,927)      15,359,438   15,359,438
Mortgage-backed
  securities     3,259,791      2,676    (15,521)       3,246,946    3,246,946
                 ---------   --------    --------      ----------   ----------
Total available-
 for-sale       18,622,478     37,354    (53,448)      18,606,384   18,606,384
                ----------    -------    --------     -----------   ----------
Total
 investments   $60,885,507 $1,054,556   $(55,599)     $61,884,464  $60,869,413
               =========== ==========   ========      ===========  ===========

The amortized cost, fair value, and carrying value of investments held at December 31, 1994 are as follows:

                              Gross       Gross
               Amortized      Unrealized  Unrealized     Fair      Carrying
               Cost           Gains       Losses         Value     Value
               ---------      ---------   ----------     ------    ---------
Held-to-Maturity:
U.S. Treasury and Government
obligations   $41,826,087      $    193   $(856,198)  $40,970,082 $41,826,087
Obligations of states and political
 subdivisions   7,548,613        67,223     (48,120)    7,567,716   7,548,613
Mortgage-backed
  securities    9,982,166       118,101    (249,810)    9,850,457   9,982,166
Corporate
 obligations    1,000,000             -        (312)      999,688   1,000,000
                ---------      ---------   ---------   ----------   ---------
  Total held-
 to-maturity   60,356,866       185,517  (1,154,440)   59,387,943  60,356,866
               ----------       -------   ----------    ---------  ---------
Available-for-Sale:

U.S. Treasury and Government
 obligations   14,162,781        9,688     (338,954)   13,833,515  13,833,515
Mortgage-backed
  securities    3,302,031            -     (135,837)    3,166,194   3,166,194
                ---------      --------    ---------   ----------   ---------
Total available-
 for-sale      17,464,812        9,688     (474,791)   16,999,709  16,999,709
               ----------     --------    ---------   -----------  ---------
Total
 investments  $77,821,678     $195,205  $(1,629,231)  $76,387,652 $77,356,575
              ===========     ========   ==========    =========   ==========

PAGE 98

<Page 106>
The amortized cost and fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Amortized            Fair
                                       Cost                 Value
                                       ----------           ---------
Held-to-Maturity:
Due in one year or less                $3,584,166           $3,638,752
Due after one year through five years  19,226,090           19,748,075
Due after five years through ten years  2,183,642            2,370,797
Due after ten years                       270,000              305,775
                                     ------------         -------------
                                       25,263,898           26,063,399

 Mortgage-backed securities             8,858,431            9,073,981
Federal Home Loan Bank stock            8,140,700            8,140,700
                                     ------------         -------------
                                       42,263,029           43,278,080
Available-for-Sale:

Due in one year or less                 6,498,133            6,496,327
Due after one year through five years   8,864,554            8,863,111
                                      ------------         -------------
                                       15,362,687           15,359,438

Mortgage-backed securities              3,259,791            3,246,946
                                      ------------         -------------
                                       18,622,478           18,606,384
                                      ------------         -------------
Total investments                     $60,885,507          $61,884,464
                                     ============          =============

Investment securities amounting to $19,693,654 were pledged as collateral for borrowings and for other purposes on December 31, 1995. During 1995, sales of "available-for-sale"investments with proceeds of $3,008,031 resulted in a gross loss of $15,786. "Held-to-maturity"investments totaling $4,446,100 were called at their par value. In 1994, sales of "available-for-sale"investments with proceeds of $2,029,289 resulted in a gross gain of $4,374. Additionally in 1994, proceeds from calls of "held-to-maturity"investments were $2,721,183 resulting in a gross gain of $5,000. In 1993, proceeds from calls of investments were $336,600 with a gross gain of $6,600 realized. Sales of "held-to-maturity"investments in 1995 and 1994 and all sales in 1993 were due to calls on the securities.

As permitted by the November 1995 FASB Special Report on the accounting for investments, the Corporation transferred
$8,850,000 of investment securities from the "held-to-maturity"category to the "available-for-sale"category in 1995.
These investments had a market value of $8,862,955 at the time of transfer.

PAGE 99

<Page 107>
Note 4:Loans and Leases

Loans and leases are summarized as follows:

December 31,                                 1995           1994
                                             -----          -----
Commercial, financial and agricultural    $150,311,871     $136,082,836
Real estate-construction                    36,125,577       21,960,246
Real estate-mortgage                       108,350,683       47,422,827
Consumer                                    67,755,702       55,322,568
Direct financing leases                     60,979,310       58,348,603
Unearned income                            (10,998,542)     (10,725,998)
                                          ------------      -----------

Total                                     $412,524,601     $308,411,082
                                         =============     ============

Commercial loans are extended primarily to local regional businesses and to local farming operations in the market area of Irwin Union Bank. The Corporation also provides consumer loans to the customers in that market.

The Bank, in the normal course of business, makes loans to directors, officers, and organizations and individuals with which they are associated. These transactions are consistent with sound banking practices and are within applicable bank regulatory guidelines and limitations. Such loans amounted to approximately $4,145,000 and $2,634,000 at December 31, 1995 and 1994,
respectively. During 1995 $14,408,000 of new loans were made and repayments totaled $12,897,000.

The Corporation leases small-ticket medical and other equipment under direct financing leases generally with terms from one to five years. At December 31, 1995, information pertaining to the Corporation's investment in direct financing leases is as follows:

Future minimum lease payments receivable                 $54,164,990
Estimated unguaranteed residual value of leased assets     6,814,320
                                                        ------------
Investment in direct financing leases                     60,979,310
Unearned income                                          (10,998,542)
                                                        ------------
Net investment in direct financing leases                $49,980,768
                                                        ============

Contractual future minimum lease payments receivable during the next five years are as follows:

   1996                                                  $24,887,267
   1997                                                   15,610,964
   1998                                                    8,354,022
   1999                                                    3,973,857
   2000                                                    1,338,880
                                                        ------------
Total                                                    $54,164,990
                                                        ============

Actual payments may differ from contractual payments because borrowers have the right to prepay lease obligations without prepayment penalties.

PAGE 100

<Page 108>
Note 5: Allowance for Possible Loan and Lease Losses

Changes in the allowance for possible loan and lease losses are summarized below:

December 31,                         1995        1994          1993
                                     -----       -----         -----
Balance at beginning of year        $3,863,223   $3,293,402    $3,220,418
Provision for possible loan and
  lease losses                       3,073,000    1,727,000     1,577,000
 Reduction due to sale of loans       (215,833)      -              -
Recoveries                             389,674      408,821       280,402
Charge-offs                         (2,489,897)  (1,566,000)   (1,784,418)
                                    ----------   ----------     -----------
Balance at end of year              $4,620,167   $3,863,223    $3,293,402
                                    ==========   ===========   ===========

At December 31, 1995 the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118 totaled $6,543,932. These loans had a corresponding valuation allowance of $742,901, determined based on the fair value of the loans' collateral. The Corporation recognized $260,886 of interest income on these loans in 1995.

Note 6:Mortgage Servicing Rights

Included on the consolidated balance sheet at December 31, 1995 and 1994 are $48,535,326 and $18,834,092, respectively, of capitalized mortgage servicing rights. These amounts relate to the principal balances of mortgage loans serviced by the Corporation for investors which total $10,301,914,063 and $8,818,502,314 at December 31, 1995 and 1994, respectively.
Although they are not generally held for purposes of sale, there is an active secondary market for mortgage servicing rights.

In accordance with the requirements of SFAS No. 122, in 1995 the Corporation established a valuation allowance to record mortgage servicing rights at their fair market value. The December 31, 1995 mortgage servicing rights balance is recorded net of the $908,778 valuation allowance. Gains on the sale of loans in 1995 are recorded net of an impairment provision of the same amount.

Note 7: Premises and Equipment

Premises and equipment are summarized as follows:

December 31,                              1995        1994
                                          -----       -----
Land                                   $1,221,918     $442,103
Building and leasehold improvements     9,846,001    9,034,424
Furniture and equipment                20,315,099   16,941,147
                                       ----------   ----------
                                       31,383,018   26,417,674
Less accumulated depreciation         (15,005,129) (12,578,997)
                                       ----------- ------------
  Total                               $16,377,889  $13,838,677
                                      =========== ============

PAGE 101

<Page 109>
Note 8:Lease Obligations

At December 31, 1995, the Corporation and its subsidiaries leased certain branch locations and office equipment used in its operations.

Operating lease rental expense was $7,754,388 in 1995, $5,075,119 in 1994, and $3,908,446 in 1993.

The future minimum rental payments required under noncancelable operating leases with initial or remaining terms of one year or more are summarized as follows:

Year ended December 31:
   1996                         $5,292,350
   1997                          4,096,422
   1998                          2,184,048
   1999                          1,336,231
   2000                          1,085,997
   Thereafter                    1,138,555
                               -----------
Total minimum rental payments  $15,133,603
                               ===========

Note 9:Short-Term Borrowings

Short-term borrowings are summarized as follows:

December 31,                              1995           1994
                                          -----          -----
Repurchase agreements and drafts payable
 related to  mortgage loan closings       $225,872,594   $75,943,986
Commercial paper                            21,722,935    15,538,086
Federal funds                               40,000,000       199,000
Other                                       22,683,130     2,300,000
                                         -------------   -----------

Total                                     $310,278,659   $93,981,072
                                        ==============  ==============

Weighted average interest rate                    5.51%         4.19%

Repurchase agreements at December 31, 1995 and 1994 include $151,104,931 and $47,476,177 in mortgages sold under agreements to repurchase which are used to fund mortgages prior to sale in the secondary market. These repurchase agreements are collateralized by mortgage loans held for sale.

Drafts payable related to mortgage loan closings totaled
$69,395,883 and $23,422,309 at December 31, 1995 and 1994. These
borrowings are related to mortgage closings at the end of December which have not been presented to the banks for payment.
When presented for payment, these borrowings will be funded internally or by borrowing from the lines of credit.

Commercial paper includes $18,005,000 and $11,187,000 at December
31, 1995 and 1994, respectively, payable to a company owned by a significant shareholder and director of the Corporation.

<Page 110>
The Corporation also has lines of credit available of $52,000,000 to fund mortgage loans held for sale. Interest on the lines of credit is payable monthly at the lenders' prime rates. At December 31, 1995 and 1994, there was $22,600,000 and $2,300,000, respectively, outstanding under these lines of credit included in other short-term borrowings.

Note 10:Long-Term Debt

Long-term debt at December 31, 1995 of $21,574,792 consists of various notes payable at annual interest rates ranging from 6.0% to 9.6% and maturity dates through April 30, 2001. Long-term debt as of December 31, 1994, was $24,029,410 and consisted of various notes payable at annual interest rates ranging from 6.0% to 9.6% and maturity dates through March 3o, 2000. Long-term debt is collateralized by equipment leases and office equipment.

Maturities of long-term debt are as follows:

   1996              $11,493,669
   1997                5,254,889
   1998                3,526,577
   1999                1,008,964
   2000                  288,154
   Thereafter              2,539
                     ------------
Total                $21,574,792
                     ============

Note 11 :Commitments and Contingents

In the normal course of business, Irwin Financial Corporation and its subsidiaries are subject to various claims and other pending and possible legal actions. Management believes that the results of these claims and possible legal actions will not have a material adverse effect on the Corporation's financial position or results of operations.

Note 12:Financial Instruments with Off-Balance Sheet Risk

The Corporation is party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include loan commitments, standby letters of credit and forward commitments relating to community and mortgage banking activities. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheet.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The collateral pledged for standby letters of credit and commitments varies but may include accounts receivable, inventory, property, plant, and equipment, and residential real estate. Total outstanding commitments to extend credit at December 31, 1995, were $205,532,000. These loan commitments include $62,104,000 related to community banking activities in addition to $8,953,000 of floating rate loan commitments and $134,475,000 of fixed rate loan commitments related to mortgage banking activities. The interest rate risk of the mortgage banking commitments is hedged by forward commitments. The Corporation had approximately $11,898,000 and $6,141,000 in irrevocable standby letters of credit outstanding at December 31, 1995 and 1994, respectively.

<Page 111>
Forward commitments are used in mortgage banking activities to hedge the interest rate risk associated with mortgage loan commitments and loans held for sale. The contract amount for forward contracts does not represent exposure to credit loss. Forward commitments related to mortgage banking activities were $432,370,000 and 198,228,000 at December 31, 1995 and 1994,
respectively.

Derivative contracts are used to hedge the value of mortgage servicing rights against the effects of increased prepayment activity that generally results from declining interest rates. To the extent that interest rates increase, the value of mortgage servicing rights increases while the value of the hedge instruments declines. However, the Corporation is not exposed to loss beyond its initial outlay to acquire the hedge instruments.

The Corporation's mortgage servicing rights hedge instruments consist entirely of long call options on U.S. Treasury futures. At December 31, 1995, the carrying value of these options was approximately $445,000 and the notional amount was $100,000,000, all of which related to 1995 additions and no dispositions. There can be no assurance that the Corporation's hedge instruments will generate gains in the future.

The Corporation's commercial bank grants credit to customers in south-central Indiana. Its mortgage banking operations are located in 27 states throughout the United States.

Note 13: Fair Value of Financial Instruments

Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.
Interest-bearing deposits with financial institutions: Fair values were estimated by discounting future cash flows using the current rates offered on similar deposits.

Investment securities: Fair values for investment securities were based on quoted market prices.

Mortgage loans held for sale: Fair values for mortgage loans held for sale were based on quoted market prices.

Loan receivables: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values were based on carrying values. The fair values of commercial, consumer, real estate-mortgage, and real estate-construction loans were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality and for the same remaining maturities.

Derivative Contracts: The carrying amounts of derivative contracts equal their fair values which are based on quoted market prices.

<Page 112>
Deposit liabilities: The fair value of demand deposits, including interest and non-interest checking, passbook savings, and certain types of money market accounts, is assumed to be equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates with similar remaining maturities.

Short-term borrowings: The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt: The fair values of variable-rate long-term debt, which reprices frequently, were based on carrying values. For fixed-rate long-term debt, fair values were estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

Commitments to extend credit and standby letters of credit: The carrying values of these financial instruments are based on fees charged to enter into the agreements and approximate their fair values. The carrying values are insignificant to the Corporation's balance sheet and have been included in the carrying values of loans and other assets for commitments and standby letters of credit, respectively.

The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                             1995                    1994
                    Carrying    Estimated      Carrying     Estimated
                    Amount      Fair Value     Amount       Fair Value
                    --------    ----------     ---------    ------------
Financial assets:

Cash and cash
 equivalents      $64,256,953  $64,257,000    $50,840,452  $50,841,000
Interest-bearing
 deposits with
 financial
 institutions       7,937,740    7,926,000     12,164,206   11,997,000
Investment
 securities        60,869,413   61,884,000     77,356,575   76,388,000
Mortgage loans held
 for sale         378,658,247  380,135,000    154,964,484  155,012,000
Loans, net of allowance for
  loan losses     358,213,904  358,135,000    277,435,477  287,057,000
Derivative contracts  445,000      445,000        -           -

Financial liabilities:

Deposits          563,998,647  564,282,000    439,917,974  439,831,000
Short-term
 borrowings       310,278,659  310,279,000     93,981,072   93,981,000
Long-term debt    $21,574,792  $21,683,000    $24,029,410  $23,585,000

The fair value estimates consider relevant market information when available. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are determined judgmentally and consider various factors, including current economic conditions and risk characteristics of certain financial instruments. Changes in factors, or the weight assumed for the various factors, could significantly affect the estimated values.

<Page 113>
The fair value estimates are presented for existing on- and off-balance sheet financial instruments without attempting to estimate the value of the Corporation's long-term relationships with depositors and the benefit that results from the low cost funding provided by deposit liabilities. In addition, significant assets which were not considered financial instruments and were therefore not a part of the fair value estimates include lease receivables, mortgage servicing rights, deferred taxes, and premises and equipment.

Note 14:  Shareholders' Equity

The Shareholders of the Corporation approved a change in common stock to no par value effective April 28, 1994.

The Corporation has a stock plan to compensate Directors of the Corporation with the Corporation's common stock, if so elected, in lieu of cash for their annual retainer and meeting fees. The number of shares issued under the plan is based on the current market value of the Corporation's common stock. The Corporation also has an employee stock purchase plan for all qualified employees. The plan provides for employees to purchase common stock through payroll deduction at approximately 85% of the current market value.

The Corporation has two stock option plans (established in 1992 and 1986) which provide for the issuance of 720,000 shares of non-qualified and incentive stock options. Options granted under these plans expire ten years from the date of the grant and are exercisable over a vesting period of four years beginning the year granted. The 1986 plan also provides for stock appreciation rights (SARs) that may be granted with respect to options issued. The holder of an SAR has the right to surrender the related option at any time the option could be exercised (subject to limitations described in the plan) and to receive its value at that date in cash or common stock. Vested outstanding stock options have been considered as common stock equivalents in the computation of earnings per share.

Activity in the above plans for 1995 and 1994 is summarized as follows:

                           1995                 1994
                           ----                 ----
                     Number of                  Number of
                     shares      Option Price   shares       Option Price
                     ---------    -----------   ---------    ----------
Outstanding at the beginning of
  the year              325,402   $4.44-22.75   261,977      $4.44-11.81
Granted                  60,350        31.375    68,450            22.75
Exercised               (75,877)   5.04-22.75    (5,025)       4.44-5.50
Cancelled                  (475)  22.13-22.75         -                -
                       --------  ------------   -------      -----------

Outstanding at the end of
  the year              309,400   4.44-31.375   325,402       4.44-22.75
                       ========  ============   ========    ============
Exercisable at the end of
  the year              192,513  $4.44-31.375   204,563      $4.44-22.75
                       ========  ============   ========    ============
Available for future
  grants                170,552                 231,902
                       ========                ========

<Page 114>
Note 15:Dividends from Subsidiary Bank

Consolidated retained earnings include undistributed earnings of Irwin Union Bank and Trust Company. At December 31, 1995, the Bank may pay dividends of up to $10,348,379 from its undistributed earnings without obtaining approval from bank regulatory agencies. In practice, the Corporation further limits dividends from the Bank to maintain adequate capital.

Note 16 :Income Taxes

Income taxes are summarized as follows:

December 31,                  1995           1994           1993
                              -----          -----          -----
Current                        $(487,000)    $11,338,000    $12,374,000
Deferred (credit)             12,853,000         510,000     (2,399,000)
                             -----------     -----------    ------------
                             $12,366,000     $11,848,000     $9,975,000
                             ===========     ===========    ===========

The Corporation's net deferred tax asset and liability, which are included in other assets and other liabilities on the consolidated balance sheet, consisted of the following:

December 31,                       1995                 1994
                                   -----                -----
Mortgage servicing                 $(16,542,988)        $6,457,026
Deferred compensation                 2,328,595          2,092,204
Loan and lease loss reserve           2,952,967          2,590,291
Deferred fees and costs                 367,360            244,088
Lease financing income               (4,413,995)        (4,592,663)
Fixed assets                           (810,346)          (755,955)
Other, net                             (305,958)          (390,079)
                                   ------------        -----------
Net deferred tax asset (liability) $(16,424,365)        $5,644,912
                                   ============         ==========

A reconciliation of income tax expense to the amount computed by applying the statutory income tax rate to income before income taxes is summarized as follows:

                                   1995          1994         1993
Income taxes computed at the
statutory rate                     $11,032,729   $10,522,239  $8,947,176
Increase (decrease) resulting from:
  Nontaxable interest from investment
    securities and loans              (308,157)     (319,805)   (280,771)
  State franchise tax, net of
   federal benefit                   1,820,400     1,661,011   1,412,376
  Rehabilitation and low-income
   tax credits                         (30,000)      (30,000)    (30,000)
  Other items - net                   (148,972)       14,555     (73,781)
                                      ---------    ---------   ---------
                                   $12,366,000   $11,848,000  $9,975,000
                                   ===========   ===========  ===========

<Page 115>
Note 17:Employee Retirement Plans

The Corporation has a defined benefit plan covering eligible employees of adopting subsidiaries. The benefits are based on years of service and the employees' compensation during their employment. The Corporation's funding policy is consistent with the funding requirements of federal law and regulations. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

Plan assets are primarily invested in corporate and U.S. bonds, mutual funds and cash equivalents. The mutual funds are invested primarily in common stocks and bonds.

The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheet:

December 31,                           1995              1994
                                       -----             -----
Actuarial present value of benefit based
 on service to date and present pay levels:
Accumulated benefit obligation
Vested                              $5,948,210        $4,782,290
  Non-vested                           174,990           130,368
                                    -----------       -----------
                                     6,123,200         4,912,658
Additional amounts related to projected
 pay increases                       1,693,455         1,172,944
                                    -----------       -----------
Projected benefit obligation         7,816,655         6,085,602
Plan assets at fair value            7,002,188         6,169,759
                                    -----------       -----------
Excess of assets over (under) projected
 benefit obligation                   (814,467)           84,157
Prior service cost not yet recognized in
 net periodic pension cost             (19,368)          (14,866)
Unrecognized net loss from past experience
 different from that assumed         1,523,009           902,449
Unrecognized net transition asset     (213,769)         (344,240)
                                    -----------       -----------
Prepaid pension costs included in other
 assets                              $ 475,405        $  627,500
                                    ===========       ===========

The net pension cost for 1995, 1994, and 1993 included the following components:

                                 1995           1994          1993
                                 -----          -----         -----
Service cost _ benefits earned
during the period                $ 344,825      $ 345,337      $  315,766
Interest cost on projected
 benefit obligation                483,011        439,596         419,881
Actual(return)loss on plan assets (916,317)       159,110        (695,718)
Net amortization and deferral      249,940       (846,569)         94,995
                                ----------     -----------      ----------
Net pension cost                 $ 161,459      $  97,474      $  134,924
                                ==========     ==========      ==========

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% and 8.0% at December 31, 1995 and 1994, respectively. The expected long-term rate of return on plan assets and the rate of increase in future compensation levels were 9% and 5%, respectively, at December 31, 1995 and 1994.

<Page 116>
In addition to the defined benefit plan, the Corporation also provides certain health care and life insurance benefits to eligible retirees and their dependents. The plan is contributory, with retirees' contributions determined based on their years of service with the Corporation. In 1993, the Corporation adopted SFAS No. 106 which sets forth the accounting standards for these benefits. The Corporation elected the prospective transition approach and is amortizing the transition obligation over a 20-year period.

The following sets forth the plan's funded status reconciled with amounts reported in the Corporation's consolidated balance sheet at December 31, 1995 and 1994:

                                          1995           1994
                                          -----          -----
Accumulated postretirement benefit
 obligation (APBO):
  Retirees                                 $1,202,196     $1,128,954
  Fully eligible active plan participants     100,712         84,952
  Other active plan participants              285,605        201,802
                                           -----------    ----------
    Total APBO                              1,588,513      1,415,708
Plan assets at fair value                    -              -
                                           ----------    -----------
Accumulated postretirement benefit obligation
 in excess of plan assets                   1,588,513     1,415,708
Less: Unrecognized transition obligation    1,056,767     1,111,516
     Unrecognized net loss                    181,134       128,051
                                           ------------      --------

Accrued postretirement benefit liability     $350,612      $176,141
                                           ============   ===========
Net periodic postretirement benefit cost for
 1995 and 1994 included the following components:
Service cost                                  $24,565       $24,683
Interest cost                                 109,072       104,936
Amortization of transition obligation          54,749        54,749
Unrecognized net loss                          36,857         2,463
                                            ------------      --------

Net periodic postretirement benefit cost     $225,243      $186,831
                                            ===========    ============

For 1995 a 13.9% and 11.7% annual rate of increase in the per capita costs of covered health care benefits was assumed for participants under 65 and over 65, respectively. It was assumed that those rates would gradually decrease to 6% by the year 2010. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $165,205 and increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1995 by $16,486. The rate of increase in future compensation levels used in determining the accumulated postretirement benefit obligation was 5% at December 31, 1995 and 1994. The weighted average discount rates were 7.0% and 8.0% at December 31, 1995 and 1994, respectively.

<Page 117>
Note 18:  Irwin Financial Corporation (Parent Only) Financial
Information

The condensed financial statements of the parent company as of December 31, 1995 and 1994, and for the three years ended
December 31, 1995 are presented below:

Condensed Balance Sheet

December 31,                              1995              1994
                                          -----             -----
Assets:

Cash and short-term investments           $269,947          $202,921
Investment in bank subsidiary           46,701,976        40,176,496
Investments in non-bank subsidiaries    49,517,885        44,624,210
Loans to non-bank subsidiaries          37,513,805        17,873,000
Other assets                             1,829,380         2,040,832
                                       -----------       -----------

                                      $135,832,993      $104,917,459
                                      ============      ============

Liabilities:

Short-term borrowings                 $ 28,972,281       $15,538,086
Long-term debt                           3,000,000         3,000,000
Other liabilities                        4,644,231         5,275,427
                                      ------------      ------------
                                        36,616,512        23,813,513
                                      ------------      ------------
Shareholders' equity:

Common stock                            29,965,287        29,965,287
Other shareholders' equity              69,251,194        51,138,659
                                      ------------      ------------
                                        99,216,481        81,103,946
                                      ------------      ------------
                                      $135,832,993      $104,917,459
                                      ============      ============

Condensed Statement of Income

For the year ended December 31,     1995        1994        1993
                                    -----       -----       -----
Income:

Cash dividends from non-bank
  subsidiaries                   $14,431,000  $4,446,000  $2,621,522
Cash dividends from bank
 subsidiary                        1,200,000     900,000           -
Interest income                    1,806,896   1,425,410   1,065,179
Other                              2,000,573   1,794,997   1,052,516
                                ------------  ----------- ------------
                                  19,438,469   8,566,407   4,739,217
                                ------------   ---------  ------------

Expenses:

Salaries                           2,163,509   2,077,865   1,769,146
Deferred compensation and employee
  benefits                           875,533     602,133     444,330
Interest expense                   1,491,873   1,030,645     806,169
Other                              1,028,813     984,724     642,135
                                  ----------   ----------  ----------
                                   5,559,728   4,695,367   3,661,780
                                  ----------   ----------  ----------
Income before income taxes and
    equity in undistributed
    income of subsidiaries        13,878,741   3,871,040   1,077,437
Income taxes(credits), less amounts
    charged to subsidiaries       (2,844,056)   (561,914)   (645,000)
                                  ----------   ----------  ----------
                                  16,722,797   4,432,954   1,722,437
Equity in undistributed income of
    subsidiaries                   3,360,405  13,782,585  13,865,924
                                  ----------  ----------  ----------
Net income                       $20,083,202 $18,215,539 $15,588,361
                                 =========== ============ ===========

<Page 118>
Condensed statement of cash flows

for the year ended December 31,       1995        1994        1993
                                      -----       -----       -----
Net income                       $20,083,202   $18,215,539  $15,588,361

Adjustments to reconcile net
 income to cash provided
Equity in undistributed income
  of subsidiaries                (3,360,405)   (13,782,585) (13,865,924)
Depreciation                         80,077         76,772       70,883
Increase (decrease) in
 taxes payable                   (1,159,924)       598,149     (125,531)
Increase in interest receivable     (75,606)       (19,118)     (55,552)
Increase (decrease) in
 interest payable                    41,276         46,351      (73,639)
Net change in other assets and
 other liabilities                  (27,117)       733,740    1,094,313
                                 ----------      ---------    ---------
Net cash provided by
 operating activities            15,581,503      5,868,848    2,632,911
                                -----------    -----------   -----------

Lending and investing activities:

Net (increase) decrease in loans
  to subsidiaries                (19,640,805)    3,554,000   (6,688,997)
Net increase in investments in
  subsidiaries                    (7,260,000)     (250,000)  (1,000,000)
Net (additions) disposals of premises
  and equipment                      192,206       (94,839)    (153,487)
                                 -----------    -----------   -----------

Net cash provided (used) by lending
 and investing activities        (26,708,599)    3,209,161   (7,842,484)
                                ------------   ------------  ------------

Financing activities:

Net (increase) decrease
  in borrowings                  13,434,195     (5,621,284)   4,966,842
Payments to acquire
   treasury stock                (2,887,611)    (6,207,150)    (637,889)
Proceeds from sale of
  treasury stock                  3,130,243        549,282      615,859
Proceeds from sale of stock for employee
  benefit plan                            -        893,496      829,236
Dividends paid                   (2,482,705)    (2,073,733)  (1,733,317)
                                 ----------      ---------    ---------
  Net cash provided (used) by financing
  activities                     11,194,122    (12,459,389)   4,040,731
                                 ----------    ------------  ------------
Net increase (decrease) in cash and cash
  equivalents                        67,026     (3,381,380)  (1,168,842)
Cash and cash equivalents at
  beginning of year                 202,921      3,584,301    4,753,143
Cash and cash equivalents at
  end of year                      $269,947       $202,921   $3,584,301
                                   ========     ==========  ============

Supplemental disclosures of cash flow information:

Cash paid during the year:
  Interest                      $ 1,450,597       $984,295     $879,808
                               ============    ===========  ============
Income taxes                   $  3,829,990    $11,569,195  $14,788,531
                               ============    ===========  ============

<Page 119>
                     Irwin Financial Corporation
                           Directors

As of March 1, 1996

   Sally Abrams Dean          Consultant,
                              Retired Senior Vice President,
                              Dillon, Read & Co. Inc.
   David W. Goodrich          Executive Vice President,
                              F. C. Tucker Company, Inc.
                              (Realty Company)
   John T. Hackett            Managing General Partner,
                              CID Equity Partners
                              (Venture Capital Partnership)
   William H. Kling           President,
                              Minnesota Public Radio
   John C. McGinty, Jr.       President,
                              Southeastern Indiana Health
                              Management, Inc.
                              President, Columbus Regional Hospital
   Irwin Miller               Former Chairman,
                              Cummins Engine Company, Inc.
   William I. Miller          Chairman,
                              Irwin Financial Corporation
   John A. Nash               President,
                              Irwin Financial Corporation
   Lance R. Odden             President and Headmaster,
                              The Taft School
   James T. Sakai             Former Chairman,
                              Contour Hardening, Inc.
                              (Metals Treatment Company)
   Theodore M. Solso          President and Chief Operating
                              Officer,
                              Cummins Engine Company, Inc.

<Page 120>

                     Irwin Financial Corporation
                           Senior Officers

As of March 1, 1996

   William I. Miller          Chairman
   John A. Nash               President
   Thomas D. Washburn         Senior Vice President
   Gregory F. Ehlinger        Vice President and Treasurer
   Jose M. Gonzalez           Vice President-Internal Audit
   Theresa L. Hall            Vice President-Human Resources
   Michael F. Ryan            Vice President-Community Development
   Matthew F. Souza           Vice President-Legal and Secretary
   Marie C. Strack            Vice President and Controller

<Page 121>
Form 10-K

For copies of the Corporation's Annual
Report on Form 10-K filed with the Securities and Exchange Commission, contact:

Thomas D. Washburn, Senior Vice President
Irwin Financial Corporation
P. O. Box 929
Columbus, Indiana 47202-0929

  or

The Securities and Exchange Commission
EDGAR site:
http://www.sec.gov

