Form 10-K, Exhibit 13
period 1996-12-31
IRWIN FINANCIAL CORPORATION
filed 1997-03-28
CIK 52617

Contents


Management's Discussion and Analysis of Results of Operations and Financial Condition:

28                         Five-Year Selected Financial Data and Graphs
31                         Consolidated Overview
32                         Mortgage Banking
40                         Community Banking
46                         Home Equity Lending
50                         Equipment Leasing
54                         Other Irwin Financial Businesses
54                         Consolidated Income Statement Analysis
56                         Consolidated Balance Sheet Analysis
59                         Capital
62                         Risk Management
62                         Credit Risk
67                         Liquidity
67                         Interest Rate Sensitivity
69                         Effects of Inflation

                         Financial Statements:

75                         Report of Management
76                         Report of Independent Public Accountants
77                         Consolidated Statement of Income
78                         Consolidated Balance Sheet
79                         Consolidated Statement of Changes in
                           Shareholders' Equity
80                         Consolidated Statement of Cash Flows
81                         Notes to Financial Statements

XXX  PAGE 27  XXX
XXXPAGE 138XXX
Management's Discussion
Five-Year Selected Financial Data:

                     1996      1995      1994      1993      1992
-----------------------------------------------------------------

Financial Data (in thousands)
For the year:

Net Revenues     $197,020   $148,364  $116,908  $119,366  $494,934
Other Operating
Expense           159,733    115,915    86,844    93,803    73,811
Net Income         22,428     20,083    18,216    15,588    12,866
Mortgage Loan
Closings        5,085,625  3,559,310 2,812,962 4,273,933 3,441,347
Return on Average
Equity             20.58%     22.60%    23.91%    24.91%    26.51%
Return on Average
Assets               1.95       2.28      2.43      2.15      1.97
Dividend Payout Ratio12.15     12.36     11.38     11.12      8.88

Per share:*
Net Income          $1.93      $1.75     $1.55     $1.33     $1.12
Cash Dividends       0.24       0.22      0.18      0.15      0.10
Book Value          10.46       8.76      7.21      6.03      4.82
Market Value at
December 31,        24.75      19.94     13.38     12.50     11.50

At year end:
Assets          1,303,886 $1,038,307  $659,671  $881,864  $602,465
Deposits          640,153    563,999   439,918   500,370   389,323
Mortgage Loans
Held for Sale     445,101    378,658   154,964   370,755   218,080
Loans and Leases,
 Net              522,457    407,904   304,548   252,823   207,138
Shareholders'
 Equity           118,902     99,216    81,104    70,093    55,343
Mortgage Servicing
Portfolio      10,810,988 10,301,914 8,818,502 7,922,299 5,470,505
Equity to Assets
Ratio               9.12%      9.56%    12.29%     7.95%     9.19%
Risk-based Capital
Ratio               14.23      14.49     19.18     15.68     16.46
Leverage Ratio (Tier
one)                 9.84      10.57     10.82      9.63      8.48

Averages:
Assets         $1,151,535   $882,164  $748,981  $725,846  $651,517
Equity            108,970     88,867    76,178    62,586    48,539
Shares Outstanding 11,610     11,486    11,766    11,720    11,534
-----------------------------------------------------------------

*Adjusted for stock splits

XXX  PAGE 28  XXX

MANAGEMENTS'S DISCUSSION

Consolidated Overview:

Irwin Financial Corporation earned record net income in 1996. This performance was largely due to increased loan originations in the mortgage banking business, continued growth at the community bank, and improved results at the Corporation's newly formed home equity lending business.

Net income for 1996 totaled $22,428,338, up 11.7% from 1995 and 23.1% from 1994. Net income per share in 1996 was $1.93 compared to $1.75 in 1995 and $1.55 in 1994. Return on average equity for 1996 was 20.58% compared to 22.60% in 1995 and 23.91% in 1994.
Return on average assets was 1.95% compared to 2.28% in 1995 and 2.43% in 1994.

Earnings By Line Of Business:

Irwin Financial Corporation is comprised of four lines of business:

     - Mortgage banking
     - Community banking
     - Home equity lending
XXXPAGE 139XXX
     - Equipment leasing

To provide an effective report on the Corporation's operations, the results of the activities of Irwin Union Bank which provide funding and invest in assets generated by other Irwin Financial companies have been included with the results of the other asset-generating companies. These combined figures are reported as the results of each line of business.

Earnings:
(In thousands)                           1996      1995      1994
-----------------------------------------------------------------
Mortgage Banking                      $20,422   $19,331   $15,728
Community Banking                       4,254     3,639     3,050
Home Equity Lending                     (816)   (3,220)         0
Equipment Leasing                       (141)     (334)       873
Parent (including consolidating
 entries)                             (1,291)       667   (1,435)
-----------------------------------------------------------------
                                      $22,428   $20,083   $18,216
-----------------------------------------------------------------

XXX  PAGE 31  XXX

Management's Discussion (continued)

Business Profile:
Mortgage Banking

Selected Financial Data

(In thousands)       1996      1995      1994      1993      1992
-----------------------------------------------------------------
Selected Income Statement Data:
Net interest income  $16,828  $13,290   $12,702   $15,067   $15,203
Loan origination fees 43,463   31,871    25,308    37,605    28,548
Gain on sale of loans 25,541   18,020     2,219    14,225    10,337
Loan servicing fees   44,587   36,087    32,426    24,428    15,135
Gain on sale
of servicing          16,378   15,271    17,716     2,979     5,133
Other income             888      787       647       550       448
--------------------------------------------------------------------

Total net revenues   147,685   115,326    91,018    94,854    74,804
  Operating expense  113,590    83,344    64,571    72,140    54,309
---------------------------------------------------------------------

Income before taxes   34,095    31,982    26,447    22,714    20,495
Income taxes          13,673    12,651    10,719     9,073     8,178
---------------------------------------------------------------------
Net income           $20,422   $19,331   $15,728   $13,641   $12,317
=====================================================================

Selected Balance Sheet Data at End of Period:

Mortgage loans held

  for sale          $371,058  $309,262  $131,543  $318,453  $179,583
XXXPAGE 140XXX
Mortgage servicing
  rights              67,750    51,783    18,834    11,505    10,156
Total assets         557,275   445,129   216,180   452,365   214,411
Short-term debt      265,646   227,021    68,259   215,014    77,731
Long-term debt         4,914     2,300     2,605     2,934     1,178
Shareholders' equity $66,180   $55,811   $50,805   $42,355   $31,105

Selected Operating Data:

Mortgage loan
  closings       $5,085,625 $3,559,310 $2,812,962 $4,273,933 $3,441,347
Servicing portfolio:
  Balance at
  December 31,   10,810,988 10,301,914  8,818,502  7,922,299  5,470,505
Weighted average coupon
  rate                7.83%      7.83%      7.59%      7.51%      8.37%
Weighted average servicing
  fee                 0.38       0.38       0.38       0.37       0.36
Servicing sold as a percent of
  production          60.9       28.4       49.8        5.6       12.3
----------------------------------------------------------------------------

XXX  PAGE 32  XX

Overview & Strategy:

The mortgage banking line of business consists of Inland Mortgage Corporation and the related activities of Irwin Union Bank. The business is headquartered in Indianapolis and originates, packages, sells, and services residential mortgage loans throughout the U.S. It has offices in 27 states and ranks among the top 25 mortgage loan originators in the country. Most of the loans originated and serviced are either government-insured through the Veterans' Administration (VA) or Federal Housing Administration (FHA) or conventional loans which conform to the underwriting guidelines of the two principal government-sponsored agencies which support the secondary mortgage markets, the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC).

Mortgage loans are originated through both branches (retail) and third party sources (wholesale). Potential borrowers are identified principally through relationships maintained with housing intermediaries including realtors and home builders.

Loans are funded on a short-term basis through credit facilities provided by commercial banks including Irwin Union Bank. Repurchase agreements with investment banks are also used. Individual loans are pooled, securitized, and sold into the secondary mortgage market. Servicing rights are periodically sold for a variety of reasons including cash flow and servicing portfolio management. Over the past five years, servicing rights have been retained on a total of 67.8% of the loans originated by this line of business.

1996 Review:
XXXPAGE 141XXX

Net income from mortgage banking was $20.4 million in 1996, an increase of 5.6% over 1995 results of $19.3 million and 29.8% over 1994 results of $15.7 million.

Mortgage Closings:
(In thousands)                           1996      1995      1994
-----------------------------------------------------------------
Total closings                     $5,085,625 $3,559,310 $2,812,962
Percent retail loans                    41.8%      50.3%     56.6%
Percent wholesale loans                  52.4      42.5      42.9
Percent brokered                          5.8       7.2       0.5
-----------------------------------------------------------------

XXX  PAGE 33  XXX

Annual loan closings in 1996 of $5.1 billion were up 42.9% from 1995 and 80.8% from 1994. During 1996 the mortgage bank originated a greater portion of its loans through wholesale channels than had been done in previous years. Income from mortgage loan originations totaled $43.5 million which was $11.6 million over 1995 and $18.2 million over 1994. Mortgage loan applications in process at the end of 1996 totaled $1.5 billion, compared with $1.2 billion at the end of 1995 and $0.5 billion at the end of 1994. Refinances accounted for 19.0% of 1996 loan closings, compared to 11.6% in 1995 and 15.8% in 1994.

Gains from the sale of mortgage loans totaled $25.5 million in 1996, up from $18.0 million in 1995 and $2.2 million in 1994. Gains recognized in 1996 and for the last nine months of 1995 reflect the change in generally accepted accounting principles for mortgage banking (SFAS No. 122) which took effect
April 1, 1995. Net revenues from loan sales were tempered somewhat by loan pricing concessions which totaled $2.5 million in 1996 compared to $3.8 million in 1995 and $0.1 million in 1994.

Mortgage Servicing:

Servicing Portfolio:
(In billions)                  1996      1995      1994
-----------------------------------------------------------------
Beginning portfolio           $10.3      $8.8      $7.9
Add:
  Loans originated              2.1       1.8       1.6
  Loans purchased               3.0       1.8       1.2
Deduct:
  Sale of servicing rights    (3.1)     (1.0)     (1.4)
  Run-off*                    (1.5)     (1.1)     (0.5)
-----------------------------------------------------------------
Ending portfolio              $10.8     $10.3      $8.8
=================================================================

Number of loans             140,354   129,270   107,101
Average loan size           $83,540   $82,186   $80,038
Percent GNMA                    51%       48%       57%
Percent FHLMC                    15        21        16
Percent FNMA                     16        17        20
Delinquency ratio:            5.12%     4.55%     3.25%
Capitalized servicing as a
percentage of servicing
portfolio                     0.65%     0.50%     0.23%
-----------------------------------------------------------------

XXXPAGE 142XXX

*Run-off is the reduction in principal balance of the servicing portfolio due to regular principal payments made by mortgagees and early repayment of an entire loan.

XXX  PAGE 34  XXX

The mortgage servicing portfolio was $10.8 billion at December 31, 1996, up 4.9% from the same date in 1995 and 22.6% from 1994. The 1996 annual portfolio run-off rate was 10.7%. This is up from the 1995 rate of 10.4% and the 1994 rate of 6.3%. The following table sets forth certain information regarding the interest rates of loans in the servicing portfolio at December 31:

Servicing Portfolio by Interest Rate:
                               1996      1995     1994
-----------------------------------------------------------------
Less than 7%                   8.9%     10.3%     20.1%
7.00 - 7.99%                   44.3      39.8      35.3
8.00 - 8.99%                   38.7      33.9      30.7
9% or greater                   8.1      16.0      13.9
-----------------------------------------------------------------
  Total                        100%      100%      100%
-----------------------------------------------------------------

The value of capitalized servicing rights must be adjusted for impairment which could result from interest rate changes. Although impairment write-offs caused by declining interest rates would be accompanied by increased loan origination fees, management has implemented hedging alternatives to avoid significant impairment provisions. Expenses related to mortgage servicing right impairment and hedging totaled $637.9 thousand in 1996 compared to $908.8 thousand in 1995. None were recorded in 1994.

The preceding information is related to the servicing portfolio owned by Inland. In addition to the owned servicing portfolio, the business subservices conventional loans for which it does not own servicing rights. The subservicing portfolio totaled $1.7 billion at December 31, 1996, compared to $1.9 billion on the same date in 1995.

Servicing and Other Fees:
(In thousands)                 1996      1995      1994
-----------------------------------------------------------------
Servicing fees              $44,587   $36,087   $32,426
Other fees                      888       787       647
-----------------------------------------------------------------
  Total                     $45,475   $36,874   $33,073
-----------------------------------------------------------------

Servicing fee income is recognized by collecting fees which range between 25 and 44 basis points annually on the principal amount of the underlying mortgages. An increase in the average size of the servicing portfolio throughout the year positively affected servicing income which increased 23.6% from 1995 and 37.5% from 1994.
XXXPAGE 143XXX

XXX  PAGE 35  XXX

Sale of Mortgage Servicing:

The mortgage banking business maintains the flexibility to either sell servicing rights for current income and cash flow or retain servicing for future cash flow. The decision to sell or retain servicing is based on current market conditions balanced with the business' interest rate risk tolerance.

Servicing rights totaling $3.1 billion were sold in 1996, generating a $16.4 million pre-tax gain on those sales, net of any purchased servicing expense which had been capitalized. This compares to servicing sales of $1.0 billion in 1995 that produced a $15.3 million pre-tax gain and $1.4 billion in 1994 that produced a $17.7 million pre-tax gain. The lower margin recognized in 1996 reflects the impact of the change in mortgage accounting standards made in 1995. Had all servicing been retained in 1996, gains on sales of loans would have been higher than what was recorded, with a corresponding reduction in gains from sales of servicing. Therefore, the net increase in income as a result of the decision to sell servicing was insignificant. Servicing sales in 1996 represented 60.9% of 1996 closings versus 1995 sales which were 28.4% of that year's closings and 1994 sales which were 49.8% of closings.

Net Interest Income:

Net interest income is generated from the interest earned on mortgage loans before they are sold to investors, less the interest expense incurred on borrowings to fund the loans. Net interest income totaled $16.8 million in 1996, compared to $13.3 million in 1995 and $12.7 million in 1994. The increase is due primarily to the increased loan volume experienced in 1996.

Operating Expenses:
(In thousands)                           1996      1995      1994
-----------------------------------------------------------------
Salaries and employee benefits        $66,153   $51,737   $41,725
Amortization of mortgage servicing
rights                                 13,259     4,865     1,943
Other expenses                         34,178    26,742    20,903
-----------------------------------------------------------------
Total operating expenses             $113,590   $83,344   $64,571
=================================================================
Number of employees at December 31,     1,474     1,316       955
-----------------------------------------------------------------

Total operating expenses increased 36.3% from 1995 and 75.9% from 1994. The increase reflects the continued expansion of the production system and increased costs associated with technological improvements made during the year.

XXX  PAGE  36

1997 Outlook:

The environment in which the mortgage bank operates is rapidly changing.
XXXPAGE 144XXX

As a result, technology will play an increasingly important role in the mortgage bank's strategic plans. Management believes that in order to remain competitive, the mortgage bank must advance its use of technology to reduce its costs of production and enhance its distribution methods or develop new channels of distribution. Significant technology initiatives which were started in 1996 will continue during the coming year.

Throughout much of its history, the mortgage banking business has concentrated on the origination of FHA and VA loans. As such, the company developed a reputation of effectively serving the mortgage origination needs of first-time home buyers. These borrowers generally require more guidance through the origination process than do those borrowers who previously qualified for mortgage loans.

Inland Mortgage continues to be interested in leveraging its capabilities to serve those borrowers who have special needs. The business recently began two initiatives to expand its reach in special needs borrowing. Both are in their early stages and are not expected to add materially to results in 1997. They are indicative, however, of efforts the company is making to focus on defensible market segments where a sustainable competitive advantage can be created based upon a dedication to customer service, fast turnaround time, and product innovation.

The first such initiative is the mortgage bank's entrance into the non-prime first mortgage lending market which is comprised of borrowers who do not qualify under the underwriting guidelines established by the government sponsored secondary market agencies for conforming first mortgages.
The second initiative to expand the company's reach involves making mortgage loans on selected resort properties located outside the United States. In December, 1996, Inland Mortgage began taking applications from U.S. borrowers for dollar denominated loans to be secured by residential real estate located in Mexico. The company is prepared to begin closing such loans during the first quarter of 1997.

Employees:

As of December 31, 1996, the mortgage banking line of business employed 1,474 people-approximately 74% of the Corporation's total employee base. Total employment expense in 1996 was $66.2 million or 58.2% of operating expenses.

XXX  PAGE 37  XXX

Inland Mortgage Corporation
Directors

John T. Hackett          Managing General Partner,
                         CID Equity Partners, L. P.
                         (Venture Capital Partnership)
William H. Kling         President,
                         Minnesota Public Radio
                         Inland Mortgage Corporation
William I. Miller        Chairman,
                         Irwin Financial Corporation
John A. Nash             President,
                         Irwin Financial Corporation
XXXPAGE 145XXX

Lance R. Odden           President and Headmaster,
                         The Taft School
James T. Sakai           Former Chairman,
                         Contour Hardening, Inc.
                         (Metals Treatment Company)
Thomas G. Shafran        President,
                         Better Homes Realty
Thomas D. Washburn       Senior Vice President,
                         Irwin Financial Corporation
Darell E. Zink, Jr.      Executive Vice President and Chief
                         Financial Officer
                         Duke Investments, Inc.
                         (Real Estate Development Company)

XXX  PAGE 38  XXX

Inland Mortgage Corporation
Senior Officers

     Rick L. McGuire          President
     Herbert B. Tasker        Executive Vice President-All
                              Pacific Region
     T. Lester Acree          Senior Vice President-Wholesale Loan
                                Purchasing
     Kenneth R. Block         Senior Vice President-Loan Production
     Katrina J. Crubaugh      Senior Vice President-Human Resources
     Mark J. Lynch            Senior Vice President-Nonconforming Lending
     William M. Meyer         Senior Vice President-Loan Servicing
     Timothy L. Murphy        Senior Vice President-Finance
     Erik J. Sorensen         Senior Vice President-Secondary Marketing
     Scott G. Beer            First Vice President-Secondary Marketing
     Mark E. Braden           First Vice President-Information Technology
     Richard C. Cargill       First Vice President-Metro Phoenix
     Robert H. Griffith, Jr.  First Vice President and Legal Counsel
     Renee M. Gunderson       First Vice President- Underwriting/Closing
                              Post Closing
     Darla S. Habig           First Vice President-Loan Control
     Allan D. Karlander       First Vice President-Central Region
     John F. Macke            First Vice President-Management Information
     David P. Matern          First Vice President-Loan Administration
     Rachelle E. Mikosz       First Vice President-Office Services
     Kevin M. Murphy          First Vice President-Accounting
     Michael G. Plank         First Vice President-Atlantic Coast Region
     Diana M. Rossetter       First Vice President-Quality Control
     Suzanne C. Samson        First Vice President-All Pacific Region
     Sherri K. Sanford        First Vice President-Customer Service
     Lyle E. Shearer          First Vice President-All Pacific Region
     Richard E. Skiles        First Vice President-Appraisals
     Nicholas Vracas          First Vice President-Mid-states Region

XXX  PAGE 39  XXX
XXXPAGE 146XXX

Management's Discussion (continued)

Business Profile:
Community Banking

Selected Financial Data

(In thousands)       1996      1995      1994      1993      1992
-----------------------------------------------------------------
Selected Income Statement Data:
Interest income   $35,645   $31,965   $23,808   $22,238   $20,267
Interest expense   15,908    14,048     8,822     8,684     8,379
Provision for loan
and lease losses    2,284     2,038     1,344     1,551     1,500
-----------------------------------------------------------------

Net interest income after provision for
loan and lease
losses             17,453    15,879    13,642    12,003    10,388
Noninterest income  9,384     7,187     5,719     6,192     5,443
-----------------------------------------------------------------
Total net revenues 26,837    23,066    19,361    18,195    15,831
Operating expenses 20,311    17,582    14,858    14,264    12,498
-----------------------------------------------------------------
Income before taxes 6,526     5,484     4,503     3,931     3,333
Income taxes        2,272     1,845     1,453     1,247     1,001
-----------------------------------------------------------------
Net income         $4,254    $3,639    $3,050    $2,684    $2,332
=================================================================

Selected Balance Sheet Data at
  End of Period:

Loans and leases,
 net             $331,790  $306,415  $252,226  $210,340  $176,958
Total assets      503,507   440,035   370,462   334,148   318,512
Deposits          453,879   400,149   341,459   298,615   314,773
Shareholders'
equity             33,967    28,722    24,686    23,882    20,470

Daily Averages:
Assets           $459,893  $405,249  $344,691  $302,692  $261,708
Deposits          413,935   358,343   315,229   275,956   236,641
Loans and leases,
 net              325,291   281,147   228,544   195,304   166,202
Shareholders'
equity             31,863    27,661    23,580    20,326    18,290
Shareholders' equity
to assets           6.93%     6.83%     6.84%     6.72%     6.99%
-----------------------------------------------------------------

XXX  PAGE 41  XXX

Overview & Strategy:

Community banking is conducted by Irwin Union Bank and Trust Company which is headquartered in Columbus, Indiana. At year-end 1996, it had 15 offices in six counties in south central Indiana. It holds a major share of the market in Bartholomew County where it has operated since 1871. Expansion into XXXPAGE 147XXX surrounding counties
has occurred in recent years and has been on a de novo basis. The community bank's strategy in these and other possible new markets is to position itself as "the local bank." The objective is to deliver services in the way customers would expect from a bank headquartered in that market. This means that every effort is made to staff the offices with local people and to give those people the authority to make key customer decisions. Credit, investment, trust, and insurance services are provided to individual and corporate customers.

1996 Review:

Community banking net income in 1996 totaled $4.3 million, up 16.9% from 1995 net income of $3.6 million and 39.5% from 1994 net income of $3.1 million. The return on average equity was 13.35% in 1996 as compared to 13.16% in 1995 and 12.93% in 1994.
Results include the income and expenses of trust operations and investment advisory services which were previously reported in the investor services line of business and are now managed and reported by the community bank. Also included are credit insurance income and expenses which were previously reported as a separate line of business. Results for previous years have been restated for comparability.

Net interest revenue:
(In thousands)                           1996      1995      1994
-----------------------------------------------------------------
Net interest revenue on a taxable
  equivalent basis*                   $20,096   $18,362   $14,989
Average interest earning assets       426,290   373,784   312,898
Net interest margin                     4.71%     4.91%     4.79%
-----------------------------------------------------------------
*Reflects what net interest revenue would be if all interest income was subject to federal and state income taxes.

Net interest revenue on a taxable equivalent basis increased 9.4% from 1995 and 34.1% from 1994 to a total of $20.1 million. Net interest revenue is the product of net interest margin and average earning assets.

Net interest margin was down for the year, coming in at 4.71% for 1996 compared to 4.91% in 1995 and 4.79% in 1994. The decline was principally due to declines in yields in the community bank's loan portfolio. The average yield on all earning assets was 8.45% compared to 8.67% for 1995 and 7.61% for 1994.

XXX  PAGE 41  XXX

Provision for Loan and Lease Losses:

The provision for loan and lease losses in 1996 was $2.3 million, compared to $2.0 million in 1995 and $1.3 million in 1994. The provision was equal to 0.7% of average loans and leases outstanding in 1996, compared to 0.7% in 1995 and 0.6% in 1994. See the section on credit risk for additional information on asset quality and reserve adequacy.

Noninterest Income:
(In thousands)                           1996      1995      1994
-----------------------------------------------------------------
XXXPAGE 148XXX
Trust fees                             $2,571    $2,470    $2,300
Service charges on deposit accounts 1,820 1,596 1,259 Insurance commissions, fees, and
premiums                                1,105     1,016       915
Gain from sale of consumer and mortgage
loans                                     909         0         0
Loan servicing fees                       690       210        93
Brokerage fees                            736       571         -
Other                                  $1,553    $1,324    $1,152
-----------------------------------------------------------------
Total noninterest income               $9,384    $7,187    $5,719
-----------------------------------------------------------------

Noninterest income was up 30.6% from 1995 and 64.1% from 1994. The increase is partially attributed to the sale of $59.5 million of consumer loans during 1996 which generated a pre-tax gain of $676.0 thousand. The community bank retained the right to service the sold loans which contributed to increased loan servicing fees in 1996.

Operating Expenses:
(In thousands, except for number
of employees)                           1996      1995       1994
-----------------------------------------------------------------
Salaries                              $10,916    $9,656    $8,278
Other expenses                          9,395     7,926     6,580
-----------------------------------------------------------------
Total operating expenses              $20,311   $17,582   $14,858
=================================================================
Number of employees at December 31,       304       291       262
-----------------------------------------------------------------

Operating expenses increased 15.5% from 1995 and 36.7% from 1994. Costs associated with expanding new products and markets contributed to increases over the past two years. In addition, during 1996 the community bank changed its strategy for offering employee benefits services to customers of the trust department. The decision was made to simplify and streamline the product offering. Also during 1996, the community bank exited the mortgage document custody business. As a result of these two changes, the community bank recorded $1.5 million of restructuring expenses during the year.

XXX  PAGE 42  XXX

Balance Sheet:

Total assets averaged $459.9 million in 1996, compared to $405.2 million in 1995 and $344.7 million in 1994. Average earning assets for the year were $426.3 million, up $52.5 million or 14.0% from 1995 and up $113.4 million or 36.2% from 1994. The most significant component of the 1996 increase was loans and leases which were up $44.1 million on average in 1996 as a result of the community bank's expansion efforts into new markets. Average deposits were $413.9 million or 15.5% higher in 1996 than 1995 and $98.7 million or 31.3% higher than 1994.

The community bank's equity to assets ratio averaged 6.93% for the year, compared to 6.83% in 1995 and 6.84% in 1994.
XXXPAGE 149XXX

1997 Outlook:

During 1997, the community bank plans to take advantage of the opportunities created by further consolidation in the banking industry. It plans to enter two new markets in which it can become the "local banking" alternative. The community bank will continue to expand its offering of non-traditional services in all of its markets. In addition, the community bank plans a test in certain markets of a new personal banker service made possible by the integration of information systems and new customer delivery channels through the use of new technology.

Employees:

As of December 31, 1996 the community bank employed 304 people.
Total employment expense in 1996 was $10.9 million or 53.7% of total operating expenses.

XXX  PAGE 43  XXX

Irwin Union Bank and Trust Company
Directors

     Robert H. Claxton   Senior Vice President-Finance,
                         Knauf Fiber Glass
                         (Manufacturer of Fiberglass Insulation)
     Claude E. Davis     President,
                         Irwin Union Bank and Trust Company
     John T. Hackett     Managing General Partner,
                         CID Equity Partners, L.P.
                         (Venture Capital Partnership)
     Robert W. Haddad    Chairman and President,
                         Columbus Container, Inc.
                         (Manufacturer of Corrugated Shipping
                         Containers)
     Carolyn A. Lickerman  Homemaker
     John C. McGinty, Jr.  President,
                           Southeastern Indiana Health Management, Inc.
                         President,
                         Columbus Regional Hospital
     William I. Miller   Chairman,
                         Irwin Financial Corporation
     John A. Nash        President,
                         Irwin Financial Corporation
     Charles A. Rau, M.D.  Physician
     John S. Spangler    President,
                         Milestone Contractors, L.P.
     Christine M. Vujovich Vice President,
                         Cummins Engine Company, Inc.
     Charles H. Watson   President,
                         Historic Columbus Development, Inc.
                         (Community Development Organization)

XXX  PAGE 44  XXX

Irwin Union Bank and Trust Company
XXXPAGE 150XXX

Senior Officers

     Claude E. Davis     President
     Bradley J. Kime     Executive Vice President
     Kevin P. Barr       Senior Vice President and Chief Financial
                         Officer
     William P. Guffey   Senior Vice President and Senior Lending Officer
     Albert C. Roszczyk  Senior Vice President-Bartholomew County
     William S. Beitler  President-Shelby County
     Karen S. Coldiron   President-Decatur County
     Brian D. Hall       President-Monroe County
     Robert L. Phillips  President-Johnson County
     William R. Redman   President-Hamilton County
     Donald J. Stuart    President-Irwin Union Advisory Services
     Gloria C. Bennett   Vice President-Investments and Funds Management
     David S. Brooks     Vice President-Bartholomew County
     Debora L. Cox       Vice President-Operations
     Patrick K. Crimmins Vice President-Bartholomew County
     Bradley R. Davis    Vice President-Controller
     Dyar Forkert        Vice President-Decatur County
     Joseph B. Hauersperger   Vice President-Shelby County
     William A. Helmbrecht Vice President-Bartholomew County
     Carrie K. Houston   Vice President-Human Resources
     James D. Keller     Vice President-Bartholomew County
     Dianne Kelly        Vice President-Jackson County
     Jay N. Morris       Vice President-Johnson County
     Ellen Z. Mufson     Vice President-Legal Counsel and
                         Assistant Secretary
     James D. Parcell    Vice President-Bartholomew County
     Rick L. Smith       Vice President-Jackson County
     Barbara A. Smitherman Vice President-Bartholomew County
     Jill A. Stanton     Vice President-Mortgage Lending
     Jerrie H. Suckow    Vice President-Bartholomew County
     Craig Teegarden     Vice President-Johnson County

XXX  PAGE 45  XXX

Management's Discussion (continued)

Business Profile:
Home Equity Lending

Selected Financial Data
(In thousands)                           1996      1995
-----------------------------------------------------------------
Net interest income                    $4,574    $1,298
Gain on sale of loans                   7,798     2,985
Loan servicing fees                     4,573        13
Other income                              141       229
-----------------------------------------------------------------
  Total net revenues                   17,086     4,525
Operating expenses                    $17,902     7,745
-----------------------------------------------------------------
Pre-tax loss                           ($816)  ($3,220)
=================================================================

XXXPAGE 151XXX

Selected Balance Sheet Data at End of Period:
Home equity loans net of loan loss
allowance                            $117,588   $36,225
Excess servicing                       15,343     5,683
Total assets                          147,088    51,611
Short-term debt                       129,627    24,981
Shareholders' equity                   13,221     5,538

Selected Operating Data:
Loan Volume:
  Lines of credits                     80,724    87,420
  Loans                                88,396         0
Servicing portfolio:
  Balance at December 31,             230,450    86,691
  Weighted average coupon rate:
    Lines of credit                    12.80%    13.61%
    Loans                              14.08%         0
-----------------------------------------------------------------

XXX  PAGE 46  XXX

Overview & Strategy:

The home equity line of business includes Irwin Home Equity and the related activities of Irwin Union Bank. Irwin Home Equity is located in San Ramon, California and was incorporated in late 1994. The company began marketing home equity loans in early 1995 through direct mail and telemarketing and currently markets in 16 states.

The business has the option to either hold the loans in portfolio or securitize and service them. If the loans are held in portfolio, many costs incurred during the period to produce the loans are expensed immediately, whereas the revenue from the loans accrues over the lives of the loans. Alternatively, if the loans are securitized and sold on the secondary market to investors, a portion of the present value of the future net revenues from the loans will be recognized in the current period, helping to offset the expenses incurred in producing the loans.

1996 Review:

The home equity lending business recorded a pre-tax loss of $0.8 million in 1996, compared to a $3.2 million pre-tax loss in 1995.

Loan Originations:

During 1996 the home equity lending business originated $169.1 million of home equity loans, up 93.5% from 1995 volume of $87.4 million.

The business securitized and delivered $79.9 million of loans in 1996 which generated a pre-tax gain of $6.8 million. This compares to a $3.0 million gain recognized in 1995 on the sale of $51.6 million of loans. In addition to the $79.9 million of loans that were delivered in 1996, another $60.1 million were securitized. These loans will be delivered in the first quarter of 1997, and
XXXPAGE 152XXX

the gain on the sale will be recognized at that time. During 1996, the business also recorded a one-time $1.0 million pre-tax adjustment to the gain recorded on the 1995 securitization. The adjustment resulted from the substitution of a letter of credit in 1996 for the cash reserve which had been in place when the transaction was recorded. This revised approach to providing for reserves caused the 1995 gain to be higher than it would have been under the previous approach. If the business uses letters of credit in future transactions, the resulting gains are expected to be similarly affected.

Servicing Portfolio:
(In thousands)                 1996      1995
-----------------------------------------------------------------
Balance at December 31     $230,450   $86,691
Delinquency ratio             0.67%     0.85%
-----------------------------------------------------------------

XXX  PAGE 47  XXX

The home equity lending business continues to service loans it has securitized. The servicing portfolio, which includes loans held on the company's books as well as securitized loans, increased 165.8% from 1995. The business earns a servicing fee equal to one percent of the outstanding principal balance of the securitized loans. Servicing fee income increased to $4.6 million in 1996 from $12.9 thousand in 1995. The level of fees in 1995 reflects the fact that loans were not securitized until late in the year

Net Interest Income:

As a result of the increased loan volume in 1996, net interest income before loan loss provision was up 234.6% to $5.6 million. The loan loss provision also increased to $983.5 thousand from $363.0 thousand. Net charge-offs for the home equity lending business were $37.0 thousand in 1996 as compared to $2.1 thousand in 1995.

Operating Expenses
(In thousands, except for
number of employees)                    1996      1995
-----------------------------------------------------------------
Salaries and employee benefits         $8,663    $3,995
Marketing and development               5,063     2,601
Other                                   4,176     1,149
-----------------------------------------------------------------
Total operating expenses              $17,902    $7,745
=================================================================
Number of employees at December 31,       159       107
-----------------------------------------------------------------

Balance Sheet:

The home equity lending business had $118.2 million of loans outstanding at December 31, 1996. This compares to $36.4 million at the end of 1995. The loan loss allowance also increased to $589.4 thousand at December 31, 1996 from $146.6 thousand in 1995.

1997 Outlook:
XXXPAGE 153XXX


During 1997, the home equity lending business looks to develop its business further and to increase its loan production volume. The business plans to continue exploring new products, funding alternatives, and markets where its skills in identifying customers well served by direct marketing of products uniquely tailored to their needs can be best applied.

The business will maintain the flexibility of either holding the loans it produces in portfolio or securitizing them in order to accelerate the recognition of income. Management will evaluate these options throughout the year in light of market conditions and financial objectives.

Employees:

As of December 31, 1996, the home equity business employed 159 people. Total employment expense in 1996 was $8.6 million or 48.4% of total operating expenses.

XXX  PAGE 48

Irwin Home Equity Corporation
Directors and Senior Officers

Directors

     Elena Delgado       President,
                         Irwin Home Equity Corporation
     William I. Miller   Chairman,
                         Irwin Financial Corporation
     John A. Nash        President,
                         Irwin Financial Corporation
     Thomas D. Washburn  Senior Vice President,
                         Irwin Financial Corporation

Senior Officers

     Elena Delgado       President
     Spencer J. Carlsen  Vice President-Production
     Edwin K. Corbin     Vice President-Finance and Servicing
     Kathryn J. Diamond  Vice President-Credit Risk Management
     J. Christopher Huseby Vice President-Marketing and Business
                         Development
     Sunita Liggin       Vice President-Human Resources
     Jocelyn Martin-Leano  Vice President-Operations Support
     Jack Nichols        Vice President-Information Services
     Fern Prosnitz       Vice President-Legal Counsel

XXX  PAGE 49  XXX

Management's Discussion (continued)

Business Profile:
Equipment Leasing

Selected Financial Data
XXXPAGE 154XXX

(In thousands)         1996      1995      1994      1993      1992
-----------------------------------------------------------------
Net interest income  $3,622    $3,409    $4,339    $3,638    $2,349
Noninterest income      418       300       123        47        33
-----------------------------------------------------------------
Total net revenues    4,040     3,709     4,462     3,685     2,382
Operating expenses    4,181     4,043     3,589     3,133     2,278
-----------------------------------------------------------------
Pre-tax income (loss)$(141)    $(334)      $873     $552       $104
=================================================================
Lease
 and loan volume    $36,624   $24,951   $23,585  $22,922    $19,140
Net leases and loans
outstanding          53,632    45,765    42,989   37,401     27,738

Number of leases and
  loans outstanding   9.186     7.766     7.209    6.438      5.032
Average new lease and
loan size            $9.298    $9.027    $9.152   $8.663     $8.180
-----------------------------------------------------------------

XXX  PAGE  50  XXX

Overview & Strategy:

The equipment leasing line of business is made up of Affiliated Capital Corp. and the related activities of Irwin Union Bank. Affiliated is a small-ticket leasing company headquartered in Northbrook, Illinois, focused on the medical equipment industry. The company was started by Irwin Financial in 1990 when it hired the staff and acquired the rights to the customers and vendors of the predecessor company which had been in business since 1983.

The strategy of the equipment leasing business is to establish relationships with manufacturers and distributors of medical equipment and to place leases with medical professionals through the sales representatives of these vendors. This allows the business to place leases nationwide despite the fact that all employees are located in Northbrook. In response to changing customer needs, in 1995 the business began entering into private-label financing agreements with several equipment manufacturers and began offering a revolving credit product to complement its lease products.

The business focuses on relatively low cost (under $50,000) equipment for health care professionals. In general, this equipment provides low cost treatment that is often preventative in nature. Markets covered include both hospitals and alternate care sites.

1996 Review:

Equipment leasing recorded a pre-tax loss of $140.8 thousand in 1996, compared with a pre-tax loss of $333.7 thousand in 1995 and pre-tax income of $872.6 in 1994. As a result of the strategy changes implemented in late 1995, lease and loan volume increased to $36.6 million in 1996, up 46.8% from $25.0 million in 1995 and 55.3% from $23.6 million in 1994. However, because of increased competition in the equipment leasing industry which created margin pressures, net interest income did not increase commensurately. Net interest income
XXXPAGE 155XXX

totaled $3.6 million in 1996,
an increase of $212.9 thousand or 6.2% from 1995 and a decrease of $717.4 thousand or 16.5% from 1994. Operating expenses were $4.2 million for the year, 3.4% higher than 1995 and 16.5% higher than 1994.

XXX  PAGE 51  XXX

1997 Outlook:

Competition in the small-ticket leasing industry is expected to remain strong in 1997. The equipment leasing business will strive to remain competitive with larger lessors using a strategy that focuses on adding value through product differentiation to targeted business partners. The challenge for the business is to demonstrate that this strategy can achieve an attractive rate of return on equity in the long run.

Employees:

As of December 31, 1996, equipment leasing employed 38 people.
Total          employment
expense in 1996 was $2.0 million or 48.0% of total operating expenses.

XXX  PAGE 52  XXX

Affiliated Capital Corp.
Directors and Senior Officers

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

Senior Officers

     Robert P. Albert    President
     David E. Levine     Senior Vice President
     Vincent F. D'Andrea Vice President and Controller
     Stuart A. Simon     Vice President-Sales
     David M. Tustison   Vice President-Strategic Planning


XXX  PAGE 53  XXX

Management's Discussion (continued)

Other Irwin Financial Businesses
XXXPAGE 156XXX

During the third quarter of 1996, the Corporation exited the brokered certificate of deposit and institutional brokerage businesses which were the sole businesses operated by the Investor Services line of business. A sale of selected assets of the brokered certificate of deposit program was completed in the third quarter, and its impact on earnings was not material. Parent company results in each period include the results of investor services.

The results of parent company operations combined with Investor
Services results and consolidating entries are summarized below:

(In thousands)                 1996      1995      1994
-----------------------------------------------------------------
Net revenues                $15,494   $17,986    $7,536
Operating expenses          (5,353)   (4,068)   (3,665)
Tax credit                      903     2,275       238
-----------------------------------------------------------------
                             11,044    16,193     4,109
Investor services             (283)       177     (186)
Eliminations               (12,052)  (15,703)   (5,358)
-----------------------------------------------------------------
Net income (loss)          $(1,291)      $667  $(1,435)
-----------------------------------------------------------------

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

Consolidated Income Statement Analysis:

Pre-tax income for 1996 totaled $37.3 million, up 14.9% from 1995 and 24.0%
from 1994. The effective income tax rate was 39.8% in 1996, 38.1% in 1995, and 39.4% in 1994. Please see Note 16 of Notes to the Consolidated Financial Statements for more information on income taxes.

Net interest revenue for 1996 totaled $47.8 million, up 28.1% from 1995 and 45.9% from 1994. The increase was due to a combination of increased loan volume at the community bank and home equity lending business and higher mortgage loan originations at the mortgage bank. Net interest margin was 4.94% in 1996, compared to 4.93% in 1995 and 5.03% in 1994. See page 70 for further analysis of the net interest margin.

XXX  PAGE  54  XXX

The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on a fully taxable equivalent basis:
XXXPAGE 157XXX

                       1996 Over 1995       1995 Over 1994
-----------------------------------------------------------------
(In thousands)    Volume    Rate  Total    Volume   Rate   Total
-----------------------------------------------------------------
Interest Income:
Loans and leases $13,248    $778 $14,026    $8,550 $3,210 $11,760
Mortgage loans held
  for sale         6,760   3,456  10,216     3,931     89   4,020
Taxable investment
  securities          21      51      72     (993)    605   (388)
Tax-exempt
  securities       (171)    (63)   (234)      (76)     82       6
Interest-bearing
deposits
  with financial
  institutions        28      78     106     (390)    203   (187)
Federal funds
  sold             (619)   (127)   (746)     (310)    583     273
-----------------------------------------------------------------
Total             19,267   4,173  23,440    10,712  4,772  15,484
-----------------------------------------------------------------
Interest Expense:

Money market
  checking          254   (233)      21         60    146     206
Money market
  savings          (88)    (49)   (137)      (221)    108   (113)
Regular savings    (23)   (134)   (157)       (44)    458     414
Time deposits     (268)   3,406   3,138      5,779  (537)   5,242
Short-term
  borrowings      6,451   3,685  10,136      2,071  2,884   4,955
Long-term debt       78    (22)      56         10    221     231
-----------------------------------------------------------------
Total             6,404   6,653  13,057      7,655  3,280  10,935
-----------------------------------------------------------------
Net interest
  revenue       $12,863 $(2,480)$10,383     $3,057 $1,492  $4,549
-----------------------------------------------------------------

Note: Variance not solely due to rate or volume is allocated on the basis of the absolute relationship between volume variances and rate variances.

XXX  PAGE 55  XXX

The consolidated provision for loan losses for 1996 was $4.5 million, up 44.8% from 1995 and 157.7% from 1994. More information on this subject is contained in the section on credit risk.

Other income increased 34.6% in 1996 to $153.6 million. This compares to $114.1 million in 1995 and $85.9 million in 1994. The most significant increases came in the categories related to mortgage banking and home equity lending activities which were previously discussed on pages 32 and 46.
XXXPAGE 158XXX

Other expenses in 1996 totaled $159.7 million, up 37.8% from 1995 and 83.9% from 1994. The 1996 increase in consolidated other expense of $43.8 million was mostly due to operating expenses associated with expanded mortgage and home equity loan production.

Consolidated Balance Sheet Analysis:

Total assets at year-end 1996 were $1.3 billion, up 25.6% from 1995 and 97.7%from 1994. However, changes in the average balance sheet are a more accurate reflection of the actual changes in the level of activity on the balance sheet. Average assets were $1.2 billion in 1996, up 30.5% from 1995 and 53.7% from 1994. Mortgage loans held for sale increased by $93.2 million, while loans and leases increased by $127.5 million or 34.5% on average in 1996.

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

Loans by Category:

At December 31, (In thousands) 1996      1995      1994      1993      1992
-----------------------------------------------------------------
Commercial, financial,
  and agricultural         $179,650  $150,312  $136,083  $121,024  $108,964
Real estate
  construction               48,991    36,126    21,960    21,258    15,890
Real estate mortgage        210,697   108,351    47,423    30,805    25,177
Consumer                     38,371    67,756    55,323    41,101    30,626
Direct lease financing       62,372    60,979    58,348    52,555    38,082
Unearned income            (11,030)  (10,999)  (10,726)  (10,627)   (8,380)
----------------------------------------------------------------------------
  Total                    $529,051  $412,525  $308,411  $256,116  $210,359
---------------------------------------------------------------------------

XXX  PAGE 56  XXX

Maturity Distribution of Loans:
                                        After
                                      One But
At December 31, 1996         Within    Within     After
(In thousands)             One Year Five Years Five Years   Total
-----------------------------------------------------------------
Commercial, financial, and
  agricultural              $33,843   $56,688   $89,119  $179,650
Real estate construction     48,991         0         0    48,991
Real estate mortgage         81,908    11,424   117,365   210,697
Consumer loans                6,325    29,161     2,885    38,371
Direct lease financing            0    62,372         0    62,372
                                                         --------
Total                                                    $540,081
                                                         ========
XXXPAGE 159XXX

Loans due after one year with:
  Fixed interest rates                                   $207,135
  Variable interest rates                                 161,879
-----------------------------------------------------------------
  Total                                                  $369,014
-----------------------------------------------------------------

On average, investment securities decreased $1.3 million in 1996 to $65.4 million. The carrying value of investments at December
31, 1996 includes $51.2 thousand of unrealized losses on available-for-sale securities.

The book value of investment securities at the end of the last three years is as follows:

At December 31, (In thousands)           1996      1995      1994
-----------------------------------------------------------------
Held-to-Maturity:
  U.S. Treasury and Government
    obligations                       $38,317   $26,914   $41,826
  Obligations of states and political
    subdivisions                        4,466     6,490     7,549
  Mortgage-backed securities            7,154     8,859     9,982
  Corporate obligations                     0         0     1,000
-----------------------------------------------------------------

  Total held-to-maturity               49,937    42,263    60,357
-----------------------------------------------------------------
Available-for-Sale:
  U.S. Treasury and Government
    obligations                        19,924    15,359    13,834
  Mortgage-backed securities            3,237     3,247     3,166
  Other                                    26         0         0
-----------------------------------------------------------------
  Total available-for-sale             23,187    18,606    17,000
-----------------------------------------------------------------
    Total investments                 $73,124   $60,869   $77,357
-----------------------------------------------------------------

XXX  PAGE 57  XXX

Maturity Distribution of Investment Securities:

                                                  After
                                        After      Five
                                      One But       But
                             Within    Within    Within     After
                                One      Five       Ten       Ten
At December 31, 1996 (In thousands)      Year     Years     Years Years
-----------------------------------------------------------------
U.S. Treasury and Government
  obligations               $12,808   $33,247        $0   $12,186
Obligations of states and political
  subdivisions                  481     1,437     1,173     1,375
Mortgage-backed securities      106       356     1,522     8,407
Other                            26         0         0         -
-----------------------------------------------------------------
XXXPAGE 160XXX
  Total                     $13,421   $35,040    $2,695   $21,968
=================================================================

Weighted Average Yield:
  Held-to-maturity            6.95%     6.50%     8.64%     7.39%
  Available-for-sale          5.72%     6.30%        0%     6.25%
-----------------------------------------------------------------

The weighted average yield on state and municipal obligations has been calculated on a fully taxable equivalent basis, assuming a 34.5% tax rate.

Deposits averaged $632.2 million during 1996, compared to $526.1 million in 1995 and $467.1 million in 1994. Demand deposits were up 78.2% on average, or $104.7 million from 1995. A significant portion of demand deposits is related to deposits at Irwin Union Bank which are associated with escrow accounts held on loans in the servicing portfolio of Inland Mortgage. These escrow accounts averaged $179.0 million in 1996.

Maturities of certificates of deposit of $100 thousand or more are set forth in the following table:

At December 31, (In thousands) 1996      1995      1994
-----------------------------------------------------------------
Under 3 months              $47,907   $27,131    $9,197
3 to 6 months                 5,127     6,299     4,581
6 to 12 months                7,493    14,378     4,248
After 12 months               5,977     6,268     3,448
-----------------------------------------------------------------
  Total                     $66,504   $54,076   $21,474
-----------------------------------------------------------------

Short-term borrowings averaged $334.3 million in 1996, compared to $217.3 million in 1995 and $167.8 million in 1994. The increase in 1996 is due to the increase in mortgage loan closings in 1996.

XXX  PAGE 58  XXX

The following table shows the distribution of the Corporation's short-term borrowings and the weighted average rates at the end of each of the last three years. Also provided are the maximum borrowings and the average borrowings as well as weighted average interest rates for the last three years.

                         Repurchase
                         Agreements
                           & Drafts              Federal
                            Payable                 Home
                         Related to            Loan Bank
                           Mortgage            Borrowings     Lines
                               Loan Commercial  & Federal        of
(In thousands)             Closings      Paper      Funds    Credit
-------------------------------------------------------------------
Year Ended           1996  $264,998   $17,175   $74,118  $105,592
  December 31:       1995   225,873    21,723    40,000    22,683
                     1994    75,944    15,538       199     2,300
XXXPAGE 161XXX
Weighted average     1996     4.65%     5.95%     5.80%     6.68%
  interest rates at  1995      4.32      6.32      6.02      7.35
  year-end:          1994      4.59      5.65      5.75      8.50

Maximum amount       1996  $270,516   $27,214  $121,000  $135,442
  outstanding at any 1995   271,694    21,723    52,448    38,596
  month's end:       1994   159,650   19,996     26,000     5,600

Average amount       1996  $218,810   $23,794   $44,139   $47,561
  outstanding during 1995   155,726    19,125    20,497     6,109
  the year:          1994   146,799    17,372     3,140       507

Weighted average     1996     3.78%     6.02%     5.80%     6.80%
interest rate during 1995      4.12      6.41      6.03      8.06
  the year:          1994      3.62      4.63      5.71      7.14
-----------------------------------------------------------------

Capital:

Shareholders' equity averaged $109.0 million in 1996, up 22.6% from 1995 and 43.0% from 1994. Year-end shareholders' equity of $118.9 million represented book value per share of $10.46, compared to $8.76 and $7.21 at December 31, 1995 and 1994, respectively.

Prior to the adoption of SFAS No. 122 in the second quarter of 1995, mortgage banking accounting did not allow the full value of mortgage servicing rights to be reflected on the balance sheet. Since a significant portion of the Corporation's mortgage servicing portfolio was generated prior to the adoption of the new accounting standard, it represents substantial economic

XXX  PAGE 59  XXX

value which is not recorded on the balance sheet. The following table demonstrates the estimated after-tax value of the servicing portfolio at December 31:

(In thousands)                 1996      1995      1994
-----------------------------------------------------------------
Total loans serviced    $10,810,988 $10,301,914  $8,818,502
-----------------------------------------------------------------
Value (@ 1.5%)             $162,165    $154,529    $132,278
Less capitalized servicing   70,551      51,783      20,302
Tax liability (@ 40%)        36,646      41,098      44,791
-----------------------------------------------------------------
Net value                   $54,968     $61,648     $67,185
=================================================================
Per share of common stock     $4.84       $5.44       $5.97
-----------------------------------------------------------------

With the implementation of the new accounting standard in 1995, this off-balance sheet value will decline over future years and eventually be reduced to zero.
XXXPAGE 162XXX

Total book value per share including the value of the servicing portfolio was $15.30 at December 31, 1996, up from $14.20 and $13.18 at December 31, 1995 and 1994, respectively.

(In thousands)                 1996      1995      1994
-----------------------------------------------------------------
Tier 1 capital             $117,416   $92,554   $80,966
Tier 2 capital                6,594     4,620     3,863
-----------------------------------------------------------------
Total risk-based capital   $124,010   $97,174   $84,829
=================================================================
Risk-weighted assets       $871,460  $670,675  $442,315
=================================================================
Risk-based ratios:
  Tier 1 capital             13.47%    13.80%    18.31%
  Total capital               14.23     14.49     19.18
Tier 1 leverage ratio          9.84     10.57     10.82
Ending shareholders'
equity to assets               9.12      9.56     12.29
Average shareholders'
equity to assets               9.46     10.07     10.17
-----------------------------------------------------------------

Capital is a major focus of regulatory attention, with both book and risk-based capital standards used as capital adequacy measures. Unless an institution has adequate capital in the opinion of the regulators, they may withhold approval for new activities or force additions to capital. Therefore, the Corporation con-siders both the regulator's viewpoint and its own analysis of the capital structure and leverage amounts that are consistent with underlying business risks.

At year-end 1996, the Corporation's total risk-adjusted capital ratio was 14.23% compared to a current regulatory minimum of 8.0%. The Corporation's ending equity to assets ratio for 1996 was 9.12%. However, as previously

XXX  PAGE 60  XXX

discussed, temporary conditions which existed at year end make the average balance sheet ratio a more accurate measure of capital. The Corporation's average equity to assets ratio for 1996 was 9.46%.

In January 1997, the Corporation issued $50,000,000 of trust preferred securities through a trust created and controlled by the Corporation. The securities, which are publicly traded, were issued at $25 per share with a cumulative dividend rate of 9.25%, payable quarterly. They have an initial maturity of 30 years with a 19-year extension option which the Corporation can exercise at any point during the first 30 years. The securities are callable at par after five years, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securites for federal income tax purposes. The securities are not corvertible into common stock of the Corporation.

Stock Prices and Dividends:
XXXPAGE 163XXX

The common stock of Irwin Financial is quoted on the National Association ofSecurities Dealers Automated Quotation System National Market System (NASDAQ-NMS- trading symbol, IRWN). The following table sets forth certain information regarding trading in, and cash dividends paid with respect to, the shares of the Corporation's common stock in each quarter of the three most recent calendar years.

                                                            Total
                                      Quarter      Cash Dividends
1994                *High      *Low      *End*Dividends *For Year
-----------------------------------------------------------------
First quarter      $123/4    $107/8    $113/8    $0.045
Second quarter      117/8     101/4     111/8     0.045
Third quarter          14     101/2     135/8     0.045
Fourth quarter      137/8     123/4     133/8     0.045     $0.18

1995
-----------------------------------------------------------------
First quarter      $157/8    $133/4    $151/2    $0.055
Second quarter      175/8     151/2     171/4     0.055
Third quarter       181/4     171/4     173/4     0.055
Fourth quarter      201/8     175/8        20     0.055     $0.22

1996
-----------------------------------------------------------------
First quarter      $223/4    $193/4    $221/8    $0.060
Second quarter      221/4     195/8     195/8     0.060
Third quarter       215/8     177/8     211/4     0.060
Fourth quarter      243/4     211/4     243/4     0.060     $0.24
-----------------------------------------------------------------

*Adjusted for December 30, 1996 two-for-one stock split.

XXX  PAGE 61  XXX

The Corporation expects to continue its policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements, and financial condition. On February 19, 1997, the Corporation's Board of Directors approved an increase in the first quarter dividend to $0.07 per share, payable in March 1997. Dividends by the Irwin Union Bank to the Corporation are restricted by banking law. See Note 15 of Notes to the Consolidated Financial Statements.

Risk Management:

As a financial intermediary, Irwin Financial Corporation is engaged in businesses which involve the assumption of financial risks including:

     - Credit risk
     - Liquidity risk
     - Interest rate risk

Each line of business that assumes financial risk uses a formal process to manage this risk. In all cases, the objectives are to ensure that risk is contained within prudent levels and that we are adequately compensated for the level of risk assumed. The Chairman, the President, and the Chief Financial Officer of the parent company participate in each subsidiary's risk management process.
XXXPAGE 164XXX
Credit Risk:

The assumption of credit risk is a key source of earnings for the community bank, home equity lending, and equipment leasing businesses. In addition, the mortgage banking business assumes some credit risk despite the fact that its mortgages are typically insured. The credit risk in the loan portfolio of the community bank and home equity lending business has the most potential to have a significant effect on consolidated financial performance.

The community bank and home equity lending business manage credit risk through the use of lending policies, credit analysis and approval procedures, periodic loan reviews, and personal contact with borrowers. Loans over a certain size are reviewed by a loan committee prior to approval.

The equipment leasing business manages credit risk in a manner similar to that used by the community bank and the home equity business. It uses lending policies, credit analysis procedures and personal contact with lessees.

XXX  PAGE 62  XXX

An allowance for loan and lease losses is established as an estimate of the potential credit risk of the loans and leases held by the Corporation. In determining the adequacy of this allowance, management evaluates the creditworthiness of significant borrowers, past loan and lease loss experience, and current and anticipated economic conditions. The allowance is increased by provisions against income and recoveries of loans and leases previously charged off.

Loans and leases that are determined by management to be uncollectible are charged against the allowance. The table on page 64 analyzes the consolidated allowance for possible loan and lease losses over the past five years.

Net charge-offs in 1996 were $1.8 million, down 15.2% from 1995, and up 53.9% from 1994. Net charge-offs to average loans and leases was 0.36%, compared to 0.57% in 1995 and 0.41% in 1994.

The provision for loan and lease losses was $4.5 million, 249.9% of net charge-offs. The coverage ratio was 146.3% in 1995 and 149.3% in 1994.

At year end, the allowance for possible loan and lease losses was 1.25% of loans and leases, compared to 1.12% in 1995 and 1.25% in 1994.

Total nonperforming loans and leases at year end were $5.0 million, compared to $2.4 million at the end of 1995 and $2.8 million at the end of 1994. Nonperforming loans and leases as a percent of total loans and leases were 0.94% at year-end 1996, compared to 0.58% in 1995 and 0.90% in 1994. Other real estate owned totaled $2.2 million at December 31, 1996, up from $0.3 million in 1995 and $0.5 in 1994. Total nonperforming assets were $7.2 million, or 0.55% of total assets at December 31, 1996, as compared to $2.7 million or 0.26% at year-end 1994 and $3.3 million or 0.50% at the end of 1994.

XXX  PAGE 63  XXX
XXXPAGE 165XXX

Analysis of Allowance for Loan and Lease Losses

(In Thousands)       1996      1995      1994      1993      1992
-----------------------------------------------------------------
Loans and leases outstanding at end of period, net of unearned
  income         $529,051  $412,525  $308,411  $256,116  $210,359
=================================================================
Average loans and leases for the period, net of unearned
income           $496,729  $369,220  $279,389  $232,898  $195,161
=================================================================

Allowance for loan and lease losses:

Balance beginning of
 period            $4,620    $3,863    $3,293    $3,220    $2,282

Charge-offs:

Commercial, financial, and
  agricultural loans  495       845       266     1,074       626
Real estate mortgage
loans                  37         2         0         0         0
Consumer loans        959       953       543       387       392
Lease financing       883       690       757       323       207
-----------------------------------------------------------------
 Total charge-offs  2,374     2,490     1,566     1,784     1,225
-----------------------------------------------------------------
Recoveries:

Commercial, financial, and
  agricultural loans  133         2        34        82        21
Consumer loans        214       197       180        94       204
Lease financing       246       191       195       104        28
-----------------------------------------------------------------
  Total recoveries    593       390       409       280       253
-----------------------------------------------------------------
Net charge-offs   (1,781)   (2,100)   (1,157)   (1,504)     (972)
Reduction due to
  sale of loans     (695)     (216)         0         0         0
Provision charged to
  expense           4,450     3,073     1,727     1,577     1,910
-----------------------------------------------------------------
Balance end
of period          $6,594    $4,620    $3,863    $3,293    $3,220
=================================================================

Allowance for loan and lease losses:

By category of loans and leases
  Commercial, financial, and
agricultural
loans              $3,676    $2,349    $2,586    $2,031    $1,635
  Consumer loans    1,974     1,420       767       650     1,122
  Lease financing     944       851       510       612       463
-----------------------------------------------------------------
  Total            $6,594    $4,620   $3,863     $3,293    $3,220
=================================================================

XXXPAGE 166XXX

Ratios:

Net charge-offs to average loans
  and leases        0.36%     0.57%     0.41%     0.65%     0.50%
Allowance for loan losses to average
  loans and leases  1.33%     1.25%     1.38%     1.41%     1.65%
Allowance for loan losses to loans and
  leases outstanding1.25%     1.12%     1.25%     1.29%     1.53%
-----------------------------------------------------------------

XXX  PAGE 64  XXX

Nonperforming Assets

(In thousands)       1996      1995      1994      1993      1992
-----------------------------------------------------------------
Accruing loans past due 90 days or more:

Commercial, financial, and
  agricultural loans $256      $418      $113      $800        $7
Real estate mortgages 234         0         0       141        12
Consumer loans        205       202        93        88       121
-----------------------------------------------------------------
                      695       620       206     1,029       140
-----------------------------------------------------------------

Nonaccrual loans and leases:
Commercial, financial, and
  agricultural
loans               2,739       670     1,523     1,373     1,500
Real estate mortgages 260       694       689       848     1,540
Consumer loans          0         0         0        39        55
Lease financing
  receivables       1,261       415       363       242       299
-----------------------------------------------------------------
                    4,260     1,779     2,575     2,502     3,394
-----------------------------------------------------------------
Total nonperforming loans and
  leases            4,955     2,399     2,781     3,531     3,534
-----------------------------------------------------------------
Other real estate owned2,239    295       489       623     1,085
-----------------------------------------------------------------
Total nonperforming
  assets           $7,194    $2,694   $3,270     $4,154    $4,619
=================================================================
Nonperforming loans and leases to total
  loans and leases  0.94%     0.58%     0.90%     1.38%     1.68%
=================================================================
Nonperforming assets to total
  assets            0.55%     0.26%     0.50%     0.47%     0.77%
-----------------------------------------------------------------

XXXPAGE 167XXX

Loans which are past due 90 days or more are placed on nonaccrual status unless, in management's opinion, there is sufficient collateral value to offset both principal and interest.

XXX  PAGE 65  XXX

Renegotiated and Nonaccrual Loans

(In thousands)                 1996      1995      1994
-----------------------------------------------------------------
Interest which would have been  recorded under original terms
  Renegotiated                   $0        $0        $0
  Nonaccrual                    309       178       232
-----------------------------------------------------------------
                                309       178       232
-----------------------------------------------------------------

Interest income actually recorded
  Renegotiated                    0         0         0
  Nonaccrual                    150        55       110
-----------------------------------------------------------------
                                150        55       110
-----------------------------------------------------------------
Reduction in interest income   $159      $123      $122
-----------------------------------------------------------------

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

Further information regarding the balance of nonaccrual loans at December 31, 1996 and related payment information is as follows:

Analysis of Nonaccrual Loans
                                 Contractual   Cash interest payments
                    Book balance     balance         applied as:
                    December 31,December 31,  interest  reduction
(In thousands)              1996        1996  income of principal
-----------------------------------------------------------------
Contractually past due with:
 substantial performance    $168        $168        $9         $5
 limited performance       2,463       2,849       104        562
 no performance              963       1,267         0          0

Contractually current, however:
 payment in full of principal or
    interest in doubt        666         666        37         19
-----------------------------------------------------------------
Total                     $4,260      $4,950      $150       $586
-----------------------------------------------------------------

XXXPAGE 168XXX

XXX  PAGE 66  XXX

Liquidity:

Liquidity is the availability of funds to meet the daily requirements of the business. For financial institutions, demand for funds comes principally from extensions of credit and withdrawal of deposits. Liquidity is provided by asset maturities or sales and through short-term borrowings.

The objectives of liquidity management are to ensure that funds will be available to meet demands and that funds are available at a reasonable cost. As with other forms of financial risk, liquidity is managed separately at each of our lines of business. In the case of Irwin Union Bank, this occurs at the monthly meeting of the Asset-Liability Management Committee.

Since loans and leases are substantially less marketable than securities, the ratio of total loans to total deposits is the traditional measure of liquidity for banks and bank holding companies. At year-end 1996, this ratio stood at 81.6%. The Corporation is able to maintain this position of high liquidity without a substantial sacrifice in the form of a lower net interest margin due to the position in mortgage loans held for sale. These loans carry an interest rate equal to the current market rate for mortgage loans. However, liquidity is significantly improved since all mortgage loans held for sale are in the process of being securitized and sold. The holding period for an individual loan typically does not exceed 90 days.

Interest Rate Sensitivity:

Interest rate sensitivity refers to the potential for changes in market rates of interest to cause changes in net interest income.
Since net interest income is a major source of income, it is important that potential changes are managed prudently.

The Asset-Liability Management Committee of Irwin Union Bank monitors the repricing structure of both assets and liabilities over various time horizons. Exposure to changes in interest rates is evaluated by modeling the repricing characteristics of the portfolio under multiple rate scenarios. Formal policies approved by the Bank's Board of Directors ensure that exposure to changes in net interest revenues is maintained within acceptable levels.

The mortgage banking business assumes a form of interest rate risk by entering into commitments to extend loans to borrowers at a fixed price for a limited period of time. Loans are also held temporarily until a pool is formed. Once again, a formal policy ensures that this risk is controlled. The home equity and equipment leasing businesses are exposed to potential interest rate risk that is similar to the lending operations of the community bank.

XXX  PAGE  67  XXX

Rate sensitivity at the community bank can typically be managed by controlling the maturity of loans, securities, and deposits.
The community bank may also use financial futures or interest rate swaps from time to time. The mortgage
XXXPAGE 169XXX

bank buys commitments
to deliver loans at a fixed price to manage risk. The policy at both the home equity lending business and the equipment leasing business is to match-fund all assets. In some cases, the Corporation uses internal hedges to allow for the risk characteristics of one line of business to offset those of another.

As the following table shows, the consolidated one-year gap at year-end 1996 was a positive $133.2 million. This compares to a positive gap of $153.6 million at year-end 1995. The large positive gaps have been due to levels of escrow deposits from the servicing portfolio of the mortgage bank. These deposits are generally held in noninterest-bearing accounts at Irwin Union Bank. However, they are invested in earning assets with rate maturities of less than one year, including mortgage loans held for sale.

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

XXX  PAGE 68  XXX

                                       Within  3 Months     After
Interest Sensitivity:(In thousands)  3 Months  to 1 Year    1 Year
-----------------------------------------------------------------
Interest-earning assets:
Interest-bearing deposits with banks   $2,049    $3,294    $6,000
Taxable investment securities          16,679    15,133    36,846
Tax-exempt investment securities           95       386     3,985
Mortgages held for sale               445,100         0         0
Loans, net of unearned discount       300,393    86,581   142,077
-----------------------------------------------------------------
Total interest-earning assets         764,316   105,394   188,908
-----------------------------------------------------------------

Interest-bearing liabilities:
Money market checking                  17,122         0    57,993
Money market savings                    2,867         0     8,798
Regular savings                        45,051     2,094    19,801
Time deposits                         148,372    53,101    45,606
Short-term borrowings                 456,683     5,200         0
Long-term debt                          1,844     4,181    11,618
-----------------------------------------------------------------
XXXPAGE 170XXX

Total interest-bearing liabilities    671,939    64,576   143,816
-----------------------------------------------------------------
Interest sensitivity gap              $92,377   $40,818  $ 45,092
=================================================================
Cumulative gap                        $92,377  $133,195  $178,287
-----------------------------------------------------------------

Effects of Inflation:

The Corporation is affected by inflation primarily as it impacts interest rates. We believe that a financial institution's ability to react to changing interest rates is an indicator of its ability to perform in an inflationary environment. Please see the section on interest rate sensitivity for a discussion on this subject.

XXX  PAGE 69  XXX

Daily Average Consolidated Balance Sheet,
Interest Rates and Interest Differential

For the year ended December 31,                    1996
-----------------------------------------------------------------
                                      Average              Yield/
(In thousands)                        Balance  Interest      Rate
-----------------------------------------------------------------
Assets:
Interest-earning assets:

Interest-bearing deposits with banks  $10,282      $603      5.87%
Federal funds sold                     24,370     1,290      5.29
Taxable investment securities          60,080     4,076      6.78
Tax-exempt investment securities (1)    5,348       504      9.43
Mortgage loans held for sale          379,027    30,943      8.16
Loans and leases, net of
unearned income (2)                   496,729    52,391     10.55
-----------------------------------------------------------------
    Total interest-earning assets     975,836    89,807      9.20
-----------------------------------------------------------------

Noninterest-earning assets:

Cash and due from banks                38,309
Premises and equipment, net            17,425
Other assets                          125,689
Less allowance for possible loan
  and lease losses                    (5,724)
------------------------------------------------------
    Total assets                   $1,151,535
                                   ==========

Liabilities and Shareholders'
Equity:

Interest-bearing liabilities:
XXXPAGE 171XXX

Money market checking                 $79,704     1,571     1.97%
Money market savings                   12,455       328      2.63
Regular savings                        52,657     1,861      3.53
Time deposits                         248,694    13,972      5.62
Short-term borrowings                 334,304    22,115      6.62
Long-term debt                         21,840     1,778      8.14
-----------------------------------------------------------------
Total interest-bearing liabilities    749,654    41,625      5.55
-----------------------------------------------------------------

Noninterest-bearing liabilities:

Demand deposits                       238,673
Other liabilities                      54,238
Shareholders' equity                  108,970
------------------------------------------------------
Total liabilities and shareholders'
        equity                     $1,151,535
                                   ==========

Net interest income                             $48,182
                                                =======
Net interest income to average interest-earning
    assets                                                  4.94%
-----------------------------------------------------------------

Notes:
(1) Interest is reported on a fully taxable equivalent basis. The prevailing federal income tax rate was 34.5% in 1996, 34% in 1995 and 35% in 1994.
(2) For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

XXX  PAGE 70  XXX

For the year ended December 31,                    1995
-----------------------------------------------------------------
                                     Average               Yield/
(In thousands)                       Balance   Interest      Rate
-----------------------------------------------------------------
Assets:
Interest-earning assets:
Interest-bearing deposits with banks   $9,737      $497      5.10%
Federal funds sold                     35,006     2,036      5.82
Taxable investment securities          59,765     4,004      6.70
Tax-exempt investment securities (1)    6,961       738     10.60
Mortgage loans held for sale          285,808    20,727      7.25
Loans and leases, net of
unearned income (2)                   369,220    38,364     10.39
-----------------------------------------------------------------
   Total interest-earning assets      766,497    66,366      8.66
                                                            =====

Noninterest-earning assets:
Cash and due from banks                36,263
Premises and equipment, net            15,011
XXXPAGE 172XXX

Other assets                           68,677
Less allowance for possible loan
  and lease losses                    (4,284)
-------------------------------------------------------
    Total assets                     $882,164
                                     ========

Liabilities and Shareholders'
Equity:
Interest-bearing liabilities:
Money market checking                 $68,491     1,552     2.27%
Money market savings                   15,376       465      3.02
Regular savings                        53,255     2,016      3.79
Time deposits                         255,004    10,834      4.25
Short-term borrowings                 217,289    11,979      5.51
Long-term debt                         20,896     1,722      8.24
-----------------------------------------------------------------
Total interest-bearing liabilities    630,311    28,568      4.53
                                                             ====

Noninterest-bearing liabilities:
Demand deposits                       133,936
Other liabilities                      29,050
Shareholders' equity                   88,867
-----------------------------------------------------------------
Total liabilities and shareholders'
        equity                       $882,164
                                     ========
Net interest income                             $37,798
                                               ========
Net interest income to average interest-earning
    assets                                                 4.93%%
-----------------------------------------------------------------

For the year ended December 31,                    1994
-----------------------------------------------------------------
                                      Average              Yield/
(In thousands)                        Balance  Interest      Rate
-----------------------------------------------------------------
Assets:
Interest-earning assets:

Interest-bearing deposits with banks  22,627       $684     3.02%
Federal funds sold                    42,466      1,763     4.15
Taxable investment securities         77,230      4,392     5.69
Tax-exempt investment securities (1)   7,764        732     9.43
Mortgage loans held for sale         231,369     16,707     7.22
Loans and leases, net of
unearned income (2)                  279,389     26,604     9.52
-----------------------------------------------------------------
Total interest-earning assets        660,845     50,882     7.70
                                                            ====

Noninterest-earning assets:
Cash and due from banks                32,449
Premises and equipment, net            13,485
XXXPAGE 173XXX

Other assets                           45,746
Less allowance for possible loan
  and lease losses                    (3,543)
------------------------------------------------------
    Total assets                     $748,982
                                     ========

Liabilities and Shareholders'
Equity:
Interest-bearing liabilities:
Money market checking                 $65,583     1,347     2.05%
Money market savings                   24,864       578      2.32
Regular savings                        54,770     1,601      2.92
Time deposits                         125,415     5,592      4.46
Short-term borrowings                 167,818     7,024      4.19
Long-term debt                         20,760     1,491      7.18
-----------------------------------------------------------------
Total interest-bearing liabilities    459,210    17,633      3.84
                                                             ====
Noninterest-bearing liabilities:
Demand deposits                       196,454
Other liabilities                      17,139
Shareholders' equity                   76,178
------------------------------------------------------
Total liabilities and shareholders'
        equity                       $748,981
                                     ========
Net interest income                             $33,249
                                                =======
Net interest income to average interest-earning
    assets                                                  5.03%
                                                             ====

Notes:
(1) Interest is reported on a fully taxable equivalent basis. The prevailing federal income tax rate was 34.5% in 1996, 34% in 1995 and 35% in 1994.
(2) For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

XXX  PAGE 71  XXX

Summary of Quarterly Financial Information

                                         1996
                                         ----
                             Fourth     Third      Second      First
Summary Income Information  Quarter   Quarter      Quarter     Quarter
-----------------------------------------------------------------
Interest income          $24,566,540  $23,062,016  $22,003,722  $19,815,562
Interest expense          12,230,121   10,591,010    9,885,847    8,918,120
Provision for loan and
  lease losses             1,676,000      989,000      841,000      944,000
Noninterest income        42,833,063   38,175,986   38,338,420   34,300,235
Noninterest expense       42,340,666   40,483,443   41,092,558   35,816,441
Income taxes               4,243,000    3,672,000    3,495,000    3,449,000
---------------------------------------------------------------------------
XXXPAGE 174XXX

Net income                $6,909,816   $5,502,549   $5,027,737   $4,988,236
===========================================================================
Net income per
  common share*                $0.59        $0.48        $0.44        $0.44
---------------------------------------------------------------------------

                                         1995
                                         ----
                             Fourth       Third      Second     First
Summary Income Information  Quarter     Quarter     Quarter     Quarter
-----------------------------------------------------------------

Interest income          $20,631,271  $17,990,434  $14,713,938  $12,552,550
Interest expense           9,919,789    8,020,339    5,926,174    4,701,985
Provision for loan and
  lease losses               933,000      910,000      580,000      650,000
Noninterest income        33,761,560   30,861,480   24,774,257   24,719,809
Noninterest expense       34,123,371   30,584,492   27,249,576   23,957,371
Income taxes               4,117,000    3,298,000    1,480,000    3,471,000
---------------------------------------------------------------------------
Net income                $5,299,671   $6,039,083   $4,252,445   $4,492,003
===========================================================================
Net income per
  common share*                $0.46        $0.53        $0.37        $0.39
---------------------------------------------------------------------------

                                         1994
                                         ----
                             Fourth     Third      Second     First
Summary Income Information  Quarter   Quarter     Quarter     Quarter
-----------------------------------------------------------------
Interest income        $12,633,617  $13,019,201  $12,421,802  $12,340,312
Interest expense         4,536,399    4,525,176    3,967,292    4,603,679
Provision for loan and
  lease losses             799,000      368,000      235,000      325,000
Noninterest income      20,721,089   20,539,407   22,138,704   22,453,283
Noninterest expense     19,221,350   21,245,418   23,498,040   22,879,522
Income taxes             3,421,000    2,942,000    2,689,000    2,796,000
--------------------------------------------------------------------------
Net income              $5,376,957   $4,478,014   $4,171,174   $4,189,394
=========================================================================
Net income per
  common share*              $0.47        $0.38        $0.35        $0.36
-------------------------------------------------------------------------

*restated for the two-for one-stock split December 30,1996

XXX  PAGE 72  XXX

Management Report on Responsibility for Financial Reporting

The management of Irwin Financial Corporation and its subsidiaries has the responsibility of preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles and are not misstated due to XXXPAGE 175XXX material fraud or error.
The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

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

Management of the Corporation has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance. The Corporation maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Corporation's financial statements, Coopers & Lybrand completed an assessment of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand's recommendations concerning the Corporation's system of internal control and has taken actions to respond appropriately to these recommendations that we believe are cost effective in the circumstances. Management believes that the Corporation's system of internal control is adequate to accomplish the objectives discussed herein.

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

XXX  PAGE 75  XXX

Report of Coopers & Lybrand L.L.P.  Independent Accountants
XXXPAGE 176XXX

To the Shareholders and Board of Directors
Irwin Financial Corporation
Columbus, Indiana

We have audited the accompanying consolidated balance sheet of Irwin Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Irwin Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As described in Note 1, the Corporation adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgage
Servicing Rights, as of April 1, 1995.

Indianapolis, Indiana
January 17, 1997

XXX  PAGE 76  XXX

CONSOLIDATED STATEMENTS OF INCOME

For the year ended December 31,          1996      1995      1994
-----------------------------------------------------------------
Interest income:
Loans and leases                   $52,202,866  $38,176,878  $26,386,067
Investment securities:
    Taxable                          4,678,752    4,501,359    5,075,361
    Tax-exempt                         332,866      447,353      483,018
Loans held for sale                 30,943,144   20,726,833   16,706,854
Federal funds sold                   1,290,212    2,035,770    1,763,632
------------------------------------------------------------------------
Total interest income               89,447,840   65,888,193   50,414,932
-------------------------------------------------------------------------
XXXPAGE 177XXX

Interest expense:
Deposits                            17,732,481   14,868,026    9,117,721
Short-term borrowings               22,115,307   11,978,591    7,223,035
Long-term debt                       1,777,521    1,721,670    1,291,790
------------------------------------------------------------------------
Total interest expense              41,625,309   28,568,287   17,632,546
------------------------------------------------------------------------
Net interest income                 47,822,531   37,319,906   32,782,386
Provision for loan and lease losses -
    Note 5                           4,450,000    3,073,000    1,727,000
------------------------------------------------------------------------
Net interest income after
provision for possible
    loan and lease losses           43,372,531   34,246,906   31,055,386
------------------------------------------------------------------------
Loan origination income             43,779,433   32,133,179   25,544,575
Loan servicing fees                 49,753,163   36,155,560   32,426,480
Gain on sale of loans               34,247,800   21,005,875    2,219,132
Gain on sale of mortgage servicing  16,378,230   15,271,081   17,715,696
Brokerage fees and commissions       2,010,318    2,792,436    2,148,946
Trust fees                           1,995,153    2,009,864    1,902,620
Service charges on deposit accounts  1,444,669    1,238,731    1,258,818
Insurance commissions, fees and
 premiums                            1,544,053    1,304,625    1,076,258
Other                                2,494,885    2,205,755    1,559,958
------------------------------------------------------------------------
                                   153,647,704  114,117,106   85,852,483
------------------------------------------------------------------------
Other expense:
Salaries                            79,435,165   61,082,725   47,839,918
Pension and other employee benefits 12,651,154   10,638,338    8,205,547
Amortization of mortgage
servicing rights                    13,344,821    4,865,340    1,943,146
Premises and equipment              13,902,901   12,307,288    8,838,121
Office expense                      10,387,037    7,859,511    5,891,352
Marketing and development            9,965,604    6,845,335    3,311,775
Other                               20,046,215   12,316,273   10,814,471
------------------------------------------------------------------------
                                   159,732,897  115,914,810   86,844,330
------------------------------------------------------------------------
Income before income taxes          37,287,338   32,449,202   30,063,539
Federal income taxes                11,730,000    9,872,000    9,524,000
State income taxes                   3,129,000    2,494,000    2,324,000
------------------------------------------------------------------------
Net income                         $22,428,338  $20,083,202  $18,215,539
========================================================================
Net income per share of common stock:
Net income - Note 1                      $1.93        $1.75        $1.55
========================================================================
Dividends per share of common stock      $0.24        $0.22        $0.18
========================================================================
Weighted average shares of common stock
    outstanding                     11,609,656   11,486,258   11,766,212
========================================================================

The accompanying notes are an integral part of the consolidated financial statements.
XXXPAGE 178XXX
XXX  PAGE 77  XXX

CONSOLIDATED BALANCE SHEET

December 31,                             1996                1995
-----------------------------------------------------------------
Assets:
Cash and due from banks           $71,365,788         $49,256,953
Federal funds sold                          0          15,000,000
-----------------------------------------------------------------
Cash and cash equivalents          71,365,788          64,256,953
Interest-bearing deposits with
  financial institutions           11,343,546           7,937,740
Investment securities - Note 3     73,124,455          60,869,413
Mortgage loans held for sale
- Note 9                          445,100,504         378,658,247
Loans and leases, net of unearned
  income - Note 4                 529,050,970         412,524,601
Less: Allowance for loan and
  lease losses - Note 5           (6,593,836)         (4,620,167)
-----------------------------------------------------------------
                                  522,457,134         407,904,434

Mortgage servicing rights - Note 6 67,450,101          48,535,326
Accounts receivable                41,712,662          19,888,880
Accrued interest receivable         6,724,973           4,239,435
Premises and equipment - Note 7    18,687,620          16,377,889
Other assets                       45,919,328          29,638,258
-----------------------------------------------------------------
                               $1,303,886,111      $1,038,306,575
=================================================================

Liabilities and
Shareholders' Equity:
Deposits
    Noninterest-bearing          $239,347,589        $207,379,192
    Interest-bearing              334,301,111         302,543,544
    Certificates of deposit
      over $100,000                66,504,205          54,075,911
-----------------------------------------------------------------
                                  640,152,905         563,998,647

Short-term borrowings - Note 9    461,882,725         310,278,659
Long-term debt - Note 10           17,642,526          21,574,792
Other liabilities                  65,305,875          43,237,996
-----------------------------------------------------------------
    Total liabilities           1,184,984,031         939,090,094
-----------------------------------------------------------------

Shareholders' equity
  Preferred stock, no par value -
    authorized 50,000 shares; none issued   0                   0
  Common stock; no par value -
    authorized 40,000,000 shares; issued
    11,701,040 shares in 1996 and 1995; including
XXXPAGE 179XXX

    332,268 and 371,208 shares in treasury in
    1996 and 1995, respectively    29,965,287          29,965,287
Additional paid-in capital                  0                   0
Net unrealized gain (loss) on investment securities
  net of deferred income taxes of $20,463 in 1996
  and $6,435 in 1995.                  56,523             (9,657)
Retained earnings                  94,083,540          74,647,711
-----------------------------------------------------------------
                                  124,105,350         104,603,341
Less treasury stock, at cost      (5,203,270)         (5,386,860)
-----------------------------------------------------------------
Total shareholders' equity        118,902,080          99,216,481
-----------------------------------------------------------------
                              $1,303,886,111       $1,038,306,575
=================================================================

The accompanying notes are an integral part of the consolidated financial statements.

XXX  PAGE 78  XXX

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

                                   Net Unrealized
                           Additional  Gain (Loss)
                   Common   Paid-In    on Investment   Retained  Treasury
                    Stock   Capital    Securities      Earnings     Stock
-------------------------------------------------------------------------
Balance at
January 1, 1994  $29,050,125   $6,163    87,293      40,949,286        $0
Common stock issued for employee stock
  purchase plan      893,496        0         0               0         0
Conversion of common stock for no par
  value               21,666 (21,666)
Net income                 0        0         0      18,215,539         0
Cash dividends - $.0.18
per share*                 0        0         0     (2,073,733)         0
Unrealized losses on investment
  securities               0        0 (366,356)               0         0
Purchase of 490,950 shares of
  treasury stock*          0        0         0               0 6,207,150
Sale of 49,486 shares of
  treasury stock*          0   15,503         0        (10,556) (544,336)
-------------------------------------------------------------------------
Balance at
December 31, 1994 29,965,287        0 (279,063)      57,080,536  5,662,814
---------------------------------------------------------------------------
Net income                 0        0         0      20,083,202         0
Cash dividends - $0.22
  per share*               0        0         0     (2,482,705)         0
Unrealized gains on investment
  securities               0        0   269,406               0         0
Tax benefit on exercise of
  stock options               704,394
Purchase of 177,570 shares of
XXXPAGE 180XXX

  treasury stock*          0        0         0               0  2,887,611
Sale of 247,826 shares of
  treasury stock*          0 (704,394)        0        (33,322) (3,163,565)
-----------------------------------------------------------------
Balance at
December 31,
1995             $29,965,287       $-   $(9,657)   $74,647,711  $5,386,860
--------------------------------------------------------------------------
Net income                 0       0           0    22,428,338          0
Cash dividends - $0.24
  per share*               0       0           0   (2,725,921)          0
Unrealized gains on investment
  securites                0       0      66,180            0           0
Tax benefit on exercise of
  stock options              516,431
Purchase of 89,428 shares of
  treasury stock*         0        0           0            0   1,930,831
Sale of 128,368 shares of
  treasury stock*         0 (516,431)          0    (266,588)  (2,114,421)
---------------------------------------------------------------------------
Balance at
December 31,
1996            $29,965,287       $0     $56,523  $94,083,540   $5,203,270
==========================================================================

*Adjusted for the two-for-one stock split on December 30,1996.

The accompanying notes are an integral part of the consolidated financial statements.

XXX  PAGE 79  XXX

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31,1996           1995           1994
-----------------------------------------------------------------
Adjustment to reconcile net income to cash provided (used)by operating
activities:
Net Income              $22,428,338    $20,083,202     $18,215,539
Depreciation and
amortization             20,367,079      9,605,234       4,075,249
Provision for loan and
  lease losses            4,449,789      3,073,000       1,727,000
Amortization of premiums, less
  accretion of discounts  1,588,570        574,956       (659,363)
Mortgage loan
originations        (5,085,625,446) (3,559,310,152) (2,812,961,911)
Sale of mortgage
loans                 5,019,183,189  3,335,616,389   3,028,752,763
Gain on sale of mortgage
  servicing            (16,378,230)    (15,271,081)    (17,715,696)
Other, net             (22,137,641)     (5,781,443)      1,088,287
-------------------------------------------------------------------
Net cash provided (used) by
operating activities   (56,124,352)   (211,409,895)    222,521,868

Lending and investing activities:

Proceeds from maturities/calls of
XXXPAGE 181XXX

    investment securities:
    Held-to-maturity      5,045,000     53,491,466     47,502,478
    Available-for-sale   29,740,946      9,507,979     46,139,448
Proceeds from sales of
investment securities:
   Available-for-sale     2,028,462      3,008,031      2,029,289
Purchase of investment
securities:
    Held-to-maturity   (14,286,470)   (35,814,475)   (68,407,912)
    Available-for-sale (36,371,550)   (14,280,795)    (8,610,870)
Net (increase) decrease
in interest-bearing
deposits
  with financial
institutions            (3,405,806)      4,226,466     22,915,401
Net increase in loans,
excluding sales       (258,412,078)  (158,013,297)   (53,452,273)
Sale of loans           139,409,589     51,583,722              -
Additions to mortgage
  servicing rights     (81,044,704)   (49,486,423)   (22,103,888)
Proceeds from sale of
mortgage
  servicing rights       65,163,338     30,190,930     30,547,293
Other, net              (5,650,679)    (5,270,777)    (3,490,108)
-----------------------------------------------------------------
Net cash used by lending
and investing
activities            (157,783,952)  (110,857,173)    (6,931,142)

Financing activities:
Net increase (decrease)
  in deposits            76,154,258    124,080,673   (60,452,108)
Net increase (decrease) in
  short-term borrowings 151,604,066    216,297,587  (179,819,319)
Repayment of long-term
debt                   (12,771,802)    (7,747,676)    (5,102,780)
Proceeds from long-term
debt                      8,839,536      5,293,058     11,351,485
Purchase of treasury
stock                   (1,930,831)    (2,887,611)    (6,207,150)
Proceeds from sale of
stock for employee
  benefit plans           1,847,833      3,130,243      1,442,779
Dividends paid          (2,725,921)    (2,482,705)    (2,073,733)
-----------------------------------------------------------------
Net cash provided (used) by
financing activities    221,017,139    335,683,569  (240,860,826)
-----------------------------------------------------------------
Net increase (decrease)
in cash and
    cash equivalents      7,108,835     13,416,501   (25,270,100)
Cash and cash equivalents
at beginning
    of year              64,256,953     50,840,452     76,110,552
-----------------------------------------------------------------
Cash and cash
equivalents at
  end of year           $71,365,788    $64,256,953    $50,840,452
=================================================================
Cash paid during the year:
    Interest            $41,248,019    $27,551,606    $17,457,343
=================================================================
    Income taxes         $6,230,350     $3,829,990    $11,569,195
=================================================================

The accompanying notes are an integral part of the consolidated financial statements.
XXXPAGE 182XXX
XXX  PAGE 80  XXX

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies:

Consolidation: Irwin Financial Corporation and its subsidiaries
(the Corporation) provide financial services throughout the
United States. The Corporation is engaged in the mortgage
banking, commercial banking, home equity lending, and equipment leasing lines of
business. Intercompany balances and transactions have  been eliminated   in
consolidation.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the Corporation to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Securities: Those securities which the Corporation has the positive intent and ability to hold until maturity are classified as ''held-to-maturity'' and are stated at cost adjusted for amortization of premium and accretion of discount. Securities that might be sold prior to maturity are classified as "available-for-sale'' and are stated at fair value. Unrealized gains and losses, net of the future tax impact, are reported as a separate component of shareholders' equity until realized. Investment gains and losses are based on the adjusted cost of the specific security.

Mortgage Banking Activities: Mortgage loans held for sale are carried at the lower of cost or market, determined on an aggregate basis. On May 12, 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 122, ''Accounting for Mortgage Servicing Rights'' (SFAS No. 122), an amendment to SFAS No. 65. The Corporation elected to adopt this standard for its financial statement reporting in the second quarter of 1995. SFAS No. 122 prohibits retroactive application to 1994. Accordingly, the Corporation's 1994 and first quarter 1995 mortgage banking activities reported in the financial statements were accounted for under the original SFAS No. 65.

SFAS No. 122 requires a portion of the cost of originating a mortgage loan to be allocated to the mortgage servicing right based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights created since the second quarter of 1995, the Corporation used the market prices under comparable servicing sale contracts, when available, or alternatively used a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights. In using this valuation method, the Corporation incorporated assumptions that it is believed market participants would use in estimating future net servicing income which included estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds, and default rates. Capitalized servicing rights are amortized over the estimated lives of the related loans, which are grouped based on loan characteristics, in proportion to estimated net servicing income.
XXXPAGE 183XXX

In determining servicing value impairment at the end of the year, the post-implementation servicing portfolio is disaggregated into its predominant risk characteristics. The Corporation has determined those risk characteristics to be interest rate, loan type, and investor type. These segments of the

XXX  PAGE 83  XXX

portfolio were valued using market prices under comparable servicing sale contracts, when available, or alternatively using the same model as was used to originally determine the fair value at origination, using current assumptions. The calculated value was then compared with the book value of each segment to determine the required reserve for impairment. It is reasonably possible that a change in the impairment reserve will occur in the near term. No estimate can be made of the range of amounts of loss or gain.

The effect of the change in accounting standards to 1995 results was an increase to net income of approximately $11,800,000 for the last three quarters of 1995 over what would have been earned under SFAS 65.

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

Allowance for Loan and Lease Losses: The allowance for loan and lease losses is maintained at a level considered adequate to provide for future loan and lease losses and is based on management's evaluation of expected losses in the portfolios, as well as prevailing and anticipated economic conditions. In 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, ''Accounting by Creditors for Impairment of a Loan'' (SFAS No. 114) and Statement of Financial Accounting Standards No. 118 which amends SFAS No. 114. Under these standards, certain loans are considered impaired if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of these standards did not have a material effect on the Corporation's financial position or results of operations in 1995.

XXX  PAGE 84  XXX
XXXPAGE 184XXX

Premises and Equipment: Premises and equipment are recorded at cost. Depreciation is determined by the straight-line method.

Income Per Share: Income per share computations are based on the weighted average number of common shares outstanding during the year. The net income and cash dividend per share information has been adjusted to reflect the two-for-one stock split on December 30, 1996.

Income Taxes: A consolidated tax return is filed for all eligible entities. Income taxes are deferred for temporary differences between pre-tax accounting income and taxable income. Rehabilitation tax credits and low-income housing tax credits are recorded as a reduction to the provision for federal income taxes in the year the eligible buildings are placed in service.

Transfers of Assets: The FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities'' (SFAS No. 125) in June 1996. This statement establishes the accounting treatment to be used for the securitization of all financial assets beginning in 1997. Under this standard, the net carrying values of assets sold and retained are allocated based on their relative fair values. The Corporation does not expect the adoption of this standard to have a material effect on its financial position or results of operations in 1997.

Postretirement Benefits: The Corporation provides health insurance benefits to its retirees and accrues the costs as incurred.

Cash and Cash Equivalents Defined: For purposes of the statement of cash flows, the Corporation considers cash and due from banks and federal funds sold to be cash equivalents.

Forward Commitments: The Corporation uses forward contracts to reduce its interest rate exposure associated with mortgage banking activities.

Reclassifications: Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1996 presentation.

Note 2: Restrictions on Cash And Due From Banks

Irwin Union Bank and Trust Company is required to maintain a reserve balance with the Federal Reserve Bank. The amount of the reserve balance for the period including December 31, 1996 was approximately $8,276,000.

XXX  PAGE 85  XXX

Note 3: Investment Securities

The amortized cost, fair value, and carrying value of investments held at December 31, 1996 are as follows:

                                Gross      Gross
                     Amortized  Unrealized  Unrealized    Fair     Carrying
December 31, 1996    Cost       Gains       Losses        Value     Value
--------------------------------------------------------------------------
XXXPAGE 185XXX

Held-to-Maturity:
U.S. Treasury and
  Government
obligations       $38,317,039  $249,615 $(47,039)     $38,519,615  $38,317,039
Obligations
of states and
  political
subdivisions        4,466,043   299,937   (1,106)       4,764,874    4,466,043
Mortgage-backed
  securities        7,153,865   193,341         0       7,347,206    7,153,865
------------------------------------------------------------------------------
  Total held-
to-maturity        49,936,947   742,893   (48,145)     50,631,695   49,936,947
------------------------------------------------------------------------------
Available-for-Sale:
U.S. Treasury
and Government
  obligations      19,886,179    64,280  (26,412)      19,924,047   19,924,047
Mortgage-backed
  securities        3,224,342    15,418   (2,127)       3,237,633    3,237,633
Other                  25,828         0         0          25,828       25,828
------------------------------------------------------------------------------

  Total available-
   for-sale        23,136,349    79,698  (28,539)      23,187,508   23,187,508
------------------------------------------------------------------------------
Total investments $73,073,296  $822,591 $(76,684)     $73,819,203  $73,124,455
==============================================================================

The amortized cost, fair value, and carrying value of investments held at December 31, 1995 are as follows:

                                Gross       Gross
                    Amortized   Unrealized  Unrealized     Fair    Carrying
December 31, 1995    Cost       Gains       Losses         Value      Value
-----------------------------------------------------------------------------
Held-to-Maturity:
U.S. Treasury and Government
  obligations     $26,914,375  $479,575        $0    $27,393,950   $26,914,375
Obligations of states and political
  subdivisions      6,490,223   322,077   (2,151)      6,810,149     6,490,223
Mortgage-backed
  securities        8,858,431   215,550         0      9,073,981     8,858,431
-----------------------------------------------------------------------------
Total held-
to-maturity        42,263,029 1,017,202   (2,151)     43,278,080    42,263,029
------------------------------------------------------------------------------
Available-for-Sale:
U.S. Treasury and Government
   obligations    15,362,687    34,678   (37,927)     15,359,438    15,359,438
Mortgage-backed
  securities       3,259,791     2,676   (15,521)      3,246,946     3,246,946
------------------------------------------------------------------------------
  Total available-
    for-sale      18,622,478    37,354   (53,448)     18,606,384    18,606,384
------------------------------------------------------------------------------
Total
investments      $60,885,507 $1,054,556 $(55,599)    $61,884,464   $60,869,413
==============================================================================

XXX  PAGE 86  XXX
XXXPAGE 186XXX

The amortized cost and fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    Amortized                Fair
                                         Cost               Value
-----------------------------------------------------------------
Held-to-Maturity:
Due in one year or less            $6,432,813          $6,500,066
Due after one year through
five years                         21,616,745          21,797,458
Due after five years through
ten years                           1,172,925           1,248,569
Due after ten years                 1,375,000           1,552,796
-----------------------------------------------------------------
                                   30,597,483          31,098,889
Mortgage-backed securities          7,153,864           7,347,206
Federal Home Loan Bank stock       12,185,600          12,185,600
-----------------------------------------------------------------
                                   49,936,947          50,631,695
-----------------------------------------------------------------
Available-for-Sale:
Due in one year or less             6,879,522           6,881,750
Due after one year through
five years                         13,032,485          13,068,125
-----------------------------------------------------------------
                                   19,912,007          19,949,875
Mortgage-backed securities          3,224,342           3,237,633
-----------------------------------------------------------------
                                   23,136,349          23,187,508
-----------------------------------------------------------------
 Total investments                $73,073,296         $73,819,203
=================================================================

Investment securities amounting to $20,533,106 were pledged as collateral for borrowings and for other purposes on December 31, 1996. During 1996, sales of "available-for-sale" investments with proceeds of $2,028,462 resulted in a gross loss of $8,899. "Held-to-maturity" investments totaling $1,499,o00 were called at their par value. In 1995, sales of "available-for-sale" investments with proceeds of $3,008,031 resulted in a gross loss of $15,786. Additionally in 1995, "held-to-maturity" investments totaling $4,446,100 were called at their par value. In 1994, sales of ''available-for-sale'' investments with proceeds of $2,029,289 resulted in a gross gain of $4,374. Proceeds from calls of ''held-to-maturity" investments were $2,721,183, resulting in a gross gain of $5,000. Sales of "held-to-maturity" investments in 1996, 1995, and 1994 were due to calls on the securities.

As permitted by the November 1995 FASB Special Report on the accounting for investments, the Corporation transferred $8,850,000 of investment securities from the "held-to-maturity" category to the "available-for-sale" category in 1995. These investments had a market value of $8,862,955 at the time of transfer.

XXX  PAGE 87  XXX

Note 4: Loans and Leases
XXXPAGE 187XXX

Loans and leases are summarized as follows:

December 31,                             1996                1995
-----------------------------------------------------------------
Commercial, financial,
and agricultural                  $179,650,053       $150,311,871
Real estate-construction            48,990,519         36,125,577
Real estate-mortgage               210,697,305        108,350,683
Consumer                            38,371,100         67,755,702
Direct financing leases             62,371,808         60,979,310
Unearned income                   (11,029,815)       (10,998,542)
-----------------------------------------------------------------
   Total                          $529,050,970       $412,524,601
=================================================================
=============

Commercial loans are extended primarily to local regional businesses and to local farming operations in the market area of Irwin Union Bank. The Corporation also provides consumer loans to the customers in that market. Real estate loans and direct financing leases are extended throughout the United States.

The Bank, in the normal course of business, makes loans to directors, officers, and organizations and individuals with which they are associated. These transactions are consistent with sound banking practices and are within applicable bank regulatory guidelines and limitations. Such loans amounted to approximately
$4,277,000 and $4,145,000 at December 31, 1996 and 1995,
respectively. During 1996, $5,315,000 of new loans were made and repayments totaled $5,110,000.

The Corporation leases small-ticket medical and other equipment under direct financing leases generally with terms from one to five years. At December 31, 1996, information pertaining to the Corporation's investment in direct financing leases is as follows:

Future minimum lease payments receivable              $55,449,691
Estimated unguaranteed residual value of leased assets  6,922,117
-----------------------------------------------------------------
Investment in direct financing leases                  62,371,808
Unearned income                                      (11,029,815)
-----------------------------------------------------------------
Net investment in direct financing leases             $51,341,993
=================================================================

Future minimum lease payments receivable during the next five years are as follows:

1997                    $25,525,630
1998                     15,350,802
1999                      8,877,463
2000                      4,186,174
2001                      1,509,622
--------------------------------------------
 Total                  $55,449,691
============================================

XXXPAGE 188XXX

XXX PAGE 88
Note 5: Allowance for Possible Loan and Lease Losses

Changes in the allowance for possible loan and lease losses are summarized below:

December 31,                             1996      1995      1994
-----------------------------------------------------------------
Balance at beginning of year     $4,620,167  $3,863,223  $3,293,402
Provision for possible loan and
  lease losses                   $4,450,000   3,073,000   1,727,000
Reduction due to sale of loans    (696,195)   (215,833)           0
Recoveries                          593,421     389,674     408,821
Charge-offs                     (2,373,557) (2,489,897) (1,566,000)
-------------------------------------------------------------------
Balance at end of year           $6,593,836  $4,620,167  $3,863,223
===================================================================

At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118 totaled $4,334,968 and $6,543,932, respectively. These loans had a corresponding valuation allowance of $1,167,184, and $742,901, determined based on the fair value of the loans' collateral. The Corporation recognized $356,917 and $260,886 of interest income on these loans in 1996 and 1995, respectively.

Note 6: Mortgage Servicing Rights

Included on the consolidated balance sheet at December 31, 1996 and 1995 are
$67,450,101 and $48,535,326, respectively, of capitalized mortgage servicing rights. These amounts relate to the principal balances of mortgage loans serviced by the Corporation for investors which total $10,810,987,768 and $10,301,914,063 at
December 31, 1996 and 1995, respectively. Although they are not generally held for purposes of sale, there is an active secondary market for mortgage servicing rights.
In accordance with the requirements of SFAS No. 122, in 1995 the Corporation established a valuation allowance to record mortgage servicing rights at their fair market value. Changes in the allowance are summarized below:

December 31,                                  1996                1995
--------------------------------------------------------------------------
Balance at beginning of year                   $908,778           0
Valuation changes during the period           (254,427)           908,778
Reductions due to sales of servicing          (654,351)           0
--------------------------------------------------------------------------
Balance at end of year                              0            $908,778
==========================================================================

Note 7:  Premises and Equipment

Premises and equipment are summarized as follows:
XXXPAGE 189XXX

December 31,                             1996                1995
-----------------------------------------------------------------
Land                               $1,221,918          $1,221,918
Building and leasehold
improvements                       10,824,250           9,846,001
Furniture and equipment            24,524,817          20,315,099
-----------------------------------------------------------------
                                   36,570,985          31,383,018
Less accumulated depreciation    (17,883,365)        (15,005,129)
-----------------------------------------------------------------
 Total                            $18,687,620         $16,377,889
=================================================================

XXX  PAGE 89  XXX

Note 8:  Lease Obligations

At December 31, 1996, the Corporation and its subsidiaries leased certain branch locations and office equipment used in its operations.
Operating lease rental expense was $8,699,930 in 1996, $7,754,388 in 1995, and $5,075,119 in 1994.
The future minimum rental payments required under noncancellable operating leases with initial or remaining terms of one year or more are summarized as follows:

Year ended December 31:
1997                     $4,888,026
1998                      2,698,033
1999                      1,678,581
2000                      1,191,363
2001                      1,135,006
Thereafter                  646,759
---------------------------------------------

Total minimum rental payments $12,237,768
=============================================

Note 9:  Short-Term Borrowings

Short-term borrowings are summarized as follows:

December 31,                             1996                1995
-----------------------------------------------------------------
Repurchase agreements and drafts payable
related to mortgage loan closings  $264,998,449        $225,872,594
Commercial paper                     17,174,751          21,722,935
Federal funds                        74,118,000          40,000,000
Lines of credit                     105,591,525          22,683,130
--------------------------------------------------------------------
  Total                            $461,882,725        $310,278,659
====================================================================
Weighted average interest rate          5.34%               5.51%

Repurchase agreements at December 31, 1996 and 1995 include
$183,869,533 and $151,104,931 in mortgages sold under agreements to repurchase, which are used
XXXPAGE 190XXX

to fund mortgages prior to sale in
the secondary market. These repurchase agreements are collateralized by mortgage loans held for sale.
Drafts payable related to mortgage loan closings totaled $74,042,188 and $69,395,883 at December 31, 1996 and 1995,
respectively. These borrowings are related to mortgage closings at the end of December which have not been presented to the banks for payment. When presented for payment, these borrowings will be funded internally or by borrowing from available lines of credit.

Commercial paper includes $14,963,694 and $18,005,000 at December 31, 1996 and 1995, respectively, payable to a company owned by a significant shareholder and director of the Corporation.
The Corporation also has lines of credit available of $222,000,000 to fund loan originations and other operations. Interest on the lines of credit is payable monthly or quarterly with rates ranging from 6.09% to 8.25%.

XXX  PAGE 90  XXX

Note 10:  Long-Term Debt

Long-term debt at December 31, 1996 of $17,642,526 consists of various notes payable at annual interest rates ranging from 6.3% to 9.6% and maturity dates through April 30, 2002. Long-term debt as of December 31, 1995, was $21,574,792 and consisted of various notes payable at annual interest rates ranging from 6.0% to 9.6% and maturity dates through April 3o, 2001.
Maturities of long-term debt at December 31, 1996 are as follows:

1997                     $7,420,309
1998                      4,454,762
1999                      2,738,434
2000                      1,689,605
2001                      1,339,146
Thereafter                      270
----------------------------------------------
 Total                  $17,642,526
==============================================

Note 11 : Contingencies

In the normal course of business, Irwin Financial Corporation and its subsidiaries are subject to various claims and other pending and possible legal actions.
As of December 31, 1996, Inland Mortgage Corporation (Inland) was a defendant to three separate class action lawsuits relating to the following: Inland's administration of mortgage escrow accounts, Inland's right to require its borrowers to pay premiums for private mortgage insurance, and Inland's right to pay broker fees to mortgage brokers.
As of December 31, 1996, Irwin Financial Corporation, Irwin Home Equity and certain employees of Irwin Home Equity were defendents to a lawsuit alleging misappropriation of trade secrets.
At present, it is not possible for the Corporation to predict the likelihood of an unfavorable outcome or to establish the possible extent or amount of liability or potential loss exposure with respect to the litigation.
XXXPAGE 191XXX

Note 12: Financial Instruments with Off-Balance Sheet Risk

The Corporation is party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include loan commitments, standby letters of credit, and forward commitments relating to mortgage banking activities. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheet.

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The collateral pledged for standby letters of credit and commitments varies but may include accounts receivable, inventory, property, plant, and equipment, and residential real estate. Total outstanding commitments to extend credit at December 31, 1996, were $188,898,000. These loan commitments include $37,949,000 of floating rate loan commitments and $150,949,000 of fixed rate loan commitments related to commercial and mortgage banking activities. The interest rate risk of mortgage banking commitments is hedged by forward commitments. The Corporation had approximately $14,710,000

XXX  PAGE 91  XXX

and $11,898,000 in irrevocable standby letters of credit outstanding at December 31, 1996 and 1995, respectively.

Forward commitments are used in mortgage banking activities to hedge the interest rate risk associated with mortgage loan commitments and loans held for sale. The contract amount for forward contracts does not represent exposure to credit loss. Forward commitments related to mortgage banking activities were $364,876,000 and $432,370,000 at December 31, 1996 and 1995,
respectively.

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

The Corporation's mortgage servicing rights hedge instruments consist entirely of long call options on U.S. Treasury futures. There were no hedge instruments outstanding as of December 31, 1996. At December 31, 1995, the carrying value of these options was approximately $445,000 and the notional amount was $100,000,000, all of which related to 1995 additions and no dispositions. There can be no assurance that the Corporation's hedge instruments will generate gains in the future.

The Corporation's commercial bank grants credit to customers in south central Indiana. Its mortgage banking operations are located in 27 states throughout the United States.

Note 13:  Fair Value of Financial Instruments
XXXPAGE 192XXX

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

Mortgage loans held for sale: The current market price of similar loans sold was used to estimate the fair value of mortgage loans held for sale.

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

XXX  PAGE 92  XXX

Deposit liabilities: The fair value of demand deposits, including interest and non-interest checking, passbook savings, and certain types of money market accounts, are assumed to be equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates with similar remaining maturities.

Short-term borrowings: For variable-rate short-term borrowings that reprice frequently, fair values were based on carrying values. Fair values for fixed-rate short-term borrowings were estimated using a discounted cash flow calculation that applies interest rates currently being offered on borrowings with similar remaining terms.

Long-term debt: The fair values of variable-rate long-term debt, which reprices frequently, were based on carrying values. For fixed-rate long-term debt, fair values were estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

Commitments to extend credit and standby letters of credit: The carrying values of these financial instruments are based on fees charged to enter into the agreements and approximate their fair values. The carrying values are
XXXPAGE 193XXX

insignificant to the
Corporation's balance sheet and have been included in the carrying values of loans.

The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                               1996                1995
                           Carrying     Estimated   Carrying   Estimated
                             Amount     Fair Value    Amount   Fair Value
-----------------------------------------------------------------
Financial assets:
Cash and cash equivalents  $71,365,788  $71,366,000  $64,256,953   $64,257,000
Interest-bearing deposits with
  financial institutions    11,343,546   11,344,000    7,937,740     7,926,000
Investment securities       73,124,455   73,819,000   60,869,413    61,884,000
Mortgage loans held
for sale                   445,100,504  445,101,000  378,658,247   380,135,000
Loans, net of allowance for
  loan losses              472,058,689  470,208,000  358,213,904   358,135,000
Derivative contracts              0         0            445,000       445,000
Financial liabilities:
Deposits                   640,152,905  640,505,000  563,998,647   564,282,000
Short-term borrowings      461,882,725  461,919,000  310,278,659   310,279,000
Long-term debt             $17,642,526  $17,695,000  $21,574,792   $21,683,000

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

XXX  PAGE 93  XXX

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

Note 14: Shareholders' Equity

The Board of Directors of the Corporation approved a two-for-one stock split effective December 30, 1996. Previously reported per share data have been adjusted to reflect this split. The shareholders of the Corporation approved an increase in common shares authorized from 7,500,000 to 40,000,000 as of April 30, 1996.

The Corporation has a stock plan to compensate directors of the Corporation with the Corporation's common stock, if so elected, in lieu of cash for their XXXPAGE 194XXX annual retainer fee and meeting fees.
The number of shares issued under the plan is based on the current market value of the Corporation's common stock. The Corporation also has an employee stock purchase plan for all qualified employees. The plan provides for employees to purchase common stock through payroll deduction at approximately 85% of the current market value.

The Corporation has two stock option plans (established in 1992 and 1986) which provide for the issuance of 1,440,000 shares of non-qualified and incentive stock options. The exercise price of each option, which has a ten year life and a vesting period of four years beginning the year granted, is equal to the market price of the Corporation's stock on the grant date. The 1986 plan also provides for stock appreciation rights (SARs) that may be granted with respect to options issued. The holder of an SAR has the right to surrender the related option at any time the option could be exercised (subject to limitations described in the plan) and to receive its value at that date in cash or common stock. Vested outstanding stock options have been considered as common stock equivalents in the computation of earnings per share.

Activity in the above plans for 1996, 1995 and 1994 is summarized as follows adjusted for the 1996 two-for-one stock split:

                     1996                1995                1994
-----------------------------------------------------------------
                     Weighted             Weighted              Weighted
                     average              average               average
           Number    exercise  Number     exercise   Number     exercise
        of shares      price   of shares  price      of shares  price
-----------------------------------------------------------------

Outstanding at the
  beginning of the
  year    618,800     $9.19   650,804     $6.51    $523,954     $5.57
Granted   104,700     21.31   120,700     15.69     136,900     11.38
Exercised (87,948)     5.01 (151,754)      2.85    (10,050)      2.59
Cancelled (12,252)    17.85     (950)     11.21           0         0
          --------            --------             --------
Outstanding at the end
  of year 623,300    11.65   618,800       9.19     650,804      6.51
        ========            ========               ========
Exercisable at the end
  of year 461,300    $9.63   429,426      $7.34     409,126     $5.47
         ========            ========              ========
Available for future
  grants  236,404            341,104                463,804
          ========           ========              ========

XXX  PAGE  94

The Corporation has not recognized compensation cost for the two non-qualified and incentive stock option plans or the employee stock purchase plan. Had compensation cost been determined based on the fair value at the grant dates the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                         1996                1995
XXXPAGE 195XXX

-----------------------------------------------------------------
Net income
  As reported                      $22,428,338         $20,083,202
  Pro forma                        22,071,004           19,885,813
Primary earnings per share
  As reported                           $1.93               $1.75
  Pro forma                              1.91                1.73
Fully diluted earnings per share
  As reported                           $1.93               $1.75
  Pro forma                              1.90                1.72
-----------------------------------------------------------------

The fair value of each option was estimated to be $9.13 and $7.41 on the date of the grant using the binomial option-pricing model with the following assumptions for 1996 and 1995, respectively: risk free interest rates of 6.75% and 7.25%; dividend yield of 1.25% both years; and volatility of 0.2284 and 0.275o. As of December 31, 1996, 587,900 options were outstanding under these plans with exercise prices that range between $2.52 and $21.31 and a remaining weighted average contractual life of 7.9 years.

Note 15: Dividends from Subsidiary Bank

Consolidated retained earnings include undistributed earnings of Irwin Union Bank and Trust Company. At December 31, 1996, the
Bank may pay dividends of up to $12,650,807 from its undistributed earnings without obtaining approval from bank regulatory agencies. In practice, the Corporation further limits dividends from the Bank to maintain adequate capital.

Note 16 : Income Taxes

Income taxes are summarized as follows:

December 31,         1996                1995                1994
-----------------------------------------------------------------
Current        $6,554,000          $(487,000)          $11,338,000
Deferred        8,305,000          12,853,000             510,000
-----------------------------------------------------------------
              $14,859,000          $12,366,000         $11,848,000
=================================================================

The Corporation's net deferred tax liability, which is included in other liabilities on the consolidated balance sheet, consisted of the following:

December 31,                             1996                1995
-----------------------------------------------------------------
Mortgage servicing                 $(25,965,001)       $(16,542,988)
Deferred compensation                  2,763,430           2,328,595
Loan and lease loss allowance          4,047,304           2,952,967
Deferred origination fees and costs      709,498             367,360
Lease financing income               (4,639,948)         (4,413,995)
Fixed assets                         (1,017,670)           (810,346)
Other, net                             (135,813)           (305,958)
---------------------------------------------------------------------
Net deferred tax liability         $(24,238,200)       $(16,424,365)
=================================================================

XXXPAGE 196XXX

XXX  PAGE 95  XXX

A reconciliation of income tax expense to the amount computed by applying the statutory income tax rate to income before income taxes is summarized as follows:

                                         1996      1995      1994
-----------------------------------------------------------------
Income taxes computed at the
  statutory rate                 $12,864,133  $11,032,729  $10,522,239
Increase (decrease) resulting from:
  Nontaxable interest from investment
    securities and loans           (230,942)    (308,157)    (319,805)
  State franchise tax, net of
    federal benefit                2,075,973    1,820,400    1,661,011
  Rehabilitation and low-income
    tax credits                    (127,000)     (30,000)     (30,000)
  Other items - net                  276,836    (148,972)       14,555
----------------------------------------------------------------------
                                 $14,859,000  $12,366,000  $11,848,000
======================================================================


Note 17: Employee Retirement Plans

The Corporation has a defined benefit plan covering eligible employees of adopting subsidiaries. The benefits are based on years of service and the employees' compensation during their employment. The Corporation's funding policy is consistent with the funding requirements of federal laws and regulations. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

Plan assets are primarily invested in corporate and U.S. bonds, mutual funds, and cash equivalents. The mutual funds are invested primarily in common stocks and bonds.

The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheet

December 31,                                   1996      1995
-----------------------------------------------------------------
Actuarial present value of benefits based on service to date and present pay levels:
Accumulated benefit obligation
  Vested                                  $6,090,545   $5,948,210
  Non-vested                                 251,938      174,990
-----------------------------------------------------------------
                                           6,342,483    6,123,200
Additional amounts related to
projected pay increases                    1,405,887    1,693,455
-----------------------------------------------------------------
XXXPAGE 197XXX
Projected benefit obligation               7,748,370    7,816,655
Plan assets at fair value                  8,160,620    7,002,188
-----------------------------------------------------------------
Excess of assets over (under) projected benefit
  obligation                                 412,250    (814,467)
Prior service cost not yet recognized in net
  periodic pension cost                      175,224     (19,368)
Unrecognized net loss from past experience different
  from that assumed                          191,707    1,523,009
Unrecognized net transition asset           (83,298)    (213,769)
-----------------------------------------------------------------
Prepaid pension costs included in
other assets                                $695,883     $475,405
=================================================================

XXX  PAGE 96  XXX

The net pension cost for 1996, 1995, and 1994 included the following components:

                                         1996      1995      1994
-----------------------------------------------------------------
Service cost - benefits earned during
  the period                         $443,865  $344,825  $345,337
Interest cost on projected
benefit obligation                    519,358   483,011   439,596
Actual (return) loss on plan assets (926,681) (916,317)   159,110
Net amortization and deferral         205,364   249,940 (846,569)
-----------------------------------------------------------------
Net pension cost                     $241,906  $161,459   $97,474
=================================================================

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and 7.0% at December 31, 1996 and 1995, respectively. The expected rate of increase in future compensation levels was 4.25% and 4.0% at December 31, 1996 and 1995, respectively. The expected long-term rate of return on plan assets was 9.0% at December 31, 1996 and 1995.

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

The following sets forth the plan's funded status reconciled with amounts reported in the Corporation's consolidated balance sheet at December 31, 1996 and 1995.

                                                   1996      1995
-----------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO):
  Retirees                                   $1,099,334 $1,202,196
  Fully eligible active plan participants       112,913    100,712
XXXPAGE 198XXX
  Other active plan participants                172,610    285,605
-----------------------------------------------------------------
    Total APBO                                1,384,857 1,588,513
Plan assets at fair value                             0         0
-----------------------------------------------------------------
  Accumulated postretirement benefit obligation in
    excess of plan assets                     1,384,857 1,588,513
Less: Unrecognized transition obligation      1,002,018 1,056,767
     Unrecognized net (gain) loss              (53,847)   181,134
-----------------------------------------------------------------
Accrued postretirement benefit liability       $436,686  $350,612
=================================================================
Net periodic postretirement benefit cost for 1996 and 1995
  included the following components:
Service cost                                    $24,217   $24,565
Interest cost                                    96,323   109,072
Amortization of transition obligation            54,749    54,749
Unrecognized net loss                                 0    36,857
-----------------------------------------------------------------
Net periodic postretirement benefit cost       $175,289  $225,243
=================================================================

XXX  PAGE 97  XXX

For 1996, a 12.9% and 11.0% annual rate of increase in the per capita costs of covered health care benefits was assumed for participants under 65 and over 65, respectively. It was assumed that those rates would gradually decrease to 5.5% by the year 2011. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $81,707, and increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1996 by $5,866. The rate of increase in future compensation levels used in determining the accumulated postretirement benefit obligation was 5.0% at December 31, 1996 and 1995. The weighted average discount rate was 7.5% and 7.0% at December 31, 1996 and
1995, respectively.

Note 18: Subsequent Event

In January 1997, the Corporation issued $50,000,000 of trust preferred securities through a trust created and controlled by the Corporation. The securities, which are publicly traded, were issued at $25 per share with a cumulative dividend rate of 9.25%, payable quarterly. They have an initial maturity of 30 years with a 19-year extension option which the Corporation can exercise at any point during the first 30 years. The securities are callable at par after five years, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securities for federal income tax purposes. The securities are not convertible into common stock of the Corporation.

Note 19:  Irwin Financial Corporation (Parent Only) Financial
Information
XXXPAGE 199XXX

The condensed financial statements of the parent company as of December 31, 1996 and 1995, and for the three years ended
December 31, 1996 are presented below:

Condensed Balance Sheet

December 31,                             1996                1995
-----------------------------------------------------------------
Assets:
Cash and short-term investments      $618,516            $269,947
Investment in bank subsidiary      56,672,845          46,701,976
Investments in non-bank
subsidiaries                       60,866,068          49,517,885
Loans to non-bank subsidiaries     46,117,124          37,513,805
Other assets                        2,167,152           1,829,380
-----------------------------------------------------------------
                                 $166,441,705        $135,832,993
=================================================================
Liabilities:
Short-term borrowings             $41,174,751        $ 28,972,281
Long-term debt                              0           3,000,000
Other liabilities                   6,364,874           4,644,231
-----------------------------------------------------------------
                                   47,539,625          36,616,512
-----------------------------------------------------------------
Shareholders' equity:
Common stock                       29,965,287          29,965,287
Other shareholders' equity         88,936,793          69,251,194
-----------------------------------------------------------------
                                  118,902,080          99,216,481
-----------------------------------------------------------------
                                 $166,441,705        $135,832,993
=================================================================

XXX  PAGE 98  XXX

Condensed Statement of Income

For the year ended December 31,          1996      1995      1994
-----------------------------------------------------------------
Income:
Cash dividends from non-bank
subsidiaries                     $10,053,000  $14,431,000  $4,446,000
Cash dividends from bank
subsidiary                         2,000,000    1,200,000     900,000
Interest income                    2,376,154    1,806,896   1,425,410
Other                              2,507,041    2,000,573   1,794,997
---------------------------------------------------------------------
                                  16,936,195   19,438,469   8,566,407
---------------------------------------------------------------------
Expenses:
Salaries                           2,549,195    2,163,509   2,077,865
Deferred compensation and employee
  benefits                           879,616      875,533     602,133
Interest expense                   2,064,651    1,491,873   1,030,645
XXXPAGE 200XXX
Other                              1,963,287    1,028,813     984,724
---------------------------------------------------------------------
                                   7,456,749    5,559,728   4,695,367
---------------------------------------------------------------------

Income before income taxes and equity in
undistributed income of
subsidiaries                       9,479,446   13,878,741   3,871,040
Income taxes (credits), less amounts
    charged to subsidiaries      (2,665,745)  (2,844,056)   (561,914)
---------------------------------------------------------------------
                                  12,145,191   16,722,797   4,432,954
Equity in undistributed income of
    subsidiaries                  10,283,147    3,360,405  13,782,585
---------------------------------------------------------------------
Net income                      $22,428,338   $20,083,202 $18,215,539
=====================================================================

XXX  PAGE 99  XXX

Condensed statement of cash flows

for the year ended December 31,          1996      1995      1994
-----------------------------------------------------------------
Adjustments to reconcile net income to cash provided:

Net income                       $22,428,338  $20,083,202  $18,215,539
Equity in undistributed income
  of subsidiaries               (10,283,147)  (3,360,405) (13,782,585)
Depreciation                          88,571       80,077       76,772
Increase (decrease) in taxes
payable                              314,595  (1,159,924)      598,149
Increase in interest receivable     (39,301)     (75,606)     (19,118)
Increase (decrease) in interest
payable                              164,279       41,276       46,351
Net change in other assets and
  other liabilities                  877,205     (27,117)      733,740
----------------------------------------------------------------------
  Net cash provided by operating
activities                        13,550,540   15,581,503    5,868,848
-----------------------------------------------------------------------
Lending and investing activities:

Net (increase) decrease in loans
  to subsidiaries                (8,603,320) (19,640,805)   3,554,000
activities:  Net increase in
  investments in subsidiarie    (11,500,000)  (7,260,000)   (250,000)
Net (additions) disposals to premises
  and equipment                     (21,548)      192,206    (94,839)
---------------------------------------------------------------------
  Net cash provided (used) by lending and
    investing activities        (20,124,868) (26,708,599)   3,209,161
---------------------------------------------------------------------
Financing activities:

Net (increase) decrease in
borrowings                        9,731,816    13,434,195 (5,621,284)
Payments to acquire
treasury stock                  (1,930,831)   (2,887,611) (6,207,150)
Proceeds from sale of treasury
stock                             1,847,833     3,130,243     549,282
XXXPAGE 201XXX
Proceeds from sale of stock for employee
  benefit plan                            0             0     893,496
Dividends paid                  (2,725,921)   (2,482,705) (2,073,733)
----------------------------------------------------------------------
   Net cash provided (used) by financing
    activities                    6,922,897    11,194,122 (12,459,389)
----------------------------------------------------------------------
Net increase (decrease) in cash and cash
  equivalents                       348,569        67,026  (3,381,380)
Cash and cash equivalents at
beginning of year                   269,947       202,921    3,584,301
----------------------------------------------------------------------
Cash and cash equivalents at
end of year                        $618,516      $269,947     $202,921
======================================================================
Supplemental disclosures of cash flow information:

Cash paid during the year:
  Interest                        1,900,372    $1,450,597     $984,295
======================================================================
  Income taxes                   $6,230,350    $3,829,990  $11,569,195
======================================================================

XXX  PAGE 100  XXX

Note 20: Regulatory Matters

The Corporation and its bank subsidiary are subject to various regulatory capital requirements administered by federal and state banking agencies. Under capital adequacy guidelines, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 1996 the Corporation was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must significantly exceed minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios. There have been no conditions or events that management believes have changed this category.

The Corporation's actual capital amounts and ratios are presented in the following table:

                                  Adequately                Well
                         Actual        Capitalized         Capitalized
----------------------------------------------------------------------
                      Amount   Ratio   Amount  Ratio   Amount   Ratio
----------------------------------------------------------------------
As of December 31, 1996:
Total Capital (to Risk-
  Weighted Assets)   $124,010  14.3%   $69,716  8.0%  $87,146   10.0%
Tier 1 Capital (to Risk-
  Weighted Assets)    117,416  13.5     34,858  4.0    52,288    6.0
Tier 1 Capital (to
  Average Assets)     117,416   9.8     47,730  4.0    59,663    5.0

As of December 31, 1995:
Total Capital (to Risk-
  Weighted Assets)    $97,174  14.5%   $53,654  8.0%  $67,068   10.0%
Tier 1 Capital (to Risk-
  Weighted Assets)     92,554  13.8     26,827  4.0    40,241    6.0
Tier 1 Capital (to
  Average Assets)      92,554  10.6     35,025  4.0    43,781    5.0

As of December 31, 1994:
Total Capital (to Risk-
  Weighted Assets)    $84,829  19.2%   $35,385  8.0%  $44,232   10.0%
Tier 1 Capital (to Risk-
  Weighted Assets)     80,966  18.3     17,693  4.0    26,539    6.0
Tier 1 Capital (to
  Average Assets)      80,966  10.8     29,932  4.0    37,415    5.0

XXX  PAGE 101  XXX

Irwin Financial Corporation
Directors

     Sally Abrams Dean   Consultant,
                         Retired Senior Vice President,
                         Dillon, Read & Co. Inc.
     David W. Goodrich   Executive Vice President,
                         F. C. Tucker Company, Inc.
                         (Realty Company)
     John T. Hackett     Managing General Partner,
                         CID Equity Partners, L.P.
                         (Venture Capital Partnership)
     William H. Kling    President,
                         Minnesota Public Radio
     Brenda J. Lauderback  President,
                         Footwear Wholesale Group,
                         Nine West Group
     John C. McGinty, Jr.  President,
                         Southeastern Indiana Health Management, Inc.
                         President,
                         Columbus Regional Hospital
     Irwin Miller        Former Chairman,
                         Cummins Engine Company, Inc.
     William I. Miller   Chairman,
                         Irwin Financial Corporation
     John A. Nash        President,
XXXPAGE 203XXX
                         Irwin Financial Corporation
     Lance R. Odden      President and Headmaster,
                         The Taft School
     James T. Sakai      Former Chairman,
                         Contour Hardening, Inc.
                         (Metals Treatment Company)
     Theodore M. Solso   President and Chief Operating Officer,
                         Cummins Engine Company, Inc.

XXX  PAGE 102  XXX

Irwin Financial Corporation
Senior Officers

   William I. Miller  Chairman
   John A. Nash       President
   Thomas D. Washburn Senior Vice President and Chief Financial Officer Gregory F. Ehlinger Vice President and Treasurer
   Theresa L. Hall    Vice President-Human Resources
   Jose M. Gonzalez   Vice President-Internal Audit
   Michael F. Ryan    Vice President-Community Development
   Matthew F. Souza   Vice President-Legal and Secretary
   Marie C. Strack    Vice President and Controller

XXX  PAGE 103  XXX
XXXPAGE 204XXX