Form 10-K405, Exhibit 13
period 1997-12-31
IRWIN FINANCIAL CORPORATION
filed 1998-03-30
CIK 52617

Management's Discussion and Analysis
                             of Results of Operations
                             and Financial Condition
Contents


               Management's Discussion and Analysis of Results
                  of Operations and Financial Condition:

     28        Five-Year Selected Financial Data and Graphs
     31        Consolidated Overview
     32        Mortgage Banking
     40        Community Banking
     46        Home Equity Lending
     52        Equipment Leasing
     56        Other Irwin Financial Businesses
     56        Consolidated Income Statement Analysis
     58        Consolidated Balance Sheet Analysis
     61        Capital
     64        Risk Management
     64        Credit Risk
     68        Liquidity
     69        Interest Rate Risk

               Financial Statements:

     79        Report of Management
     80        Report of Independent Public Accountants
     81        Consolidated Statement of Income
     82        Consolidated Balance Sheet
     83        Consolidated Statement of Changes in
               Shareholders' Equity
     84        Consolidated Statement of Cash Flows
     85        Notes to Financial Statements

Five-Year Selected Financial Data
                                      1997        1996        1995        1994         1993
-----------------------------------------------------------------------------------------------
Financial Data (in thousands)
For the year:
Net Revenues                      $223,185    $195,448    $148,239    $116,908     $119,366
Other Operating Expense            176,534     158,160     115,790      86,844       93,803
Net Income                          24,444      22,428      20,083      18,216       15,588
Mortgage Loan Closings           5,397,338   5,085,625   3,559,310   2,812,962    4,273,933
Return on Average Equity            19.80%      20.58%      22.60%      23.91%       24.91%
Return on Average Assets              1.94        1.95        2.28        2.43         2.15
Dividend Payout Ratio                12.74       12.15       12.36       11.38        11.12

Per share:*
Net Income - Basic                   $2.19       $1.97       $1.78       $1.58        $1.35
Net Income - Diluted                  2.15        1.95        1.76        1.57        1.34
Cash Dividends                        0.28        0.24        0.22        0.18         0.15
Book Value                           11.23       10.46        8.76        7.21         6.03
Market Value at
     December 31,                    41.88       24.75       19.94       13.38        12.50

At year end:
Assets                          $1,496,794  $1,300,122  $1,037,541    $659,671     $881,864
Deposits                           719,596     640,153     563,999     439,918      500,370
Mortgage Loans Held for Sale       528,739     446,898     378,658     154,964      370,755
Loans and Leases, Net              602,281     526,175     407,904     304,548      252,823
Shareholders' Equity               127,983     118,902      99,216      81,104       70,093
Owned Mortgage Servicing
     Portfolio                  10,713,549  10,810,988  10,301,914   8,818,502    7,922,299
Equity to Assets Ratio               8.55%       9.15%       9.56%      12.29%        7.95%
Risk-based Capital Ratio             17.54       14.23       14.49       19.18        15.68
Leverage Ratio (Tier 1)              12.06        9.84       10.57       10.82         9.63

Averages:
Assets                          $1,262,714  $1,151,535    $882,164    $748,981     $725,846
Equity                             123,483     108,970      88,867      76,178       62,586
Shares Outstanding* - Basic         11,163      11,358      11,280      11,547       11,545
Shares Outstanding* - Diluted       11,361      11,515      11,430      11,639       11,628
-----------------------------------------------------------------------------------------------
*Adjusted for stock splits

Total Net Revenuew $ Millions

1990        43.3
1991        60.0
1992        94.9
1993       119.4
1994       116.9
1995       148.2
1996       195.4
1997       223.2

Net Income $ Millions

1990         4.6
1991         6.7
1992        12.9
1993        15.6
1994        18.2
1995        20.1
1996        22.4
1997        24.4

Return on Avernage Equity Percent

1990        13.50
1991        16.93
1992        26.51
1993        24.91
1994        23.91
1995        22.60
1996        20.58
1997        19.80


                        Management's Discussion


Management's discussion and analysis should be read in conjunction with the accompanying consolidated financial statements, footnotes, and tables. Forward-looking statements contained in the following discussion are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Corporation's control and are subject to change. These uncertainties can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements in this discussion.

Consolidated Overview:

Irwin Financial Corporation earned record net income in 1997 for the eighth consecutive year. This performance was due to improved results at each of the Corporation's lines of business. Net income for 1997 totaled $24,444,150, up 9.0% from 1996 and 21.7% from 1995. Basic earnings per share were $2.19 in 1997, up from $1.97 in 1996 and $1.78 in 1995. Diluted earnings per share in 1997 were $2.15 compared to $1.95 in 1996 and $1.76 in 1995.

The Corporation has made investments to expand current operations and enter new segments of the financial services industry. These initiatives are evidenced by the growth in loan volume throughout the Corporation and the start up of Irwin Home Equity Corporation in 1995. Because the Corporation does not receive an immediate return on these long-term investments, the return on average equity and return on average assets have declined in recent years. However, the Corporation has achieved its objective of earning a return on average equity that exceeds its cost of capital, estimated to have been approximately 12.5% during the last three years. Return on average equity for 1997 was 19.80% compared to 20.58% in 1996 and 22.60% in 1995. Return on average assets was 1.94% compared to 1.95% in 1996 and 2.28% in 1995.

Earnings By Line of Business:

Irwin Financial Corporation is comprised of four principal lines of business:
- Mortgage banking
- Community banking
- Home equity lending
- Equipment leasing

Earnings:
(In thousands)                                 1997          1996           1995
-----------------------------------------------------------------------------------
Mortgage Banking                            $21,300       $20,422        $19,331
Community Banking                             5,587         4,254          3,639
Home Equity Lending                           1,710         (816)        (3,220)
Equipment Leasing                               151         (141)          (334)
Parent (including consolidating entries)    (4,304)       (1,291)            667
                                            -------      --------       -------
                                            $24,444       $22,428        $20,083
----------------------------------------------------------------------------------

                        Management's Discussion (continued)
                        Business Profile: Mortgage Banking

Selected Financial Data

(In thousands)                         1997        1996         1995        1994         1993
-----------------------------------------------------------------------------------------------
Selected Income Statement Data:
Net interest income                 $17,577     $17,178      $13,415     $12,942      $15,103
Provision for loan losses           (1,383)       (455)        (125)       (240)         (36)
Loan origination fees                41,045      43,463       31,871      25,308       37,605
     Gain on sale of loans           21,613      25,541       18,020       2,219       14,225
     Loan servicing fees             50,194      45,573       36,087      32,426       24,428
     Gain on sale of servicing       32,631      16,378       15,271      17,716        2,979
     Other income                     1,223         891          787         647          550
                                   --------    --------     --------     --------     --------
Total net revenues                  162,900     148,569      115,326      91,018       94,854
Operating expense                   126,610     114,474       83,344      64,571       72,140
                                   --------    --------     --------    --------     --------
Income before taxes                  36,290      34,095       31,982      26,447       22,714
Income taxes                         14,990      13,673       12,651      10,719        9,073
                                   --------    --------     --------    --------     --------
Net income                          $21,300     $20,422      $19,331     $15,728      $13,641
                                   ========    ========     ========    ========     ========

Selected Balance Sheet Data
     at End of Period:
Mortgage loans held for sale       $435,123    $372,855     $309,262    $131,543     $318,453
     Mortgage servicing assets       81,610      71,715       51,783      18,834       11,505
     Total assets                   698,391     555,486      445,129     216,180      452,365
     Short-term debt                335,835     265,646      227,021      68,259      215,014
     Long-term debt                      54       4,914        2,300       2,605        2,934
     Shareholders' equity           $81,058     $66,182      $55,811     $50,805      $42,355

Selected Operating Data:
Mortgage loan closings           $5,397,338  $5,085,625   $3,559,310  $2,812,962   $4,273,933
     Servicing portfolio:
     Balance at December 31,     10,713,549  10,810,988   10,301,914   8,818,502    7,922,299
Weighted average coupon
     rate                             7.85%       7.83%        7.83%       7.59%        7.51%
Weighted average servicing
     fee                               0.40        0.38         0.38        0.38         0.37
Servicing sold as a percent of
     production                        71.8        6o.9         28.4        49.8          5.6
-----------------------------------------------------------------------------------------------

Overview & Strategy:

The mortgage banking line of business consists of Irwin Mortgage
Corporation (as of January 1,1998, Inland Mortgage Corporation changed its name to Irwin Mortgage Corporation) and the related activities of Irwin Union Bank and Trust. The business is headquartered in Indianapolis and originates, packages, sells, and services residential mortgage loans throughout the U.S. It has offices in 28 states and ranks among the top 30 mortgage loan originators in the country. The majority of the loans originated and serviced are either government-insured through the Veterans' Administration (VA) or Federal Housing Administration (FHA) or conventional loans which conform to the underwriting guidelines of the two principal government-sponsored agencies which support the secondary mortgage markets, the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC).

Mortgage loans are originated through both direct branches (retail) and third party sources (wholesale). Potential borrowers are identified principally through relationships maintained with housing intermediaries including realtors and home builders.

Loans are funded on a short-term basis through credit facilities provided by commercial banks including Irwin Union Bank. Financing agreements with investment banks are also used. Individual loans are pooled, securitized, and sold into the secondary mortgage market. Servicing rights are periodically sold for a variety of reasons including cash flow and servicing portfolio management. Over the past five years, servicing rights have been retained on a total of 54.5% of the loans originated.

1997 Review:

Net income from mortgage banking was $21.3 million in 1997, an increase of 4.3% over 1996 results of $20.4 million and 10.2% over 1995 results of $19.3 million. Return on average equity was 29.6% in 1997 compared to 33.4% in 1996 and 37.4% in 1995.

Mortgage Closings:
(In thousands)                    1997         1996          1995
------------------------------------------------------------------
Total closings              $5,397,338   $5,085,625    $3,559,310
Percent retail loans             36.6%        41.8%         50.3%
Percent wholesale loans           57.2         52.4          42.5
Percent brokered                   6.2          5.8           7.2
------------------------------------------------------------------

Annual loan originations in 1997 of $5.4 billion were up 6.1% from 1996 and 51.6% from 1995. During 1997 the mortgage bank originated a greater portion of its loans through wholesale channels than in previous years. Income from mortgage loan originations totaled $41.0 million which was $2.4 million less than 1996 and $9.2 million over 1995.

The change in production mix resulted in this decline as lower fees are collected on wholesale originations. Mortgage loan applications in process and loans held for sale at the end of 1997 totaled $1.7 billion, compared with $1.8 billion at the end of 1996 and $1.6 billion at the end of 1995. Refinances accounted for 22.5% of 1997 loan closings, compared to 19.0% in 1996 and 11.6% in 1995. Gains from the sale of mortgage loans totaled $21.6 million in 1997, compared to $25.5 million in 1996 and $18.0 million in 1995.

In early 1997 the mortgage bank entered into the nonprime mortgage market which is comprised of borrowers who do not qualify under the underwriting guidelines established by the government sponsored secondary market agencies for conforming first mortgages. Total originations in 1997 include $66.1 million of nonprime loans. These loans are sold on a non-recourse, service released basis to private investors.

Mortgage Servicing:
Servicing Portfolio:
 (In billions)                                 1997          1996           1995
---------------------------------------------------------------------------------
Beginning portfolio                           $10.8         $10.3           $8.8
Add:
     Loans originated                           2.0           2.1            1.8
     Loans purchased                            3.4           3.0            1.8
Deduct:
Sale of servicing rights                      (3.9)         (3.1)          (1.0)
     Run-off*                                 (1.6)         (1.5)          (1.1)
                                           --------      --------       --------
Ending portfolio                              $10.7         $10.8          $10.3
                                           ========      ========       ========
Number of loans                             141,737       140,354        129,270
Average loan size                           $82,902       $83,540        $82,186
Percent GNMA                                    59%           51%            48%
Percent FHLMC                                    11            15             21
Percent FNMA                                     19            16             17
Delinquency ratio:                            5.99%         5.12%          4.55%
Capitalized servicing as a percentage of
     servicing portfolio                      0.76%         0.65%          0.50%
--------------------------------------------------------------------------------

*Run-off is the reduction in principal balance of the servicing portfolio due to regular principal payments made by mortgagees and early repayment of an entire loan.


The mortgage servicing portfolio was $10.7 billion at December 31, 1997, down 0.9% from the same date in 1996 and up 4.0% from 1995. The 1997 annual portfolio run-off rate was 12.3%. This is up from the 1996 rate of 10.7% and the 1995 rate of 10.4%. The following table sets forth certain information regarding the interest rates of loans in the servicing portfolio at December 31:


Servicing Portfolio by Interest Rate:
                          1997           1996           1995
--------------------------------------------------------------
Less than 7%              8.4%           8.9%          10.3%
7.00 - 7.99%              42.5           44.3           39.8
8.00 - 8.99%              42.6           38.7           33.9
9% or greater              6.5            8.1           16.0
                         -----          -----          -----
Total                     100%           100%           100%
--------------------------------------------------------------

The value of mortgage servicing assets must be adjusted for impairment which could result from interest rate changes. Although impairment write-offs caused by declining interest rates would be accompanied by increased loan origination fees, management has implemented hedging alternatives from time to time to avoid significant impairment provisions. Expenses related to mortgage servicing rights impairment and hedging totaled $600.0 thousand in 1997 compared to $637.9 thousand in 1996 and $908.8 thousand in 1995. No hedges were in place at December 31, 1997.


Servicing and Other Fees:
 (In thousands)           1997           1996           1995
--------------------------------------------------------------
Servicing fees         $50,194        $45,573        $36,087
Other fees               1,223            891            787
                         -----          -----          -----
Total                  $51,417        $46,464        $36,874
--------------------------------------------------------------

Servicing fee income is recognized by collecting fees which normally range between 25 and 44 basis points annually on the principal amount of the underlying mortgages. A change in the portfolio mix to a higher percentage of government loans positively affected servicing income which increased 10.1% from 1996 and 39.1% from 1995.

Sale of Mortgage Servicing:

The mortgage banking business maintains the flexibility to either sell servicing assets for current cash flow or retain servicing for future cash flow. The decision to sell or retain servicing is based on current market conditions balanced with the interest rate risk tolerance of the business.

Servicing assets totaling $3.9 billion were sold in 1997, generating a $32.6 million pre-tax gain on those sales. This compares to servicing sales of $3.1 billion in 1996 that produced $16.4 million pre-tax gain and $1.0 billion in 1995 that produced a $15.3 million pre-tax gain. The 1997 gain reflects improved market pricing and better margins on wholesale loans. Had all servicing been retained in 1997, gains on sales of loans would have been higher than what was recorded, with a corresponding reduction in gains from sales of servicing. Servicing sales in 1997 represented 71.8% of 1997 originations versus 1996 sales which were 60.9% of that year's originations and 1995 sales which were 28.4% of originations.

Net Interest Income:

Net interest income is generated from the interest earned on mortgage loans before they are sold to investors, less the interest expense incurred on borrowings to fund the loans. Net interest income totaled $17.6 million in 1997, compared to $17.2 million in 1996 and $13.4 million in 1995.

Operating Expenses:
 (In thousands, except for number of employees)     1997              1996               1995
-----------------------------------------------------------------------------------------------
Salaries and employee benefits                   $71,389           $66,153            $51,737
Amortization of mortgage servicing rights         15,243            14,245              4,865
Other expenses                                    39,978            34,076             26,742
                                                --------          --------           --------
Total operating expenses                        $126,610          $114,474            $83,344
                                                ========          ========           ========
Number of employees at December 31,                1,411             1,474              1,316
-----------------------------------------------------------------------------------------------

Total operating expenses increased 10.6% from 1996 and 51.9% from 1995. The increase reflects the continued expansion of the production system. Also during 1997 the mortgage bank made significant technological improvements with the conversion to a new loan origination system, the installation of personal computer-based networks at branch locations, and an initiative to provide loan originators with laptop computers. The business has adopted a strategy of leasing all of its systems and related equipment. As a result, 1997 operating expenses include lease expense related to these technological improvements.

Credit Quality:
(In thousands)                                      1997              1996                1995
-----------------------------------------------------------------------------------------------
At December 31,
     Nonperforming loans                          $3,784            $2,221                $154
     Other real estate owned                       1,415             1,839                 295
                                                --------          --------            --------
     Total nonperforming assets                   $5,199            $4,060                $449
                                                ========          ========            ========
     Allowance for loan losses                    $1,606              $633                $413
                                                ========          ========            ========
     Allowance for loan losses as a
     percentage of loans                            6.0%              2.7%                2.1%
For the year ended December 31,
     Provision for loan losses                    $1,383              $455                $125
-----------------------------------------------------------------------------------------------

Although most mortgages are either government-insured or conform to the underwriting guidelines of the government-sponsored agencies that support the secondary mortgage market, the mortgage bank has credit risk on those loans that do not get government insurance or that must be repurchased from agencies due to lack of conformity to underwriting guidelines. Over the last two years the government-sponsored agencies which provide credit enhancement on the loans underwritten by the mortgage bank have become more stringent in their adherence to their right to seek recourse from the originator of loans. As such, the mortgage bank has had an increase in the number of loans it has repurchased from the agencies. This has resulted in an increase in the nonperforming loans and other real estate owned at the mortgage bank. The mortgage bank seeks to cure the underwriting defect in these loans and resell them to the agencies or sell them to alternative investors.

As a result of the increase in nonperforming loans in 1997, the allowance for loan losses and the provision for loan losses have increased from previous years. In providing for the loan loss allowance, management reviews each loan individually to assess expected future losses based on information about the borrower and the underlying collateral.

1998 Outlook:

The mortgage bank is developing a strategy which will allow it to proceed with its expansion efforts in the current environment of consolidation in the mortgage banking industry. The business is focusing on ways that it can continue to be both a competitive loan originator and loan servicer.

Production strategies include initiatives to enhance the profitability of both retail and wholesale channels. New production and underwriting technologies, the redesign of compensation systems, and new product offerings are anticipated in 1998. As noted earlier, during 1997 the mortgage bank entered the nonprime mortgage market. Management views this area as a potentially important source of growth. In addition, last year the mortgage bank began making dollar denominated mortgage loans to U.S. and Canadian citizens on selected properties in Mexico. Originations in 1997 totaled $1.1 million. In 1998, the mortgage bank plans to increase promotion and distribution efforts in Mexico in order to expand its presence in this new market. However, the ultimate potential for this product remains unclear, and it is not expected to be material in 1998.

Industry competition for loan servicing combined with the volatility of servicing assets make the continual evaluation of servicing strategies critical to the mortgage banking business. The business must evaluate ways to service loans more efficiently and more profitably. And at the same time, it must evaluate alternatives to avoid large servicing asset impairment write-offs in the event of declining interest rates, including servicing sales and interest rate hedges.

Employees:

As of December 31, 1997, the mortgage banking line of business employed 1,411 people -- approximately 70% of the Corporation's total employee base. Total employment expense in 1997 was $71.4 million or 56.4% of operating expenses.


                                Irwin Mortgage Corporation
                                Directors and Senior Officers

Directors:      Rick L. McGuire          President--Irwin Mortgage Corporation
                William I. Miller        Chairman--Irwin Financial Corporation
                John A. Nash             President--Irwin Financial Corporation
                Thomas D. Washburn       Senior Vice President--Irwin Financial
                                         Corporation
Senior
Officers:       Rick L. McGuire          President
                Herbert B. Tasker        Executive Vice President--All Pacific
                                         Region
                T. Lester Acree          Senior Vice President--Wholesale Loan
                                         Purchasing
                Kenneth R. Block         Senior Vice President--Loan Production
                Katrina J. Crubaugh      Senior Vice President--Human Resources
                Robert H. Griffith, Jr.  Senior Vice President and Legal Counsel
                Mark J. Lynch            Senior Vice President--Consumer Lending
                William M. Meyer         Senior Vice President--Loan Servicing
                Timothy L. Murphy        Senior Vice President--Finance
                Erik J. Sorensen         Senior Vice President--Secondary
                                         Marketing
                Scott G. Beer            First Vice President--Secondary
                                         Marketing
                Mark E. Braden           First Vice President--Information
                                         Technology
                Richard C. Cargill       First Vice President--Metro Phoenix
                Renee M. Gunderson       First Vice President--Underwriting/
                                         Closing Post Closing
                Darla S. Habig           First Vice President--Loan Control
                Allan D. Karlander       First Vice President--Central Region
                John F. Macke            First Vice President--Management
                                         Information
                Rachelle E. Mikosz       First Vice President--Office Services
                Kevin M. Murphy          First Vice President--Accounting
                Diana M. Rossetter       First Vice President--Quality Control
                Suzanne C. Samson        First Vice President--All Pacific
                                         Region
                Sherri K. Sanford        First Vice President--Customer Service
                Debra J. Saviola         First Vice President--Wholesale Loan
                                         Purchasing
                Lyle E. Shearer          First Vice President--All Pacific
                                         Region
                Richard E. Skiles        First Vice President--Appraisals
                Nicholas Vracas          First Vice President--Mid-states Region

                  Management's Discussion (continued)
                  Business Profile: Community Banking

Selected Financial Data:
 (In thousands)                                1997       1996       1995        1994       1993
-----------------------------------------------------------------------------------------------
Selected Income Statement Data:
Interest income                             $41,115    $35,645    $31,965     $23,808    $22,238
     Interest expense                        19,120     15,908     14,048       8,822      8,684
     Provision for loan and lease losses      2,201      2,284      2,038       1,344      1,551
                                           --------   --------   --------    --------   --------
     Net interest income after provision
     for loan and lease losses               19,794     17,453     15,879      13,642     12,003
     Noninterest income                       9,434      9,384      7,187       5,719      6,192
                                           --------   --------   --------    --------   --------
     Total net revenues                      29,228     26,837     23,066      19,361     18,195
     Operating expenses                      20,372     20,311     17,582      14,858     14,264
                                           --------   --------   --------    --------   --------
     Income before taxes                      8,856      6,526      5,484       4,503      3,931
     Income taxes                             3,269      2,272      1,845       1,453      1,247
                                           --------   --------   --------    --------   --------
     Net income                              $5,587     $4,254     $3,639      $3,o50     $2,684
                                           ========   ========   ========    ========   ========
Selected Balance Sheet Data at
     End of Period:
     Loans and leases, net                 $404,747   $331,790   $306,415    $252,226   $210,340
     Total assets                           539,233    503,507    440,035     370,462    334,148
     Deposits                               486,481    453,879    400,149     341,459    298,615
     Shareholders' equity                    38,390     33,967     28,722      24,686     23,882

Daily Averages:
     Assets                                $515,666   $459,893   $405,249    $344,691   $302,692
     Deposits                               463,851    413,935    358,343     315,229    275,956
     Loans and leases, net                  364,981    325,291    281,147     228,544    195,304
     Shareholders' equity                    36,232     31,863     27,661      23,580     20,326
     Shareholders' equity to assets           7.03%      6.93%      6.83%       6.84%      6.72%
-----------------------------------------------------------------------------------------------

Overview & Strategy:

Community banking is conducted by Irwin Union Bank and Trust Company which is headquartered in Columbus, Indiana. It operates through 16 offices in seven counties in Indiana and holds a major share of the market in Bartholomew County where it has operated since 1871. Expansion into new markets has occurred in recent years and has been on a de novo basis. The community bank's strategy in these and other possible new markets is to position itself with local management and staff that can provide highly personalized, flexible service. The objective is to deliver services in the way customers would expect from a bank headquartered in that market. This means that every effort is made to staff the offices with local people and to give those people the authority to make key customer decisions. Credit, investment, trust, and insurance services are provided to individual and corporate customers.

1997 Review:

Community banking net income in 1997 totaled $5.6 million, up
31.3% from 1996 net income of $4.3 million and 53.5% from 1995 net income of $3.6 million. The return on average equity was 15.42% in 1997 as compared to 13.35% in 1996 and 13.16% in 1995.


Net interest revenue:
 (In thousands)                                1997           1996         1995
-------------------------------------------------------------------------------
Net interest revenue on a taxable
     equivalent basis*                      $22,206        $20,095      $18,362
Average interest earning assets             481,707        429,520      373,784
Net interest margin                           4.61%          4.67%        4.91%
--------------------------------------------------------------------------------
*Reflects what net interest revenue would be if all interest income were subject to federal and state income taxes.


Net interest revenue on a taxable equivalent basis increased 10.5% from 1996 and 20.9% from 1995 to a total of $22.2 million. Net interest revenue is the product of net interest margin and average earning assets.

Net interest margin was 4.61% in 1997 compared to 4.67% in 1996 and 4.91% in 1995. Asset yields increased 0.16% on average in 1997, but funding costs were up 0.25%. This was due in large part to the fact that deposit growth occurred in higher cost time deposits.

Noninterest Income:
 (In thousands)                                       1997           1996          1995
----------------------------------------------------------------------------------------
Trust fees                                          $2,178         $2,571        $2,470
Service charges on deposit accounts                  1,831          1,820         1,596
Insurance commissions, fees, and premiums            1,044          1,105         1,016
Gain from sale of loans                              1,088            909             -
Loan servicing fees                                    972            690           210
Brokerage fees                                         757            736           571
Other                                                1,564          1,553         1,324
                                                  --------       --------      --------
Total noninterest income                            $9,434         $9,384        $7,187
----------------------------------------------------------------------------------------

Noninterest income was up 0.5% from 1996 and 31.3% from 1995. During 1997 the community bank recorded $1.1 million of gains on the sale of consumer, commercial, and mortgage loans. This compares to $0.9 million in 1996. The community bank retained the right to service the sold loans, which contributed to increased loan servicing fees in 1997 and 1996.

Operating Expenses:
 (In thousands, except for number of employees)       1997           1996          1995
----------------------------------------------------------------------------------------
Salaries and employee benefits                     $11,333        $10,916        $9,656
Other expenses                                       9,039          9,395         7,926
                                                  --------       --------      --------
Total operating expenses                           $20,372        $20,311       $17,582
                                                  ========       ========      ========
Number of employees at December 31,                    339            304           291
----------------------------------------------------------------------------------------

Operating expenses increased 0.3% from 1996 and 15.9% from 1995. Costs associated with expanding new products and markets contributed to increases over the past two years. In addition, 1997 and 1996 operating expenses include $0.6 million and $1.5 million, respectively, of non-recurring expenses related to the restructuring of trust operations.

Balance Sheet:

Total assets averaged $515.7 million in 1997, compared to $459.9 million in 1996 and $405.2 million in 1995. Average earning assets for the year were $481.7 million, up $52.2 million or 12.2% from 1996 and up $107.9 million or 28.9% from 1995. The most significant component of the 1997 increase was loans and leases which were up $39.7 million on average in 1997 as a result of the community bank's expansion efforts into new markets. Average deposits were $463.9 million in 1997, 12.1% higher than 1996 and 29.4% higher than 1995.

Credit Quality:
(In thousands)                                        1997           1996          1995
----------------------------------------------------------------------------------------
At December 31,
     Nonperforming loans                            $2,856         $3,434        $1,984
     Other real estate owned                           413            400             -
                                                  --------       --------      --------
     Total nonperforming assets                     $3,269         $3,834        $1,984
                                                  ========       ========      ========
     Nonperforming assets as a percentage of
     total assets                                    0.60%          0.76%         0.45%
                                                  ========       ========      ========
     Allowance for loan losses                      $5,525         $4,790        $3,668
                                                  ========       ========      ========
     Allowance for loan losses as a percentage
     of loans                                        1.35%          1.42%         1.18%
                                                  ========       ========      ========
For the Year Ended December 31,
     Provision for loan losses                      $2,201         $2,284        $2,038
                                                  ========       ========      ========
     Net charge-offs                                $1,277         $1,107        $1,598
----------------------------------------------------------------------------------------

The community bank's equity to assets ratio averaged 7.03% for the year, compared to 6.93% in 1996 and 6.83% in 1995.

1998 Outlook:

The community bank anticipates continued consolidation in the banking industry in 1998 which will present both opportunities and threats to the business. Opportunities will be created when other banks become more heavily centralized and decisions are not made locally. It is in this environment that the strategy of local management making decisions at the point of customer contact is the most effective. However, consolidation will enable larger institutions to become more efficient and increase pricing pressure on bank products.

The community bank plans to continue its expansion through the opening of new offices during 1998. In late 1997 the community bank opened two offices with a focus on small business customers. The plan for 1998 is to evaluate this concept and consider expansion of small business offices in other markets.

Employees:

As of December 31, 1997 the community bank employed 339 people.
Total employment expense in 1997 was $11.3 million or 55.6% of total operating expenses.


                        Irwin Union Bank and Trust Company
                                   Directors

 Robert H. Claxton         Senior Vice President-Finance,
                           Knauf Fiber Glass
 Claude E. Davis           President,
                           Irwin Union Bank and Trust Company
 John T. Hackett           Managing General Partner,
                           CID Equity Partners, L.P.
 Robert W. Haddad          Chairman and President,
                           Columbus Container, Inc.
 Carolyn A. Lickerman      Homemaker
 William I. Miller         Chairman,
                           Irwin Financial Corporation
 John A. Nash              President,
                           Irwin Financial Corporation
 Charles A. Rau, M.D.      Physician
 Albert H. Shumaker II     President,
                           Coca-Cola Bottling Company of Columbus
 John S. Spangler          President,
                           Milestone Contractors, L.P.
 Christine M. Vujovich     Vice President,
                           Cummins Engine Company, Inc.
 Charles H. Watson         President,
                           Historic Columbus Development, Inc.

                Irwin Union Bank and Trust Company
                         Senior Officers

 Claude E. Davis           President
 Bradley J. Kime           Executive Vice President
 Kevin P. Barr             Senior Vice President and Chief Financial Officer
 William P. Guffey         Senior Vice President and Senior Lending Officer
 Carrie K. Houston         Senior Vice President--Human Resources
 Albert C. Roszczyk        Senior Vice President--Bartholomew County
 William S. Beitler        President--Shelby County
 Karen S. Coldiron         President--Decatur County
 Brian D. Hall             President--Monroe County
 J. Kevin Johnson          President--Jackson County
 Mark C. Kugar             President--Hendricks County
 Robert L. Phillips        President--Johnson County
 William R. Redman         President--Hamilton County
 Donald J. Stuart          President--Irwin Union Advisory Services

 Selected Financial Data
(In thousands)                                          1997            1996         1995
------------------------------------------------------------------------------------------
Net interest income                                   $7,129          $7,755       $1,828
Provision for loan losses                            (1,404)           (983)        (363)
Gain on sale of loans                                 15,908           7,798        2,985
Loan servicing fees                                    2,145             710           13
Other income                                             294             140           10
                                                    --------        --------     --------
     Total net revenues                               24,072          15,420        4,473
Operating expenses                                    22,362          16,236        7,693
                                                    --------        --------     --------
Pre-tax income (loss)                                 $1,710           (816)     $(3,220)
                                                    ========        ========     ========
Selected Balance Sheet Data at End of Period:
     Home equity loans net of loan
     loss allowance                                 $111,779        $117,588      $36,225
     Interest-only strips                             22,134          12,661        4,446
     Total assets                                    165,242         145,113       50,845
     Short-term debt                                 146,219         129,627       24,981
     Shareholders'equity                              10,936          13,221        5,538

Selected Operating Data:
Loan Volume:
     Lines of credit                                $115,274         $80,724      $87,420
     Loans                                            99,244          88,396            -
Servicing portfolio:
     Balance at December 31,                         358,166         230,450       86,691
     Weighted average coupon rate:
     Lines of credit                                  12.96%          12.80%       13.61%
     Loans                                            13.97%          14.08%            -
-------------------------------------------------------------------------------------------

Overview & Strategy:

The home equity line of business includes Irwin Home Equity Corporation and the related activities of Irwin Union Bank and Trust. Irwin Home Equity is located in San Ramon, California, and was incorporated in late 1994. The company began marketing home equity loans in early 1995 through direct mail and telemarketing and currently markets in 22 states.

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

1997 Review:

The home equity lending business recorded pre-tax income of $1.7 million in 1997 compared with pre-tax losses of $816.2 thousand in 1996 and $3.2 million in 1995.

Loan Originations and Securitizations:

During 1997 the home equity lending business originated $214.5 million of home equity loans, up 26.8% from 1996 volume of $169.1 million and 145.4% from 1995 volume of $87.4 million.

The business securitized and delivered $210.1 million of loans in 1997 which generated a pre-tax gain of $15.9 million. This compares to a $7.8 million gain recognized in 1996 on the sale of $79.9 million of loans and a $3.0 million gain recognized in 1995 on the sale of $51.6 million of loans. The 1996 gain includes a one-time adjustment of $1.o million relating to the substitution of a letter of credit for the cash reserve on the 1995 securitization. In addition to the loans that were delivered in 1997, another $80.o million were securitized. These loans were delivered in the first quarter of 1998 and the gain was recognized at that time.

Servicing Portfolio:
(In thousands)                                          1997            1996         1995
------------------------------------------------------------------------------------------
Balance at December 31,                             $358,166        $230,450      $86,691
Delinquency ratio                                      1.48%           0.67%        0.85%
------------------------------------------------------------------------------------------

The home equity lending business continues to service loans it has securitized. The servicing portfolio, which includes loans held on the balance sheet as well as securitized loans, increased 55.4% from 1996 and 313.2% from 1995. The business earns a servicing fee equal to one percent of the outstanding principal balance of the securitized loans. Servicing fee income increased to $2.1 million in 1997 from $0.7 million in 1996 and $12.9 thousand in 1995. The level of fees in 1995 reflects the fact that loans were not securitized until late in the year.

When the home equity lending business securitizes loans, the business recognizes as an asset an interest-only strip equal to the discounted available cash flows of the interest paid by borrowers netted against servicing fees, expected losses, and interest remitted to investors. The interest-only strips had a balance of $22.1 million at December 31, 1997, compared with $12.7 million at the same date in 1996 and $4.4 million in 1995. In addition, the business recognizes on its balance sheet a servicing asset equal to the discounted cash flows of future servicing income. At December 31, 1997 net servicing assets totaled $1.3 million, compared with $0.7 million at the end of 1996 and $0.3 million at the end of 1995.

Interest-only strips and servicing assets are carried at their market values which are determined using assumptions about the duration and performance of the securitized loans. Included in these assumptions are estimates of the lives of the loans, expected losses, and appropriate discount rates. Management continually evaluates these assumptions to determine the proper carrying values of these assets on the balance sheet. During 1997, the home equity lending business recorded a net adjustment of $1.8 million pre-tax to the carrying values of its interest-only strips and servicing assets to reflect a change in management's estimate of future prepayment activity. In light of declining interest rates and increased competition in this industry, prepayment speeds were increased to rates ranging from 30% to 40% CPR (conditional prepayment rate) per year, up from the previous estimate of 26%. Assumed annual loss rates range from 0.50% to 0.64%, and the discount rate used is 15.0%.

Net Interest Income:

Net interest income before loan loss provision was $7.1 million in 1997, compared to $7.8 million in 1996 and $1.8 million in 1995. Included in interest income is income earned on the interest-only strip, net of amortization expense. This amounted to $1.8 million in 1997, compared to $2.2 million in 1996 and $0.2 million in 1995.

Operating Expenses
 (In thousands, except for number of employees)     1997            1996          1995
---------------------------------------------------------------------------------------
Salaries and employee benefits                   $11,175          $8,663        $3,995
Marketing and development                          2,731           2,462         1,337
Unrealized loss on interest-only strips
     and servicing assets                          1,828               -             -
Other                                              6,628           5,111         2,361
                                                --------        --------     --------
Total operating expenses                         $22,362         $16,236        $7,693
                                                ========        ========      ========
Number of employees at December 31,                  189             159           107
----------------------------------------------------------------------------------------

The increase in operating expenses reflects the continued growth of this business.

Balance Sheet:

The home equity lending business had $112.3 million of loans outstanding at December 31, 1997. This compares to $118.2 million at the end of 1996 and $36.4 million at the end of 1995. The allowance for loan losses for loans still on the balance sheet had a balance of $563.5 thousand at December 31, 1997, compared to $589.4 thousand at the end of 1996 and $146.6 thousand at the end of 1995.

Credit Quality:
 (In thousands)                                     1997            1996          1995
---------------------------------------------------------------------------------------
 At December 31,
Nonperforming loans                                 $535            $260            $-
                                                ========        ========      ========
Nonperforming assets as a percentage of
     total assets                                  0.32%           0.18%           n/a
                                                ========        ========      ========
Allowance for loan losses                           $564            $589          $147
                                                ========        ========      ========
Allowance for loan losses as a percentage
     of loans                                      0.50%           0.50%         0.40%
                                                ========        ========      ========
For the year ended December 31,
     Provision for loan losses                    $1,404            $983          $363
                                                ========        ========      ========
Net charge-offs                                     $335             $37            $2
---------------------------------------------------------------------------------------

1998 Outlook:

As noted above, competition in the high loan-to-value home equity business has intensified since Irwin Home Equity was organized. The company sees competition from three principal sources: (i) hundreds of small, localized lenders entering the home equity business, (ii) first mortgage loans in instances where underlying property has appreciated sufficiently such that the homeowner can combine a second mortgage loan with a newly financed first mortgage, and (iii) other consumer financial lenders which have entered this growing market. Taken alone, these factors tend to reduce originations of any one lender and accelerate the run-off of loans currently under management. The home equity business believes it is appropriate over the long term to maintain pricing discipline through this cycle of the market. In order to sustain market share, the company plans to focus expansion efforts on testing new markets, new products, and new delivery channels.

The business will maintain the flexibility of either holding the loans it produces in portfolio or securitizing them. Management will evaluate these options throughout the year in light of market conditions and financial objectives.

Employees:

As of December 31, 1997, the home equity business employed 189 people. Total employment expense in 1997 was $11.2 million or 50.0% of total operating expenses.

                        Irwin Home Equity Corporation
                        Directors and Senior Officers
--------------------------------------------------------------------------------
Directors       Elena Delgado         President,
                                      Irwin Home Equity Corporation
                William I. Miller     Chairman,
                                      Irwin Financial Corporation
                John A. Nash          President,
                                      Irwin Financial Corporation
                Thomas D. Washburn    Senior Vice President,
                                      Irwin Financial Corporation

Senior Officers Elena Delgado         President
                Spencer J. Carlsen    Vice President--Production
                Edwin K. Corbin       Vice President--Finance
                Kathryn J. Diamond    Vice President--Credit Risk Management
                J. Christopher Huseby Vice President--Marketing and Business
                                      Development
                Sunita Liggin         Vice President--Human Resources
                Jocelyn Martin-Leano  Vice President--Operations Support
                Jack Nichols          Vice President--Information Services
                Fern Prosnitz         Vice President--Legal Counsel



                  Management's Discussion (continued)
                  Business Profile: Equipment Leasing

Selected Financial Data
 (In thousands)                               1997        1996       1995      1994      1993
-----------------------------------------------------------------------------------------------
Net interest income                         $4,809      $4,413     $4,081    $4,722    $3,914
Provision for loan and lease losses        (1,250)       (791)      (672)     (383)     (276)
Noninterest income                             713         418        300      123         47
                                          --------    --------   --------  --------  --------
Total net revenues                           4,272       4,040      3,709     4,462     3,685
Operating expenses                           4,121       4,181      4,043     3,589     3,133
                                          --------    --------   --------  --------  --------
Pre-tax income (loss)                         $151      $(141)     $(334)      $873      $552
                                          ========    ========   ========  ========  ========

Lease and loan volume                      $42,707     $36,624    $24,951   $23,585   $22,922
Net leases and loans outstanding            63,185      53,632     45,765    42,989    37,401

Number of leases and
     loans outstanding                       9.350       9.186      7.766     7.209     6.438
Average new lease and loan size            $13.303      $9.298     $9.027    $9.152    $8.663
-----------------------------------------------------------------------------------------------

Overview & Strategy:

The equipment leasing line of business is made up of Irwin Equipment
Finance Corp. (previously known as Affiliated Capital Corp.) and the related activities of Irwin Union Bank and Trust. Irwin Equipment Finance is a small-ticket leasing company headquartered in Northbrook, Illinois, focused on the medical equipment industry. The company was started by Irwin Financial in 1990 when it hired the staff and acquired the rights to the customers and vendors of the predecessor company which had been in business since 1983.

The strategy of the equipment leasing business is to establish relationships with manufacturers and distributors of medical equipment and to place leases with medical professionals through the sales representatives of these vendors. The business focuses on relatively low-cost equipment for health care professionals.

1997 Review:

Equipment leasing recorded pre-tax income of $151.2 thousand in 1997, compared with a pre-tax loss of $140.8 thousand in 1996 and a pre-tax loss of $333.7 in 1995. Lease and loan volume increased to $42.7 million in 1997, up 16.6% from $36.6 million in 1996 and 71.2% from $25.0 million in 1995.
However, because of increased competition in the equipment leasing industry which created margin pressures, net interest income did not increase commensurately. Net interest income totaled $4.8 million in 1997, an increase of $0.4 million or 9.0% from 1996 and $0.7 million or 17.9% from 1995. The provision for loan and lease losses totaled $1.3 million in 1997, up from $0.8 million in 1996 and $0.7 million in 1995. Operating expenses were $4.1 million for the year, 1.4% lower than 1996 and 1.9% higher than 1995.

Credit Quality:
 (In thousands)                                            1997          1996            1995
-----------------------------------------------------------------------------------------------
At December 31,
     Nonperforming loans                                   $506        $1,261            $415
                                                       ========      ========       =========
     Nonperforming assets as a percentage of
     total assets                                         0.75%         2.18%           0.84%
                                                       ========      ========       =========
     Allowance for loan losses                           $1,078          $823            $806
                                                       ========      ========       =========
     Allowance for loan losses as a percentage
     of loans                                             1.68%         1.51%           1.73%
                                                       ========      ========       =========
For the year ended December 31,
     Provision for loan losses                           $1,250          $791            $672
                                                       ========      ========       =========
     Net charge-offs                                       $995          $637            $500
-----------------------------------------------------------------------------------------------

1998 Outlook:

In early 1998, Matt Colasanti joined Irwin Equipment Finance as its new President, bringing to the business over 30 years of asset-based lending experience. Under his leadership, equipment leasing intends to pursue opportunities to expand in 1998. Alternatives to be considered will include becoming more active in the upper end of the medical equipment price range, hiring additional field sales representatives to cover manufacturing accounts more effectively, and moving into new lines of equipment.

Employees:

As of December 31, 1997, equipment leasing employed 35 people.Total employment expense in 1997 was $2.3 million or 55.1% of total operating expenses.

                        Irwin Equipment Finance Corp.
                        Directors and Senior Officers
-----------------------------------------------------------------------------

Directors Matthew Colasanti    President,
                               Irwin Equipment Finance Corp.
          William I. Miller    Chairman,
                               Irwin Financial Corporation
          John A. Nash         President,
                               Irwin Financial Corporation
          Thomas D. Washburn   Senior Vice President,
                               Irwin Financial Corporation

------------------------------------------------------------------------------
Senior Officers                Matthew Colasanti  President
          Robert P. Albert     Executive Vice President
          David E. Levine      Senior Vice President
          Vincent F. D'Andrea  Vice President and Controller
          Stuart A. Simon      Vice President--Sales

Other Irwin Financial Businesses:

The results of parent company and other subsidiary operations, net of consolidating entries, are summarized below:

 (In thousands)                                            1997          1996            1995
-----------------------------------------------------------------------------------------------
Net revenues                                            $20,329       $15,494         $17,986
Operating expenses                                      (6,030)       (5,636)         (3,891)
Tax credit                                                  632           903           2,275
                                                       --------      --------        --------
                                                         14,931        10,761          16,370
Eliminations                                           (14,762)      (12,052)        (15,703)
                                                       --------      --------        --------
Income before preferred securities distribution             169       (1,291)            $667
                                                       --------      --------        --------
Preferred securities distribution                       (4,473)             -               -
                                                       --------      --------        --------
Net income                                             $(4,304)      $(1,291)            $667
-----------------------------------------------------------------------------------------------

Dividends from subsidiaries are recorded as parent company revenues but are eliminated in determining consolidated net income. Tax benefits which resulted from the operating losses generated by the home equity and equipment leasing businesses were recorded by the parent company in previous years. In 1997, when these two lines of business recorded operating profits, the parent company recorded the related income tax expense. The parent company will continue to do so until all of the losses carried forward have been used.

Each subsidiary pays taxes to the parent company at the statutory rate. Subsidiaries also pay fees to the parent company to cover direct and indirect services. In addition, services are provided from one subsidiary to another. Inter-company income and expenses are calculated on an arm's-length, external market basis and are eliminated in consolidation.

In January 1997, the Corporation issued $50,000,000 of trust preferred securities through a trust created and controlled by the Corporation. Distribu-tions to security holders totaled $4.5 million in 1997. See the section on the consolidated balance sheet for further discussion of the trust preferred securities.

Consolidated Income Statement Analysis:

Pre-tax income for 1997 totaled $42.2 million, up 13.1% from 1996 and 30.0% Statement from 1995. The effective income tax rate was 42.0% in 1997, 39.8% in 1996, and 38.1% in 1995. Please see Note 18 of Notes to the Consolidated Financial Statements for more information on income taxes.

Net interest revenue for 1997 totaled $54.9 million, up 9.7% from 1996 and 47.0% from 1995. The increase was due to increased lending volume at each of the lines of business. Net interest margin was 4.95% in 1997 compared to 5.12% in 1996 and 4.93% in 1995. See page 74 for further analysis of the net interest margin.

The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on a fully taxable equivalent basis:

                                          1997 Over 1996          1996 Over 1995
     (In thousands)                 Volume       Rate    Total    Volume      Rate      Total
-----------------------------------------------------------------------------------------------
Interest Income:
     Loans and leases               $7,657   $(3,419)   $4,238    $13,248      $779    $14,027
     Mortgage loans held
     for sale                        4,429      (681)    3,748      6,760     3,456     10,216
     Taxable investment
     securities                        921      (885)       36        528     1,741      2,269
     Tax-exempt
     securities                       (95)         29     (66)      (171)      (63)      (234)
     Interest-bearing
     deposits
     with financial
     institutions                                 388       10        398        28     78 106
     Federal funds sold              (631)         15    (616)      (619)     (127)      (746)
                                  --------   -------- --------   --------  --------   --------
     Total                          12,669    (4,931)    7,738     19,774     5,864     25,638
                                  --------   -------- --------   --------  --------   --------
Interest Expense:
     Money market
     checking                          (3)         75       72        254     (233)         21
     Money market
     savings                          (58)         10     (48)       (88)      (49)      (137)
     Regular savings                     7         21       28       (23)     (134)      (157)
     Time deposits                   2,148         31    2,179      (268)     3,406      3,138
     Short-term
     borrowings                      2,031      (358)    1,673      6,451     3,685     10,136
     Long-term debt                  (907)       (40)    (947)         78      (22)         56
                                  --------   -------- --------   --------  --------   --------
     Total                           3,218      (261)    2,957      6,404     6,653     13,057
                                  --------   -------- --------   --------  --------   --------
     Net interest
     revenue                        $9,451   $(4,670)   $4,781    $13,370    $(789)    $12,581
-----------------------------------------------------------------------------------------------

Note: Variance not solely due to rate or volume is allocated on the basis of the absolute relationship between volume variances and rate variances.

The consolidated provision for loan losses for 1997 was $6.2 million, up 37.0% from 1996 and 95.1% from 1995. More information on this subject is contained in the section on credit risk.

Other income increased 16.4% in 1997 to $174.6 million. This compares to $150.0 million in 1996 and $114.1million in 1995. The most significant increases came in the categories related to mortgage banking and home equity lending activities which were previously discussed on pages 32 and 46.
Other expenses in 1997 totaled $176.5 million, up 11.6% from 1996 and 52.5% from 1995. The 1997 increase in consolidated other expense of $18.4 million was mostly due to operating expenses associated with expanded mortgage and home equity loan production.

The trust preferred securities issued in 1997 had a negative impact on 1997 earnings as the fixed 9.25% coupon on the securities is above the Corporation's marginal borrowing rate. The securities have, however, strengthened the Corporation's capital base to enable continued expansion in the coming years.

Consolidated Balance Analysis:

Total assets at year-end 1997 were $1.5 billion, up 15.1% from 1996 and 44.3% Sheet from 1995. However, changes in the average balance sheet are a more accurate reflection of the actual changes in the level of activity on the balance sheet. Average assets were $1.3 billion in 1997, up 9.7% from 1996 and 43.1% from 1995. Mortgage loans held for sale increased by $51.2 million, while loans and leases increased by $72.6 million on average in 1997. These increases are the result of the expansion of operations throughout the Corporation.

The Corporation's commercial loans are extended primarily to local regional businesses and to local farming operations in the market area of Irwin Union Bank. The Corporation also extends credit to consumers through installment loans and revolving credit arrangements. The majority of the remaining portfolio consists of residential mortgage loans (1-4 family dwellings), mortgage loans on commercial property, and medical equipment leases. Loans by major category at the end of the last five years were as follows:

Loans by Category:
At December 31, (In thousands)              1997         1996      1995        1994        1993
----------------------------------------------------------------------------------
Commercial, financial,
     and agricultural                   $212,095     $179,650  $150,312   $136,083     $121,024
Real estate construction                  73,279       48,991    36,126     21,960       21,258
Real estate mortgage                     222,818      214,696   108,351     47,423       30,805
Consumer                                  39,985       38,371    67,756     55,323       41,101
Direct lease financing                    78,079       62,372    60,979     58,348       52,555
Unearned income                         (15,163)     (11,030)  (10,999)    (10,726)    (10,627)
                                        --------     -------- ---------  ----------   ---------
     Total                              $611,093     $533,050  $412,525   $308,411     $256,116
-----------------------------------------------------------------------------------------------

Maturity Distribution of Loans:                                   After
                                                                One But
                                                    Within       Within        After

At December 31, 1997 (In thousands)               One Year   Five Years   Five Years      Total
-----------------------------------------------------------------------------------------------
Commercial, financial, and agricultural           $116,394      $83,059      $12,642   $212,095
Real estate construction                           73,279             -            -     73,279
Real estate mortgage                                95,821       14,167      112,830    222,818
Consumer loans                                       8,120       26,458        5,407     39,985
Direct lease financing                              58,510       19,374          195     78,079
                                                                                      --------
     Total                                                                             $626,256
                                                                                       ========
Loans due after one year with:
     Fixed interest rates                                                              $187,076
     Variable interest rates                                                             87,056
                                                                                      --------
     Total                                                                             $274,132
-----------------------------------------------------------------------------------------------

On average, investment securities increased $8.9 million in 1997 to $81.9 million. The carrying value of investments at December 31, 1997 includes $76.7 thousand of unrealized gains on available-for-sale securities.

Maturity Distribution of Investment Securities:
                                                                      After
                                                         After         Five
                                                       One But          But
                                            Within      Within       Within       After
                                               One        Five          Ten         Ten
At December 31, 1997 (In thousands)           Year       Years        Years       Years
----------------------------------------------------------------------------------------
     U.S. Treasury and Government
     obligations                            $9,361     $12,259       $6,950     $13,216
     Obligations of states and political
     subdivisions                              600       1,454          955       1,805
     Mortgage-backed securities                  -       2,029        1,863       4,694
     Interest-only strips and other         22,155          --           --          --
                                          --------    --------     --------   --------
     Total                                 $32,116     $15,742       $9,768     $19,715
                                          ========    ========     ========   ========
     Weighted Average Yield:
     Held-to-maturity                        6.18%       6.86%        7.89%       6.64%
     Available-for-sale                      8.50%       5.91%        6.70%       6.78%
----------------------------------------------------------------------------------------

The yield on state and municipal obligations has been calculated on fully taxable equivalent basis, assuming a 35% tax rate.

Deposits averaged $691.8 million during 1997, compared to $632.2 million in 1996 and $526.1 million in 1995. Demand deposits were up 9.9% on average, or $23.5 million from 1996. A significant portion of demand deposits is related to deposits at Irwin Union Bank which are associated with escrow accounts held on loans in the servicing portfolio of Irwin Mortgage. These escrow accounts averaged $200.8 million in 1997.

Maturities of certificates of deposit of $100 thousand or more are set forth in the following table:

At December 31, (In thousands)              1997              1996             1995
-----------------------------------------------------------------------------------
Under 3 months                           $60,379           $47,907          $27,131
3 to 6 months                             10,123             5,127            6,299
6 to 12 months                            10,115             7,493           14,378
After 12 months                            5,411             5,977            6,268
                                        --------          --------         --------
Total                                    $86,028           $66,504          $54,076
--------------------------------------------------------------------------------------

Short-term borrowings averaged $365.0 million in 1997, compared to $334.3 million in 1996 and $217.3 million in 1995. The increase in 1997 is due to the increase in mortgage loan closings in 1997.

The following table shows the distribution of the Corporation's short-term borrowings and the weighted average rates at the end of each of the last three years. Also provided are the maximum amount of borrowings and the average amounts of borrowings as well as weighted average interest rates for the last three years.

                                           Repurchase
                                           Agreements
                                             & Drafts                  Federal
                                              Payable                     Home
                                           Related to                Loan Bank
                                             Mortgage               Borrowings        Lines
                                                 Loan  Commercial    & Federal           of
(In thousands)                               Closings       Paper        Funds       Credit
----------------------------------------------------------------------------------------------
Year Ended                 1997              $240,659     $16,375     $142,650     $112,591
     December 31:          1996               264,998      17,175       74,118      105,575
                           1995               225,873      21,723       40,000       22,683

Weighted average           1997                 3.60%       6.00%        6.18%        6.87%
     interest rates at     1996                  4.65        5.95         5.80         6.68
     year-end:             1995                  4.32        6.32         6.02         7.35

Maximum amount             1997              $274,363     $16,375     $142,650     $151,111
     outstanding at any    1996               270,516      27,214      121,000      135,442
     month's end:          1995               271,694      21,723       52,448       38,596

Average amount             1997              $237,953     $12,738      $48,823      $65,490
     outstanding during    1996               218,810      23,794       44,139       47,561
     the year:             1995              155,726       19,125       20,497        6,109

Weighted average           1997                 3.55%       6.01%        6.00%        6.65%
     interest rate during  1996                  3.78        6.02         5.80         6.80
     the year:             1995                  4.12        6.41         6.03         8.06
---------------------------------------------------------------------------------------------

Capital:

Shareholders' equity averaged $123.5 million in 1997 up 13.3% from 1996 and 39.0% from 1995. Year-end shareholders' equity of $128.0 million represented book value per share of $11.23, compared to $10.46 and $8.76 at December 31, 1996 and 1995, respectively.

Prior to the adoption of a new mortgage banking accounting standard in the second quarter of 1995, mortgage banking accounting did not allow the full value of mortgage servicing rights to be reflected on the balance sheet. Since a significant portion of the Corporation's mortgage servicing portfolio was generated prior to the adoption of the new accounting standard, it represents substantial economic value which is not recorded on the balance sheet. The following table demonstrates the estimated after-tax value of the servicing portfolio at December 31:

(In thousands)                      1997           1996           1995
------------------------------------------------------------------------
Total loans serviced         $10,713,549    $10,810,988    $10,301,914
                             -----------    -----------    -----------
Value (@ 1.5%)                  $160,703       $162,165       $154,529
Less capitalized servicing        81,610         71,715         51,783
Tax liability (@ 40%)             31,637         36,180         41,098
                             -----------    -----------    -----------
Net value                        $47,456        $54,270        $61,648
                             ===========    ===========    ===========
Per share of common stock          $4.31          $4.77          $5.44
------------------------------------------------------------------------

With the implementation of the new accounting standard in 1995, this off-balance sheet value will decline over future years and eventually be reduced to zero.

Total book value per share including the value of the servicing portfolio was $15.54 at December 31, 1997, up from $15.23 and $14.20 at December 31, 1996 and 1995, respectively.

Capital is a major focus of regulatory attention, with both book and risk-based capital standards used as capital adequacy measures. Unless an institution has adequate capital in the opinion of the regulators, they may withhold approval for new activities or force additions to capital. Therefore, the Corporation considers both the regulators' viewpoint and its own analysis of the capital structure and leverage amounts that are consistent with underlying business risks.

     (In thousands)                 1997           1996           1995
-----------------------------------------------------------------------
Tier 1 capital                  $169,366       $117,416        $92,554
Tier 2 capital                    16,170          6,594          4,620
                             -----------    -----------    -----------
Total risk-based capital        $185,536       $124,010        $97,174
                             ===========    ===========    ===========
Risk-weighted assets          $1,057,497       $871,460       $670,675
                             ===========    ===========    ===========
Risk-based ratios:
Tier 1 capital                    16.02%         13.47%         13.80%
Total capital                      17.54          14.23          14.49
Tier 1 leverage ratio              12.06           9.84          10.57
Ending shareholders' equity
 to assets                          8.55           9.15           9.56
Average shareholders' equity
 to assets                          9.78           9.46          10.07
----------------------------------------------------------------------

At year-end 1997 the Corporation's total risk-adjusted capital ratio was 17.54% compared to 10.0 % which is required in order to be considered well capitalized by the regulators. The Corporation's ending equity to assets ratio for 1997 was 8.55%. However, as previously discussed, temporary conditions which existed at year-end make the average balance sheet ratio a more accurate measure of capital. The Corporation's average equity to assets for 1997 was 9.78%.

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

Stock Prices Dividends:

The common stock of Irwin Financial is quoted on the National Association of and Securities Dealers Automated Quotation System National Market System (NASDAQ-NMS- trading symbol, IRWN). The following table sets forth certain information regarding trading in, and cash dividends paid with respect to, the shares of the Corporation's common stock in each quarter of the three most recent calendar years.

                                                                               Total
                                                   Quarter          Cash   Dividends
1995                       *High          *Low        *End    *Dividends   *For Year
-----------------------------------------------------------------------------------------
     First quarter          $15-7/8       $13-3/4     $15-1/2       $0.055
     Second quarter          17-5/8        15-1/2      17-1/4        0.055
     Third quarter           18-1/4        17-1/4      17-3/4        0.055
     Fourth quarter          20-1/8        17-5/8          20        0.055      $0.22

     1996
-----------------------------------------------------------------------------------------
     First quarter          $22-3/4       $19-3/4     $22-1/8       $0.060
     Second quarter          22-1/4        19-5/8      19-5/8        0.060
     Third quarter           21-5/8        17-7/8      21-1/4        0.060
     Fourth quarter          24-3/4        21-1/4      24-3/4        0.060      $0.24

     1997
-----------------------------------------------------------------------------------------
     First quarter          $30-1/2       $24-1/4     $27-1/4       $0.070
     Second quarter          29-1/2        24-5/8      29-1/2        0.070
     Third quarter           37-1/4        28-3/4      37-1/4        0.070
     Fourth quarter          43-3/4        36-1/2      41-7/8        0.070      $0.28
-----------------------------------------------------------------------------------------

     *Adjusted for December 30, 1996 two-for-one stock split.

The Corporation expects to continue its policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements, and financial condition. On February 19, 1998, the Corporation's Board of Directors approved an increase in the first quarter dividend to $0.08 per share, payable in March, 1998.

Risk Management:

As a financial intermediary, Irwin Financial Corporation is engaged in businesses which involve the assumption of financial risks including:
    Credit risk
    Liquidity risk
    Interest rate risk
Each line of business that assumes financial risk uses a formal process to manage this risk. In all cases, the objectives are to ensure that risk is contained within prudent levels and that we are adequately compensated for the level of risk assumed. The Chairman, the President, and the Chief Financial Officer of the parent company participate in each subsidiary's risk management process.

Credit Risk:

The assumption of credit risk is a key source of earnings for the community bank, home equity lending, and equipment leasing businesses. In addition, the mortgage banking business assumes some credit risk despite the fact that its mortgages are typically insured. The credit risk in the loan portfolios of the community bank and the home equity lending business has the most potential to have a significant effect on consolidated financial performance.

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

Loans and leases that are determined by management to be uncollectible are charged against the allowance. The table on page 66 analyzes the consolidated allowance for loan and lease losses over the past five years.
Net charge-offs in 1997 were $2.6 million, up 46.4% from 1996, and up 24.1% from 1995. Net charge-offs to average loans and leases was 0.46% compared to 0.36% in 1996 and 0.57% in 1995.

The provision for loan and lease losses was $6.2 million, 239.3% of net charge-offs. The coverage ratio was 255.6% in 1996 and 152.3% in 1995.

At year end, the allowance for loan and lease losses was 1.44% of loans and leases, compared to 1.29% in 1996 and 1.22% in 1995.

Total nonperforming loans and leases at year end were $7.7 million, compared to $7.2 million at the end of 1996 and $2.6 million at the end of 1995. Nonperforming loans and leases as a percent of total loans and leases were 1.26% at year-end 1997 compared to 1.35% in 1996 and 0.62% in 1995. Other real estate owned totaled $1.8 million at December 31, 1997, up from $2.2 million in 1996 and $0.3 in 1995. Total nonperforming assets were $9.5 million, or 0.64% of total assets at December 31, 1997, as compared to $9.4 million, or 0.72%, at year-end 1996 and $2.8 million, or 0.27% at the end of 1995.

Analysis of Allowance for Loan and Lease Losses

(In Thousands)                                      1997      1996       1995       1994     1993
-------------------------------------------------------------------------------------------------
              Loans and leases outstanding at
              end of period, net of unearned
              income                            $611,093  $533,050   $412,525  $308,411  $256,116
                                                ========  ========   ========   ======== ========
              Average loans and leases for the
              period, net of unearned income    $569,325  $496,729   $369,220  $279,389  $232,898
                                                ========  ========   ========   ======== ========

Allowance     Balance beginning of period         $6,875    $5,033     $4,174    $3,293    $3,220
for loan
and lease
losses:
Charge-offs:  Commercial, financial, and
              agricultural loans                     800       495        845       266     1,074
              Real estate mortgage loans             356        37          2          -        -
              Consumer loans                         734       959        953       543       387
              Lease financing                      1,255       883        690       757       323
                                                --------  --------   --------   -------- --------
              Total charge-offs                    3,145     2,374      2,490     1,566     1,784
                                                --------  --------   --------   -------- --------
Recoveries:   Commercial, financial, and
              agricultural loans                      32       133          2        34        82
              Real estate mortgage loans               1         -          -          -        -
              Consumer loans                         246       214        197       180        94
              Lease financing                        259       246        191       195       104
                                                --------  --------   --------   -------- --------
              Total recoveries                       538       593        390       409       280
                                                --------  --------   --------   -------- --------
              Net charge-offs                    (2,607)   (1,781)    (2,100)   (1,157)   (1,504)
              Reduction due to sale of loans     (1,694)     (930)      (239)          -        -
              Provision charged to expense         6,238     4,553      3,198      2,038    1,577
                                                --------  --------   --------   -------- --------
              Balance end of period               $8,812    $6,875     $5,033    $4,174    $3,293
                                                ========  ========   ========   ========  ========
Allowance for  By category of loans and leases
loan and      Commercial, financial, and
lease losses: agricultural loans                  $5,118    $3,676     $2,349     $2,586   $2,031
              Real estate mortgage loans           2,170       281        413        311        -
              Consumer loans                         446     1,974      1,420        767      650
              Lease financing                      1,078       944        851        510      612
                                                --------  --------   --------   -------- --------
              Total                               $8,812    $6,875     $5,033    $4,174    $3,293
                                                ========  ========   ========   ======== ========
Ratios:       Net charge-offs to average loans
              and leases                           0.46%     0.36%      0.57%      0.41%    0.65%
              Allowance for loan losses
              to average loans and leases          1.55%     1.38%      1.36%      1.38%    1.41%
              Allowance for loan losses to loans
              and leases outstanding               1.44%     1.29%      1.22%      1.25%    1.29%
----------------------------------------------------------------------------------------------

Nonperforming Assets
(In thousands)                                            1997     1996   1995    1994     1993
-----------------------------------------------------------------------------------------------
Accruing loans past due  Commercial, financial, and
90 days or more:         agricultural loans               $382     $256   $418   $113      $800
                         Real estate mortgages             534      234      -       -      141
                         Consumer loans                     86      205    202     93        88
                                                        ------   ------ ------  ------   ------
                                                         1,002      695    620    206     1,029
                                                        ------   ------ ------  ------   ------

Nonaccrual loans and     Commercial, financial, and
leases:                  agricultural loans                777    2,739    670  1,523     1,373
                         Real estate mortgages           5,333    2,481    848    947       848
                         Consumer loans                     63        -      -      -        39
                         Lease financing receivables       506    1,261    415    363       242
                                                        ------   ------ ------  ------   ------
                                                         6,679    6,481  1,933  2,833     2,502
                                                        ------   ------ ------  ------   ------
                         Total nonperforming loans and
                         leases                          7,681    7,176  2,553   3,039    3,531

                         Other real estate owned         1,828    2,239    295    489       623
                                                        ------   ------ ------  ------   ------
                         Total nonperforming assets     $9,509   $9,415 $2,848 $3,528    $4,154
                                                       =======   ====== ======  ======   ======
                         Nonperforming loans and leases
                         to total loans and leases       1.26%    1.35%  0.62%   0.90%    1.38%
                                                       =======   ====== ======  ======   ======
                         Nonperforming assets to total
                         assets                          0.64%    0.72%  0.27%   0.50%    0.47%
-----------------------------------------------------------------------------------------------

Loans which are past due 90 days or more are placed on nonaccrual status unless, in management's opinion, there is sufficient collateral value to offset both principal and interest.

Renegotiated and Nonaccrual Loans
(In thousands)                                      1997        1996          1995
-----------------------------------------------------------------------------------
Interest which would have been  recorded under
 original terms
     Renegotiated                                     $-          $-            $-
     Nonaccrual                                      302         356           194
                                                  ------      ------        ------
                                                     302         356           194
                                                  ------      ------        ------

Interest income actually recorded
     Renegotiated                                      -           -             -
     Nonaccrual                                       36         150            55
                                                  ------      ------        ------
                                                      36         150            55
                                                  ------      ------        ------
Reduction in interest income                        $266        $206          $139
-----------------------------------------------------------------------------------

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

The objectives of liquidity management are to ensure that funds will be available to meet demands and that funds are available at a reasonable cost. As with other forms of financial risk, liquidity is managed separately at each of the lines of business. In the case of Irwin Union Bank, this occurs at the monthly meeting of the Asset-Liability Management Committee.

Since loans and leases are less marketable than securities, the ratio of total loans to total deposits is the traditional measure of liquidity for banks and bank holding companies. At year-end 1997 this ratio stood at 83.7%. The Corporation is able to maintain this position of high liquidity without a substantial sacrifice in the form of a lower net interest margin due to the position in mortgage loans held for sale. These loans carry an interest rate equal to the current market rate for mortgage loans. However, liquidity is significantly improved since all mortgage loans held for sale are in the process of being securitized and sold. The holding period for an individual loan typically does not exceed 90 days.

Interest Rate Risk:

Interest rate risk refers to the potential for changes in market rates of interest to cause changes in net interest income. Since net interest income is a major source of income, it is important that potential changes are managed prudently.

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

Rate risk at the community bank can typically be managed by controlling the maturity of loans, securities, and deposits. The community bank may also use financial futures or interest rate swaps from time to time, although there were none in place at December 31, 1997. The mortgage bank buys commitments to deliver loans at a fixed price to manage risk. The policy at both the home equity lending business and the equipment leasing business is to match-fund all assets. In some cases, the Corporation uses internal hedges between companies to allow for the risk characteristics of one line of business to offset those of another line.

The following table shows in summary form the Corporation's interest rate sensitivity based on expected interest rate repricing intervals for the balance sheet as of December 31, 1997 (a "gap" analysis). For example, a 30-year adjustable rate residential mortgage held in the portfolio of Irwin Union Bank is included in the "4-12 month" category since that is the time frame over which the asset will reprice. Some items, such as certain deposit accounts, are non-interest bearing, but will vary in balance due to interest rate changes. Since the Corporation relies on such accounts in its operations and would need to replace them with "at market" liabilities should the non-interest bearing ones be unavailable, they are included in the gap table and in simulations as "non-market" items.

As the table shows, the consolidated one-year gap at December 31, 1997 was a positive $143.0 million. This compares to a positive gap of $133.2 million at December 31, 1996.

Since the gap was positive at December 31, 1997, it means that the Corporation's net interest income was positioned to benefit from rising rates, or to be harmed by declining rates. While traditional interest rate risk focuses on the changes in net interest income due to interest rate changes, the Corporation engages in other activities which are also affected by interest rate changes. Principal among these are mortgage loan origination and servicing. Through the use of simulations using regression modeling and option-adjusted valuation techniques for modeling expected customer behavior, the Corporation attempts to analyze and mitigate the interest rate risks associated with the negatively correlated activities of mortgage loan origination and servicing. For example, if interest rates decline, management expects an increase in mortgage loan origination income and a decline in the value of mortgage servicing assets. Management attempts to monitor this exposure to traditional interest rate risk as well as interest rate influences on production and servicing value in a comprehensive manner.

Interest Sensitivity:

                                Within    4 to 12      1 to 5     Over 5        Non-
 (In thousands)               3 Months     Months       Years      Years      Market      Total
-----------------------------------------------------------------------------------------------
Assets:
Interest-bearing deposits
     with banks                $10,920     $4,027      $3,293         $-          $-    $18,240
Taxable investment
     securities                 20,193     17,889      28,232      6,213           -     72,527
Tax-exempt investment
     securities                    100        500         962      3,252           -      4,814
Mortgages held for sale        528,739          -           -          -           -    528,739
Loans, net of unearned
     income                    269,988     99,787     146,186     95,132           -    611,093
                              --------   --------   ---------  ---------    --------   --------
Total interest- earning
     assets                    829,940    122,203     178,673    104,597           -  1,235,413
                              --------   --------   ---------  ---------    --------   --------

Liabilities:
Non-interest bearing
     deposits                        -          -           -          -     287,555    287,555
Money market checking           32,625          -      47,148     10,169           -     89,942
Money market savings             1,758          -       5,487          -           -      7,245
Regular savings                 25,565      1,939      10,343      7,992           -     45,839
Time deposits                  166,381     64,683      57,186        764           -    289,014
Short-term borrowings          512,276          -           -          -           -    512,276
Long-term debt                   1,399      2,499       3,197          -           -      7,095
                              --------   --------   ---------  ---------    --------   --------
Total interest- bearing
     liabilities               740,004     69,121     123,361     18,925     287,555 $1,238,966
Trust preferred securities           -          -           -     50,000          -      50,000
                              --------   --------   ---------  ---------    --------   --------
Interest sensitivity gap        89,936     53,082      55,312     35,672   (287,555)   (53,553)
                              --------   --------   ---------  ---------    --------   --------
Cumulative interest
     sensitivity gap           $89,936   $143,018    $198,330   $234,002   $(53,553)  $(53,553)
------------------------------------------------------------------------------------------------

Note: This analysis is based on certain assumptions, including relative levels of market interest rates, and should not be relied upon as indicative of actual results.

Year 2000:

The year 2000 issue is the result of practices within the information technology industry to program software and computer chips to store dates in a six digit, shortcut format. For example, January 15, 1998, may be written as 01/15/98 and the computer is programmed to assume that the first two digits of the year are ''19''. As a result, certain computer systems will not accurately interpret dates beyond December 31, 1999, and will consider dates beginning January 1, 2000 to represent January 1, 1900. This could result in a computer failure or miscalculations, causing operating disruptions, including an inability to process transactions, send invoices or engage in similar normal business activities. The Year 2000 issue exists across all industries and could affect all businesses that use computers, but is particularly relevant in the financial services industry served by the Corporation.

The Company's Year 2000 Strategy:

The Corporation is actively addressing its exposure to the Year 2000 issue and has five teams (one at each of its four operating entities and at the parent company) focusing on the issue. The Corporation has developed a six-stage project plan that is expected to culminate in final testing and implementation by mid-1999. The six stages include: (i) an awareness campaign throughout the Corporation to raise the level of importance and attention beyond that of a typical ''information technology'' issue; (ii) assessment of the Corporation's Year 2000 problem, including contract review, a technical audit and an estimation of remediation costs; (iii) remediation of non-compliant systems through repairs, upgrades or replacements of computer programs and chips; (iv) testing of the Corporation's systems for Year 2000 compliance; (v) implementation of the remediated systems and (vi) auditing of the completed processes and remediation for post-year 2000 compliance. The Corporation has engaged a leading technology-consulting firm to increase its level of confidence that the methods and standards it employs to address the Year 2000 issue are appropriate and comprehensive.

The Corporation, together with its consultants, is currently in varying stages of the assessment, remediation and testing steps of its plan and cannot definitively estimate the extent of the problem for the Corporation or the cost to remedy it. However, the Corporation does not currently believe that the costs of the remediation will have a material impact on the Corporation's results of operations, liquidity and capital.

The Corporation has developed a technology strategy that primarily uses systems developed by third parties and has very few internally developed applications. Consequently, the Corporation's principal focus is on assuring Year 2000 compliance from its commercial application vendors. In those instances where the Corporation believes a vendor may not be compliant in a timely manner, the Corporation is taking additional steps to address its needs with alternative systems.

The Risks of Unsuccessful Year 2000 Remediation:

Financial services require exact calculations and prompt delivery. If the Corporation's products are not accurate and timely, it increases its exposure to risks such as client service failure, regulatory compliance problems and disruption of third party operations when it interacts with third parties.

The Corporation currently expects to implement the necessary changes to ensure that its internal operations are Year 2000 compliant prior to December 31, 1999. To achieve this goal, the Corporation is reliant upon its information system vendors to provide Year 2000 compliant systems sufficiently before December 31, 1999 to allow ample time to test the systems. There can be no assurance that all of the Corporation's key suppliers will achieve Year 2000 compliance in a timely manner. The failure of the Corporation's vendors to successfully address the Year 2000 issue in a timely manner would have a materially adverse effect on the Corporation's ability to successfully address the Year 2000 issue. In addition, if the Year 2000 issue adversely affects the Corporation's customers, this in turn could have a material adverse effect on the Corporation's ability to collect and service outstanding loans. Finally, even if the Corporation's internal operations and customers are Year 2000 compliant, the Corporation's operations can be materially adversely affected if agencies and third parties with whom the Corporation interacts fail to address the Year 2000 issue successfully.

Any of the failures mentioned above could have a material adverse effect on the financial condition and results of operations of the Corporation.

Daily Average Consolidated Balance Sheet,
Interest Rates and Interest Differential

For the year ended December 31,                                                               1997
------------------------------------------------------------------------------------------------------------

                                                                                   Average            Yield/
(In thousands)                                                                     Balance   Interest   Rate
------------------------------------------------------------------------------------------------------------
Assets:
Interest-earning assets:     Interest-bearing deposits with banks                  $16,887     $1,001  5.93%
                             Federal funds sold                                     12,454        674   5.41
                             Taxable investment securities                          77,590      6,309   8.13
                             Tax-exempt investment securities (1)                    4,336        438  10.10
                             Mortgage loans held for sale                          433,275     34,691   8.01
                             Loans and leases, net of unearned income (1) (2)      569,325     56,629   9.95
                                                                                 ---------   -------- ------
                             Total interest-earning assets                       1,113,867     99,742   8.95
                                                                                 ---------   -------- ======

Noninterest-earning assets:  Cash and due from banks                                34,347
                             Premises and equipment, net                            18,568
                             Other assets                                          103,682
                             Less allowance for possible loan and lease losses     (7,750)
                                                                                 ---------

                             Total assets                                       $1,262,714
                                                                                =========

Liabilities and Shareholders'
Equity:
Interest-bearing liabilities: Money market checking                                $79,549      1,643   2.07%
                             Money market savings                                   10,267        280   2.73
                             Regular savings                                        52,843      1,889   3.57
                             Time deposits                                         286,934     16,151   5.63
                             Short-term borrowings                                 365,005     23,788   6.52
                             Long-term debt                                         10,698        831   7.77
                                                                                 ---------   -------- ------
                             Total interest-bearing liabilities                    805,296     44,582   5.54
                                                                                 ---------   -------- ======
Noninterest-bearing          Demand deposits                                       262,190
liabilities:                 Other liabilities                                      71,745
                             Shareholders' equity                                  123,483
                                                                                 ---------
                             Total liabilities and shareholders' equity         $1,262,714
                                                                                =========
                             Net interest income                                              $55,160
                                                                                           =========
                             Net interest income to average interest-earning
                             assets                                                                    4.95%
--------------------------------------------------------------------------------------------------------------

Notes:
(1) Interest is reported on a fully taxable equivalent basis. The prevailing federal income tax rate was 35% in 1997, 34.5% in 1996, and 34% in 1995.

(2) For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

                 1996                                                 1995
     Average                   Yield/                   Average                    Yield/
     Balance   Interest        Rate                     Balance     Interest       Rate
-------------------------------------------------------------------------------------------

      $10,282      $603       5.87%                      $9,737         $497      5.10%
       24,370     1,290        5.29                      35,006        2,036       5.82
       67,654     6,273        9.27                      59,765        4,004       6.70
        5,348       504        9.43                       6,961          738      10.60
      379,027    30,943        8.16                     285,808       20,727       7.25
      496,729    52,391       10.55                     369,220       38,364      10.39
    ---------  --------    --------                    --------     --------   --------
      983,410    92,004        9.36                     766,497       66,366       8.66
    ---------  --------    --------                    --------     --------   ========

       38,309                                            36,263
       17,425                                            15,011
      118,115                                            68,677
      (5,724)                                           (4,284)
    ---------                                          --------
   $1,151,535                                          $882,164
     ========                                          ========


      $79,704     1,571       1.97%                     $68,491        1,552      2.27%
       12,455       328        2.63                      15,376          465       3.02
       52,657     1,861        3.53                      53,255        2,016       3.79
      248,694    13,972        5.62                     255,004       10,834       4.25
      334,304    22,115        6.62                     217,289       11,979       5.51
       21,840     1,778        8.14                      20,896        1,722       8.24
    ---------  --------    --------                    --------     --------   --------
      749,654    41,625        5.55                     630,311       28,568       4.53
    ---------  --------    ========                    --------     --------   ========

      238,673                                           133,936
       54,238                                            29,050
      108,970                                            88,867
    ---------                                          --------
   $1,151,535                                          $882,164
     ========                                          ========

                $50,379                                              $37,798
                ========                                             ========
                              5.12%                                               4.93%
-----------------------------------------------------------------------------------------------

Summary of Quarterly Financial Information                    1997
                                                             Fourth        Third       Second          First
Summary Income Information                                  Quarter      Quarter      Quarter        Quarter
--------------------------------------------------------------------------------------------------------------
Interest income                                        $27,596,711   $26,237,031  $23,126,857    $22,480,656
Interest expense                                         12,988,884   11,705,079   10,031,950      9,856,575
Provision for loan and lease losses                       1,374,000    2,042,000    2,019,000        803,000
Noninterest income                                       46,231,066   46,438,620   43,299,845     38,594,795
Noninterest expense                                      46,718,928   45,453,560   43,585,192     40,775,885
Income taxes                                              5,404,000    4,989,000    3,851,000      3,490,000
Distribution on company-obligated mandatorily
     redeemable preferred securities of subsidiary trust  1,174,250    1,174,250    1,171,163        953,715
                                                        -----------  -----------   ----------     ----------
Net income available to common shareholders              $6,167,715   $7,311,762   $5,768,397     $5,196,276
                                                        ===========  ===========   ==========     ==========
Earnings per share of common stock: Basic                     $0.56        $0.66        $0.52          $0.46
                                    Diluted                   $0.55        $0.65        $0.40          $0.45
--------------------------------------------------------------------------------------------------------------

                                                              1996
                                                             Fourth        Third       Second          First
Summary Income Information                                  Quarter      Quarter      Quarter        Quarter
--------------------------------------------------------------------------------------------------------------
Interest income                                         $26,764,136  $23,062,016  $22,003,722    $19,815,562
Interest expense                                         12,230,332   10,591,010    9,885,847      8,918,120
Provision for loan and lease losses                       1,199,000    1,126,000    1,227,000      1,001,000
Noninterest income                                       38,970,187   38,175,755   38,338,607     34,496,076
Noninterest expense                                      41,152,175   40,346,212   40,706,745     35,955,282
Income taxes                                              4,243,000    3,672,000    3,495,000      3,449,000
                                                        -----------  -----------   ----------     ----------
Net income                                               $6,909,816   $5,502,549   $5,027,737     $4,988,236
                                                        ===========  ===========   ==========     ==========
Earnings per share of common stock: Basic                     $0.61        $0.48        $0.44          $0.44
                                    Diluted                   $0.60        $0.48        $0.43          $0.33
-------------------------------------------------------------------------------------------------------------

                                                             1995
                                                             Fourth        Third       Second          First
Summary Income Information                                  Quarter      Quarter      Quarter        Quarter
--------------------------------------------------------------------------------------------------------------
Interest income                                         $20,631,271  $17,990,434  $14,713,938    $12,552,550
Interest expense                                          9,919,789    8,020,339    5,926,174      4,701,985
Provision for loan and lease losses                       1,016,000      962,000      571,000        649,000
Noninterest income                                       33,761,560   30,861,480   24,774,257     24,719,834
Noninterest expense                                      34,040,371   30,532,492   27,258,576     23,958,396
Income taxes                                              4,117,000    3,298,000    1,480,000      3,471,000
                                                        -----------  -----------   ----------     ----------
Net income                                               $5,299,671   $6,039,083   $4,252,445     $4,492,003
                                                        ===========  ===========   ==========     ==========
Earnings per share of common stock: Basic                     $0.47        $0.53        $0.38          $0.40
                                    Diluted                   $0.46        $0.53        $0.37          $0.40
---------------------------------------------------------------------------------------------------------------

1997 Financial Statements
Irwin Financial Corporation
and Subsidiaries

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

Management of the Corporation has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. Assessments of the system of internal control are based on criteria for effective internal control over financial reporting described in ''Internal Control-Integrated Framework'' issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management continually monitors the system of internal control for compliance. The Corporation maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Corporation's financial statements, Coopers & Lybrand completed an assessment of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand's recommendations concerning the Corporation's system of internal control and has taken actions to respond appropriately to these recommendations that we believe are cost effective in the circumstances. Management believes that the Corporation's system of internal control is adequate to accomplish the objectives discussed herein.

Management also recognizes its responsibility for fostering a strong ethical climate so that the Corporation's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Corporation's Guiding Philosopy, which is publicized throughout the Corporation. This responsibility is also reflected in the individual Codes of Conduct of each major operating subsidiary of the Corporation, which are publicized throughout each respective subsidiary. These Codes of Conduct address, among other things, the necessity of ensuring open communication within the Corporation; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosures; and a confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

John A. Nash, President
Thomas D. Washburn, Chief Financial Officer

Report of Coopers & Lybrand L.L.P. Independent Accountants

To the Shareholders and Board of Directors
Irwin Financial Corporation
Columbus, Indiana

We have audited the accompanying consolidated balance sheet of Irwin
Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended
December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Irwin Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Indianapolis, Indiana
January 21, 1998

Consolidated Statements of Income:

For the year ended December 31,                                           1997         1996        1995
----------------------------------------------------------------------------------------------------------
Interest income:  Loans and leases                                 $56,490,102  $52,202,866  $38,176,878
                  Investment securities:
                  Taxable                                            7,310,668    6,876,348    4,501,359
                  Tax-exempt                                           275,351      332,866      447,353
                  Loans held for sale                               34,690,675   30,943,144   20,726,833
                  Federal funds sold                                   674,459    1,290,212    2,035,770
                                                                   -----------  -----------   -----------
                  Total interest income                             99,441,255   91,645,436   65,888,193
                                                                   -----------  -----------   -----------
Interest expense: Deposits                                          19,962,887   17,732,481   14,868,026
                  Short-term borrowings                             23,788,247   22,115,307   11,978,591
                  Long-term debt                                       831,354    1,777,521    1,721,670
                                                                   -----------  -----------   -----------
                  Total interest expense                            44,582,488   41,625,309   28,568,287
                                                                   -----------  -----------   -----------
                  Net interest income                               54,858,767   50,020,127   37,319,906
                  Provision for loan and lease losses -
                  Note 5                                             6,238,000    4,553,000    3,198,000
                                                                   -----------  -----------   -----------
                  Net interest income after provision for possible
                  loan and lease losses                             48,620,767  45,467,127    34,121,906
                                                                   -----------  -----------   -----------
Other income:     Loan origination income                           41,370,257   43,779,433   32,133,179
                  Gain on sale of loans                             38,609,567   34,247,800   21,005,875
                  Loan servicing fees                               53,257,304   46,876,741   36,155,560
                  Gain on sale of mortgage servicing                32,630,789   16,378,230   15,271,081
                  Brokerage fees and commissions                       703,218    1,219,310    2,792,436
                  Trust fees                                         2,109,001    1,995,153    2,009,864
                  Service charges on deposit accounts                1,490,806    1,444,669    1,238,731
                  Insurance commissions, fees and premiums           1,615,311    1,544,053    1,304,625
                  Other                                              2,778,073    2,495,236    2,205,780
                                                                   -----------  -----------   -----------
                                                                   174,564,326  149,980,625  114,117,131
                                                                   -----------  -----------   -----------
Other expense:    Salaries                                          86,532,643   79,016,893   61,082,725
                  Pension and other employee benefits               13,723,509   12,579,018   10,638,338
                  Office expense                                    10,582,520   10,387,037    7,859,511
                  Premises and equipment                            16,621,449   13,902,901   12,307,288
                  Amortization of servicing assets                  15,754,963   14,331,423    4,865,340
                  Marketing and development                          7,697,141    7,364,604    6,845,335
                  Other                                             25,621,340   20,578,538   12,191,298
                                                                   -----------  -----------   -----------
                                                                   176,533,565  158,160,414  115,789,835
                                                                   -----------  -----------   -----------
                  Income before income taxes                        46,651,528   37,287,338   32,449,202
                  Income taxes                                      17,734,000   14,859,000   12,366,000
                                                                    28,917,528   22,428,338   20,083,202
                                                                   -----------  -----------   -----------
                  Distribution on company-obligated
                  mandatorily redeemable preferred
                  securities of subsidiary trust - Note 15           4,473,378            -           -
                                                                   -----------  -----------   -----------
                  Net income available to common shareholders      $24,444,150  $22,428,338  $20,083,202
                                                                   ===========  ===========   ===========
Earnings per      Basic - Note 17                                        $2.19        $1.97        $1.78
                                                                   ===========  ===========   ===========
share of common   Diluted - Note 17                                      $2.15        $1.95        $1.76
                                                                   ===========  ===========   ===========
stock:            Dividends per share of common stock                    $0.28        $0.24        $0.22

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheet:
                     December 31,                                                     1997           1996
---------------------------------------------------------------------------------------------------------
Assets:              Cash and due from banks                                   $56,523,723    $71,365,788
                     Interest-bearing deposits with financial institutions      18,240,229     11,343,546
                     Investment securities - Note 3                             77,341,443     85,785,764
                     Mortgage loans held for sale - Note 9                     528,738,820    446,897,525
                     Loans and leases, net of unearned income - Note 4         611,092,809    533,050,282
                     Less: Allowance for loan and
                     lease losses - Note 5                                     (8,811,645)    (6,874,944)
                                                                            --------------   ------------
                                                                               602,281,164    526,175,338
                     Servicing assets - Note 6                                  83,043,939     72,121,663
                     Accounts receivable                                        54,260,792     37,941,660
                     Accrued interest receivable                                14,778,885      6,724,973
                     Premises and equipment - Note 7                            21,040,206     18,687,620
                     Other assets                                               40,544,715     23,078,227
                                                                            --------------   ------------
                                                                           $1,496,793,916  $1,300,122,104
                                                                            ==============   ============

Liabilities and
Shareholders' Equity: Deposits
                     Noninterest-bearing                                      $287,555,280   $371,911,039
                     Interest-bearing                                          346,012,401    201,737,661
                     Certificates of deposit over $100,000                      86,027,844     66,504,205
                                                                            --------------   ------------
                                                                               719,595,525    640,152,905

                     Short-term borrowings - Note 9                            512,275,185    461,866,326
                     Long-term debt - Note 10                                    7,095,718     17,658,925
                     Other liabilities                                          81,917,591     61,541,868
                                                                            --------------   ------------
                     Total liabilities                                      1,320,884,019   1,181,220,024
                                                                            --------------   ------------

                     Company-obligated mandatorily redeemable preferred
                     securities of subsidiary trust - Note 15                  47,926,556              -

                     Shareholders' equity
                     Preferred stock, no par value -
                     authorized 50,000 shares; none issued                              -              -
                     Common stock; no par value -
                     authorized 40,000,000 shares; issued
                     11,701,040 shares in 1997 and 1996; including
                     700,640 and 332,268 shares in treasury in
                     1997 and 1996, respectively                               29,965,287      29,965,287
                     Additional paid-in capital                                   779,976               -
                     Net unrealized gain on investment securities
                     net of deferred income taxes of $30,683 in 1997
                     and $20,463 in 1996.                                           54,895         56,523
                     Retained earnings                                         115,413,986     94,083,540
                                                                            --------------   ------------
                                                                               146,214,144    124,105,350
                     Less treasury stock, at cost                             (18,230,803)    (5,203,270)
                                                                            --------------   ------------
                     Total shareholders' equity                                127,983,341    118,902,080
                                                                            --------------   ------------
                                                                            $1,496,793,916 $1,300,122,104
                                                                            ============== ==============

                                                                 Net Unrealized
                                                    Additional      Gain (Loss)
                                       Common          Paid-In    on Investment    Retained       Treasury
                                        Stock          Capital       Securities    Earnings          Stock
-----------------------------------------------------------------------------------------------------------
Balance at January 1, 1995               $29,965,287           $-  $(279,063)     $57,080,536  $5,662,814
Net income                                          -            -           -     20,083,202           -
Cash dividends - $.022 per share*                   -            -           -    (2,482,705)           -
Unrealized losses on investment
     securities                                     -            -     269,406              -           -
Tax benefit on exercise of stock options     704,394
Purchase of 177,570 shares of
     treasury stock*                                -            -           -              -   2,887,611
Sale of 247,826 shares of treasury stock*           -    (704,394)           -       (33,322) (3,163,565)
                                         ------------  ----------- -----------   ------------ -----------
Balance at December 31, 1995              29,965,287             -    (9,657)      74,647,711   5,386,860
Net income                                          -            -           -     22,428,338           -
Cash dividends - $0.24 per share*                   -            -           -    (2,725,921)           -
Unrealized gains on investment
     securities                                     -            -      66,180              -           -
Tax benefit on exercise of stock options     516,431
Purchase of 89,428 shares of
     treasury stock*                                -            -           -              -   1,930,831
Sale of 128,368 shares of treasury stock*           -    (516,431)           -      (266,588) (2,114,421)
                                         ------------  ----------- -----------   ------------ -----------
Balance at December 31, 1996              29,965,287             -      56,523     94,083,540   5,203,270
Net income                                          -            -           -     24,444,150           -
Cash dividends - $0.28 per share                    -            -           -    (3,113,704)           -
Unrealized loss on investment
     securites                                      -            -     (1,628)              -           -
Tax benefit on exercise of stock options            -      575,702         -                -           -
Purchase of 470,491 shares of
     treasury stock                                 -            -           -              -  14,411,445
Sale of 102,119 shares of treasury stock            -      204,274           -             -  (1,383,912)
                                         ------------  ----------- -----------   ------------ -----------
Balance at December 31, 1997              $29,965,287     $779,976   $54,895     $115,413,986 $18,230,803
                                         ============  =========== ===========   ============ ===========

 *Adjusted for the two-for-one stock split on December 30,1996.
The accompanying notes are an integral part of the consolidated financial statements.



                       For the year ended December 31,                       1997             1996             1995
-------------------------------------------------------------------------------------------------------------------
                       Net Income                                     $24,444,150      $22,428,338      $20,083,202
Adjustment to          Depreciation and amortization                   20,265,379       20,367,079        9,605,234
reconcile net          Provision for loan and lease losses              6,238,000        4,553,000        3,198,000
income to cash         Amortization of premiums, less accretion
used by operating      of discounts                                     1,715,575        1,588,570          574,956
activities:            Mortgage loan originations                 (5,397,338,225)  (5,085,625,446)  (3,559,310,152)
                       Sale of mortgage loans                       5,315,496,930    5,019,183,189    3,335,616,389
                       Gain on sale of mortgage servicing            (32,630,789)     (16,378,230)     (15,271,081)
                       Other, net                                    (31,294,699)    (22,240,852)       (5,906,443)
                                                                  ---------------  ---------------  ---------------
                       Net cash used by operating
                       activities                                    (93,103,679)     (56,124,352)    (211,409,895)
Lending and            Proceeds from maturities/calls of
investing activities:  investment securities:
                       Held-to-maturity                                 6,541,560        5,045,000       53,491,466
                       Available-for-sale                               7,534,330       29,740,946        9,507,979
                       Proceeds from sales of investment
                       securities:
                       Available-for-sale                              26,309,090        2,028,462        3,008,031
                       Purchase of investment securities:
                       Held-to-maturity                               (3,868,050)     (14,286,470)     (35,814,475)
                       Available-for-sale                            (20,315,675)     (36,371,550)     (14,280,795)
                       Net (increase) decrease in interest-bearing
                       deposits with financial institutions           (6,896,683)      (3,405,806)        4,226,466
                       Net increase in loans, excluding sales       (414,204,601)    (258,412,078)    (158,013,297)
                       Sale of loans                                  331,860,775      139,409,589       51,583,722
                       Additions to mortgage servicing assets        (63,175,866)     (81,044,704)     (49,486,423)
                       Proceeds from sale of mortgage
                       servicing assets                                69,129,416       65,163,338       30,190,930
                       Other, net                                     (5,930,547)      (5,650,679)      (5,270,777)
                                                                  ---------------  ---------------  ---------------
                       Net cash used by lending
                       and investing activities                      (73,016,251)    (157,783,952)    (110,857,173)
Financing activities:  Net increase in deposits                        79,442,620       76,154,258      124,080,673
                       Net increase in short-term
                       borrowings                                      50,408,859      151,604,066      216,297,587
                       Repayment of long-term debt                   (10,563,207)     (12,771,802)      (7,747,676)
                       Proceeds from long-term debt                             -        8,839,536        5,293,058
                       Sale of company-obligated manditorily
                       redeemable preferred securities of
`                      subsidiary trust                                47,926,556                -                -
                       Purchase of treasury stock                    (14,411,445)      (1,930,831)      (2,887,611)
                       Proceeds from sale of stock for employee
                       benefit plans                                    1,588,186        1,847,833        3,130,243
                       Dividends paid                                 (3,113,704)      (2,725,921)      (2,482,705)
                                                                  ---------------  ---------------  ---------------
                       Net cash provided by
                       financing activities                           151,277,865      221,017,139      335,683,569
                                                                  ---------------  ---------------  ---------------
                       Net increase (decrease) in cash and
                       cash equivalents                              (14,842,065)        7,108,835       13,416,501
                       Cash and cash equivalents at beginning
                       of year                                         71,365,788       64,256,953       50,840,452
                                                                  ---------------  ---------------  ---------------
                       Cash and cash equivalents at end of year       $56,523,723      $71,365,788      $64,256,953
                                                                  ===============  ===============  ===============
Supplemental
disclosures of cash
flow information:
                       Cash paid during the year:
                       Interest                                       $45,554,266      $41,248,019      $27,551,606
                                                                  ===============  ===============  ===============
                       Income taxes                                    $9,912,325      $26,230,350      $23,829,990
                                                                  ===============  ===============  ===============

The accompanying notes are an integral part of the consolidated financial statements.


Notes to Consolidated Financial Statements

Note 1:  Summary of Significant Accounting Policies

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

Securities: Those securities which the Corporation has the positive intent and ability to hold until maturity are classified as ''held-to-maturity'' and are stated at cost adjusted for amortization of premium and accretion of discount. Securities that might be sold prior to maturity are classified as "available-for-sale'' and are stated at fair value. Unrealized gains and losses, net of the future tax impact, are reported as a separate component of shareholders' equity until realized. Securities that are bought and held for the purpose of selling them in the near term are classified as ''trading'' and are stated at fair value. Unrealized gains and losses are included in earnings. Investment gains and losses are based on the adjusted cost of the specific security.

Mortgage Loans Held for Sale: Mortgage loans held for sale are carried at the lower of cost or market, determined on an aggregate basis.

Loans: Loan origination fees and costs are deferred and the net amounts are amortized as adjustments of the loans' yields. When loans are sold, deferred fees and costs are included with outstanding principal balances and the resulting gain or loss is recognized in income. Interest income on loans is computed daily based on the principal amount of loans outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

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

Servicing Assets: On May 12, 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No.
122), an amendment to SFAS No. 65. The Corporation elected to adopt this standard for its financial statement reporting in the second quarter of 1995. SFAS No. 122 prohibits retroactive application. Accordingly, the Corporation's first quarter 1995 mortgage banking activities reported in the financial statements were accounted for under the original SFAS No. 65. The effect of the change in accounting standards to 1995 results was an increase to net income of approximately $11,800,000 for the last three quarters of 1995 over what would have been earned under SFAS 65.

In 1997 the Corporation adopted Statement of Financial Accounting Standards No 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125). This standard established the accounting treatment to be used for the securitization of all financial assets and superseded SFAS No. 122. The adoption of this standard did not have a material effect on the Corporation's financial position or results of operations in 1997.

SFAS No. 125 requires that when a loan is sold and servicing is retained a portion of the cost of originating a loan be allocated to the servicing asset based on its fair value relative to the loan as a whole. To determine the fair value of the servicing assets created since the second quarter of 1995, the Corporation used the market prices under comparable servicing sale contracts, when available, or alternatively used a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing assets. In using this valuation method, the Corporation incorporated assumptions that it is believed market participants would use in estimating future net servicing income which included estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds, and default rates. Servicing assets are amortized over the estimated lives of the related loans, which are grouped based on loan characteristics, in proportion to estimated net servicing income.

In determining servicing value impairment at the end of the year, the servicing portfolio was disaggregated into its predominant risk characteristics. The Corporation has determined those risk characteristics to be interest rate, loan type and investor type. These segments of the portfolio were valued using market prices under comparable servicing sale contracts, when available, or alternatively, using the same model as was used to originally determine the fair value at origination, using current assumptions. The calculated value was then compared with the book value of each segment to determine the required reserve for impairment. It is reasonably possible that a change in the impairment reserve will occur in the near term. No reasonable estimate can be made of the range of amounts of loss or gain.

Premises and Equipment: Premises and equipment are recorded at cost. Depreciation is determined by the straight-line method.

Earnings Per Share: In 1997 the Corporation adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128). Under this standard, earnings per share are calculated as "basic" and "diluted" based on the weighted average number of common shares outstanding during the year. Previous years earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.

Income Taxes: A consolidated tax return is filed for all eligible entities. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Rehabilitation tax credits and low-income housing tax credits are recorded as a reduction to the provision for federal income taxes in the year the eligible buildings are placed in service.

Postretirement Benefits: The Corporation provides health insurance benefits to its retirees and accrues the costs as incurred.

Cash and Cash Equivalents Defined: For purposes of the statement of cash flows, the Corporation considers cash and due from banks to be cash equivalents.

Forward Commitments: The Corporation uses forward contracts to reduce its interest rate exposure associated with mortgage banking activities.

Reclassifications: Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

Note 2:  Restrictions on Cash And Due From Banks

Irwin Union Bank and Trust Company is required to maintain a reserve balance with the Federal Reserve Bank. The amount of the reserve balance at December 31, 1997 was approximately $5,271,000.

Note 3: Investment Securities

The amortized cost, fair value, and carrying value of investments held at December 31, 1997 are as follows:

                                                              Gross          Gross
                                             Amortized   Unrealized     Unrealized         Fair        Carrying
                      December 31, 1997          Cost         Gains         Losses        Value           Value
---------------------------------------------------------------------------------------------------------------
                        Held-to-Maturity:
                         U.S. Treasury and
                    Government obligations   $35,732,672      $204,004             $-  $35,936,676  $35,732,672
                    Obligations of states and
                    political subdivisions     4,813,919       286,725        (5,650)    5,094,994    4,813,919
                          Mortgage-backed
                                securities     5,968,340       202,150              -    6,170,490    5,968,340
                                             -----------     ---------   ------------ ------------  ------------
                    Total held-to-maturity    46,514,931       692,879        (5,650)   47,202,160   46,514,931
                                             -----------     ---------   ------------ ------------   ----------
                                 Trading:
                      Interest-only strips    23,961,793             -    (1,828,000)   22,133,793   22,133,793
                                             -----------     ---------   ------------ ------------   ----------
                    Available-for-Sale:
                         U.S. Treasury and
                    Government obligations     6,010,129        42,823              -    6,052,952    6,052,952
                          Mortgage-backed
                                securities     2,605,882        12,748          (826)    2,617,804    2,617,804
                                     Other             -        21,963              -       21,963       21,963
                                             -----------     ---------   ------------ ------------  ------------
                  Total available-for-sale     8,616,011        77,534          (826)    8,692,719    8,692,719
                                             -----------     ---------   ------------ ------------  -----------
                         Total investments   $79,092,735      $770,413   $(1,834,476)  $78,028,672  $77,341,443
                                            ============     =========   ============ ============  ============

The amortized cost, fair value, and carrying value of investments held at December 31, 1996 are as follows:

                                                   Gross        Gross
                                               Amortized    Unrealized     Unrealized         Fair   Carrying
                         December 31, 1996          Cost         Gains         Losses        Value     Value
-------------------------------------------------------------------------------------------------------------
                        Held-to-Maturity:
                         U.S. Treasury and
                    Government obligations   $38,317,039      $249,615      $(47,039)  $38,519,615   $38,317,039
                Obligations of states and
                    political subdivisions     4,466,043       299,937        (1,106)    4,764,874     4,466,043
                          Mortgage-backed
                                securities     7,153,865       193,341              -    7,347,206     7,153,865
                                             -----------     ---------   ------------ ------------    ----------
                    Total held-to-maturity    49,936,947       742,893       (48,145)   50,631,695    49,936,947
                                             -----------     ---------   ------------ ------------   -----------
                                 Trading:
                      Interest-only strips    12,661,284             -              -   12,661,284    12,661,284
                                             -----------     ---------   ------------ ------------    ----------
                      Available-for-Sale:
                         U.S. Treasury and
                    Government obligations    19,886,179        64,280       (26,412)   19,924,047    19,924,047
                          Mortgage-backed
                                securities     3,224,342        15,418        (2,127)    3,237,533     3,237,533
                                     Other            25        25,828              -       25,853        25,853
                                             -----------     ---------   ------------ ------------   -----------
                  Total available-for-sale    23,110,546       105,526       (28,539)   23,187,533    23,187,533
                                             -----------     ---------   ------------ ------------   -----------
                         Total investments   $85,708,777      $848,419      $(76,684)  $86,480,512   $85,785,764
                                            ============     =========   ============ ============  ============

The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized               Fair
                                               Cost              Value
-------------------------------------------------------------------------
Held-to-Maturity:
Due in one year or less                 $9,908,721          $9,929,714
Due after one year through five years    12,673,252         12,875,206
Due after five years through ten years    2,943,468          3,052,247
Due after ten years                       1,805,000          1,958,353
                                       ------------      ------------
                                         27,330,441         27,815,520
Mortgage-backed securities                5,968,340          6,170,490
Federal Reserve Bank stock                1,030,550          1,030,550
Federal Home Loan Bank stock             12,185,600         12,185,600
                                       ------------      ------------
                                         46,514,931         47,202,160
Trading:
Interest-only strips                     23,961,793         22,133,793
                                       ------------      ------------
Available-for-Sale:
Due in one year or less                      51,921             73,884
Due after one year through five years     3,031,872          3,053,532
Due after five years through ten years    2,926,336          2,947,499
                                       ------------      ------------
                                          6,010,129          6,074,915
Mortgage-backed securities                2,605,882          2,617,804
                                       ------------      ------------
                                          8,616,011          8,692,719
                                       ------------      ------------
Total investments                       $79,092,735        $78,028,672
                                       ============       ============

Investment securities amounting to $14,381,699 were pledged as collateral for borrowings and for other purposes on December 31, 1997. During 1997, 1996, and 1995, sales of "available for sale" investments with proceeds of $26,253,000, $2,028,462, and $3,008,031 resulted in a gross gain of $56,090 and gross losses of $8,899 and $15,786, respectively. Additionally in 1997, 1996, and 1995, "held-to-maturity" investments totaling $7,020,000, $1,499,000 and $4,446,100, respectively, were called at their par value.

As permitted by the November 1995 FASB Special Report on the accounting for investments, the Corporation transferred $8,850,000 of investment securities from the ''held-to-maturity'' category to the ''available-for-sale''category in 1995. These investments had a market value of $8,862,955 at the time of transfer.

Note 4: Loans and Leases

Loans and leases are summarized as follows:

     December 31,                              1997               1996
------------------------------------------------------------------------
Commercial, financial, and agricultural $212,094,742       $179,650,053
Real estate-construction                  73,279,176         48,990,519
Real estate-mortgage                     222,817,979        214,696,617
Consumer                                  39,984,692         38,371,100
Direct financing leases                   78,079,206         62,371,808
Unearned income                         (15,162,986)       (11,029,815)
                                         ------------       ------------
Total                                   $611,092,809       $533,050,282
                                        ============       ============

Commercial loans are extended primarily to local regional businesses and to local farming operations in the market area of Irwin Union Bank. The Corporation also provides consumer loans to the customers in that market. Real estate loans and direct financing leases are extended throughout the United States.

The Bank, in the normal course of business, makes loans to directors, officers, and organizations and individuals with which they are associated. These transactions are consistent with sound banking practices and are within applicable bank regulatory guidelines and limitations. Such loans amounted to approximately $1,862,000 and $4,277,000 at December 31, 1997 and 1996,
respectively. During 1997, $17,244,000 of new loans were made and repayments totaled $19,448,000.

The Corporation leases small-ticket medical and other equipment under direct financing leases generally with terms from one to five years. At December 31, 1997, information pertaining to the Corporation's investment in direct financing leases is as follows:


Future minimum lease payments receivable                    $70,975,564
Estimated unguaranteed residual value of leased assets        7,103,642
                                                           ------------
Investment in direct financing leases                        78,079,206
Unearned income                                            (15,162,986)
                                                           ------------
Net investment in direct financing leases                   $62,916,220
                                                           ============
Future minimum lease payments receivable during the next five years are as follows:

1998                                                        $26,615,003
1999                                                         20,588,909
2000                                                         14,464,985
2001                                                          7,623,507
2002                                                          1,683,160
                                                            ------------
Total                                                       $70,975,564
                                                            ============

Note 5: Allowance for Loan and Lease Losses:

Changes in the allowance for loan and lease losses are summarized below:

December 31,                                       1997           1996           1995
-------------------------------------------------------------------------------------
Balance at beginning of year                 $6,874,944     $5,033,181     $4,174,323
Provision for loan and lease losses           6,238,000      4,553,000      3,198,000
Reduction due to sale of loans              (1,694,316)      (931,101)      (238,919)
Recoveries                                      538,213        593,421        389,674
Charge-offs                                 (3,145,196)    (2,373,557)    (2,489,897)
                                           ------------   ------------   ------------
Balance at end of year                       $8,811,645     $6,874,944     $5,033,181
                                           ============   ============   ============

At December 31, 1997, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118 totaled $2,714,098, $4,334,968, and $6,543,932, respectively.
These loans had a corresponding valuation allowance of $726,614, $1,167,184, and $742,901 determined based on the fair value of the loans' collateral. The Corporation recognized $155,414, $356,917, and $260,886 of interest income on these loans in 1997, 1996 and 1995, respectively.

Note 6: Servicing Assets

Included on the consolidated balance sheet at December 31, 1997 and 1996 are $83,043,939 and $72,121,663, respectively, of servicing assets. These amounts relate to the principal balances of loans serviced by the Corporation for investors. Although they are not generally held for purposes of sale, there is an active secondary market for servicing assets.

The Corporation has established a valuation allowance to record servicing assets at their fair market value. Changes in the allowance are summarized below:

December 31,                                       1997           1996           1995
-------------------------------------------------------------------------------------
Balance at beginning of year                         $-       $908,778             $-
Valuation changes during the period             600,000      (254,427)        908,778
Reductions due to sales of servicing assets           -      (654,351)              -
                                           ------------   ------------   ------------
Balance at end of year                         $600,000             $-       $908,778
                                           ============   ============   ============

Note 7: Premises and Equipment

Premises and equipment are summarized as follows:

December 31,                                       1997           1997   Useful lives
-------------------------------------------------------------------------------------
Land                                         $1,651,149     $1,221,918            n/a
Building and leasehold improvements          13,375,410     10,824,250     7-40 years
Furniture and equipment                      27,367,664     24,524,817     3-10 years
                                           ------------   ------------   ------------
                                             42,394,223     36,570,985
Less accumulated depreciation              (21,354,017)   (17,883,365)
                                           ------------   ------------
Total                                       $21,040,206    $18,687,620
                                           ============   ============

Note 8: Lease Obligations

At December 31, 1997, the Corporation and its subsidiaries leased certain branch locations and office equipment used in its operations.

Operating lease rental expense was $11,214,770 in 1997, $8,699,930 in 1996, and $7,754,388 in 1995.

The future minimum rental payments required under noncancellable operating leases with initial or remaining terms of one year or more are summarized as follows:


Year ended December 31:
1998                                                        $6,044,815
1999                                                         4,615,412
2000                                                         3,624,629
2001                                                         2,897,314
2002                                                         1,819,979
Thereafter                                                     322,705
                                                          ------------
Total minimum rental payments                              $19,324,854
                                                          ============

Note 9:  Short-Term Borrowings

Short-term borrowings are summarized as follows:

December 31,                                                      1997           1996
-------------------------------------------------------------------------------------
Repurchase agreements and drafts payable related to
     mortgage loan closings                               $240,659,463   $264,998,449
Commercial paper                                            16,375,238     17,174,751
Federal funds                                              142,650,000     74,118,000
Lines of credit                                            112,590,484    105,575,126
                                                          ------------   ------------
Total                                                     $512,275,185   $461,866,326
                                                          ============   ============
Weighted average interest rate                                   4.84%          5.34%

Repurchase agreements at December 31, 1997 and 1996 include $141,919,483 and $183,869,533 in mortgages sold under agreements to repurchase, which are used to fund mortgages prior to sale in the secondary market. These repurchase agreements are collateralized by mortgage loans held for sale.

Drafts payable related to mortgage loan closings totaled $93,615,694 and $74,042,188 at December 31, 1997 and 1996, respectively. These borrowings are related to mortgage closings at the end of December which have not been presented to the banks for payment. When presented for payment, these borrowings will be funded internally or by borrowing from available lines of credit.

Commercial paper includes $10,755,019 and $14,963,694 at December 31, 1997 and 1996, respectively, payable to a company owned by a significant shareholder and director of the Corporation.

The Corporation also has lines of credit available of $254,000,000 to fund loan originations and other operations. Interest on the lines of credit is payable monthly or quarterly with rates ranging from 6.35% to 7.65%.

Note 10:  Long-Term Debt

Long-term debt at December 31, 1997 of $7,095,718 consists of various notes payable at annual interest rates ranging from 6.3% to 9.6% and maturity dates through April 30, 2002. Long-term debt as of December 31, 1996 of $17,658,925 consisted of various notes payable at annual interest rates ranging from 6.3% to 9.6% and maturity dates through April 3o, 2002.

Maturities of long-term debt at December 31, 1997 are as follows:

1998                                                           $3,952,103
1999                                                            2,029,467
2000                                                              938,522
2001                                                              175,229
2002                                                                  397
                                                              -----------
Total                                                          $7,095,718
                                                              ===========

Note 11 : Contingencies

In the normal course of business, Irwin Financial Corporation and its subsidiaries are subject to various claims and other pending and possible legal actions.

As of December 31, 1997, Irwin Mortgage Corporation (IMC) was a defendant to three separate class action lawsuits relating to the following:
IMC's administration of mortgage escrow accounts, IMC's right to require its borrowers to pay premiums for private mortgage insurance, and IMC's right to pay broker fees to mortgage brokers.

At present, it is not possible for the Corporation to predict the likelihood of an unfavorable outcome or to establish the possible extent or amount of liability or potential loss exposure with respect to the litigation.

Note 12: Financial Instruments with Off-Balance Risk

The Corporation is party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of
its customers and to Sheet    reduce its own exposure to fluctuations in
interest rates. These financial instruments include loan commitments, standby letters of credit, and forward commitments relating to mortgage banking activities. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheet.

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The collateral pledged for standby letters of credit and commitments varies but may include accounts receivable, inventory, property, plant, and equipment, and residential real estate. Total outstanding commitments to extend credit at December 31, 1997, were $267,830,000. These loan commitments include $114,235,000 of floating rate loan commitments and $153,595,000 of fixed rate loan commitments related to commercial and mortgage banking activities. The Corporation had approximately $15,125,000 and $14,710,000 in irrevocable standby letters of credit outstanding at December 31, 1997 and 1996, respectively.

Forward commitments are used in mortgage banking activities to hedge the interest rate risk associated with mortgage loan commitments and loans held for sale. The contract amount for forward contracts does not represent exposure to credit loss. Forward commitments related to mortgage banking activities were $407,907,000 and $364,876,000 at December 31, 1997 and 1996,
respectively.

Note 13: Regulatory Matters

The Corporation and its bank subsidiary, Irwin Union Bank, are subject to various regulatory capital requirements administered by federal banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 1997 the Corporation was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must significantly exceed minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios. There have been no conditions or events that management believes have changed this category.

The Corporation's actual capital amounts and ratios are presented in the following table:

                                                       Adequately                        Well
                                Actual                Capitalized                 Capitalized
---------------------------------------------------------------------------------------------------------
                                Amount       Ratio         Amount       Ratio          Amount     Ratio
---------------------------------------------------------------------------------------------------------
 As of December 31, 1997:
 Total Capital (to Risk-
 Weighted Assets)             $185,536       17.5%        $84,163        8.0%        $105,204     10.0%
 Tier 1 Capital (to Risk-
 Weighted Assets)              169,366        16.0         42,082         4.0          63,123       6.0
 Tier 1 Capital (to
 Average Assets)               169,366        12.1         56,192         4.0          70,240       5.0

 As of December 31, 1996:
 Total Capital (to Risk-
 Weighted Assets)             $124,010       14.3%        $69,716        8.0%         $87,146     10.0%
 Tier 1 Capital (to Risk-
 Weighted Assets)              117,416        13.5         34,858         4.0          52,288       6.0
 Tier 1 Capital (to
 Average Assets)               117,416         9.8         47,730         4.0          59,663       5.0

 As of December 31, 1995:
 Total Capital (to Risk-
 Weighted Assets)              $97,174       14.5%        $53,654        8.0%         $67,068     10.0%
 Tier 1 Capital (to Risk-
 Weighted Assets)               92,554        13.8         26,827         4.0          40,241       6.0
 Tier 1 Capital (to
 Average Assets)                92,554        10.6         35,025         4.0          43,781       5.0

At December 31, 1997 and 1996 Irwin Union Bank's ratio of total capital to risk-weighted assets was 10.3% and 11.0%, respectively. The ratio of Tier 1 capital to risk-weighted assets was 9.4% and 10.0%, and the ratio of Tier 1 capital to average assets was 6.7% and 6.9% at December 31, 1997 and 1996, respectively.

Note 14: Fair Value of Financial Instruments

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

Investment securities: Fair values for investment securities were based on quoted market prices when available. For securities which had no quoted market prices, fair values were estimated by discounting future cash flows using current rates on similar securities.

Mortgage loans held for sale: The current market price of similar loans sold was used to estimate the fair value of mortgage loans held for sale.

Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values were based on carrying values. The fair values of commercial, consumer, real estate-mortgage, and real estate-construction loans were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality and for the same remaining maturities.

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

Company-obligated mandatorily redeemable preferred securities of subsidiary trust: Fair values were estimated by discounting future cash flows using the current rate offered on similar securities.

Commitments to extend credit and standby letters of credit: The carrying values of these financial instruments are based on fees charged to enter into the agreements and approximate their fair values. The carrying values are insignificant to the Corporation's balance sheet and have been included in the carrying values of loans.

The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                               1997                         1996
                                           Carrying      Estimated      Carrying      Estimated
                                             Amount     Fair Value        Amount     Fair Value
-----------------------------------------------------------------------------------------------
Financial assets:
Cash and cash equivalents               $56,523,723    $56,524,000   $71,365,788    $71,366,000
Interest-bearing deposits with
     financial institutions              18,240,229     18,240,000    11,343,546     11,344,000
Investment securities                    77,341,443     78,029,000    85,785,764     86,481,000
Mortgage loans held for sale            528,738,820    530,207,000   446,897,525    446,898,000
Loans, net of allowance for
     loan losses                        539,930,807    540,785,000   472,058,689    470,208,000
Financial liabilities:
Deposits                                719,595,525    719,669,000   640,152,905    640,505,000
Short-term borrowings                   512,275,185    512,275,000   461,866,326    461,935,000
Long-term debt                            7,095,718      7,138,000    17,658,925     17,711,000
Company-obligated mandatorily
     redeemable preferred securities
     of subsidiary trust                $50,000,000    $55,038,000            $-             $-

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

The fair value estimates are presented for existing on- and off-balance sheet financial instruments without attempting to estimate the value of the Corporation's long-term relationships with depositors and the benefit that results from the low cost funding provided by deposit liabilities. In addition, significant assets which were not considered financial instruments and were therefore not a part of the fair value estimates include lease receivables, servicing assets, and premises and equipment.

Note 15: Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust

In January 1997, the Corporation issued $50,000,000 of trust preferred securities through IFC Capital Trust I, a trust created and controlled by the Corporation. The securitie were issued at $25 per share with a cumulative dividend rate of 9.25%, payable quarterly. They have an initial maturity of 30 years with a 19-year extension option. The securities are callable at par after five years, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securities for federal income tax purposes. They are not convertible into common stock of the Corporation. The securities are shown on the balance sheet net of capitalized issuance costs.

The sole assets of IFC Capital Trust I are subordinated debentures of the Corporation with a principal balance of $51,546,400, an interest rate of 9.25% and an initial maturity of 30 years with a 19-year extension option.

Note 16: Shareholders' Equity

The shareholders of the Corporation approved an increase in common shares authorized from 7,500,000 to 40,000,000 as of April 30, 1996.

The Corporation has a stock plan to compensate directors of the Corporation with the Corporation's common stock, if so elected, in lieu of cash for their annual retainer fee and meeting fees. The number of shares issued under the plan is based on the current market value of the Corporation's common stock. The Corporation also has an employee stock purchase plan for all qualified employees. The plan provides for employees to purchase common stock through payroll deduction at approximately 85% of the current market value.

The Corporation has three stock option plans (established in 1997, 1992, and 1986) which provide for the issuance of 2,140,000 shares of non-qualified and incentive stock options. The exercise price of each option, which has a ten year life and a vesting period of four years beginning the year granted, is equal to the market price of the Corporation's stock on the grant date. The 1986 plan also provides for stock appreciation rights (SARs) that may be granted with respect to options issued. The holder of an SAR has the right to surrender the related option at any time the option could be exercised (subject to limitations described in the plan) and to receive its value at that date in cash or common stock. Vested outstanding stock options have been considered as common stock equivalents in the computation of diluted earnings per share.

Activity in the above plans for 1997, 1996 and 1995 is summarized as follows adjusted for the 1996 two-for-one stock split:

                                     1997                   1996                   1995
----------------------------------------------------------------------------------------------
                                        Weighted                 Weighted              Weighted
                                         average                  average               average
                             Number     exercise       Number    exercise     Number   exercise
                          of shares        price     of shares      price   of shares     price
------------------------------------------------------------------------------------------------
 Outstanding at the
 beginning of
 the year                   623,300        $9.19       618,800      $9.19     650,804     $6.51
 Granted                     89,110        27.38       104,700      21.31     120,700     15.69
 Exercised                 (93,700)         5.77      (87,948)       5.01   (151,754)      2.85
 Cancelled                  (3,100)        19.23      (12,252)      17.85       (950)     11.21
                          ---------                  ---------               --------
 Outstanding at the
 end of year                615,610        14.79       623,300      11.65     618,800      9.19
                          =========                  =========               ========
 Exercisable at the
 end of year                474,253       $12.31       461,300      $9.63     429,426     $7.34
                          =========                  =========               ========
 Available for
 future grants              847,294                    236,404                341,104
                          =========                  =========               ========

The Corporation has not recognized compensation cost for the three non-qualified and incentive stock option plans or the employee stock purchase plan. Had compensation cost been determined based on the fair value at the grant dates the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                           1997            1996              1995
-----------------------------------------------------------------------------------
Net income
     As reported                    $24,444,150     $22,428,338       $20,083,202
     Pro forma                       23,912,522      22,071,004        19,885,813
Basic earnings per share
     As reported                          $2.19           $1.97             $1.78
     Pro forma                             2.14            1.94              1.77
Diluted earnings per share
     As reported                          $2.15           $1.95             $1.76
     Pro forma                             2.11            1.93              1.75
-----------------------------------------------------------------------------------

The fair value of each option was estimated to be $12.69, $9.13 and $7.41 on the date of the grant using the binomial option-pricing model with the following assumptions for 1997, 1996 and 1995, respectively: risk free interest rates of 6.89%, 6.75% and 7.25%; dividend yield of 1.00% for 1997 and 1.25% for both previous years; and volatility of 0.250, 0.228, and 0.275. As of December 31, 1997, 613,610 options were outstanding under these plans with exercise prices that range between $2.52 and $27.38 and a remaining weighted average contractual life of 7.3 years.

Note 17 : Earnings Per Share

Earnings per share calculations are summarized as follows:

                                Basic Earnings      Effects of   Diluted Earnings
                                     Per Share    Stock Options         Per Share
----------------------------------------------------------------------------------
  1997:
     Net income                    $24,444,150               $-       $24,444,150
     Shares                         11,163,155          197,932        11,361,087
                                   -----------       ----------      ------------
Per-Share Amount                         $2.19          $(0.04)             $2.15
                                   ===========       ==========      ============

  1996:
     Net income                    $22,428,337               $-       $22,428,337
     Shares                         11,358,121          156,871        11,514,992
                                   -----------       ----------      ------------
Per-Share Amount                         $1.97          $(0.02)             $1.95
                                   ===========       ==========      ============

   1995:
     Net income                    $20,083,202               $-       $20,083,202
     Shares                         11,279,870          149,949        11,429,819
                                   -----------       ----------      ------------
Per-Share Amount                         $1.78          $(0.02)             $1.76
                                   ===========       ==========      ============

The Board of Directors of the Corporation approved a two-for-one stock split effective December 30, 1996. Previously reported per share data have been adjusted to reflect this split.

Note 18 : Income Taxes

Income tax expense is summarized as follows:

                                          1997             1996              1995
----------------------------------------------------------------------------------
     Current:
     Federal                        $8,086,000       $4,980,000       $(773,000)
     State                           2,268,000        1,574,000          286,000
                                   -----------      -----------       -----------
                                    10,354,000        6,554,000        (487,000)
                                   -----------      -----------       -----------
     Deferred:
     Federal                         6,162,000        6,750,000       10,645,000
     State                           1,218,000        1,555,000        2,208,000
                                   -----------      -----------       -----------
                                     7,380,000        8,305,000       12,853,000
                                   -----------      -----------       -----------
     Income tax expense:
     Federal                        14,248,000       11,730,000        9,872,000
     State                           3,486,000        3,129,000        2,494,000
                                   -----------      -----------       -----------
                                   $17,734,000      $14,859,000      $12,366,000
                                   ===========      ===========      ============

The Corporation's net deferred tax liability, which is included in other liabilities on the consolidated balance sheet, consisted of the following:

December 31,                                            1997                 1996
---------------------------------------------------------------------------------
Mortgage servicing                             $(31,025,090)        $(25,965,001)
Deferred compensation                              2,625,791            2,763,430
Loan and lease loss allowance                      6,312,690            4,047,304
Deferred origination fees and costs              (1,454,131)              709,498
Lease financing income                          (5,653,674)           (4,639,948)
Fixed assets                                    (1,084,652)           (1,017,670)
Other, net                                       (1,532,867)            (135,813)
                                              --------------        -------------
Net deferred tax liability                     $(31,811,933)        $(24,238,200)
                                              ==============        =============

A reconciliation of income tax expense to the amount computed by applying the statutory income tax rate to income before income taxes is summarized as follows:

                                                          1997              1996          1995
-----------------------------------------------------------------------------------------------
Income taxes computed at the statutory rate        $14,762,353       $12,864,133   $11,032,729
Increase (decrease) resulting from:
     Nontaxable interest from investment
     securities and loans                            (198,677)         (230,942)     (308,157)
     State franchise tax, net of federal benefit     2,330,343         2,075,973     1,820,400
     Change in deferred tax asset or liability
     resulting from tax rate change                    291,655         (191,335)     (131,180)
     Other items - net                                 548,326          (41,499)     (310,152)
                                                  ------------       -----------   -----------
                                                   $17,734,000       $14,859,000   $12,366,000
                                                  ============       ===========   ===========

Note 19: Employee Retirement Plans

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

The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheet:

December 31,                                                               1997          1996
-----------------------------------------------------------------------------------------------
Actuarial present value of benefits based on service to date and present pay levels:
Accumulated benefit obligation
     Vested                                                          $7,153,298     $6,090,545
     Non-vested                                                         277,468        251,938
                                                                    -----------    -----------
                                                                      7,430,766      6,342,483
Additional amounts related to projected pay increases                 1,614,808      1,405,887
                                                                    -----------    -----------
Projected benefit obligation                                          9,045,574      7,748,370
Plan assets at fair value                                             9,113,575      8,160,620
                                                                    -----------    -----------
Excess of assets over projected benefit obligation                       68,001        412,250
Prior service cost not yet recognized in net periodic pension cost      155,407        175,224
Unrecognized net loss from past experience different from
     that assumed                                                       454,659        191,707
Unrecognized net transition asset                                            --       (83,298)
                                                                    -----------    -----------
Prepaid pension costs included in other assets                         $678,067       $695,883
                                                                    ===========    ===========

The net pension cost for 1997, 1996, and 1995 included the following components:

                                                              1997          1996         1995
-----------------------------------------------------------------------------------------------
Service cost -- benefits earned during the period         $474,547      $443,865     $344,825
Interest cost on projected benefit obligation              566,059       519,358      483,011
Actual (return) loss on plan assets                      (833,227)     (926,681)    (916,317)
Net amortization and deferral                               25,360       205,364      249,940
                                                        ----------    ----------   ----------
Net pension cost                                          $232,739      $241,906     $161,459
                                                        ==========    ==========   ==========

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% and 7.5% at December 31, 1997 and 1996, respectively. The expected rate of increase in future compensation levels was 4.00% and 4.25% at December 31, 1997 and 1996, respectively. The expected long-term rate of return on plan assets was 9.0% at December 31, 1997 and 1996.

In addition to the defined benefit plan, the Corporation also provides certain health care and life insurance benefits to eligible retirees and their dependents. The plan is contributory, with retirees' contributions determined based on their years of service with the Corporation.
The following sets forth the plan's funded status reconciled with amounts reported in the Corporation's consolidated balance sheet at December 31, 1997 and 1996.

                                                                        1997             1996
-----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO):
Retirees                                                          $1,046,950       $1,099,334
     Fully eligible active plan participants                         143,230          112,913
     Other active plan participants                                  198,733          172,610
                                                                 -----------      -----------
Total APBO                                                         1,388,913        1,384,857
Plan assets at fair value                                                  -                -
                                                                 -----------      -----------
     Accumulated postretirement benefit obligation in excess
     of plan assets                                                1,388,913        1,384,857
Less: Unrecognized transition obligation                             947,269        1,002,018
Unrecognized net gain                                               (82,687)         (53,847)
                                                                 -----------      -----------
Accrued postretirement benefit liability                            $524,331         $436,686
                                                                 ===========      ===========

Net periodic postretirement benefit cost for 1997 and 1996
     included the following components:
Service cost                                                         $21,506          $24,217
Interest cost                                                        100,521           96,323
Amortization of transition obligation                                 54,749           54,749
                                                                 -----------      -----------
Net periodic postretirement benefit cost                            $176,776         $175,289
                                                                 ===========      ===========

For 1997, an 11.0% and 9.5% annual rate of increase in the per capita costs of covered health care benefits was assumed for participants under 65 and over 65, respectively. It was assumed that those rates would gradually decrease to 5.0% by the year 2011. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $65,453 and increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1997 by $6,129. The rate of increase in future compensation levels used in determining the accumulated postretirement benefit obligation was 5.0% at December 31, 1997 and 1996. The weighted average discount rate was 7.0% and 7.5% at December 31, 1997 and 1996, respectively.

Note 20:  Irwin Financial Corporation (Parent Only) Financial Information

The condensed financial statements of the parent company as of December 31, 1997 and 1996, and for the three years ended December 31, 1997 are presented below:

Condensed Balance Sheet
-----------------------------------------------------------------------------------------------
                       December 31,                                     1997             1996
                       -----------------------------------------------------------------------
Assets:                Cash and short-term investments              $743,738         $618,516
                       Investment in bank subsidiary              65,673,404       56,672,845
                       Investments in non-bank subsidiaries       69,901,441       60,866,068
                       Loans to non-bank subsidiaries             97,687,873       46,117,124
                       Other assets                                2,614,878        2,167,152
                                                               -------------    -------------
                                                                $236,621,334     $166,441,705
                                                               =============    =============
Liabilities:           Short-term borrowings                    $103,721,638      $41,174,751
                       Other liabilities                           4,916,355        6,364,874
                                                               -------------    -------------
                                                                 108,637,993       47,539,625
Shareholders' equity:  Common stock                               29,965,287       29,965,287
                       Other shareholders' equity                 98,018,054       88,936,793
                                                               -------------    -------------
                                                                 127,983,341      118,902,080
                                                               -------------    -------------
                                                                $236,621,334     $166,441,705
                                                               =============    =============

Condensed Statement of Income
--------------------------------------------------------------------------------------------------------------
                       For the year ended December 31,                  1997            1996             1995
                       ---------------------------------------------------------------------------------------
Income:                Cash dividends from non-bank
                       subsidiaries                              $10,062,287     $10,053,000      $14,431,000
                       Cash dividends from bank subsidiary         4,750,000       2,000,000        1,200,000
                       Interest income                             5,665,636       2,376,154        1,806,896
                       Other                                       2,218,885       2,507,041        2,000,573
                                                                ------------    ------------     ------------
                                                                  22,696,808      16,936,195       19,438,469
                                                                ------------    ------------     ------------
Expenses:              Interest expense                            7,210,379       2,064,651        1,491,873
                       Salaries                                    3,101,539       2,549,195        2,163,509
                       Deferred compensation and employee
                       benefits                                      907,158         879,616          875,533
                       Other                                       1,798,234       1,963,287        1,028,813
                                                                ------------    ------------     ------------
                                                                  13,017,310       7,456,749        5,559,728
                                                                ------------    ------------     ------------
                       Income before income taxes and equity in
                       undistributed income of subsidiaries        9,679,498       9,479,446       13,878,741
                       Income taxes (credits), less amounts
                       charged to subsidiaries                   (2,590,000)     (2,665,745)      (2,844,056)
                                                                ------------    ------------     ------------
                                                                  12,269,498      12,145,191       16,722,797
                       Equity in undistributed income of
                       subsidiaries                               12,174,652      10,283,147        3,360,405
                                                                ------------    ------------     ------------
                       Net income                                $24,444,150    $22,428,338       $20,083,202
                                                                ============    ============     ============

---------------------------------------------------------------------------------------------------------------------------
Condensed Statement of Cash Flows
----------------------------------------------------------------------------------------------------------------------------
                            For the year ended December 31,                            1997           1996            1995
                            -----------------------------------------------------------------------------------------------
                            Net income                                          $24,444,150    $22,428,338     $20,083,202
Adjustments to reconcile    Equity in undistributed income of subsidiaries     (12,174,652)   (10,283,147)     (3,360,405)
net income to cash provided Depreciation and amortization                           159,704         88,571          80,077
                            Increase (decrease) in taxes payable                  1,046,126        314,595     (1,159,924)
                            Increase in interest receivable                       (314,011)       (39,301)        (75,606)
                            Increase in interest payable                            146,526        164,279          41,276
                            Net change in other assets and other liabilities    (2,321,136)      1,393,636        (27,117)
                                                                              -------------  -------------   -------------
                            Net cash provided by operating activities            10,986,707     14,066,971      15,581,503
                                                                              -------------  -------------   -------------
Lending and investing       Net increase in loans to subsidiaries              (51,570,749)    (8,603,320)    (19,640,805)
activities:                 Net increase in investments in subsidiaries         (5,858,624)   (11,500,000)     (7,260,000)
                            Net (additions) disposals to premises
                            and equipment                                          (42,036)       (21,548)         192,206
                                                                              -------------  -------------   -------------
                            Net cash used by lending and
                            investing activities                               (57,471,409)   (20,124,868)    (26,708,599)
                                                                              -------------  -------------   -------------
Financing activities:       Net increase in borrowings                           62,546,887      9,731,816      13,434,195
                            Payments to acquire treasury stock                 (14,411,445)    (1,930,831)     (2,887,611)
                            Proceeds from sale of treasury stock                  1,588,186      1,331,402       3,130,243
                            Dividends paid                                      (3,113,704)    (2,725,921)     (2,482,705)
                                                                              -------------  -------------   -------------
                            Net cash provided by financing
                            activities                                           46,609,924      6,406,466      11,194,122
                                                                              -------------  -------------   -------------
                            Net increase in cash and cash equivalents
                            equivalents                                             125,222        348,569          67,026
                            Cash and cash equivalents at beginning of year          618,516        269,947         202,921
                                                                              -------------  -------------   -------------
                            Cash and cash equivalents at end of year               $743,738       $618,516        $269,947
                                                                              =============  =============   =============
Supplemental disclosures    Cash paid during the year:
of cash flow information:   Interest                                             $7,063,853     $1,900,372      $1,450,597
                                                                              =============  =============   =============
                            Income taxes                                         $9,912,325     $6,230,350      $3,829,990
                                                                              =============  =============   =============

                        Irwin Financial Corporation
                                Directors

     Sally Abrams Dean      Consultant,
                            Retired Senior Vice President,
                            Dillon, Read & Co. Inc.
     David W. Goodrich      Executive Vice President,
                            F. C. Tucker Company, Inc.
     John T. Hackett        Managing General Partner,
                            CID Equity Partners, L.P.
     William H. Kling       President,
                            Minnesota Public Radio
     Brenda J. Lauderback   President,
                            Footwear Wholesale Group,
                            Nine West Group
     John C. McGinty, Jr.   President,
                            Peregrine Associates, Inc.
     Irwin Miller           Former Chairman,
                            Cummins Engine Company, Inc.
     William I. Miller      Chairman,
                            Irwin Financial Corporation
     John A. Nash           President,
                            Irwin Financial Corporation
     Lance R. Odden         President and Headmaster,
                            The Taft School
     Theodore M. Solso      President and Chief Operating Officer,
                            Cummins Engine Company, Inc.

                        Irwin Financial Corporation
                                Senior Officers

     William I. Miller      Chairman
     John A. Nash           President
     Thomas D. Washburn     Senior Vice President and Chief Financial Officer
     Gregory F. Ehlinger    Vice President and Treasurer
     Jose M. Gonzalez       Vice President--Internal Audit
     Theresa L. Hall        Vice President--Human Resources
     Ellen Z. Mufson        Vice President--Legal
     Michael F. Ryan        Vice President--Community Development
     Matthew F. Souza       Vice President and Secretary
     Marie C. Strack        Vice President and Controller