Form 10-K405, Exhibit 13
period 1998-12-31
IRWIN FINANCIAL CORPORATION
filed 1999-03-31
CIK 52617

Management's Discussion and Analysis of Results of Operations and Financial Condition

Irwin Financial Corporation

Five-Year Selected Financial Data

(In thousands, except per share amounts)

Financial Data For the Year:            1998       1997       1996        1995      1994

Net revenues                        $300,918   $221,224   $195,448    $148,239  $116,908
Operating expenses                   245,436    174,573    158,160     115,790    86,844
Net income                            30,503     24,444     22,428      20,083    18,216
Mortgage loan closings             8,944,615  5,397,338  5,085,625   3,559,310 2,812,962
Return on average equity              22.84%     19.80%     20.58%      22.60%    23.91%
Return on average assets                1.85       1.94       1.95        2.28      2.43
Dividend payout ratio                  11.39      12.74      12.15       12.36     11.38
Per share:*
Net income - Basic                     $1.40      $1.10      $0.99       $0.89     $0.79
Net income - Diluted                    1.38       1.08       0.98        0.88      0.79
Cash dividends                          0.16       0.14       0.12        0.11      0.09
Book value                              6.70       5.82       5.23        4.38      3.60
Market value at
  December 31,                         27.20      20.94      12.38        9.97      6.69
At year end:
Assets                            $1,946,179 $1,496,794 $1,300,122  $1,037,541  $659,671
Deposits                           1,009,211    719,596    640,153     563,999   439,918
Loans held for sale                  936,788    528,739    446,898     378,658   154,964
Loans and leases, net                547,103    602,281    526,175     407,904   304,548
Shareholders' equity                 145,233    127,983    118,903      99,216    81,104
Owned mortgage servicing
  portfolio                       11,242,470 10,713,549 10,810,988  10,301,914 8,818,502
Equity to assets ratio                 7.46%      8.55%      9.15%       9.56%    12.29%
Risk-based capital ratio               12.25      14.85      12.88       14.49     19.18
Leverage ratio (Tier 1)                10.51      12.06       9.84       10.57     10.82
Averages:
Assets                            $1,650,384 $1,262,714 $1,151,535    $882,164  $748,981
Equity                               133,563    123,483    108,970      88,867    76,178
Shares outstanding* - Basic           21,732     22,326     22,716      22,560    23,094
Shares outstanding* - Diluted         22,139     22,722     23,030      22,860    23,278

------------------------------------------------------------------------------
*Adjusted for stock splits

(In thousands, except for per share amounts)
Summary of Quarterly Financial Information                         1998
--------------------------------------------------------------------------------

                                                      Fourth     Third    Second     First
Summary Income Information                           Quarter   Quarter   Quarter   Quarter
-------------------------------------------------------------------------------

Interest income                                      $29,441   $34,558   $31,944   $26,443
Interest expense                                      13,070    18,240    15,425    12,467
Provision for loan and lease losses                    1,350     1,951     1,056     1,638
Noninterest income                                    67,710    64,706    56,077    55,237
Noninterest expense                                   71,167    61,122    58,693    54,455
Income taxes                                           4,162     6,684     4,627     4,881
                                                     -------   -------   -------   -------
Net income                                             7,402    11,267     8,220     8,239
                                                     -------   -------   -------   -------
Distribution on company-obligated mandatorily
  redeemable preferred securities of subsidiary trust  1,102     1,174     1,174     1,175
                                                     -------   -------   -------   -------
Net income available to common shareholders           $6,300   $10,093    $7,046    $7,064
                                                     =======   =======   =======   =======
Earnings per share of common stock: Basic*             $0.29     $0.47     $0.32     $0.32
Diluted*                                               $0.29     $0.46     $0.32     $0.31

                                                                   1997
--------------------------------------------------------------------------------

                                                      Fourth     Third    Second     First
Summary Income Information                           Quarter   Quarter   Quarter   Quarter
--------------------------------------------------------------------------------

Interest income                                      $27,597   $26,237   $23,127   $22,480
Interest expense                                      12,989    11,705    10,032     9,856
Provision for loan and lease losses                    1,374     2,042     2,019       803
Noninterest income                                    44,270    46,439    43,299    38,595
Noninterest expense                                   44,758    45,454    43,585    40,776
Income taxes                                           5,404     4,989     3,851     3,490
                                                     -------   -------   -------   -------
Net income                                             7,342     8,486     6,939     6,150
                                                     -------   -------   -------   -------
Distribution on company-obligated mandatorily
  redeemable preferred securities of subsidiary trust  1,174     1,174     1,171       954
                                                     -------   -------   -------   -------
Net income available to common shareholders           $6,168    $7,312    $5,768    $5,196
                                                     =======   =======   =======   =======
Earnings per share of common stock: Basic*             $0.28     $0.33     $0.26     $0.23
Diluted*                                               $0.28     $0.33     $0.26     $0.23


                                                                    1996
-------------------------------------------------------------------------------
                                                       Fourth     Third    Second     First
Summary Income Information                            Quarter   Quarter   Quarter   Quarter
--------------------------------------------------------------------------------


Interest income                                      $26,764   $23,062   $22,004   $19,815
Interest expense                                      12,230    10,591     9,886     8,918
Provision for loan and lease losses                    1,199     1,126     1,227     1,001
Noninterest income                                    38,970    38,176    38,339    34,496
Noninterest expense                                   41,152    40,346    40,707    35,955
Income taxes                                           4,244     3,672     3,495     3,449
                                                     -------   -------   -------   -------
Net income                                            $6,909    $5,503    $5,028    $4,988
                                                     =======   =======   =======   =======
Earnings per share of common stock: Basic*             $0.31     $0.24     $0.22     $0.22
Diluted*                                               $0.30     $0.24     $0.22     $0.22

------------------------------------------------------------------------------

*Adjusted for stock splits



Total Net Revenues  ($Millions)
1990            $43.3
1991             60.0
1992             94.9
1993             119.4
1994             116.9
1995             148.2
1996             195.4
1997             221.2
1998             300.9



Net Income ($Millions)
1990            $4.6
1991             6.7
1992             12.9
1993             15.6
1994             18.2
1995             20.1
1996             22.4
1997             24.4
1998             30.5

Return on Average Equity (Percent)
1990            13.5%
1991            16.93
1992            26.51
1993            24.91
1994            23.91
1995            22.60
1996            20.58
1997            19.80
1998            22.84


Management's Discussion

Management's discussion and analysis should be read in conjunction with the accompanying consolidated financial statements, footnotes, and tables. Forward-looking statements contained in the following discussion are based on estimates and assumptions that are subject to significant business, economic, and competitive uncertainties, many of which are beyond the Corporation's control and are subject to change. These uncertainties can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements in this discussion.

Consolidated Overview:

Irwin Financial Corporation earned record net income in 1998. A favorable interest rate environment led to strong results at the Corporation's mortgage banking line of business. That, coupled with continued growth at the community bank, offset a decline in earnings at the home equity line of business. Additionally, in the third quarter of 1998, the Corporation sold the majority of the assets of its equipment leasing line of business, generating a one-time after-tax gain of $3.1 million.
   Net income for 1998 totaled $30.5 million, up 24.8% from 1997 and 36.0% from 1996. Basic earnings per share were $1.40 in 1998, up from $1.10 in 1997 and $0.99 in 1996.
Diluted earnings per share in 1998 were $1.38 compared to $1.08 in 1997 and $0.98 in 1996. Return on average equity for 1998 was 22.84% compared to 19.80% in 1997 and 20.58% in
1996. Return on average assets was 1.85%, compared to 1.94% in 1997 and 1.95% in 1996.
   Excluding the aforementioned gain on the sale of leasing assets, net income totaled $27.4 million. Basic earnings per share were $1.26 and diluted earnings per share were $1.24 without the leasing gain. Return on average equity was 20.48%, and return on average assets was 1.66%.

Earnings By Line of Business:

Irwin Financial Corporation is comprised of three principal lines of business:
- Mortgage banking
- Community banking
- Home equity lending

Earnings:
(In thousands)                                     1998       1997        1996
-------------------------------------------------------------------------------
Mortgage Banking                                $28,853    $21,300     $20,422
Community Banking                                 6,509      5,587       4,254
Home Equity Lending                             (6,668)      1,710       (816)
Equipment Leasing (including gain on sale of
  assets in 1998)                                 2,898        151       (141)
Parent (including consolidating entries)        (1,089)    (4,304)     (1,291)
                                                -------   --------    --------
                                                $30,503    $24,444     $22,428

-------------------------------------------------------------------------------

Business Profile:

Mortgage Banking

Selected Financial Data
(In thousands)                           1998         1997        1996       1995        1994
--------------------------------------------------------------------------------
Selected Income Statement Data:
  Net interest income                 $26,244      $17,577     $17,178    $13,415     $12,942
  Provision for loan losses           (1,721)      (1,383)       (455)      (125)       (240)
  Loan origination fees                59,328       41,045      43,463     31,871      25,308
  Gain on sale of loans                44,124       21,613      25,541     18,020     2,219
  Loan servicing fees                  52,217       50,194      45,573     36,087      32,426
  Gain on sale of servicing            43,308       32,631      16,378     15,271      17,716
  Other income                          6,740        1,223         891        787        647
                                     --------     --------    --------   --------    --------
  Total net revenues                  230,240      162,900     148,569    115,326      91,018
  Operating expense                   182,194      126,610     114,474     83,344      64,571
                                     --------     --------    --------   --------    --------
  Income before taxes                  48,046       36,290      34,095     31,982      26,447
  Income taxes                         19,193       14,990      13,673     12,651      10,719
                                     --------     --------    --------   --------    --------
  Net income                          $28,853      $21,300     $20,422    $19,331     $15,728
                                     ========     ========    ========   ========    ========
Selected Balance Sheet Data
    at End of Period:
  Mortgage loans held for sale       $555,197     $435,123    $372,855   $309,262    $131,543
  Mortgage servicing assets           113,131       81,610      71,715     51,783      18,834
  Total assets                        877,904      698,391     555,486    445,129     216,180
  Short-term debt                     288,514      335,835     265,646    227,021      68,259
  Long-term debt                        2,839           54       4,914      2,300      2,605
  Shareholder's equity                104,696       81,058      66,182     55,811      50,805

Selected Operating Data:
  Mortgage loan originations       $8,944,615   $5,397,338  $5,085,625 $3,559,310 $2,812,962
  Servicing portfolio:
    Balance at December 31,        11,242,470   10,713,549  10,810,988 10,301,914   8,818,502
      Weighted average coupon
        rate                            7.56%        7.85%       7.83%      7.83%       7.59%
    Weighted average servicing
        fee                              0.43         0.40        0.38       0.38        0.38
  Servicing sold as a percent of
    production                           54.6         71.8        60.9       28.4        49.8

--------------------------------------------------------------------------------

Overview & Strategy:

The mortgage banking line of business consists of Irwin Mortgage Corporation and the related activities of Irwin Union Bank and Trust. The business is headquartered in Indianapolis and originates, sells, and services residential mortgage loans throughout the U.S. It has offices in 28 states and ranks among the top 35 mortgage loan originators in the country. The majority of the loans originated and serviced are either government-insured through the Veterans' Administration (VA) or Federal Housing Administration (FHA) or conventional loans which conform to the underwriting guidelines of the two principal government-sponsored agencies which support the secondary mortgage markets, the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC).
   Mortgage loans are originated through both direct branches (retail) and third party sources (wholesale). Potential borrowers are identified principally through relationships maintained with housing intermediaries including realtors and home builders.
   Loans are funded on a short-term basis through credit facilities provided by commercial banks including Irwin Union Bank. Financing agreements with investment banks are also used. Individual loans are pooled, securitized, and sold into the secondary mortgage market. Servicing rights are periodically sold for a variety of reasons including cash flow and servicing portfolio management.

1998 Review:

Net income from mortgage banking was $28.9 million in 1998, an increase of 35.5% over 1997 results of $21.3 million and 41.3% over 1996 results of $20.4 million. Return on average equity was 31.8% in 1998 compared to 29.6% in 1997 and 33.4% in 1996.

Mortgage Loan Originations:
(In thousands)                       1998          1997           1996
-------------------------------------------------------------------------
Total originations             $8,944,615    $5,397,338     $5,085,625
Percent retail loans                35.9%         36.6%          41.8%
Percent wholesale loans              59.7          57.2           52.4
Percent brokered                      4.4           6.2            5.8
Percent refinances                   49.5          22.5           19.0
-------------------------------------------------------------------------

   As a result of a low interest rate environment, the mortgage banking line of business had record loan originations in 1998. Loan originations of $8.9 billion were up 65.7% from 1997 and 75.9% from 1996. Income from mortgage loan originations totaled $59.3 million which was 44.5% higher than 1997 and 36.5% over 1996. Refinances accounted for 49.5% of 1998 loan closings, and because certain fees are not collected for loan refinancings, loan origination fees did not increase at the same rate as loan production in 1998.
   Gains from the sale of mortgage loans totaled $44.1 million in 1998, compared to $21.6 million in 1997 and $25.5 million in 1996. Higher loan production levels combined with more favorable market pricing accounted for the 1998 increase.
   In early 1997, the mortgage bank entered into the nonprime mortgage market which is comprised of borrowers who do not qualify under the underwriting guidelines established by the government-sponsored secondary market agencies for conforming first mortgages. Total mortgage banking originations include $173.5 million and $66.1 million of nonprime loans in 1998 and 1997, respectively. These loans are sold on a non-recourse, service-released basis to private investors.

Mortgage Servicing:

Servicing Portfolio:
(Portfolio balances in billions)           1998         1997           1996
------------------------------------------------------------------------------
Beginning portfolio                       $10.7        $10.8          $10.3
Add:
  Loans originated                          3.2          2.0            2.1
  Loans purchased                           5.7          3.4            3.0
Deduct:
  Sale of servicing rights                (4.9)        (3.9)          (3.1)
  Run-off*                                (3.5)        (1.6)          (1.5)
                                       --------     --------       --------
Ending portfolio                          $11.2        $10.7          $10.8
                                       ========     ========       ========
Number of loans                         135,833      141,737        140,354
Average loan size                       $82,767      $82,902        $83,540
Percent GNMA                                65%          59%            51%
Percent FHLMC                                 5           11             15
Percent FNMA                                 13           19             16
Delinquency ratio:                         5.0%         6.0%           5.1%
Capitalized servicing as a percentage of
  servicing portfolio                      1.0%         0.8%           0.7%
-------------------------------------------------------------------------------
*Run-off is the reduction in principal balance of the servicing portfolio due to regular principal payments made by mortgagees and early repayment of an entire loan.

   The mortgage servicing portfolio was $11.2 billion at
December 31, 1998, up 4.9% from the same date in 1997 and
4.0% from 1996. The 1998 annual portfolio run-off rate was
27.6% compared with the 1997 rate of 12.3% and the 1996
rate of 10.7%. The following table sets forth certain
information regarding the interest rates of loans in the
servicing portfolio at December 31:
------------------------------------------------------------------


Servicing Portfolio by Interest Rate:

                             1998             1997        1996
Less than 7%                15.1%             8.4%        8.9%
7.00 - 7.99%                 52.7             42.5        44.3
8.00 - 8.99%                 27.6             42.6        38.7
9% or greater                 4.6              6.5         8.1
                           ------            -----       -----
  Total                      100%             100%        100%
------------------------------------------------------------------

    Mortgage servicing assets carried on the balance sheet totaled $113.1 million at December 31, 1998, up from $81.6 million at the end of 1997 and $71.7 million at the end of 1996.
    The value of mortgage servicing assets must be adjusted for impairment which could result from interest rate changes. Although impairment write-offs caused by declining interest rates would likely be accompanied by increased loan origination fees, management has implemented hedging alternatives from time to time to offset potential impairment provisions. The company addresses its impairment risk by the selective selling of servicing rights it believes to be most at risk to refinancing. In 1998, it sold $4.9 billion of servicing for this reason. In addition, during 1998, the business purchased options on treasury futures to offset the interest rate risk associated with mortgage servicing assets. Gross impairment charges of $11.1 were recorded in 1998, up from $0.6 million in 1997 and 1996. Impairment charges in 1998 were partially offset by income from the options on treasury futures which totaled $4.3 million for the year. See page 67 for further discussion of derivative instruments.

Servicing and Other Fees:

(In thousands)            1998          1997       1996
-----------------------------------------------------------
Servicing fees         $52,217       $50,194     $45,573
Other fees               2,422         1,223         891
                      --------       -------     -------
  Total                $54,639       $51,417     $46,464

-----------------------------------------------------------

   Servicing fee income is recognized by collecting fees which normally range between 25 and 44 basis points annually on the principal amount of the underlying mortgages. An increase in the average portfolio combined with a change in the portfolio mix to a higher percentage of government loans positively affected servicing income which increased 4.0% from 1997 and 14.6% from 1996.

Sale of Mortgage Servicing:

The mortgage banking business maintains the flexibility to
either sell servicing    assets for current cash flow or
retain servicing for future cash flow. The decision to sell or retain servicing is based on current market conditions balanced with the interest rate risk tolerance of the business.
   Servicing for loans with principal balances totaling $4.9 billion was sold in 1998, generating a $43.3 million pre-tax gain. This compares to servicing sales of $3.9 billion in 1997 that produced a $32.6 million pre-tax gain and $3.1 billion in 1996 that produced a $16.4 million pre-tax gain. Had all servicing been retained, gains on sales of loans would have been higher than what was recorded, but gains from sales of servicing would have been reduced. Servicing sales in 1998 represented 54.6% of 1998 originations versus 1997 sales which were 71.8% of that year's originations and 1996 sales which were 60.9% of originations.

Net Interest Income:

Net interest income is generated from the interest earned on mortgage loans before they are sold to investors, less the interest expense incurred on borrowings to fund the loans. Net interest income totaled $26.2 million in 1998 compared to $17.6 million in 1997 and $17.2 million in 1996. The 1998 increase resulted from the increased loan production during the year.

Operating Expenses:
(In thousands, except for number of employees)     1998       1997       1996
--------------------------------------------------------------------------------
Salaries and employee benefits                 $101,477    $71,389     $66,153
Amortization of servicing assets                 23,002     15,243      14,245
Other expenses                                   57,715     39,978      34,076
                                              ---------   --------    --------
Total operating expenses                       $182,194   $126,610    $114,474
                                               ========   ========    ========
Number of employees at December 31,               1,752      1,411       1,474
--------------------------------------------------------------------------------

     Amorization of servicing assets increased 50.9% from 1997 and 61.5% from 1996. The increase corresponds with the increase in servicing assets. Salaries and employee benefits were up 42.1% from 1997 and 53.4% from 1996. Other operating expenses were up 44.4% from 1997 and 69.4% from 1996. These increases reflect the increased production activities throughout 1998 and investments in technology.


Credit Quality:
(In thousands)                                     1998       1997        1996
--------------------------------------------------------------------------------
At December 31,
  Nonperforming loans                            $9,449     $3,784      $2,221
  Other real estate owned                         3,338      1,415       1,839
                                               --------    -------     -------
  Total nonperforming assets                    $12,787     $5,199      $4,060
                                               ========   ========     =======
  Allowance for loan losses                      $2,568     $1,606        $633
                                               ========   ========     =======
  Allowance for loan losses as a
    percentage of loans                            8.9%       6.0%        2.7%
For the year ended December 31,
  Provision for loan losses                      $1,721     $1,383        $455
--------------------------------------------------------------------------------

     Although most mortgages are either government-insured or conform to the underwriting guidelines of the government-sponsored agencies that support the secondary mortgage market, the mortgage bank has credit risk on those loans that do not qualify for government insurance or that must be repurchased from agencies due to lack of conformity to underwriting guidelines. In recent years, the government-sponsored agencies which provide credit enhancement on the loans underwritten by the mortgage bank have become more stringent in their adherence to their right to seek recourse from the originator of loans. In addition, during periods of high origination volume, due to delays in gathering documentation required for submission to the insuring agencies, the mortgage bank experiences an increase in the number of new loans which do not qualify for insurance prior to the borrower's first 30-day delinquency. As such, the mortgage bank has had an increase in the number of loans it has repurchased from or been unable to submit to the agencies and other investors. This increase has resulted in an increase in the nonperforming loans and other real estate owned at the mortgage bank. The mortgage bank seeks to cure the underwriting defect in these loans and resell them to the agencies or sell them to alternative investors.
     As a result of the increase in nonperforming loans in 1998, the allowance for loan losses and the provision for loan losses have increased from previous years. In providing for the loan loss allowance, management reviews each loan individually to assess probable credit losses based on information about the borrower and the underlying collateral.

1999 Outlook:

The mortgage bank expects the interest rate environment to remain favorable for mortgage loan production in 1999. However, it is anticipated that refinance activities will decline slightly from levels experienced in 1998. Should production levels decline in 1999, cost cutting strategies will be implemented to keep expenses in line with revenues. Additionally, the business will complete the rollout of technology initiatives which are expected to enhance efficiencies in the area of loan production.
     The business will continue to emphasize the growth of its other lending activities in 1999, such as nonprime, manufactured housing, and Internet originations. These activities are expected to be an integral part of the overall growth of the business in the coming year.

Employees:

As of December 31, 1998, the mortgage banking line of business employed 1,752 people -- approximately 73% of the Corporation's total employee base. Total employment expense in 1998 was $101.5 million or 55.7% of operating expenses.


Irwin Mortgage Corporation Directors and Senior Officers

Directors:
          Rick L. McGuire     -  President--Irwin Mortgage Corporation
          William I. Miller      Chairman--Irwin Financial Corporation
          John A. Nash           President--Irwin Financial Corporation
          Thomas D. Washburn     Senior Vice President
                                 Irwin Financial Corporation
Senior
Officers:
          T. Lester Acree        Senior Vice President
                                 Wholesale Loan Purchasing
          Kenneth R. Block       Senior Vice President
                                 Loan Production
          Katrina J. Crubaugh    Senior Vice President--Human Resources
          Robert H. Griffith,Jr. Senior Vice President and Legal Counsel
          Mark J. Lynch          Senior Vice President--Consumer Lending
          William M. Meyer       Senior Vice President--Loan Servicing
          Timothy L. Murphy      Senior Vice President--Finance
          Erik J. Sorensen       Senior Vice President--Secondary Marketing
          Scott G. Beer          First Vice President--Secondary Marketing
          Mark E. Braden         First Vice President--Information Technology
          Richard C. Cargill     First Vice President--Western Region
          Randall G. Chumley     First Vice President--Atlanta Branch
          Renee M. Gunderson     First Vice President--Underwriting/Closing
                                 Post Closing
          Darla S. Habig         First Vice President--Loan Control
          Richard E. Hawkins     First Vice President--Investor Reporting
          Allan D. Karlander     First Vice President--Central Region
          Scott A. Korbin        First Vice President--South Atlantic Region
          Kimberly M. Krick      First Vice President--Orlando Branch
          John F. Macke          First Vice President--Management Information
          Rachelle E. Mikosz     First Vice President--Office Services
          Kevin M. Murphy        First Vice President--Accounting
          Diana M. Rossetter     First Vice President--Quality Control
          Sherri K. Sanford      First Vice President--Customer Service
          Debra J. Saviola       First Vice President--Wholesale Loan Purchasing
          Lyle E. Shearer        First Vice President--All Pacific Region
          Richard E. Skiles      First Vice President--Appraisals
          Nicholas Vracas        First Vice President--Mid-states Region
          Carla L. Wise          First Vice President--Default Administration


Business Profile:

Community Banking

Selected Financial Data
(In thousands)                               1998        1997      1996       1995       1994
-------------------------------------------------------------------------------
Selected Income Statement Data:

  Interest income                         $46,056     $41,115   $35,645    $31,965    $23,808
  Interest expense                         20,957      19,120    15,908     14,048      8,822
  Provision for loan and lease losses       1,820       2,201     2,284      2,038      1,344
                                         --------    --------  --------    -------   --------
  Net interest income after provision
    for loan and lease losses              23,279      19,794    17,453     15,879     13,642
  Noninterest income                       12,218       9,434     9,384      7,187      5,719
                                         --------    --------  --------    -------   --------
  Total net revenues                       35,497      29,228    26,837     23,066     19,361
  Operating expenses                       25,021      20,372    20,311     17,582     14,858
                                         --------    --------  --------    -------   --------
  Income before taxes                      10,476       8,856     6,526      5,484      4,503
  Income taxes                              3,967       3,269     2,272      1,845      1,453
                                         --------    --------  --------    -------   --------
  Net income                               $6,509      $5,587    $4,254     $3,639     $3,o50
                                         ========    ========  ========    =======   ========
Selected Balance Sheet Data at
  End of Period:

  Loans                                  $514,950    $410,272  $336,580   $310,083   $255,644
  Allowance for loan losses                 6,680       5,525     4,790      3,668      3,418
  Total assets                            607,992     539,233   503,507    440,035    370,462
  Deposits                                567,526     486,481   453,897    400,149    341,459
  Shareholders' equity                     46,990      38,390    33,967     28,722     24,686

Daily Averages:
  Assets                                 $567,116    $515,666  $459,893   $405,249   $344,691
  Deposits                                514,694     463,851   413,935    358,343    315,229
  Loans                                   462,319     370,313   329,658    284,713    231,592
  Allowance for loan losses                 6,308       5,332     4,367      3,566      3,048
  Shareholder's equity                     42,026      36,232    31,863     27,661     23,580
  Shareholder's equity to assets            7.41%       7.03%     6.93%      6.83%      6.84%

-------------------------------------------------------------------------------

Overview & Strategy:

Community banking is conducted by Irwin Union Bank and Trust Company which is headquartered in Columbus, Indiana. At year-end 1998, it had 19 offices in 8 counties in Indiana. It holds a major share of the market in Bartholomew County where it has operated since 1871. Expansion into new markets has occurred in recent years and has been on a de novo basis. The community bank's strategy in these and other possible new markets is to position itself with local management and staff that can provide highly personalized, flexible service. The objective is to deliver services in the way customers would expect from a bank headquartered in that market. This means that every effort is made to staff the offices with local people and to give those people the authority to make key customer decisions. Credit, investment, trust, and insurance services are provided to individual and corporate customers.

1998 Review:

Community banking net income in 1998 totaled $6.5 million, up 16.5% from 1997 net income of $5.6 million and 53.0% from 1996 net income of $4.3 million. The return on average equity was 15.49% in 1998 as compared to 15.42% in 1997 and 13.35% in 1996. Results in 1998 reflect the continued growth and expansion efforts of the community bank into new markets.

Net interest revenue:
(In thousands)                                1998        1997        1996
-----------------------------------------------------------------------------
Net interest revenue on a taxable
  equivalent basis*                        $25,367     $22,206     $20,095
Average interest earning assets            534,439     481,707     429,520
Net interest margin                          4.75%       4.61%       4.67%
-----------------------------------------------------------------------------
*Reflects what net interest revenue would be if all interest income were subject to federal and state income taxes.

   Net interest revenue on a taxable equivalent basis increased 14.2% from 1997 and 26.2% from 1996 to a total of $25.4 million. Net interest revenue is the product of net interest margin and average earning assets.
   Net interest margin was up for the year, coming in at 4.75% for 1998 compared to 4.61% in 1997 and 4.67% in 1996.
This improvement resulted from a change in mix of the community bank's assets in 1998 to a lower percentage of investments and federal funds sold and a higher percentage of loans.

Noninterest Income:
(In thousands)                                      1998          1997           1996
-------------------------------------------------------------------------------
Trust fees                                        $2,136        $2,178         $2,571
Service charges on deposit accounts                2,076         1,831          1,820
Insurance commissions, fees, and premiums          1,265         1,044          1,105
Gain from sale of loans                            1,346         1,088            909
Loan servicing fees                                1,745           972            690
Brokerage fees                                     1,050           757            736
Loan origination fees                                686           416            316
Other                                              1,914         1,148          1,237
                                                --------      --------       --------
Total noninterest income                         $12,218        $9,434         $9,384

-------------------------------------------------------------------------------

   As a result of the community bank's expansion efforts, noninterest income was up 29.5% from 1997 and 30.2% from 1996. During 1998, the community bank recorded $1.3 million of gains on the sale of consumer, commercial, and mortgage loans. This compares to $1.1 million in 1997 and $0.9 million recorded in 1996. The community bank retained the right to service the sold loans, which contributed to increased loan servicing fees in 1998. Other noninterest income includes $222.4 thousand of securities gains which were up from $56.1 thousand in 1997 and $9.0 thousand in 1996.

Operating Expenses:
(In thousands, except for number of employees)      1998          1997          1996
-------------------------------------------------------------------------------

Salaries and employee benefits                   $14,142       $11,333        $10,916
Other expenses                                    10,879         9,039          9,395
                                                --------      --------       --------
Total operating expenses                         $25,021       $20,372        $20,311
                                                ========      ========       ========
Number of employees at December 31,                  353           339            304

-------------------------------------------------------------------------------

   Operating expenses increased 22.8% from 1997 and 23.2% from 1996. Costs associated with expanding new products and markets contributed to the increase.

Balance Sheet:

   Total assets averaged $567.1 million in 1998 compared to $515.7 million in 1997 and $459.9 million in 1996. Average earning assets for the year were $534.4 million, up $52.7 million or 10.9% from 1997 and up $104.9 million or 24.4% from 1996. The most significant component of the 1998 increase was loans and leases which were up $92.0 million on average in 1998 as a result of the community bank's expansion efforts into new markets. Average deposits were $514.7 million in 1998, 11.0% higher than 1997 and 24.3% higher than 1996.
   The community bank's equity to assets ratio averaged
7.41% for the year, compared to 7.03% in 1997 and 6.93% in 1996.

Credit Quality:
(In thousands)                                      1998          1997          1996
------------------------------------------------------------------------------

At December 31,
  Nonperforming loans                             $1,858        $2,856         $3,434
  Other real estate owned                             48           413            400
                                                 -------       -------        -------
  Total nonperforming assets                      $1,906        $3,269         $3,834
                                                 =======       =======        =======
  Nonperforming assets as a percentage of
    total assets                                   0.31%         0.60%          0.76%
                                                 =======       =======        =======
  Allowance for loan losses                       $6,680        $5,525         $4,790
                                                 =======       =======        =======
  Allowance for loan losses as a percentage
    of loans                                       1.30%         1.35%          1.42%
                                                 =======       =======        =======
For the Year Ended December 31,
  Provision for loan losses                       $1,820        $2,201         $2,284
                                                 =======       =======        =======
  Net charge-offs                                   $592        $1,277         $1,107

------------------------------------------------------------------------------

1999 Outlook:

During 1999, the community bank plans to continue its expansion efforts into new markets, including markets outside of Indiana. This expansion will be the first time the community bank has operated beyond its home state. The bank has developed a growth strategy for its small business lending unit which includes the opening of offices in Michigan and Missouri as well as other states yet to be determined. The focus will be to provide personalized banking services to small businesses in cities with good growth potential and those affected by consolidation in the banking industry.
   The community bank will continue to develop its infrastructure to support growth and expansion plans.
Included is the implementation of new sales systems as well as the centralization of certain processes.

Employees:

As of December 31, 1998, the community bank employed 353 people. Total employment expense in 1998 was $14.1 million or 56.5% of total operating expenses.

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

     William I. Miller                     Chairman,
                                           Irwin Financial Corporation

     John A. Nash                          President,
                                           Irwin Financial Corporation

     Charles A. Rau, M.D.                  Physician

     Albert H. Shumaker II                 President,
                                           Coca-Cola Bottling Company of
                                           Columbus

     John S. Spangler                      Chairman,
                                           Milestone Contractors, L.P.

     Christine M. Vujovich                 Vice President,
                                           Cummins Engine Company, Inc.

Irwin Union Bank and Trust Company
Senior Officers

Claude E. Davis            President
Bradley J. Kime            Executive Vice President
Kevin P. Barr              Senior Vice President and Chief Financial Officer
Richard S. Barbercheck     President--Decatur County
William S. Beitler         President--Shelby County
Debora L. Cox              Vice President--Operations
Bradley R. Davis           Vice President and Controller
Brian D. Hall              President--Monroe County
Carrie K. Houston          Senior Vice President--Human Resources
J. Kevin Johnson           President--Jackson County
Timothy J. Kilmartin       President--Kalamazoo
Mark C. Kugar              President--Hendricks County
Gary S. Martin             President--St. Louis
Timothy S. Massey          Senior Vice President--Indianapolis
Robert L. Phillips         President--Johnson County
William R. Redman          President--Hamilton County
Timothy P. Robinson        Vice President--Trust
Albert C. Roszczyk         Senior Vice President--Bartholomew County
William R. Shomaker        President--Irwin Union Insurance
Donald J. Stuart           President--Irwin Union Advisory Services
Mark R. Willis             President--Irwin Union Securities


Business Profile:

Home Equity Lending

Selected Financial Data
(In thousands)                                   1998        1997        1996        1995
--------------------------------------------------------------------------------

Net interest income                            $4,780      $7,129      $7,755      $1,828
Provision for loan losses                       (513)     (1,404)       (983)       (363)
Gain on sale of loans                          18,604      15,908       7,798       2,985
Loan servicing fees                             3,323       2,145         710          13
Trading losses                                (2,952)     (1,961)           -           -
Other income                                    1,431         294         140          10
                                             --------    --------    --------    --------
  Total net revenues                           24,673      22,111      15,420       4,473
Operating expenses                             31,341      20,401      16,236       7,693
                                             --------    --------    --------    --------
Pre-tax income (loss)                        $(6,668)      $1,710      $(816)    $(3,220)
                                             ========    ========    ========    ========
Selected Balance Sheet Data at End of Period:
  Home equity loans net of loan
    loss allowance                             $7,832    $111,216    $117,588     $36,225
  Home equity loans held for sale             239,613           -           -           -
  Interest-only strips                         26,761      22,134      12,661       4,446
  Total assets                                311,974     165,242     145,113      50,845
  Short-term debt                             226,998     146,219     129,627      24,981
  Shareholders' equity                         40,272      10,936      13,221       5,538
Selected Operating Data:
Loan Volume:
  Lines of credit                             $98,855    $115,274     $80,724     $87,420
  Loans                                       290,818      99,244      88,396           -
Servicing portfolio:
  Balance at December 31,                     581,241     358,166     230,450      86,691
  Weighted average coupon rate:
    Lines of credit                            11.89%      12.96%      12.80%      13.61%
    Loans                                       11.86       13.97       14.08           -

--------------------------------------------------------------------------------

Overview & Strategy:

The home equity line of business includes Irwin Home Equity
Corporation and the related activities of Irwin Union Bank and Trust. Irwin Home Equity is located in San Ramon,
California, and was incorporated in late 1994. The company began marketing home equity loans in early 1995 through direct mail and telemarketing and currently markets in 29 states.
    The business has the option to either hold the loans in portfolio or securitize and service them. If the loans are held in portfolio, many costs incurred during the period to produce the loans are expensed immediately, whereas the revenue from the loans accrues over the lives of the loans.
Alternatively, if the loans are securitized and sold on the secondary market to investors, a portion of the present value of the future net revenues from the loans will be recognized in the current period, helping to offset the expenses incurred in producing the loans.

1998 Review:

The home equity lending business recorded a pre-tax loss of $6.7 million in 1998 compared with pre-tax income of $1.7 million in 1997 and a pre-tax loss of $0.8 million in 1996. Low interest rates throughout 1998 and competitive pressures caused increased loan prepayment speeds. Additionally, unfavorable market conditions late in 1998 caused the business to delay the securitization of loans produced in the last half of the year.
Loan Originations and Securitizations:
During 1998, the home equity lending business originated $389.7 million of home equity loans, up 81.7% from 1997 volume of $214.5 million and 130.4% from 1996 volume of $169.1 million.
    The business securitized $294.3 million of loans, or 75.5% of originations in 1998 which generated a pre-tax gain of $18.6 million. These results compare with a $15.9 million gain recognized in 1997 on the sale of $210.1 million of loans, or 97.9% of originations, and a $7.8 million gain recognized in 1996 on the sale of $79.9 million of loans, or 47.3% of originations.

Servicing Portfolio:
(In thousands)                 1998         1997       1996
-----------------------------------------------------------------
Balance at December 31,    $581,241     $358,166   $230,450
Delinquency ratio              1.3%         1.5%       0.7%
-----------------------------------------------------------------
   The home equity lending business continues to service loans it has securitized. The servicing portfolio, which includes loans held on the balance sheet as well as securitized loans, increased 62.3% from 1997 and 152.2% from 1996. The business earns a servicing fee equal to 1% of the outstanding principal balance of the securitized loans.
Servicing fee income increased to $3.3 million in 1998 from $2.1 million in 1997 and $0.7 million in 1996.
   The home equity lending business recognizes on its balance sheet a servicing asset equal to the discounted cash flows of future servicing income.
At December 31, 1998, net servicing assets totaled $3.1 million compared with $1.3 million at the end of 1997 and $0.7 million at the end of 1996. Servicing asset amortization and impairment expense totaled $0.8 million in 1998 and $0.3 million in 1997, the increase resulting from the increase in the asset.
   When the home equity lending business securitizes loans, the business recognizes an interest-only strip equal to the discounted available future cash flows of the interest paid by borrowers less servicing fees, expected losses, and interest remitted to investors. The interest-only strip had a balance of $26.8 million at December 31, 1998, compared with $22.1 million at the same date in 1997 and $12.7 million in 1996. Interest-only strips are recorded on the balance sheet as trading assets and are carried at their market values. Market values are determined using assumptions about the duration and performance of the securitized loans. Included in these assumptions are estimates of the lives of the loans, expected losses, and appropriate discount rates. Management continually evaluates these assumptions to determine the proper carrying values of these items on the balance sheet. Adjustments to carrying values are recorded as trading gains or losses. During 1998, the home equity lending business recorded a trading loss of $2.8 million compared with a trading loss of $2.0 million recorded in 1997. No adjustments were recorded in 1996.
   At the end of 1998, the home equity lending business owned rights to excess interest in five securitizations. The prepayment speeds, annual credit losses and discount rates used in the calculation of carrying value for these interest-only strips were as follows:

                                         Constant        Annual
                                       Prepayment        Credit         Discount
Pool (Product Type)                    Rate (CPR)          Loss             Rate
-------------------------------------------------------------------------------
1995-2 (Line of credit)                       39%         1.00%              15%
1996-1 (Line of credit)                        43          0.64               15
1996-1 (Fixed rate second mortgages)           51          0.64               15
1997-1 (Line of credit)                        47          0.50               15
1997-1 (Fixed rate second mortgages)           46          0.50               15
1997-2 (Line of credit)                        44          0.50               15
1997-2 (Fixed rate second mortgages)           41          0.50               15
1998-1 (Line of credit)                        25          2.00               15
1998-1 (Fixed rate second mortgages)           27          0.50               15
1998-1 (Fixed rate first mortgages)            10          0.50               15

--------------------------------------------------------------------------------

   A summary of assumptions in place at the end of 1998 and the two previous years follows:

December 31,                       1998               1997          1996
----------------------------------------------------------------------------
CPR                             10%-51%            30%-40%           26%
Annual credit losses        0.50%-2.00%        0.50%-0.64%         .050%
Discount rate                       15%                15%           15%

Net Interest Income:

Net interest income before loan loss provision was $4.8
million in 1998, compared to $7.1 million in 1997 and $7.8 million in 1996. Included in interest income is income earned on the interest-only strip, net of amortization expense, which amounted to $0.4 million in 1998 compared to $1.8 million in 1997 and $2.2 million in 1996. The decline resulted from increases in prepayment speed assumptions which caused the interest-only strip to amortize more quickly.

Operating Expenses:
(In thousands, except for number of employees)     1998          1997       1996
-------------------------------------------------------------------------------
Salaries and employee benefits                  $15,480       $11,175     $8,663
Marketing and development                         5,314         2,731      2,462
Other                                            10,547         6,495      5,111
                                               --------       -------    -------
Total operating expenses                        $31,341       $20,401    $16,236
                                               ========       =======    =======
Number of employees at December 31,                 266           189        159

--------------------------------------------------------------------------------

Operating expenses increased 53.6% from 1997 and 93.0% from 1996. The increase results from growth of this business as evidenced by the increase in loan production in 1998.

Balance Sheet:

The home equity lending business had $247.5 million of loans and loans held for sale at December 31, 1998, compared to $111.8 million at the end of 1997 and $118.2 million at the end of 1996. During 1998, the business changed the classification of the majority of loans on its balance sheet to "held for sale" to reflect better management's intent to securitize the loans. Loans held for sale are carried at the lower of cost or market value, with market value reflecting any expected loan losses. Loans that will not be securitized are still classified as portfolio loans. The loan loss allowance for portfolio loans totaled $39.4 thousand December 31, 1998, compared to $563.5 thousand at the end of 1997 and $589.4 thousand at the end of 1996. The decrease reflects the reduction of loans classified as portfolio loans.

Credit Quality:
(In thousands)                                     1998         1997        1996
--------------------------------------------------------------------------------
At December 31,
  Nonperforming assets                             $240         $535        $260
                                                =======      =======     =======
  Nonperforming assets as a percentage of
    total assets                                  0.08%        0.32%       0.18%
                                                =======      =======     =======
  Allowance for loan losses                         $39         $564        $589
                                                =======      =======     =======
  Allowance for loan losses as a percentage
    of loans                                      0.50%        0.50%       0.50%
                                                =======      =======     =======
For the year ended December 31,
  Provision for loan losses                        $513       $1,404        $983
                                                =======      =======     =======
  Net charge-offs                                    $-         $335         $37

--------------------------------------------------------------------------------

1999 Outlook:

The change in the competitive environment for home equity lending that took place in the second half of 1998 altered the competitive landscape. There are fewer independent home equity lenders, and some that remain are weaker. In addition, management believes it is unlikely that there will be as many new entrants as there were in the previous two years. These factors should tend to reduce competitive pressure on this line of business. Offsetting these trends is consolidation which is producing larger competitors with access to significant resources. Management believes that its experience base and strategy will allow it to compete effectively. In addition, consumer demand for home equity loans is expected to remain high. A more stable interest rate environment, combined with new product features that include prepayment penalties, points, and fees, should reduce the speed at which its loans and interest in sold loans prepay. At year-end 1998, 40% of the company's servicing portfolio had prepayment fees, compared with 2% and 0% at the end of 1997 and 1996, respectively.
   The strategy for 1999 includes an increase in fee income, including loan origination and prepayment fees. The business will continue to explore new product market and distribution channel opportunities in order to increase loan volume in 1999. In addition, there will be a significant effort to improve operating efficiency and limit the growth of expenses.

Employees:

As of December 31, 1998, the home equity business employed
266 people. Total employment expense in 1998 was $15.5 million or 49.4% of total operating expenses.

Irwin Home Equity Corporation
Directors and Senior Officers

Directors       Elena Delgado              President,
                                           Irwin Home Equity Corporation
                William I. Miller          Chairman,
                                           Irwin Financial Corporation
                John A. Nash               President,
                                           Irwin Financial Corporation
                Thomas D. Washburn         Senior Vice President,
                                           Irwin Financial Corporation
-------------------------------------------------------------------------
Senior Officers

                Elena Delgado              President
                Spencer J. Carlsen         Vice President--Production
                Edwin K. Corbin            Vice President--Finance
                J. Christopher Huseby      Vice President--Marketing
                                           and Business Development
                Sunita Liggin              Vice President--Human Resources
                Jocelyn Martin-Leano       Vice President--Operations Support
                Jack Nichols               Vice President--Information Services
                Fern P. Prosnitz           Vice President--Legal Counsel

Other Irwin Financial Businesses

In the third quarter of 1998, the Corporation sold the majority of the assets of its equipment leasing line of business. This line of business consisted of small-ticket medical equipment leases. The decision to sell the assets was based on the conclusion that the medical equipment leasing operation would benefit strategically from being a part of a company with broader health care leasing activities. The sale excluded certain leases that the Corporation intends to sell at a future date. These leases totaled $4.4 million at December 31, 1998, net of a $600.0 thousand lease loss allowance.

A summary of results for this line of business follows:

(In thousands)                                      1998        1997        1996
--------------------------------------------------------------------------------
Net interest revenue                              $4,534      $4,809      $4,413
Provision for lease losses                       (1,941)     (1,250)       (791)
Other income                                         602         713         418
                                                 -------     -------     -------
Total net revenues                                 3,195       4,272       4,040
Other expenses                                     3,686       4,121       4,181
                                                 -------     -------     -------
Income (loss) before gain on sale of assets        (491)         151       (141)
Gain on sale of assets                             5,241           -           -
                                                 -------     -------     -------
Income before income taxes                         4,750         151       (141)
Income taxes                                       1,852           -           -
                                                 -------     -------     -------
Net income                                        $2,898        $151      $(141)

--------------------------------------------------------------------------------
   The Corporation continues to investigate new opportunites in the equipment leasing industry and other niches in the financial services industry.
   The results of parent company and other subsidiary operations are summarized below:

(In thousands)                                      1998        1997        1996
--------------------------------------------------------------------------------
Net revenues                                     $24,806     $20,329     $15,494
Operating expenses                               (6,702)     (6,030)     (5,636)
Tax credit                                         4,657         632         903
                                               ---------   ---------   ---------
                                                  22,761      14,931      10,761
Eliminations                                    (19,225)    (14,762)    (12,052)
                                               ---------   ---------   ---------
Income before preferred securities distribution    3,536         169     (1,291)
Preferred securities distribution                (4,625)     (4,473)           -
                                               ---------   ---------   ---------
Net income                                      $(1,089)    $(4,304)    $(1,291)

--------------------------------------------------------------------------------

   Dividends from subsidiaries are recorded as parent company revenues but are eliminated in determining consolidated net income. Tax benefits resulting from the operating losses generated by the home equity line of business are recorded by the parent company. The parent company will continue to do so until all of the losses carried forward have been used.
   Each subsidiary pays taxes to the parent company at the statutory rate. Subsidiaries also pay fees to the parent company to cover direct and indirect services. In addition, services are provided from one subsidiary to another. Inter-company income and expenses are calculated on an arm's-length, external market basis and are eliminated in consolidation.
   In January 1997, the Corporation issued $50.0 million of trust preferred securities through a trust created and controlled by the Corporation. Distributions to security holders totaled $4.6 million in 1998. See the section on capital for further discussion of the trust preferred securities.

Consolidated Income Statement Analysis:

Pre-tax income for 1998 totaled $50.9 million, up 20.6% from 1997 and 36.4% from 1996. The effective income tax rate was 40.0% in 1998, 42.0% in 1997, and 39.8% in 1996. Please see
Note 18 of Notes to the Consolidated Financial Statements for more information on income taxes.
   The Corporation's return on average equity for 1998 was 22.84% compared to 19.80% in 1997 and 20.58% in 1996. The return on average assets was 1.85% in 1998 compared to 1.94% in 1997 and 1.95% in 1996.
   The Corporation has experienced a decline in its return on average assets in recent years. An important factor in the 1998 decline was that, because of capital market volatility in 1998, the Corporation did not securitize as great a percentage of its home equity loan production as it did in the previous year. As a result, the Corporation incurred production expenses without recognizing securitization revenues at levels similar to previous years. Additionally, these assets remained on the balance sheet throughout the year.
   Net interest revenue for 1998 totaled $63.2 million, up 15.2% from 1997 and 26.3% from 1996. The increase was due to increased lending volume at each of the lines of business. The net interest margin was 4.37% in 1998 compared to 4.95% in 1997 and 5.12% in 1996. The decline was primarily due to increased mortgage production activities which caused the Corporation to seek a greater proportion of its funding from more expensive sources than had been done in previous years. See page 68 for further analysis of the net interest margin.
   The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on a fully taxable equivalent basis:

                                               1998 Over 1997                 1997 Over 1996
-------------------------------------------------------------------------------

                (In thousands)           Volume        Rate     Total   Volume      Rate    Total
-------------------------------------------------------------------------------

Interest Income:
                Loans and leases         $1,562   $(5,747)   $(4,185)   $7,657  $(3,419)   $4,238
                Loans held
                for sale                 26,051       4,419    30,470    4,429     (681)    3,748
                Taxable investment
                securities                (137)     (3,013)   (3,150)      921     (885)       36
                Tax-exempt
                securities                   96        (81)        15     (95)        29     (66)
                Interest-bearing
                deposits
                with financial
                institutions               (85)       (209)     (294)      388        10      398
                Federal funds sold           47          10        57    (631)        15    (616)
                                        -------     -------   -------  -------  --------  -------
                Total                    27,534     (4,621)    22,913   12,669   (4,931)    7,738
                                        -------     -------   -------  -------  --------  -------
Interest Expense:
                Money market
                checking                    199           4       203      (3)        75       72
                Money market
                savings                    (82)         (2)      (84)     (58)        10     (48)
                Regular savings           (265)       (124)     (389)        7        21       28
                Time deposits             3,856       (209)     3,647    2,148        31    2,179
                Short-term
                borrowings               13,280     (2,020)    11,260    2,031     (358)    1,673
                Long-term debt             (35)          17      (18)    (907)      (40)    (947)
                                        -------     -------   -------  -------  --------  -------
                Total                    16,953     (2,334)    14,619    3,218     (261)    2,957
                                        -------     -------   -------  -------  --------  -------
                Net interest
                revenue                 $10,581    $(2,287)    $8,294   $9,451  $(4,670)   $4,781

-------------------------------------------------------------------------------

Note: Variance not solely due to rate or volume is allocated on the basis of the absolute relationship between volume variances and rate variances.

   The consolidated provision for loan losses for 1998 was $6.0 million, down 3.9% from 1997 and up 31.7% from 1996. More information on this subject is contained in the section on credit risk.
   Other income increased 41.2% in 1998 to $243.7 million, compared to $172.6 million in 1997 and $150.0 million in 1996. The most significant increases came in the categories related to mortgage banking activities which were previously discussed on pages 29 through 32.
   Other expenses in 1998 totaled $245.4 million, up 40.6% from 1997 and 55.2% from 1996. The 1998 increase in consolidated other expense of $70.9 million was mostly due to operating expenses associated with higher mortgage and home equity loan production.

Consolidated Balance Sheet Analysis:

Total assets at year-end 1998 were $1.9 billion, up 30.0% from 1997 and 49.7% Sheet from 1996. However, changes in the average balance sheet are a more accurate reflection of the actual changes in the level of activity on the balance sheet. Average assets were $1.7 billion in 1998, up 30.7% from 1997 and 43.3% from 1996. The increase is due to increased loans and loans held for sale as a result of the increased production activities throughout the Corporation.
   The Corporation's commercial loans are extended primarily to local regional businesses and to local farming operations. The Corporation also extends credit to consumers through installment loans and revolving credit arrangements. The majority of the remaining portfolio consists of residential mortgage loans (1-4 family dwellings) and mortgage loans on commercial property. Loans by major category at the end of the last five years were as follows:

Loans by Category:

At December 31, (In thousands)        1998         1997      1996      1995      1994
-------------------------------------------------------------------------------
Commercial, financial,
and agricultural                  $278,834     $212,095  $179,650  $150,312  $136,083
Real estate construction            97,253       73,279    48,991    36,126   21,960
Real estate mortgage               123,980      222,818   214,696   108,351    47,423
Consumer                            51,730       39,985    38,371    67,756    55,323
Direct lease financing               6,375       78,079    62,372    60,979   58,348
Unearned income                    (1,181)     (15,163)  (11,030)  (10,999)  (10,726)
                                  --------     --------  --------  --------  --------
Total                             $556,991     $611,093  $533,050  $412,525 $308,411

-------------------------------------------------------------------------------

Maturity Distribution of Loans:

                                                        After
                                                      One But
                                           Within      Within        After
At December 31, 1998 (In thousands)      One Year  Five Years   Five Years       Total
---------------------------------------------------------------------------------------

Commercial, financial, and agricultural   $77,727     $49,094     $152,013    $278,834
Real estate construction                   97,253           -            -      97,253
Real estate mortgage                       30,265      40,559       53,156     123,980
Consumer loans                              7,226      17,707       26,797      51,730
Direct lease financing                        249       4,945            -       5,194
                                                                              --------
   Total                                                                      $556,991
                                                                              ========
Loans due after one year with:
   Fixed interest rates                                                       $172,694
   Variable interest rates                                                     171,577
                                                                              --------
   Total                                                                      $344,271

--------------------------------------------------------------------------------
   On average, trading and investment securities decreased
$0.7 million in 1998 to $81.2 million. The carrying value of investments at December 31, 1998, includes $142.0 thousand of unrealized gains on available-for-sale securities.

Maturity Distribution of Investment Securities:

                                                                     After
                                                        After         Five
                                                      One But          But
                                           Within      Within       Within       After
                                              One        Five          Ten         Ten
At December 31, 1998 (In thousands)          Year       Years        Years       Years
-------------------------------------------------------------------------------

U.S. Treasury and Government
   obligations                             $9,234      $6,513            -     $18,507
Obligations of states and political
   subdivisions                               501       1,121        1,060       2,525
Mortgage-backed securities                      -         503        4,542       3,510
Other                                          39           -            -           -
                                          -------     -------      -------     -------
   Total                                   $9,774      $8,137       $5,602     $24,542
                                          =======     =======      =======     =======
Weighted Average Yield:
   Held-to-maturity                         6.82%       6.83%        7.53%       7.96%
   Available-for-sale                           -       6.74%        6.16%       6.86%

--------------------------------------------------------------------------------

   Average yield represents the weighted average yield to maturity. The yield on state and municipal obligations has been calculated on a fully taxable equivalent basis, assuming a 35% tax rate.
   Deposits averaged $878.6 million during 1998 compared to $691.8 million in 1997 and $632.2 million in 1996. Demand deposits were up 45.4% on average or $119.2 million from 1997. A significant portion of demand deposits is related to deposits at Irwin Union Bank which are associated with escrow accounts held on loans in the servicing portfolio of Irwin Mortgage. These escrow accounts averaged $342.4 million in 1998.
   Maturities of certificates of deposit of $100 thousand or more are set forth in the following table:

At December 31, (In thousands)         1998           1997            1996
------------------------------------------------------------------------------
Under 3 months                      $81,850        $60,379         $47,907
3 to 6 months                        17,107         10,123           5,127
6 to 12 months                       17,807         10,115           7,493
After 12 months                      25,207          5,411           5,977
                                   --------       --------        --------
  Total                            $141,971        $86,028         $66,504
-------------------------------------------------------------------------------
   Short-term borrowings averaged $568.8 million in 1998 compared to $365.0 million in 1997 and $334.3 million in 1996. The increase in 1998 is due to the increase in loan closings in 1998.
   The following table shows the distribution of the Corporation's short-term borrowings and the weighted average rates at the end of each of the last three years. Also provided are the maximum amount of borrowings and the average amounts of borrowings as well as weighted average interest rates for the last three years.

                                   Repurchase
                                   Agreements
                                      &Drafts                       Federal
                                      Payable                          Home
                                   Related to                     Loan Bank
                                     Mortgage                    Borrowings       Lines
                                         Loan     Commercial      & Federal          of
(In thousands)                       Closings          Paper          Funds      Credit
-----------------------------------------------------------------------------

Year Ended                1998       $172,126        $26,617       $266,000    $180,118
   December 31:           1997        240,659         16,375        142,650     112,591
                          1996        264,998         17,175         74,118     105,575
Weighted average          1998          5.43%          5.78%          4.93%       6.01%
   interest rates at      1997           5.88           6.00           6.18        6.87
   year-end:              1996           6.45           5.95           5.80        6.68
Maximum amount            1998       $301,849        $26,691       $316,200    $249,519
   outstanding at any     1997        274,363         16,375        142,650     151,111
   month's end:           1996        270,516         27,214        121,000     135,442
Average amount            1998       $218,342        $26,166       $115,479    $208,785
   outstanding during     1997        237,953         12,738         48,823      65,490
   the year:              1996        218,810         23,794         44,139      47,561
Weighted average          1998          5.84%          6.05%          5.63%      6.20%
   interest rate during   1997           5.82           6.01           6.00        6.65
   the year:              1996           5.66           6.02           5.80        6.80

--------------------------------------------------------------------------------

Capital:

Shareholders' equity averaged $133.6 million in 1998, up 8.2% from 1997 and 22.6% from 1996. Year-end shareholders' equity of $145.2 million represented book value per share of $6.70 compared to $5.82 and $5.23 at December 31, 1997 and 1996, respectively.
   Prior to the adoption of a new mortgage banking accounting standard in the second quarter of 1995, mortgage banking accounting did not allow the full value of mortgage servicing rights to be reflected on the balance sheet. Since a portion of the Corporation's mortgage servicing portfolio was generated prior to the adoption of the new accounting standard, it represents economic value which is not recorded on the balance sheet. The following table demonstrates the estimated after-tax value of the servicing portfolio at December 31:

(In thousands)                              1998             1997          1996
-------------------------------------------------------------------------------
Total loans serviced                 $11,242,470      $10,713,549    $10,810,988
                                     -----------      -----------    -----------
Value (@ 1.3% in 1998 and 1.5% in
  1997 and 1996)                        $146,152         $160,703       $162,165
Less capitalized servicing               113,130           81,610         71,715
Tax liability (@ 40%)                     13,209           31,637         36,180
                                     -----------      -----------    -----------
Net value                                $19,813          $47,456        $54,270
                                     ===========      ===========    ===========
Per share of common stock                  $0.91            $2.16          $2.39

--------------------------------------------------------------------------------

   With the implementation of the new accounting standard in 1995, this off-balance sheet value will decline over future years and eventually be reduced to zero.
   Total book value per share, including the value of the servicing portfolio, was $7.61 at December 31, 1998 compared with $7.98 and $7.62 at December 31, 1997 and 1996, respectively.
   Capital is a major focus of regulatory attention, with both book and risk-based capital standards used as capital adequacy measures. Unless an institution has adequate capital in the opinion of the regulators, they may withhold approval for new activities or force additions to capital. Therefore, the Corporation considers both the regulators' viewpoint and its own analysis of the capital structure and leverage amounts that are consistent with underlying business risks.

(In thousands)                                   1998          1997         1996
--------------------------------------------------------------------------------
Tier 1 capital                               $191,806      $169,366     $117,416
Tier 2 capital                                 11,505        16,170        6,594
                                          -----------   -----------  -----------
Total risk-based capital                     $203,311      $185,536     $124,010
                                          ===========   ===========  ===========
Risk-weighted assets                       $1,649,227    $1,249,385     $962,459
                                          ===========   ===========  ===========
Risk-based ratios:
  Tier 1 capital                               11.63%        13.56%       12.20%
  Total capital                                 12.25         14.85        12.88
Tier 1 leverage ratio                           10.51         12.06         9.84
Ending shareholders' equity to assets            7.46          8.55         9.15
Average shareholders' equity to assets           8.09          9.78         9.46

------------------------------------------------------------------------------

   At year-end 1998, the Corporation's total risk-adjusted capital ratio was 12.25% compared to 10.0% which is required in order to be considered well capitalized by the regulators. The Corporation's ending equity to assets ratio for 1998 was 7.46%. However, as previously discussed, temporary conditions which existed at year end make the average balance sheet ratio a more accurate measure of capital. The Corporation's average equity to assets for 1998 was 8.09%.
   In January 1997, the Corporation issued $50.0 million of trust preferred securities through a trust created and controlled by the Corporation. The securities, which are publicly traded, were issued at $25 per share with a cumulative dividend rate of 9.25%, payable quarterly. They have an initial maturity of 30 years with a 19-year extension option which the Corporation can exercise at any point during the first 30 years. The securities are callable at par after five years, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securities for federal income tax purposes. The securities are not convertible into common stock of the Corporation.

Stock Prices and Dividends:

The common stock of Irwin Financial is quoted on the National Association of Securities Dealers Automated
Quotation System National Market System (NASDAQ-NMS-trading symbol, IRWN). The following table sets forth certain information regarding trading in, and cash dividends paid with respect to, the shares of the Corporation's common stock in each quarter of the three most recent calendar years.

                                                                             Total
                                                   Quarter       Cash      Dividends
1996                     *High         *Low          *End     *Dividends   *For Year
--------------------------------------------------------------------------------

First quarter           $11 3/8        $9 7/8        $11          $0.030
Second quarter           11 1/8         9 4/5          9 4/5       0.030
Third quarter            10 4/5         9             10 5/8       0.030
Fourth quarter           12 3/8        10 5/8         12 3/8       0.030    $0.12

1997
--------------------------------------------------------------------------------
First quarter           $15 1/4        $12 1/8        $13 5/8      $0.035
Second quarter           14 3/4         12             14 3/4       0.035
Third quarter            18 5/8         14 3/8         18 5/8       0.035
Fourth quarter           21 1/2         18 1/4         21           0.035   $0.14

1998
--------------------------------------------------------------------------------
First quarter            $28 1/4       $19 1/2        $28 1/8      $0.040
Second quarter            30            25 1/8         29           0.040
Third quarter             37            20 1/2         24 5/8       0.040
Fourth quarter            31            20 1/8         27 1/5       0.040   $0.16

*Adjusted for December 31, 1996, and May 27, 1998, two-for-one stock splits.

   The Corporation expects to continue its policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements, and financial condition. On
February 24, 1999, the Corporation's Board of Directors approved an increase in the first quarter dividend to $0.05 per share, payable in March 1999.

Risk Management:

As a financial intermediary, Irwin Financial Corporation is engaged in businesses which involve the assumption of financial risks including:
- Credit risk
- Liquidity risk
- Interest rate risk
   Each line of business that assumes financial risk uses a formal process to manage this risk. In all cases, the objectives are to ensure that risk is contained within prudent levels and that the Corporation is adequately compensated for the level of risk assumed. The Chairman, the President, and the Chief Financial Officer of the parent company participate in each subsidiary's risk management process.

Credit Risk:

The assumption of credit risk is a key source of earnings for the community banking and home equity lending lines of business. In addition, the mortgage banking business assumes some credit risk despite the fact that its mortgages are typically insured. The credit risk in the loan portfolios of the community bank and the home equity lending business has the most potential to have a significant effect on consolidated financial performance.
   The community bank and home equity lending business manage credit risk through the use of lending policies, credit analysis and approval procedures, periodic loan reviews, and personal contact with borrowers. Loans over a certain size are reviewed by a loan committee prior to approval.
   An allowance for loan losses is established as an estimate of the probable credit losses on the loans held by the Corporation. A specific allowance is determined by evaluating those loans which are either substandard or have the potential to become substandard. In general, commerical loans, mortgage loans, and leases are evaluated individually. Consumer loans, including home equity loans, are generally evaluated as a group. A specific allowance is set at a level which management considers sufficient to cover probable losses on these loans. A general allowance is determined by analyzing historical loss experience by loan type and then adjusting these loss factors for current conditions not reflected in prior experience. The allowance for loan losses is an estimate which is based on management's judgement combined with a quantitative process of evaluation and analysis.
   Loans and leases that are determined by management to be uncollectible are charged against the allowance. The allowance is increased by provisions against income and recoveries of loans and leases previously charged off. The table on page 60 analyzes the consolidated allowance for loan and lease losses over the past five years.
   Net charge-offs in 1998 were $1.9 million, down 25.5% from 1997 and up 9.1% from 1996. The ratio of net charge-offs to average loans and leases was 0.33% compared to 0.46% in 1997 and 0.36% in 1996. The provision for loan and lease losses was $6.0 million, 308.5% of net charge-offs. The coverage ratio was 239.3% in 1997 and 255.6% in 1996.
At year end, the allowance for loan losses was 1.78% of outstanding loans and leases compared to 1.44% in 1997 and 1.29% in 1996. This increase in the allowance for loan losses is the result of an increase in nonperforming loans experienced in 1998.
   Total nonperforming loans and leases at year end were $11.9 million compared to $7.7 million at the end of 1997 and $7.2 million at the end of 1996. Nonperforming loans and leases as a percent of total loans and leases were 2.13% at year-end 1998 compared to 1.26% in 1997 and 1.35% in 1996. Other real estate owned totaled $3.5 million at December 31, 1998, up from $1.8 million in 1997 and $2.2 in 1996. Total nonperforming assets were $15.4 million or 0.79% of total assets at December 31, 1998, as compared to $9.5 million or 0.64% at year-end 1997 and $9.4 million or 0.72% at the end of 1996. The increase in nonperforming assets occurred primarily at the Corporation's mortgage banking line of business as previously discussed on page 33.


Analysis of Allowance for Loan and Lease Losses
               (In Thousands)                       1998        1997     1996     1995      1994
--------------------------------------------------------------------------------

               Loans and leases outstanding at
               end of period, net of unearned
               income                           $556,991    $611,093 $533,050 $412,525 $308,411
                                                ========   ========= ======== ========  ========
               Average loans and leases for the
               period, net of unearned income   $585,025    $569,325 $496,729 $369,220  $279,389
                                                ========   ========= ======== ========  ========
Allowance      Balance beginning of period        $8,812      $6,875   $5,033   $4,174    $3,293
for loan and
lease losses:

Charge-offs:   Commercial, financial, and
               agricultural loans                    246         800      495      845       266
               Real estate mortgage loans            232         356       37        2         -
               Consumer loans                        761         734      959      953       543
               Lease financing                     1,263       1,255      883      690       757
                                                --------    -------- -------- --------  --------
               Total charge-offs                   2,502       3,145    2,374    2,490    1,566
                                                --------    -------- -------- --------  --------
Recoveries:    Commercial, financial, and
               agricultural loans                     14          32      133        2       34
               Real estate mortgage loans              -           1        -        -         -
               Consumer loans                        362         246      214      197      180
               Lease financing                       183         259      246      191       195
                                                --------    -------- -------- --------  --------
               Total recoveries                      559         538      593      390      409
                                                --------    -------- -------- --------  --------
               Net charge-offs                   (1,943)     (2,607)  (1,781)  (2,100)   (1,157)
               Reduction due to sale of loans    (2,976)     (1,694)    (930)    (239)         -
               Provision charged to expense        5,995       6,238    4,553    3,198     2,038
                                                --------    -------- -------- --------  --------
               Balance end of period              $9,888      $8,812   $6,875   $5,033  $4,174
                                                ========   ========= ======== ========  ========
Allowance for  By category of loans and leases
loan and       Commercial, financial, and
lease losses:  agricultural loans                 $5,899      $5,118   $3,676   $2,349    $2,586
               Real estate mortgage loans          2,774       2,170      281      413       311
               Consumer loans                        615         446    1,974    1,420       767
               Lease financing                       600       1,078      944      851       510
                                                --------    -------- -------- --------  --------
               Total                              $9,888      $8,812   $6,875   $5,033    $4,174
                                                ========   ========= ======== ========  ========
Ratios:        Net charge-offs to average loans
               and leases                          0.33%       0.46%    0.36%    0.57%     0.41%
               Allowance for possible loan losses
               to average loans and leases         1.69%       1.55%    1.38%    1.36%     1.38%
               Allowance for possible loan losses to
               loans and leases outstanding        1.78%       1.44%    1.29%    1.22%     1.25%

--------------------------------------------------------------------------------

Nonperforming Assets
                       (In thousands)                     1998     1997     1996    1995      1994
--------------------------------------------------------------------------------

Accruing loans past
due 90 days or more:   Commercial, financial, and
                       agricultural loans                 $252     $382     $256    $418     $113
                       Real estate mortgages               291      534      234       -         -
                       Consumer loans                       89       86      205     202        93
                                                      -------- -------- ----------------  --------
                                                           632    1,002      695     620      206
                                                      -------- -------- ----------------  --------
Nonaccrual loans and   Commercial, financial, and
leases:                agricultural loans                1,052      777    2,739     670     1,523
                       Real estate mortgages             9,570    5,333    2,481     848       947
                       Consumer loans                      174       63        -       -        -
                       Lease financing receivables         426      506    1,261     415      363
                                                      -------- -------- ----------------  --------
                                                        11,222    6,679    6,481   1,933     2,833
                                                      -------- -------- ----------------  --------
                       Total nonperforming loans and
                       leases                           11,854    7,681    7,176   2,553     3,039
                                                      -------- -------- ----------------  --------
                       Other real estate owned           3,506    1,828    2,239     295      489
                                                      -------- -------- ----------------  --------
                       Total nonperforming assets      $15,360   $9,509   $9,415  $2,848   $3,528
                                                      ======== ======== ================  ========
                       Nonperforming loans and leases
                       to total loans and leases         2.13%    1.26%    1.35%   0.62%     0.90%
                                                      ======== ======== ================  ========
                       Nonperforming assets to total
                       assets                            0.79%    0.64%    0.72%   0.27%     0.50%

--------------------------------------------------------------------------------

Loans which are past due 90 days or more are placed on nonaccrual status unless, in management's opinion, there is sufficient collateral value to offset both principal and interest.

Renegotiated and Nonaccrual Loans
(In thousands)                                     1998         1997        1996
-------------------------------------------------------------------------------
Interest which would have been recorded under
original terms
Renegotiated                                          $-          $-          $-
Nonaccrual                                           323         302         356
                                                   -----       -----       -----
                                                     323         302         356
                                                   -----       -----       -----
Interest income actually recorded
Renegotiated                                           -           -           -
Nonaccrual                                            47          36         150
                                                   -----       -----       -----
                                                      47          36         150
                                                   -----       -----       -----
Reduction in interest income                        $276        $266      $206

--------------------------------------------------------------------------------
    No loan concentrations existed of more than 10% of total loans to borrowers engaged in similar activities that would be similarly affected by economic or other conditions.
    Generally, the accrual of income is discontinued when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection.

Liquidity:

Liquidity is the availability of funds to meet the daily requirements of the business. For financial institutions, demand for funds comes principally from extensions of credit and withdrawal of deposits.
Liquidity is provided by asset maturities or sales and through short-term borrowings.
    The objectives of liquidity management are to ensure that funds will be available to meet demands and that funds are available at a reasonable cost. As with other forms of financial risk, liquidity is managed separately at each of the Corporation's lines of business.
    Since loans are less marketable than securities, the ratio of total loans to total deposits is the traditional measure of liquidity for banks and bank holding companies. At year-end 1998, this ratio stood at 55.2%. The Corporation is able to maintain this position of high liquidity without a substantial sacrifice in the form of a lower net interest margin due to the position in mortgage loans held for sale.
These loans carry an interest rate equal to the current market rate for mortgage loans. However, liquidity is significantly improved since nearly all mortgage loans held for sale are in the process of being securitized and sold. The holding period for an individual loan typically does not exceed 90 days.

Interest Rate Risk:

Interest rate risk refers to the potential for changes in market rates of interest to cause changes in net interest income and in the market value of assets and liabilities.
   The Asset-Liability Management Committee of the community bank monitors the repricing structure of both assets and liabilities over various time horizons.
Exposure to changes in interest rates is evaluated by modeling the repricing characteristics of the community bank's portfolio under multiple rate scenarios. Rate sensitivity at the community bank can typically be managed by controlling the maturity of loans, securities, and deposits. The community bank may also use financial futures or interest rate swaps from time to time. Formal policies approved by the community bank's Board of Directors ensure that exposure to changes in net interest revenues is maintained within acceptable levels.
   The mortgage banking business assumes a form of interest rate sensitivity by entering into commitments to extend loans to borrowers at a fixed price for a limited period of time. Loans are also held temporarily until a pool is formed. The mortgage bank buys commitments to deliver loans at a fixed price to manage risk. The policy at the home equity lending business is to match-fund all loan assets. The mortgage bank and the home equity company are also exposed to interest rate risk through their ownership of servicing assets.
As discussed in the analysis of each line of business earlier in this report, the companies also manage their risk using a variety of techniques including:
maintaining a strong production operation which offsets the interest rate risk, selective sales of the servicing rights, and the use of financial hedges. In some cases, the Corporation uses internal hedges to allow for the risk characteristics of one line of business to offset those of another line.
   The following table shows in summary form the Corporation's interest rate sensitivity based on expected interest rate repricing intervals for the balance sheet as of December 31, 1998, (a "gap" analysis). Fixed rate assets and liabilities are analyzed based on their expected maturities which reflect estimated prepayment characteristics, rather than their maximum contractual maturities. For example, the majority of 30-year adjustable rate residential mortgages held in the portfolio of Irwin Union Bank are included in the "3 months to 1 year" category since that is the time frame over which the assets will reprice. Some items, such as certain deposit accounts, especially those associated with the escrows on mortgage servicing assets, are non-interest bearing, but will vary in balance due to interest rate changes.
Since the Corporation relies on such accounts in its operations and would need to replace them with "at market" liabilities should the non-interest bearing ones be unavailable, they are included in the gap table and in simulations based on their expected maturities over interest rate cycles.
   As the table shows, the consolidated one-year gap at December 31, 1998, was a positive $135.0 million. This compares to a positive gap of $143.0 million at December 31, 1997.

Interest Sensitivity

                                  Within   3 Months      1 to 5    Over 5
  (In thousands)                3 Months  to 1 Year       Years     Years        Total
------------------------------------------------------------------------------

Assets:
Interest-bearing deposits
  with banks                     $17,472       $772        $197        $-      $18,441
Federal funds sold                 8,580          -           -         -        8,580
Taxable investment
  securities and trading assets   42,839     16,538      12,528     3,091       74,996
Tax-exempt investment
  securities                           -        500         832     3,875        5,207
Loans held for sale              734,481     50,639     103,016    48,652      936,788
Loans, net of unearned
  income                         328,301     19,624      99,572   109,494      556,991
                               ---------  ---------   --------- ---------    ---------
Total interest-earning
  assets                       1,131,673     88,073     216,145   165,112    1,601,003
                               ---------  ---------   --------- ---------    ---------
Liabilities:
Non-interest bearing
  deposits                        16,492     41,398     190,178   229,656      477,724
Money market checking             47,349          -      53,888    14,138      115,375
Money market savings               1,685          -       5,539         -        7,224
Regular savings                   21,242      1,835       9,785     7,560       40,422
Time deposits                    221,551     90,097      56,430       388      368,466
Short-term borrowings            516,428    126,649       1,784         -      644,861
Long-term debt                         -          -       2,839    50,000       52,839
                               ---------  ---------   --------- ---------    ---------
Total interest-bearing
  liabilities                    824,747    259,979     320,443   301,742    1,706,911
Interest rate swaps                    -          -          -          -            -
                               ---------  ---------   --------- ---------    ---------
Interest sensitivity gap         306,926  (171,906)   (104,298) (136,630)    (105,908)
                               ---------  ---------   --------- ---------    ---------
Cumulative interest
  sensitivity gap               $306,926   $135,020     $30,722 $(105,908)  $(105,908)

-------------------------------------------------------------------------------

   Since the gap was positive at December 31, 1998, it means that the Corporation's net interest income was positioned to benefit from rising rates, or to be harmed by declining rates. While traditional interest rate risk focuses on the changes in net interest income due to interest rate changes, the Corporation engages in other activities which are also affected by interest rate changes. Principal among these are mortgage loan origination and servicing. Through the use of simulations using regression modeling, option-adjusted valuation techniques for estimating expected customer behavior, and Monte-Carlo based cash flow simulation, the Corporation attempts to analyze and mitigate total interest rate risk, that associated with both net interest income and non-interest income. For example, if interest rates decline, management expects an increase in mortgage loan origination income and a decline in the value of mortgage servicing assets.
Management attempts to monitor this exposure to traditional interest rate risk as well as interest rate influences on production and servicing value in a comprehensive manner.
   The following table shows management's estimate of the present value of interest-sensitive assets and liabilities, as well as off-balance sheet financial contracts as of December 31, 1998, at then current interest rates as well as simulated rates 1.0% and 2.0% above and below those interest rates. It does not take into account the book values of the Corporation's non-interest sensitive assets and liabilities, such as cash, accounts receivable, and fixed assets, the value of which is not directly determined by interest rates.

Present Value   (In thousands)
December 31, 1998                           -2%        -1%   Current        +1%        +2%
--------------------------------------------------------------------------------

Interest Sensitive Assets:
Interest-bearing deposits with banks    $18,528    $18,512  $18,495    $18,479     $18,463
Federal funds sold                        8,651      8,651    8,651      8,651      8,651
Taxable investment securities            80,556     78,210   76,873     76,069     75,554
Tax-exempt investment securities          5,727      5,513    5,309      5,115     4,930
Loans held for sale                     974,732    970,182  965,055    959,305     952,905
Mortgage servicing rights               41,930      77,595  117,728    152,402     174,714
Loans, net of unearned income          624,196    612,499   601,338    591,228     581,262
                                      ---------  --------- ---------  ---------  ---------
Total Interest Sensitive Assets       1,754,320 1,771,162 1,793,449   1,811,249  1,816,479
                                      ---------  --------- ---------  ---------  ---------
Interest Sensitive Liabilities:
Non-interest bearing deposits           486,091   483,042   480,168    477,458     474,898
Money market checking                   122,395   122,317   122,239    122,162     122,084
Money market savings                      6,509     6,504     6,499      6,494       6,489
Regular savings                          98,965    98,886    98,808     98,730      98,653
Time deposits                           295,576   292,831   290,152    287,566     285,123
Short-term borrowings                   637,654   637,272   636,890    636,512     636,134
Long-term debt                           70,887    65,220    60,750     57,199      54,344
                                      ---------  --------- ---------   ---------  ---------
Total interest sensitive liabilities  1,718,077 1,706,072 1,695,506  1,686,121   1,677,725
                                      ---------  --------- ---------  ---------  ---------
Interest sensitive off-balance
  sheet items                           14,423     13,690      5,347     1,027       1,484
                                      ---------  --------- ---------  ---------  ---------
Net sensitivity as of
  December 31, 1998                     $50,666    $78,780  $103,290  $126,155    $140,238
                                      =========  ========= =========  =========  =========
Potential change                      $(52,624)  $(24,510)        $-   $22,865     $36,948
                                      =========  ========= =========  =========  =========
Net sensitivity as of
  December 31, 1997                   $(12,165)     $6,895   $28,911    $47,188    $55,873
                                      =========  ========= =========  =========  =========
  Potential change                    $(41,076)  $(22,016)        $-    $18,277    $26,962

------------------------------------------------------------------------------

   As previously noted, the analysis is based on discounted cash flows over the remaining estimated lives of the financial instruments. The total measurement of the Corporation's exposure to interest rate risk as presented in the table may not be representative of the actual values which might result from a higher or lower rate environment. Such environments would likely result in different lending and borrowing strategies by the Corporation, designed in part to further mitigate the effect on the value of, and the net earnings generated from, the Corporation's net assets from any change in interest rates.
   The figures suggest, based on balance sheet and off-balance sheet financial assets, that the present value of the Corporation's interest-sensitive assets and liabilities would decline in a falling rate environment and increase in a rising rate environment. The magnitude and direction of the present value rate sensitivity is largely unchanged from 1997.
   As previously noted, this present value sensitivity analysis does not account for potential earnings the Corporation would recognize due to strategic initiatives it would undertake if the interest rate scenarios model occurred, nor does it reflect activities not traditionally measured as financial assets or liabilities. Principal among these activities for the Corporation would be the change in mortgage loan production and the earnings stream the Corporation derives therefrom.

Derivative Financial Instruments:

The Corporation manages its interest rate risk on mortgage loans held for sale using mandatory commitments to sell the loans at a future date. Changes in the economic value of mortgage servicing assets are offset using options on treasury futures. At December
31, 1998, these options had a fair value of $4.8 million and a net notional amount (which does not represent the amount at risk) of $0, consisting of $750.0 million of long positions and $750.0 million of short positions.
Changes in the value of interest-only strips are offset using interest rate caps which had a fair value of $540.1 thousand at December 31, 1998, and a notional amount of $65.6 million. Options on treasury futures and interest rate caps are classified as trading assets on the balance sheet and carried at their market values.
Adjustments to market values are recorded as net trading gains or losses on the income statement. In 1998, the Corporation recorded $4.2 million of net trading gains related to these derivative products. No gains or losses were reported in 1997.

Daily Average Consolidated Balance Sheet,
Interest Rates and Interest Differential

                             For the year ended December 31,                           1998
                                                                            Average            Yield/
                             (In thousands)                                 Balance Interest   Rate
--------------------------------------------------------------------------------

Assets:
Interest-earning assets:     Interest-bearing deposits with banks           $15,462     $707  4.57%
                             Federal funds sold                              13,317      731  5.49
                             Taxable investment securities                   75,908    3,159  4.16
                             Tax-exempt investment securities (1)             5,291      453  8.56
                             Loans held for sale                            758,640   65,160  8.59
                             Loans and leases, net of unearned
                             income (1) (2)                                 585,025   52,444   8.96
                                                                          --------- -------- ------
                             Total interest-earning assets                1,453,643  122,654  8.44%
                                                                          --------- -------- ======
Noninterest-earning assets:  Cash and due from banks                         50,754
                             Premises and equipment, net                     18,944
                             Other assets                                   135,693
                             Less allowance for possible loan and
                             lease losses                                   (8,650)
                                                                         ----------
                             Total assets                                $1,650,384
                                                                         ==========
Liabilities and Shareholders'
Equity:
Interest-bearing liabilities:
                             Money market checking                          $89,158   $1,845   2.07%
                             Money market savings                             7,281      197   2.70
                             Regular savings                                 45,414    1,500   3.30
                             Time deposits                                  355,431   19,798   5.57
                             Short-term borrowings                          568,772   35,048   6.16
                             Long-term debt                                  10,245      814   7.94
                                                                          --------- -------- ------
                             Total interest-bearing liabilities           1,076,301   59,202  5.50%
                                                                          --------- -------- ======
Noninterest-bearing          Demand deposits                                381,343
liabilities:                 Other liabilities                               59,177
                             Shareholders' equity                           133,563
                                                                         ----------
                             Total liabilities and shareholders' equity  $1,650,384
                                                                         ==========
                             Net interest income                                    $63,452
                                                                                    ========
                             Net interest income to average interest-earning
                             assets                                                           4.37%

-------------------------------------------------------------------------------

Notes:            (1) Interest is reported on a fully taxable equivalent
                      basis. The prevailing federal income tax rate was 35% in 1998 and 1997 and 34.5% in 1996.
                  (2) For purposes of these computations, nonaccrual loans
                      are included in daily average loan amounts outstanding.

                        1997                                        1996
--------------------------------------------------------------------------------
  Average                          Yield/            Average                  Yield/
  Balance           Interest        Rate             Balance    Interest       Rate

   $16,887            $1,001        5.93%            $10,282        $603       5.87%
    12,454               674        5.41              24,370       1,290       5.29
    77,590             6,309        8.13              67,654       6,273       9.27
     4,336               438       10.10               5,348         504       9.43
   433,275            34,691        8.01             379,027      30,943       8.16
   569,325            56,629        9.95             496,729      52,391      10.55
 ---------       -----------     -------          ----------     -------     -------
 1,113,867            99,742       8.95%             983,410      92,004      9.36%
 ---------       -----------     =======          ----------     -------     =======
    34,347                                            38,309
    18,568                                            17,425
   103,682                                           118,115
   (7,750)                                           (5,724)
 ---------                                        ----------
$1,262,714                                        $1,151,535
==========                                        ==========

   $79,549            $1,643       2.07%             $79,704      $1,571      1.97%
    10,267               280        2.73              12,455         328       2.63
    52,843             1,889        3.57              52,657       1,861       3.53
   286,934            16,151        5.63             248,694      13,972       5.62
   365,005            23,788        6.52             334,304      22,115       6.62
    10,698               831        7.77              21,840       1,778       8.14
 ---------       -----------     -------          ----------     -------     -------
   805,296            44,582       5.54%             749,654      41,625      5.55%
 ---------       -----------     =======          ----------     -------     =======

   262,190                                           238,673
    71,745                                            54,238
   123,483                                           108,970
 ---------                                        ----------
$1,262,714                                        $1,151,535
 =========                                        ==========

                     $55,160                                     $50,379
                 ===========                                     =======
                                   4.95%                           5.12%

----------------------------------------------------------------------------
Year 2000 Readiness:

The Corporation is actively addressing its exposure to the Year 2000 issue and has four teams focusing on the issue (one at each of its three principal operating entities and at the parent company). The Corporation has developed a seven-stage project plan to achieve Year
2000 readiness by June 30, 1999 that includes: (i) an awareness campaign throughout the Corporation to raise the level of importance and attention beyond that of a typical "information technology" issue; (ii) assessment of the Corporation's Year 2000 problem, including contract review, a technical audit and an estimation of remediation costs; (iii) remediation of non-compliant systems through repairs, upgrades or replacements of computer programs and chips; (iv) testing of the Corporation's systems for Year 2000 compliance; (v) development of contingency plans to continue processes in the event of Year 2000 readiness failure by the Corporation or parties on whom it is dependent; (vi) implementation of the remediated systems; and (vii) auditing after January 1, 2000, of the completed processes for post-Year 2000 compliance. The Corporation has engaged a leading technology consulting firm to increase its level of confidence that the methods and standards it employs to address the Year 2000 issue are appropriate and comprehensive. The entire project is overseen by a Year 2000 Steering Committee which includes the Corporation's Chairman, President, and those in charge of Information Technology (IT) at each entity.

Scope:

The Corporation has developed a technology strategy that primarily uses systems developed by third parties and has very few internally developed applications.
Consequently, the Corporation's principal focus is on assuring Year 2000 compliance from its commercial application vendors and other third-party service providers. In those instances where the Corporation believes a vendor may not be compliant in a timely manner, the Corporation is taking additional steps to address its needs with alternative systems, including replacement of existing vendor's systems. The project plan has addressed computer hardware and software as well as environmental systems used in the Corporation's work places to address readiness of both direct and indirect process support systems (i.e., IT and non-IT systems).
   An initial step in the implementation of the Year
2000 methodology involved the identification of all possible technologies that utilize date logic. To ensure completeness, the Corporation provided education and awareness to affected stakeholders. Once this step was completed, the Corporation engaged in a comprehensive inventory to identify technologies that utilize date logic by both business process and critical need.

Progress:

The Corporation is currently in varying stages of the remediation, testing, implementation, and contingency planning steps of its project and is generally on target to meet the milestones necessary to achieve Year 2000 readiness by June 30, 1999. However, as noted in the graphs below which illustrate current project progress against the work plan for each of the Corporation's principal entities, there have been delays in the testing phase of the project. In general, this is the result of delays brought upon by reliance on third parties who are late in their delivery of remediated programs and/or test documentation. The Corporation is paying close attention to this issue as it is approaching the point where it would not have time to change vendors if these issues are not resolved. When certain elements of the project plan are unexpectedly delayed (such as testing which is dependent on remediation efforts), the Corporation has accelerated progress on other areas of the project. For example, for certain systems, testing is behind schedule while for other systems implementation is ahead of schedule.

Costs:

The Year 2000 project has required a reallocation of business resources from other areas of the Corporation.
However, to date, the consolidated cost of the project has not been material to the overall financial results of operations, liquidity, or capital, nor does the Corporation believe it will be material throughout the duration of the project. Additionally, the Corporation does not believe that the reallocation of resources necessary to address the Year 2000 issue has resulted in a material adverse change in the Corporation's ability to address other information technology projects critical to the Corporation's growth. The Corporation has incurred and expensed approximately $1.5 million pre-tax on the Year 2000 project since its inception. These costs have been funded through operating cash flows. The total cost of the project over the period 1997 to 2000 is anticipated to be in the range of $3.3 million pre-tax, excluding incentive stock-based compensation valued at approximately $311 thousand at the time of grant. The
Corporation cannot guarantee that the current estimate of $3.3 million will be adequate to complete the project. If the costs increase significantly beyond the current estimate, they could have a material adverse effect on the Corporation's financial results. The graph below illustrates the amounts expensed on the project to date (excluding the cost of options which are not expensed under GAAP) and on a pro forma basis through 1999 and contains forward-looking estimates.

Graph:  Consolidated Project Expense
(In millions (Pre-tax))
     1997--Actual        $ 119
     1998--Actual         1340
     1999 *              1,863

* Estimate as of December 31, 1998.

Risks:

Financial services require exact calculations and prompt delivery. If the Corporation's products are not accurate and timely, there is increased exposure to risks such as client service failure, regulatory compliance problems and disruption of third party operations. The
Corporation expects to implement the necessary changes to ensure that its internal operations are Year 2000 compliant prior to December 31, 1999. To achieve this goal, the Corporation is reliant upon its information system vendors to provide Year 2000 compliant systems sufficiently before December 31, 1999, to allow ample time to test the systems. The Corporation cannot guarantee that all of its key suppliers will achieve
Year 2000 compliance in a timely manner. The failure of the Corporation's vendors to successfully address the Year 2000 issue in a timely manner could have a materially adverse effect on the Corporation's ability to successfully address its Year 2000 issue. Certain of the Corporation's vendors are already late in delivering remediated programs or test documentation. In addition, if the Year 2000 issue adversely affects the Corporation's customers, there could be a material adverse effect on the Corporation's ability to collect and service outstanding loans. Finally, even if the Corporation's internal operations and customers are Year
2000 compliant, the Corporation's operations can be materially adversely affected if agencies and third parties with which the Corporation interacts fail to address the Year 2000 issue successfully.

Contingency Plans:

The Corporation has not completed its assessment of the probability or cost of potential Year 2000 system failures, nor has it completed step five of its project plan, contingency planning. Therefore, it is difficult at this time to accurately estimate the cost to the Corporation of Year 2000 failures by third parties or the Corporation itself. Any of the failures mentioned above could have a material adverse effect on the financial condition and results of operations of the Corporation.
   Additional detail on the Year 2000 project at the Corporation's parent company and each of its principal subsidiaries is shown below.

Irwin Financial Corporation (parent company)

The operations of the parent company largely are intended to further the Corporation's strategic development, allocation of capital, planning for entering or exiting lines of business, certain support services for its operating companies, and external relations. There are few direct, ongoing revenue-producing interactions with end customers of the Corporation. Nonetheless, the services of the parent company are of sufficient size and importance to the overall condition of the Corporation that a separate project team is in place to assure Year 2000 readiness of its systems and operating environment.


Scope:

As with the Corporation's overall project plan, the parent company's plan included an assessment of computer hardware and software as well as environmental systems.
The principal risk of failure to be Year 2000 compliant at the parent company lies in the failure or delay in providing its services to its constituents in a timely manner. In most cases, such failure would lead to increases in expenses, rather than in ultimate failure to deliver the service.
   Like the other units of the Corporation, the parent company has developed a technology strategy that primarily uses systems developed by third parties and has very few internally developed applications.
Consequently, the parent company's principal focus is on assuring Year 2000 compliance from its commercial application vendors and other third-party service providers.

Progress:

The progress of this team in meeting the seven-stage requirements of its project plan to achieve Year 2000 readiness by June 30, 1999 is shown on the next page.

Graph:  Irwin Financial Parent Project Plan Status
As of December 31, 1998
(Percent Completed)
                                                            Projected Actual
               Target Completion *      Actual Completion   Completion Date
Post-2000 Audit          0                        0         During 2000 and 2001
Implementation           50                       50        2Q99
Contingency Planning     10                       10        On-going
Testing                  85                       80        1Q99
Remediation              100                      100       Done
Assessment               100                      100       Done
Awareness                100                      100       Done

* Target is original plan to achieve Year 2000 Readiness by June 30, 1999.

Costs:

The parent company has expended approximately $136
thousand pre-tax since inception on the Year 2000 project. The graph below indicates the amounts expensed on the project to date and on a pro forma basis through 1999.

Graph:  Irwin Financial Parent Project Expenses
 (In millions (Pre-tax))

     1997--Actual        $33
     1998--Actual        103
     1999 *              115

*  Estimate as of December 31, 1998.

Risks:

The consequence of failure to achieve Year 2000 compliance at the parent company is likely to be increased labor expense as certain automated procedures are performed with additional human intervention. If such failures caused the parent company to miss deadlines for required filings, the company could face fines or penalties for late reporting of regulatory items. The company does not believe these risks pose a material monetary risk.

Contingency Plans:

At this time the parent company cannot accurately estimate the exact manner in which it would address likely worst case scenarios, nor the financial or operational impact of such scenarios.

Irwin Mortgage Corporation

Irwin Mortgage Corporation (IMC) is principally engaged in the business of originating, selling, and servicing mortgage loans. Its net income is dependent on information technology and support systems which allow the efficient production and servicing of loans.

Scope:

IMC has had teams addressing Year 2000 readiness since August of 1997, and it has adopted the same seven-phase plan to achieve readiness used by the Corporation as discussed above. IMC participates with the Corporation's Steering Committee and has specific internal personnel whose time is dedicated solely to the Year 2000 project. In addition, IMC has partnered with the local office of a national IT consulting firm that has assisted with staff augmentation and technical expertise in the areas of code renovation and testing applications. IMC has kept abreast of Year 2000 issues by participating in local Year 2000 user groups and national Year 2000 seminars.
   IMC is dependent on third parties in three principal areas.

1. IMC has developed a technology strategy that primarily uses systems developed by third parties and has very few internally developed applications.

2. IMC depends on several key business partners to successfully conduct operations (e.g., government sponsored enterprises, investors, title companies, mortgage brokers).

3. IMC needs a properly operating infrastructure (i.e.
power, communications, transportation) in order to effectively conduct business.
   Consequently, IMC is focusing its Year 2000 readiness efforts on working with each of these groups.
As with the Corporation's overall project plan, IMC's plan includes computer hardware, software, and environmental systems. IMC owns none of the properties in which it conducts business, so the principal focus of the environmental systems review has been to work with the management companies of the facilities it leases.
Additionally, the company has worked with various user groups to address the Year 2000 issue with public service providers on which it depends.

Progress:

At present, IMC is generally on schedule with its existing plan to achieve Year 2000 readiness by June 30, 1999. The first three phases of the plan (awareness, assessment, and renovation) have been completed.

Graph:  Irwin Mortgage Project Plan Status
As of December 31, 1998
(Percent Completed)
                                                       Projected Actual
               Target Completion * Actual Completion   Completion Date
Post-2000 Audit          0              0              During 2000 and 2001
Implementation           50             80             2Q99
Contingency Planning     10             20             On-going
Testing                  75             65             1Q99
Remediation              100            100            Done
Assessment               100            100            Done
Awareness                100            100            Done

* Target is original plan to achieve Year 2000 readiness by June 30,1999.

Costs:

IMC has expended approximately $1.1 million pre-tax since inception on the Year 2000 project. The graph below indicates the amounts expensed in the project to date and on a pro forma basis through 1999.

Graph:  Irwin Mortgage Project Expenses
(In millions (Pre-tax))
     1997--Actual        $40
     1998--Actual      1,046
     1999 *            1,370

* Estimate as of December 31, 1998.


Risks:

Failure to be Year 2000 compliant could cause the malfunctioning of the loan origination or servicing systems.
   If there were a failure within the loan origination system that prevented IMC from closing mortgage loans, the company could be adversely affected through delayed or failed loan closings. This failure would reduce current revenues and/or would increase the cost to originate loans as more processes are performed with alternative, less efficient processes. The company intends to develop contingency plans which should allow a certain amount of production to continue, thus mitigating the loss of revenues.
   Another risk to the company could involve a failure of one or more components in the loan servicing system.
The loan servicing system is a high-volume, transactional system that makes logic decisions based on dates (both current and future). For example, if the payment posting module of the system fails, the company may be unable to remit payments and information to IMC's investors. The cost associated with this problem includes fines for late reporting that could range from a few hundred dollars to cease and desist orders that could cost IMC all revenue related to an individual investor's servicing portfolio.

Contingency Plans:

The company is in the early stages of its contingency planning efforts. Its approach is to review the most important business processes that were identified in the assessment phase and work with the key personnel to develop alternative plans in case the Year 2000 readiness efforts fail. As these plans are developed, the company will be better able to quantify the dollar costs of non-compliance.

Irwin Union Bank

Irwin Union Bank and Trust (the Bank) is engaged in providing consumer and commercial banking, trust, insurance, and brokerage services throughout central and south central Indiana. The Year 2000 technology compliance issue poses a significant challenge to the organization as technology has been integrated with all major business processes. The methodology is based on the Corporation's seven-stage implementation plan.
Consistent with the Corporation's goal to be Year 2000 ready by June 30, 1999, the Bank is scheduled to complete all Year 2000 technology testing by the end of March 1999.

Scope:

Recognizing the impact of non-compliance, the Bank began a formalized compliance program in 1997. The Bank has adopted the same seven-phase plan to achieve readiness used by the Corporation as discussed above.
The Bank participates with the Corporation's Steering
Committee. The Bank's plan includes computer hardware, software, and environmental systems.
   The Bank's applications are primarily commercial, off-the-shelf applications, including its core banking technologies, facility controls, and desktop applications. In addition, the Bank utilizes third-party providers for retail brokerage and trust/employee benefits account processing. Finally, the Bank has two internally developed technologies, those for certificate of deposit servicing and insurance originations that require remediation due to non-compliance.

Progress:

The Bank involved over 25 staff members to participate in Year 2000 technology discussions, vendor appraisals, and compliance testing. A multi-level testing strategy has been deployed within the Bank.
Depending on the level of vendor and third party testing, the Bank has determined whether additional testing is warranted. For those applications that were certified by either a third party or vendor, the Bank has requested and reviewed the test results and scripts.
An exception to this policy of reviewing the testing procedures of others was deemed necessary for those applications that were critical to the Bank's continued operation. These "Hot List" technologies were, or are currently in process of being, tested by the Bank staff using either proxy testing, vendor scripts, or actual date scenario testing with internally developed scripts.
   The testing procedures for third party providers are more challenging for the Bank to assess Year 2000 compliance. The Bank has two critical technologies that are provided through a service bureau environment:
retail brokerage and trust/employee benefits account processing. The vendors of these services are both industry-leading providers who have committed significant resources to ensure Year 2000 compliance.
The providers have documented their efforts to the Bank through ongoing disclosure of testing plans and results.
Both vendors targeted December 1998 for full compliance and intend to complete on-site client testing within the first quarter of 1999.
   The Bank's progress against each stage of its plan is shown below.

Graph:  Irwin Union Bank Project Plan Status
As of December 31, 1998
Percent Completed
                                                       Projected Actual
               Target Completion * Actual Completion   Completion Date
Post-2000 Audit          0              0              During 2000 and 2001
Implementation           25             50             2Q99
Contingency Planning     30             80             On-going
Testing                  55             25             1Q99
Remediation              80             75             1Q99
Assessment               100            100            Done
Awareness                100            100            Done

* Target is original plan to achieve Year 2000 readiness by June 20, 1999.


   As noted on the previous graph, the Bank is behind on testing due to its reliance on third parties on which it is dependent for remediated applications. Conversely, the Bank is ahead of schedule in implementation, having taken advantage of delays in areas such as testing and remediation to make additional implementation progress.

Costs:

The focus on commercial, off-the-shelf applications has allowed the Bank to avoid major programming costs that are required with proprietary systems. However, the impact of testing existing systems has added significant time requirements to the Bank's IT department. In 1998, the Bank added a fifth IT professional to allow the department to continue support of its 350 users while conducting Year 2000 activities. In addition, the Bank has incurred expense in the replacement and repair of specific non-compliant systems. To date, expenditures for the Year 2000 effort have totaled $165 thousand as shown in the graph below.

Irwin Union Bank Project Expenses
(In millions (Pre-tax))

     1997--Actual        $46
     1998--Actual        119
     1999 *              165

* Estimate as of December 31, 1998.


Risks:

The impact of specific technologies utilized by the Bank not being Year 2000 compliant could be significant, although the risk has not yet been quantified by the Bank. The inability to process, reconcile, and report customer account information could create concern for the safety and security of the customer funds. However, customer funds which are eligible for FDIC insurance will continue to be insured against loss regardless of any Year 2000 disruption.

Contingency Plans:

The Bank's contingency planning approach identifies core processes and corresponding critical activities to develop alternative approaches to accomplishing the desired outputs. The Bank has formed teams comprised of the departmental managers and members of the IT department to evaluate the impact of technology non-compliance for each critical process. The IT manager of the Bank is responsible for collecting the contingency plans and ensuring completeness. At present, the Bank is approximately 80% complete with completion targeted for the second quarter of 1999.

Irwin Home Equity

The primary products of Irwin Home Equity (IHE) are second mortgage and line of credit loans secured by real estate. Since IHE relies on third-party processors and off-the-shelf software, its efforts are mainly directed to the testing of these applications. Principal remediation efforts, therefore, have been the responsibility of its vendors.

Scope:

The company's Year 2000 project plan was developed within the guidelines set forth by the Corporation to achieve Year 2000 readiness by June 30, 1999.
When compiling the plan, all functions of the organization were considered, including computer software, hardware, data communications, environmental facilities, third party vendors, and other companies with whom data is exchanged. IHE's team to manage the Year 2000 effort consists of individuals representing senior management, information systems, networks, loan origination, loan servicing, accounting, and finance. In addition, telecommunications, building, and office services personnel are involved in various phases of the project. A full-time project manager oversees the effort.

Progress:

The company identified its mission-critical applications and is proceeding on schedule with testing of those modules first. Applications were considered mission critical if they have an impact on customers or could have a negative impact on the continued operation of the company.
   The company has completed the installation of the remediated versions of software for the majority of its mission-critical applications and certain non-critical software. Installation dates have been scheduled for the remediated version of its loan origination system and conversion to a new loan servicing system.
   The progress of the IHE Year 2000 team in meeting the requirements of its project plan to achieve Year 2000 readiness by June 30, 1999, is shown below.

Graph:  Irwin Home Equity Project Plan Status
As of December 31, 1998
(Percent Completed)
                                                       Projected Actual
               Target Completion * Actual Completion   Completion Date
Post-2000 Audit          0              0              During 2000 and 2001
Implementation           80             80             2Q99
Contingency Planning     10             10             On-going
Testing                  70             60             1Q99
Remediation              100            80             1Q99
Assessment               100            100            Done
Awareness                100            100            Done

* Target is original plan to achieve Year 2000 readiness by June 30, 1999.


Costs:

Few direct Year 2000 costs have been expended to date, since all software and hardware upgrades were planned as part of the normal business plan. Year 2000 costs have largely been limited to internal staff time. Costs directly associated with the Year 2000 remediation have thus far totaled $72 thousand. Those costs and anticipated future costs for the project are displayed on the next page.

Graph:  Irwin Home Equity Project Expenses
(In millions (Pre-tax))

     1997--Actual        $   -
     1998--Actual         72.3
     1999 *              213.4

* Estimate as of December 31, 1998.


Risks:

As a result of IHE's dependence on third-party providers, there is no assurance that all vendors will achieve Year 2000 compliance in a timely manner. For instance, should the loan origination system be unavailable due to software problems or environmental outages, the closing and funding processes would be delayed. The loan servicing system could be unavailable, requiring manual payment or billing methods to be implemented, thereby incurring increased expenses. The company anticipates that any Year 2000 failure would lead principally to increased expenses rather than failure to perform the origination, servicing, and support functions of the company.

Contingency Plans:

IHE is in the early stages of its contingency planning phase for Year 2000. It has determined that the most likely worst case scenario would be environmental in nature (lack of power, telephone, data center communications). As contingency planning progresses, the company will complete a detailed plan addressing the potential impact a Year 2000 compliance failure by it or its service providers could have on the company.

1998 Financial Statements
Irwin Financial Corporation and Subsidiaries

Management Report on Responsibility for Financial Reporting

The management of Irwin Financial Corporation and its subsidiaries has the responsibility of preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles and are not misstated due to material fraud or error. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.
   The Corporation's financial statements have been audited by PricewaterhouseCoopers LLP, independent certified public accountants elected by the shareholders.
Management has made available to PricewaterhouseCoopers all the Corporation's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers during its audit were valid and appropriate.
   Management of the Corporation has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. Assessments of the system of internal control are based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management continually monitors the system of internal control for compliance. The Corporation maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Corporation's financial statements, PricewaterhouseCoopers completed an assessment of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied. Management has considered the internal auditor's and PricewaterhouseCoopers' recommendations concerning the Corporation's system of internal control and has taken actions to respond appropriately to these recommendations that we believe are cost effective in the circumstances. Management believes that the Corporation's system of internal control is adequate to accomplish the objectives discussed herein.
   Management also recognizes its responsibility for fostering a strong ethical climate so that the Corporation's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Corporation's Guiding Philosopy, which is publicized throughout the Corporation. This responsibility is also reflected in the individual Codes of Conduct of each major operating subsidiary of the Corporation, which are publicized throughout each respective subsidiary. These
Codes of Conduct address, among other things, the necessity of ensuring open communication within the Corporation; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosures; and a confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

John A. Nash, President
Thomas D. Washburn, Chief Financial Officer

Report of PricewaterhouseCoopers LLP  Independent Accountants

To the Shareholders and Board of Directors
Irwin Financial Corporation
Columbus, Indiana

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Irwin
Financial Corporation and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Cincinnati, Ohio
January 21, 1999

Consolidated Statement of Income

For year ended December 31, 1998
                  (In thousands, except for per share amounts)      1998         1997       1996

Interest income:  Loans held for sale                            $65,160      $34,691    $30,943
                  Loans and leases                                52,329       56,490     52,203
                  Investment securities:
                  Taxable                                          3,867        7,311      6,876
                  Tax-exempt                                         299          275        333
                  Federal funds sold                                 731          674      1,290
                                                             -----------     --------   --------
                  Total interest income                          122,386       99,441     91,645
                                                             -----------     --------   --------
Interest expense: Deposits                                        23,340       19,963     17,732
                  Short-term borrowings                           35,048       23,788     22,115
                  Long-term debt                                     814          831      1,778
                                                             -----------     --------   --------
                  Total interest expense                          59,202       44,582     41,625
                                                             -----------     --------   --------
                  Net interest income                             63,184       54,859     50,020
                  Provision for loan and lease losses - Note 5     5,995        6,238      4,553
                  Net interest income after provision for
                  loan and lease losses                           57,189       48,621     45,467
                                                             -----------     --------   --------
Other income:     Loan origination income                         60,013       41,370     43,779
                  Gain on sale of loans                           64,074       38,610     34,248
                  Loan servicing fees                             57,284       53,257     46,877
                  Gain on sale of servicing assets                43,308       32,631     16,378
                  Trading gains (losses)                           1,366      (1,961)          -
                  Gain from sale of leasing assets                 5,241            -          -
                  Other                                           12,443        8,696      8,699
                                                             -----------     --------   --------
                                                                 243,729      172,603    149,981
                                                             -----------     --------   --------
Other expense:    Salaries                                       120,780       86,533     79,017
                  Employee benefits                               16,757       13,724     12,579
                  Office expense                                  12,868       10,583     10,387
                  Premises and equipment                          20,216       16,621     13,903
                  Amortization of servicing assets                24,267       15,755     14,331
                  Marketing and development                       11,789        7,697      7,365
                  Other                                           38,759       23,660     20,578
                                                             -----------     --------   --------
                                                                 245,436      174,573    158,160
                                                             -----------     --------   --------
                  Income before income taxes                      55,482       46,651     37,288
                  Income taxes                                    20,354       17,734     14,860
                                                             -----------     --------   --------
                                                                  35,128       28,917     22,428
                  Distribution on company-obligated
                  mandatorily redeemable preferred
                  securities of subsidiary trust - Note 15         4,625        4,473          -
                                                             -----------     --------   --------
                  Net income available to common shareholders    $30,503      $24,444    $22,428
                                                             -----------     --------   --------
Earnings per      Basic - Note 17                                  $1.40        $1.10      $0.99
share of common                                               ===========     ========   ========
stock:            Diluted - Note 17                                $1.38        $1.08      $0.98
                                                             ===========     ========   ========
                  Dividends per share of common stock              $0.16        $0.14      $0.12
                                                             ===========     ========   ========

The accompanying notes are an integral part of the consolidated financial statements.
-------------------------------------------------------------------------------

Consolidated Balance Sheet

December 31, 1998    (In thousands, except for shares)                        1998          1997
------------------------------------------------------------------------------
Assets:              Cash and due from banks                               $68,942       $56,524
                     Federal funds sold                                      8,580            -
                                                                       -----------    ----------
                     Cash and cash equivalents                              77,522        56,524
                     Interest-bearing deposits with financial institutions  18,441        18,240
                     Trading assets                                         32,148        22,133
                     Investment securities - Note 3                         48,055        55,208
                     Loans held for sale                                   936,788       528,739
                     Loans and leases, net of unearned income - Note 4     556,991       611,093
                     Less: Allowance for loan and
                     lease losses - Note 5                                 (9,888)       (8,812)
                                                                           547,103       602,281
                     Servicing assets - Note 6                             117,129        83,044
                     Accounts receivable                                    71,087        54,261
                     Accrued interest receivable                            13,071        14,779
                     Premises and equipment - Note 7                        21,382        21,040
                     Other assets                                           63,453        40,545
                                                                       -----------    ----------
                                                                        $1,946,179    $1,496,794
                                                                       ===========    ==========
Liabilities and
Shareholders' Equity:
                     Deposits
                     Noninterest-bearing                                  $477,724      $287,556
                     Interest-bearing                                      389,516       346,012
                     Certificates of deposit over $100                     141,971        86,028
                                                                       -----------    ----------
                                                                         1,009,211      719,596
                     Short-term borrowings - Note 9                        644,861       512,275
                     Long-term debt - Note 10                                2,839         7,096
                     Other liabilities                                      96,036        81,917
                                                                       -----------    ----------
                     Total liabilities                                   1,752,947   1,320,884
                                                                       ===========    ==========
                     Company-obligated mandatorily redeemable preferred
                     securities of subsidiary trust - Note 15               47,999        47,927
                     Shareholders' equity
                     Preferred stock, no par value -
                     authorized 50,000 shares; none issued                       -             -
                     Common stock; no par value -
                     authorized 40,000,000 shares; issued
                     23,402,080 shares in 1998 and 1997; including
                     1,729,324 and 1,401,280 shares in treasury in
                     1998 and 1997, respectively                            29,965      29,965
                     Additional paid-in capital                              2,595           780
                     Net unrealized gain on investment securities
                     net of deferred income taxes of $57 in 1998
                     and $31 in 1997.                                           85            55
                     Retained earnings                                     142,232       115,414
                                                                       -----------    ----------
                                                                          174,877       146,214
                     Less treasury stock, at cost                         (29,644)      (18,231)
                     Total shareholders' equity                           145,233       127,983
                                                                       -----------    ----------
                                                                       $1,946,179    $1,496,794
                                                                       ===========    ==========

The accompanying notes are an integral part of the consolidated financial statements.


Consolidated Statement of Changes in Shareholders' Equity

                                                        Net Unrealized
                                                           Gain (Loss)            Additional
(In thousands, except share                     Retained on Investment    Common   Paid-In  Treasury
and per share amounts)                  Total   Earnings    Securities     Stock   Capital     Stock
--------------------------------------------------------------------------------

Balance at January 1, 1996            $99,216    $74,648       $(10)     $29,965       $-   $(5,387)
                                     --------   --------     -------   ---------   ------   --------
Comprehensive Income: Note 1
  Net income                           22,428          -           -           -        -          -
Other Comprehensive Income                  -         66           -           -        -          -
    Total                              22,494          -           -           -        -          -
Cash dividends - $.012 per share*     (2,726)    (2,726)           -           -        -          -
Tax benefit on exercise of
  stock options                           516                                         516
Purchase of 178,875 shares of
  treasury stock*                     (1,931)          -           -           -        -    (1,931)
Sale of 256,736 shares of
  treasury stock*                       1,333      (266)           -           -    (516)      2,115
                                     --------   --------     -------   ---------   ------   --------
Balance at December 31, 1996          118,902     94,084          56      29,965        -    (5,203)
                                     ========   ========     =======   =========   ======   ========
Comprehensive Income: Note 1
Net income                                        24,444           -           -        -         -
Other Comprehensive Income                             -         (1)           -        -         -
  Total                                24,443          -           -           -        -         -
Cash dividends - $.014 per share*     (3,114)    (3,114)           -           -        -         -
Tax benefit on exercise of
  stock options                           576                                         576
Purchase of 940,082 shares of
  treasury stock*                    (14,412)          -           -           -        -   (14,412)
Sale of 204,238 shares of
  treasury stock*                       1,588          -           -           -      204     1,384
                                     --------   --------     -------   ---------   ------  --------
Balance at December 31, 1997          127,983    115,414          55      29,965      780   (18,231)
                                     ========   ========     =======   =========   ======  ========
Comprehensive Income: Note 1
Net income                                        30,503           -           -        -         -
Other Comprehensive Income                  -         30           -           -
  Total                                30,533          -           -           -        -         -
Cash dividends - $.016 per share*     (3,473)    (3,473)           -           -        -         -
Tax benefit on exercise of
  stock options                         1,027                                       1,027
Purchase of 496,455 shares of
  treasury stock*                    (12,593)          -           -           -        -   (12,593)
Sale of 168,411 shares of
  treasury stock*                       1,756      (212)           -           -      788     1,180
                                     --------   --------     -------   ---------   ------  --------
Balance at December 31, 1998         $145,233   $142,232         $85     $29,965   $2,595  $(29,644)
                                     ========   ========     =======   =========   ======  ========

*Adjusted for the two-for-one stock splits December 30,1996 and May 27 ,1998. The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Cash Flows

                     For the year ended December 31, 1998             1998       1997         1996
-------------------------------------------------------------------------------
                     Net Income                                    $30,503    $24,444      $22,428
-------------------------------------------------------------------------------
Adjustments to       Depreciation and amortization                   5,802      3,910        5,398
reconcile net        Amortization and impairment of
income to cash       servicing assets                               36,498     16,355       14,969
provided by          Provision for loan and lease losses             5,995      6,238        4,553
operating            Amortization of premiums, less accretion
activities:             of discounts                                 3,210      1,716        1,589
                     Increase in loans held for sale             (408,049)   (81,841)     (66,442)
                     Gain on sale of mortgage servicing           (43,308)   (32,631)     (16,378)
                     Net increase in trading assets               (10,015)    (9,472)     (12,661)
                     Other, net                                   (24,773)   (21,823)      (9,064)
                                                                ----------  ---------   ----------
                     Net cash used by operating
                     activities                                  (404,137)   (93,104)     (55,608)
                                                                ----------  ---------   ----------
Lending and          Proceeds from maturities/calls of
investing activities:                               investment securities:
                     Held-to-maturity                               10,645      6,542        5,045
                     Available-for-sale                                280      7,534       29,741
                     Proceeds from sales of available-for-sale
                     securities                                      6,000     26,309        2,028
                     Purchase of investment securities:
                     Held-to-maturity                              (8,932)    (3,868)     (14,286)
                     Available-for-sale                            (4,051)   (20,315)     (36,371)
                     Net increase in interest-bearing
                     deposits with financial institutions            (201)    (6,897)      (3,406)
                     Net increase in loans, excluding sales      (131,632)  (414,205)    (258,412)
                     Sale of loans                                 175,574    331,861      139,410
                     Gain on sale of leasing assets                  5,241          -            -
                     Additions to servicing assets               (165,910)   (84,781)     (81,045)
                     Proceeds from sale of servicing assets        138,635     90,734       65,163
                     Other, net                                    (4,148)    (5,930)      (5,651)
                                                                ----------  ---------   ----------
                     Net cash provided (used) by lending
                     and investing activities                       21,501   (73,016)    (157,784)
                                                                ----------  ---------   ----------
Financing activities:Net increase in deposits                      289,615       79,443  76,154
                     Net increase in short-term borrowings         132,586     50,409      151,604
                     Repayment of long-term debt                  (11,871)   (10,563)     (12,772)
                     Proceeds from long-term debt                    7,614          -        8,840
                     Sale of company-obligated manditorily
                     redeemable preferred securities of
`                    subsidiary trust                                    -    -47,927          -
                     Purchase of treasury stock                   (12,593)   (14,412)      (1,931)
                     Proceeds from sale of stock for employee
                     benefit plans                                   1,756      1,588        1,332
                     Dividends paid                                (3,473)    (3,114)      (2,726)
                                                                ----------  ---------   ----------
                     Net cash provided by
                     financing activities                          403,634    151,278      220,501
                                                                ----------  ---------   ----------
                     Net increase (decrease) in cash and
                     cash equivalents                               20,998   (14,842)        7,109
                     Cash and cash equivalents at beginning
                     of year                                       $56,524     71,366       64,257
                                                                ----------  ---------   ----------
                     Cash and cash equivalents at end of year      $77,522    $56,524      $71,366
                                                                ==========  =========   ==========
Supplemental         Cash paid during the period:
disclosures of cash  Interest                                      $58,689    $45,554      $41,248
                                                                ==========  =========   ==========
flow information:    Income taxes                                  $18,947     $9,912       $6,230
                                                                ==========  =========   ==========

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

Consolidation: Irwin Financial Corporation and its subsidiaries (the Corporation) provide financial services throughout the United States. The Corporation is engaged in the mortgage banking, community banking, and home equity lending lines of business. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the Corporation to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trading Assets: Trading assets are stated at fair value.
Unrealized gains and losses are included in earnings.
Gains and losses are based on the adjusted cost of the specific asset.

Securities: Those securities which the Corporation has the positive intent and ability to hold until maturity are classified as "held-to-maturity" and are stated at cost adjusted for amortization of premium and accretion of discount. Securities that might be sold prior to maturity are classified as "available-for-sale" and are stated at fair value. Unrealized gains and losses, net of the future tax impact, are reported as a separate component of shareholders' equity until realized. Investment gains and losses are based on the adjusted cost of the specific security.

Loans Held for Sale: Loans held for sale are carried at the lower of cost or market, determined on an aggregate basis.

Loans: Loan origination fees and costs are deferred and the net amounts are amortized as an adjustment to yield.
When loans are sold, deferred fees and costs are included with outstanding principal balances to determine gains or losses. Interest income on loans is computed daily based on the principal amount of loans outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

Direct Financing Leases: Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the life of the lease, which averages three to four years, so as to provide an approximate constant yield on the outstanding principal balance.

Allowance for Loan and Lease Losses: The allowance for loan and lease losses is maintained at a level considered adequate to provide for future loan and lease losses and is based on management's evaluation of expected losses in the portfolio. Loans are considered impaired if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.
The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

Loan Securitizations: In 1997 the Corporation adopted
Statement of Financial Accounting Standards No 125,
"Accounting for Transfers and Servicing of Financial
Assets and Extinguishments of Liabilities" (SFAS No. 125).
This standard established the accounting treatment to be used for the securitization of all financial assets. The adoption of this standard did not have a material effect on the Corporation's financial position or results of operations in 1997.

When the Corporation securitizes loans, it retains servicing assets and interest-only strips. SFAS No. 125 requires that a portion of the cost of originating a loan be allocated to the servicing asset and interest-only strip based on their fair values relative to the loan as a whole.

To determine the fair value of the servicing assets, the Corporation uses the market prices under comparable servicing sale contracts, when available, or alternatively uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing assets. In using this valuation method, the Corporation incorporates assumptions that it is believed market participants would use in estimating future net servicing income which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds, and default rates. Servicing assets are amortized over the estimated lives of the related loans, which are grouped based on loan characteristics, in proportion to estimated net servicing income.

Servicing assets are recorded at the lower of their cost or fair value. In determining servicing value impairment at the end of the year, the servicing portfolio was disaggregated into its predominant risk characteristics.
The Corporation has determined those risk characteristics to be interest rate, loan type and investor type. These segments of the portfolio were valued, using market prices under comparable servicing sale contracts, when available, or alternatively, using the same model as was used to originally determine the fair value at origination, using current market assumptions. The calculated value was then compared with the book value of each segment to determine the required reserve for impairment. It is reasonably possible that a change in the impairment reserve will occur in the near term. No reasonable estimate can be made of the range of amounts of loss or gain.

Gains and losses on the sale of servicing assets are recognized when the related sales contracts have been executed, an adequate down payment has been received from the buyer, and legal title and substantially all risks and rewards of ownership have passed to the buyer. Gains and losses are determined as the difference between the net sales proceeds and the carrying value of the servicing assets.

In the fourth quarter of 1998, the Corporation adopted
Statement of Financial Accounting Standards No. 134,
"Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (SFAS No. 134). The adoption of this standard had no effect on the Corporation's financial position or results of operations in 1998. Under the provisions of SFAS No. 134, the Corporation carries interest-only strips at fair value. To determine the fair value, the Corporation uses a valuation model that calculates the present value of future cash flows. In using this valuation method, the Corporation incorporates assumptions that it is believed market participants would use in estimating future cash flows. Such assumptions include estimates of credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with risks involved. Changes in the fair value of interest-only strips are included in the Corporation's earnings as they occur.

Derivative Instruments: The Corporation uses derivative instruments to offset changes in the value of servicing assets and interest-only strips. Derivative instruments on the Corporation's balance sheet are classified as trading assets and carried at market value. Changes in market value are recorded as trading gains or losses on the income statement. The Corporation uses forward contracts to reduce its interest rate exposure associated with mortgage banking activities.

On June 15, 1998, the Financial Accounting Standards
Board (FASB) issued Statement of Financial Accounting
Standards No. 133, "Accounting for Derivative
Instruments and Hedging Activities" (SFAS No. 133). The
Corporation will adopt SFAS No. 133 on January 1, 2000.
SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value.
Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Corporation does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

Premises and Equipment: Premises and equipment are recorded at cost. Depreciation is determined by the straight-line method.

Earnings Per Share: In 1997 the Corporation adopted
Statement of Financial Accounting Standards No. 128,
"Earnings Per Share" (SFAS No. 128). Under this standard, earnings per share are calculated as "basic" and "diluted" based on the weighted average number of common shares outstanding during the year. Previous year earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.

Income Taxes: A consolidated tax return is filed for all eligible entities. Deferred income taxes are computed using the liability method which establishes a deferred tax asset or liability based on temporary differences between the tax basis of an asset and liability and the basis recorded in the financial statements.
Rehabilitation tax credits and low-income housing tax credits are recorded as a reduction to the provision for federal income taxes in the year the eligible buildings are placed in service.

Cash and Cash Equivalents Defined: For purposes of the statement of cash flows, the Corporation considers cash and due from banks to be cash equivalents.

Comprehensive Income: On January 1, 1998, the
Corporation adopted Statement of Financial Accounting
Standards No. 130, "Reporting Comprehensive Income."
This statement established standards for reporting comprehensive income in financial statements.
Comprehensive income is defined as the change in equity during a period from transactions and other events from nonowner sources.

Reclassifications: Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

Note 2:  Restrictions on Cash and Interest-Bearing Deposits with
Financial Institutions

Irwin Union Bank and Trust Company is required to maintain a reserve balance with the Federal Reserve
Bank. The amount of the reserve balance at December 31, 1998 was $149.7 thousand. Additionally, the Corporation is required to maintain reserve funds in connection with its loan securitization activities. Included in interest-bearing deposits with financial institutions at December
31, 1998, is $671.6 thousand of these reserve funds.

Note 3:  Investment Securities

The amortized cost, fair value, and carrying value of investments held at December 31,
1998 are as follows:

                                         Gross       Gross
                                     Amortized   Unrealized  Unrealized      Fair   Carrying
December 31, 1998                         Cost        Gains      Losses     Value      Value
---------------------------------------------------------------------------------------------------
(In thousands)

Held-to-Maturity:
U.S. Treasury and
Government obligations                 $32,158         $235          $-   $32,393    $32,158
Obligations of states and
political subdivisions                   5,207          117           -     5,324      5,207
Mortgage-backed securities               4,424          130           -     4,554      4,424
                                      --------      -------       -----   -------   --------
Total held-to-maturity                  41,789          482           -    42,271     41,789
                                      --------      -------       -----   -------   --------
Available-for-Sale:
U.S. Treasury and
Government obligations                   2,051           46         (1)     2,096      2,096
Mortgage-backed securities               4,074           57           -     4,131      4,131
Other                                        -           39           -        39         39
                                      --------      -------       -----   -------   --------
Total available-for-sale                 6,125          142         (1)     6,266      6,266
                                      --------      -------       -----   -------   --------
Total investments                      $47,914         $624        $(1)   $48,537    $48,055
                                      ========      =======       =====   =======   ========

The amortized cost, fair value, and carrying value of investments held at December 31,1997 are as follows:

                                      Gross         Gross
                                  Amortized     Unrealized   Unrealized       Fair   Carrying
December 31, 1997                      Cost          Gains       Losses      Value      Value
---------------------------------------------------------------------------------------------------
(In thousands)
Held-to-Maturity:
U.S. Treasury and
Government obligations              $35,733           $204           $-    $35,937    $35,733
Obligations of states and
political subdivisions                4,814            286          (5)      5,095      4,814
Mortgage-backed securities            5,968            202            -      6,170      5,968
                                    -------         ------        -----   --------   --------
Total held-to-maturity               46,515            692          (5)     47,202     46,515
                                    -------         ------        -----   --------   --------
Available-for-Sale:
U.S. Treasury and
Government obligations                6,010             43            -      6,053      6,053
Mortgage-backed securities            2,606             13          (1)      2,618      2,618
Other                                     -             22            -         22         22
                                    -------         ------        -----   --------   --------
Total available-for-sale              8,616             78          (1)      8,693      8,693
                                    -------         ------        -----   --------   --------
Total investments                   $55,131           $770         $(6)    $55,895    $55,208
                                    =======         ======        =====   ========   ========

The amortized cost and estimated value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Amortized       Fair
(In thousands)                               Cost      Value
-------------------------------------------------------------------
Held-to-Maturity:
Due in one year or less                    $9,683     $9,814
Due after one year through five years       5,590      5,732
Due after five years through ten years      1,060      1,104
Due after ten years                        21,032     21,067
                                         --------   --------
                                           37,365     37,717
Mortgage-backed securities                  4,424      4,554
                                         --------   --------
                                           41,789     42,271
                                         --------   --------
Available-for-Sale:
Due in one year or less                        52         91
Due after one year through five years       1,999      2,044
                                         --------   --------
                                            2,051      2,135
Mortgage-backed securities                  4,074      4,131
                                         --------   --------
                                            6,125      6,266
                                         --------   --------
  Total investments                       $47,914    $48,537
                                         ========   ========

Investment securities amounting to $8.0 million were pledged as collateral for borrowings and for other purposes on December 31, 1998. During 1998, 1997 and
1996, sales of "available for sale" investments with proceeds of $6.0 million, $26.3 million, and $2.0 million resulted in a gross gains of $58.9 thousand and $56.1 thousand, and gross loss of $9.0 thousand, respectively. Additionally in 1998, 1997, and 1996,
"held-to-maturity" investments totaling $2.8 million,
$7.0 million, and $1.5 million, respectively, were called. Calls in 1998 resulted in a gross gain of $54.3 thousand. Calls in 1997 and 1996 were at par. Gains and losses on investment securities are recorded as other income.

Note 4:  Loans and Leases

Loans and leases are summarized as follows:

December 31,                                          1998                  1997
------------------------------------------------------------------------------------
(In thousands)

Commercial, financial, and agricultural           $278,834              $212,095
Real estate-construction                            97,253                73,279
Real estate-mortgage                               123,980               222,818
Consumer                                            51,730                39,985
Direct financing leases                              6,375                78,079
Unearned income                                    (1,181)              (15,163)
                                                 ---------             ---------
    Total                                         $556,991              $611,093
                                                 =========              ========

Commercial loans are extended primarily to local regional businesses and to local farming operations in the market area of Irwin Union Bank. The Corporation also provides consumer loans to the customers in that market. Real estate loans and direct financing leases are extended throughout the United States.

The Bank, in the normal course of business, makes loans to directors, officers, and organizations and individuals with which they are associated. Such loans amounted to approximately $1.7 million and $1.9 million at December 31, 1998 and 1997, respectively. During
1998, $24.3 million of new loans were made and repayments totaled $26.5 million.

Note 5:  Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses are summarized below:

December 31,                                       1998         1997        1996
-------------------------------------------------------------------------------------
(In thousands)
Balance at beginning of year                     $8,812       $6,875      $5,033
Provision for loan and lease losses               5,995        6,238       4,553
Reduction due to sale of loans and leases       (2,976)      (1,694)       (930)
Recoveries                                          559          538         593
Charge-offs                                     (2,502)      (3,145)     (2,374)
                                               --------     --------    --------
Balance at end of year                           $9,888       $8,812      $6,875
                                               ========     ========    ========

At December 31, 1998, 1997 and 1996, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No.
118 totaled $1.6 million, $2.7 million, and $4.3 million, respectively. These loans had a corresponding valuation allowance of $0.5 million, $0.7 million and $1.2 million determined based on the fair value of the loans' collateral. The Corporation recognized $102.9 thousand, $155.4 thousand, and $356.9 thousand of interest income on these loans in 1998, 1997, and 1996, respectively.

Note 6:  Servicing Assets

Included on the consolidated balance sheet at December
31,1998 and 1997 are $117.1 million and $83.0 million, respectively, of capitalized servicing assets. These amounts relate to the principal balances of loans serviced by the Corporation for investors which totaled $11.8 billion, $11.1 billion, and $11.0 billion at December 31, 1998, 1997, and 1996, respectively.

The estimated fair value of servicing assets was $121.7 million at December 31, 1998. Carrying value approximated fair value at December 31, 1997.

The Corporation has established a valuation allowance to record servicing assets at their fair market value.
Changes in the allowance are summarized below:

December 31,                                         1998          1997          1996
------------------------------------------------------------------------------------------
(In thousands)

Balance at beginning of year                         $600            $-          $909
Valuation changes during the period                11,120           600         (255)
Reductions due to sales of servicing assets             -             -         (654)
                                                ---------       -------       -------
Balance at end of year                            $11,720          $600            $-
                                                =========       =======        ======

Note 7:  Premises and Equipment

Premises and equipment are summarized as follows:

December 31,                                        1998           1997    Useful lives
-------------------------------------------------------------------------------
(In thousands)
Land                                              $1,734         $1,651             n/a
Building and leasehold improvements               13,231         13,375      7-40 years
Furniture and equipment                           29,693         27,368      3-10 years
                                                --------       --------
                                                  44,658         42,394
Less accumulated depreciation                   (23,276)       (21,354)
                                                --------       --------
  Total                                          $21,382        $21,040
                                                ========       ========

Note 8:  Lease Obligations

At December 31, 1998, the Corporation and its subsidiaries leased certain branch locations and office equipment used in its operations.

Operating lease rental expense was $13.7 million in 1998, $11.2 million in 1997, and $8.7 million in 1996.
The future minimum rental payments required under noncancellable operating leases with initial or remaining terms of one year or more are summarized as follows:

Year ended December 31 (In thousands):
1999                                                            $7,301
2000                                                             6,258
2001                                                             4,894
2002                                                             2,486
2003                                                               483
Thereafter                                                         254
                                                              --------
Total minimum rental payments                                  $21,676
                                                              ========

Note 9:  Short-Term Borrowings

Short-term borrowings are summarized as follows:

December 31,                                               1998             1997
------------------------------------------------------------------------------------
(In thousands)

Repurchase agreements and drafts payable related to
  mortgage loan closings                               $172,126         $240,659
Commercial paper                                         26,617           16,375
Federal funds                                           266,000          142,650
Lines of credit                                         180,118          112,591
                                                      ---------        ---------
  Total                                                $644,861         $512,275
                                                      =========        =========
Weighted average interest rate                            5.34%            6.17%

Repurchase agreements at December 31, 1998 and 1997 include $29.8 million and $141.9 million in mortgages sold under agreements to repurchase, which are used to fund mortgages prior to sale in the secondary market.
These repurchase agreements are collateralized by mortgage loans held for sale.

Drafts payable related to mortgage loan closings totaled
$142.3 million and $93.6 million at December 31, 1998 and 1997. These borrowings are related to mortgage closings at the end of December which have not been presented to the banks for payment. When presented for payment, these borrowings will be funded internally or by borrowing from the lines of credit.

Commercial paper includes $18.8 million and $10.8 million at December 31, 1998 and 1997, respectively, payable to a company owned by a significant shareholder and director of the Corporation.

The Corporation has lines of credit available of $312.8 million to fund loan originations and operations.
Interest on the lines of credit is payable monthly or quarterly with rates ranging from 4.82% to 8.06%.

Note 10:  Long-Term Debt

Long-term debt at December 31, 1998 consists of a note payable with a variable interest rate averaging 7.94% and maturing on July 1, 2002. Long-term debt as of December 31, 1997 of $7.1 million consisted of various notes payable at annual interest rates ranging from 6.3% to 9.6% and maturity dates through April 3o, 2002.

Maturities of long-term debt are as follows:
(In thousands)
1999                                                              $730
2000                                                               788
2001                                                               853
2002                                                               468
                                                               -------
  Total                                                         $2,839
                                                               =======

Note 11 : Commitments and Contingencies

In the normal course of business, Irwin Financial
Corporation and its subsidiaries are subject to various claims and other pending and possible legal actions.

As of December 31, 1998, Irwin Mortgage Corporation
(IMC) was a defendant to class action lawsuits relating to the following: IMC's administration of mortgage escrow accounts, IMC's right to require its borrowers to pay premiums for private mortgage insurance, IMC's right to pay broker fees to mortgage brokers, and IMC's participation in a housing opportunity program.

As of December 31, 1998, Irwin Leasing Corporation (ILC) and Irwin Financial Corporation were defendants in a class action lawsuit alleging misrepresentations by a manufacturer of certain equipment financed by ILC.

At present, it is not possible for the Corporation to predict the likelihood of an unfavorable outcome or to establish the possible extent or amount of liability or potential exposure with respect to the litigation.

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

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The collateral pledged for standby letters of credit and commitments varies but may include accounts receivable, inventory, property, plant, and equipment, and residential real estate. Total outstanding commitments to extend credit at December 31, 1998, were $394.8 million. These loan commitments include $126.1 million of floating rate loan commitments and $268.7 million of fixed rate loan commitments related to commercial and mortgage banking activities.
The Corporation had approximately $14.2 million and $15.1 million in irrevocable standby letters of credit outstanding at December 31, 1998 and 1997, respectively.

Forward commitments are used in mortgage banking activities to offset the interest rate risk associated with mortgage loan commitments and loans held for sale.
The contract amount for forward contracts does not represent exposure to credit loss. Forward commitments related to mortgage banking activities were $810.5 million and $407.9 million at December 31, 1998 and 1997, respectively.

Derivative instruments are used to offset changes in the value of servicing assets against the effects of increased prepayment activity that generally results from declining interest rates. To the extent that interest rates increase, the value of servicing assets increases while the value of these instruments declines.
The Corporation's servicing asset derivative instruments consist entirely of long and short call options on U.S.
Treasury futures. At December 31, 1998, the carrying value of these options was $4.8 million and the net notional amount was $0, consisting of $750.0 million of long positions and $750.0 million of short positions, all of which related to 1998 additions and no dispositions.

Derivative instruments are also used to offset changes in the value of interest-only strips. Interest rate caps are used when interest is received on fixed rate securitized loans and the resulting security pays interest at a variable rate. As interest rates change, the values of the interest-only strips and interest rate caps move in opposite directions. At December 31, 1998, the carrying value of the interest rate caps was $540.1 thousand and the notional amount was $65.6 million, all of which related to 1998 additions and no dispositions.

In 1998 the Corporation recorded $4.2 million of net trading gains related to derivative instruments. The
Corporation is not exposed to loss on derivative instruments beyond its initial outlay to acquire them.
There can be no assurance that the Corporation's derivative instruments will generate gains in the future.

Note 13:  Regulatory Matters

The Corporation and its bank subsidiary, Irwin Union
Bank (IUB), are subject to various regulatory capital requirements administered by the federal and state banking agencies. Under capital adequacy guidelines, the Corporation and IUB must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The
Corporation's and IUB's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital to average assets (as defined).
Management believes, as of December 31, 1998, that the Corporation and IUB meet all capital adequacy requirements to which they are subject.

As of December 31, 1998 the Corporation and IUB were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation and IUB must significantly exceed minimum total risk-based, Tier
1 risk-based, and Tier 1 capital to average assets ratios. There have been no conditions or events that management believes have changed this category.

The Corporation's and IUB's actual capital amounts and ratios are presented in the following table:

                                                      Adequately           Well
                                          Actual            Capitalized         Capitalized
(In thousands)                     Amount     Ratio         Amount  Ratio       Amount   Ratio
---------------------------------------------------------------------------------------------------
As of December 31, 1998:
Total Capital (to Risk-
Weighted Assets)
Irwin Financial Corporation      $203,311      12.3%      $132,742    8.0%    $165,927    10.0%
Irwin Union Bank                  111,935      10.1         88,712    8.0      110,890    10.0
Tier 1 Capital (to Risk-
Weighted Assets)
Irwin Financial Corporation       191,806      11.6         66,371    4.0       99,556     6.0
Irwin Union Bank                  105,215       9.5         44,356    4.0       66,534     6.0
Tier 1 Capital (to
Average Assets)
Irwin Financial Corporation       191,806      10.5         73,032    4.0       91,290     5.0
Irwin Union Bank                  105,215       7.9         53,162    4.0       66,452     5.0

                                                             Adequately               Well
                                          Actual            Capitalized            Capitalized
(In thousands)                     Amount     Ratio         Amount  Ratio       Amount   Ratio

--------------------------------------------------------------------------------

As of December 31, 1997:

Total Capital (to Risk-
Weighted Assets)
Irwin Financial Corporation      $185,536      14.9%       $99,951    8.0%    $124,939    10.0%
Irwin Union Bank                   72,150      10.3         55,949    8.0       69,936    10.0
Tier 1 Capital (to Risk-
Weighted Assets)
Irwin Financial Corporation       169,366      13.6         49,975    4.0       74,963     6.0
Irwin Union Bank                   65,549       9.4         27,974    4.0       41,961     6.0
Tier 1 Capital (to
Average Assets)
Irwin Financial Corporation       169,366      12.1         56,192    4.0       70,240     5.0
Irwin Union Bank                   65,549       7.3         36,088    4.0       45,110     5.0

As of December 31, 1996:

Total Capital (to Risk-
Weighted Assets)
Irwin Financial Corporation      $124,010     12.9%        $76,997   8.0%      $96,246   10.0%
Irwin Union Bank                   62,479      11.0         45,842    8.0       57,302    10.0
Tier 1 Capital (to Risk-
Weighted Assets)
Irwin Financial Corporation       117,416      12.2         38,498    4.0       57,748     6.0
Irwin Union Bank                   56,697      10.0         22,921    4.0       34,381     6.0
Tier 1 Capital (to
Average Assets)
Irwin Financial Corporation       117,416       9.8         47,741    4.0       59,676     5.0
Irwin Union Bank                   56,697       6.9         31,775    4.0       39,719     5.0

Note 14:  Fair Value of Financial Instruments

Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Interest-bearing deposits with financial institutions:
The carrying amounts reported in the balance sheet for interest-bearing deposits with financial institutions approximate those assets' fair values.

Trading assets: The carrying amounts reported in the balance sheet for trading assets approximate those assets' fair values.

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

Deposit liabilities: The fair value of demand deposits, including interest and non-interest checking, passbook savings, and certain types of money market accounts, were assumed to be equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date.
Fair values for fixed-rate certificates of deposit were estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates with similar remaining maturities.

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

Forward contract commitments: The unrealized gains and losses of forward contract commitments is based on the difference between the settlement values of those commitments and the quoted market values of the underlying securities.

The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                                 1998                      1997
                                     Carrying      Estimated       Carrying      Estimated
(In thousands)                         Amount     Fair Value         Amount     Fair Value
----------------------------------------------------------------------------------------------
Financial assets:
Cash and cash equivalents             $77,522        $77,522        $56,524        $56,524
Interest-bearing deposits with
  financial institutions               18,441         18,441         18,240         18,240
Trading assets                         32,148         32,148         22,133         22,133
Investment securities                  48,055         48,537         55,208         55,895
Loans held for sale                   936,788        959,300        528,739        530,207
Loans, net of allowance for
  loan losses                        $542,509       $542,631       $539,931       $540,785

                                                 1998                      1997
                                     Carrying      Estimated       Carrying      Estimated
                                       Amount     Fair Value         Amount     Fair Value
----------------------------------------------------------------------------------------------
Financial liabilities:
Deposits                           $1,009,211     $1,009,349       $719,596       $719,669
Short-term borrowings                 644,861        644,861        512,275        512,275
Long-term debt                          2,839          2,839          7,096          7,138
Company-obligated mandatorily
  redeemable preferred securities
  of subsidiary trust                  50,000         57,757         50,000         55,038
Forward contract commitments               $-         $(551)             $-         $(396)

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

Note 15: Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust

In January 1997, the Corporation issued $50.0 million of trust preferred securities through IFC Capital Trust I, a trust created and controlled by the Corporation. The securities were issued at $25 per share with a cumulative dividend rate of 9.25%, payable quarterly.
They have an initial maturity of 30 years with a 19-year extension option. The securities are callable at par after five years, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securities for federal income tax purposes. They are not convertible into common stock of the Corporation. The securities are shown on the balance sheet net of capitalized issuance costs.

The sole assets of IFC Capital Trust I are subordinated debentures of the Corporation with a principal balance of $51.5 million, an interest rate of 9.25% and an initial maturity of 30 years with a 19-year extension option.

Note 16:  Shareholders' Equity

The board of directors of the Corporation approved a two-for-one stock split May 27, 1998 and December 30, 1996.
Previously reported shares and per share data have been changed to reflect these splits. The shareholders of the Corporation previously approved an increase in common shares authorized from 7,500,000 to 40,000,000 as of April 30, 1996.

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

The Corporation has three stock option plans
(established in 1997, 1992, and 1986) which provide for the issuance of 4,280,000 shares of non-qualified and incentive stock options. The exercise price of each option, which has a ten year life and a vesting period of four years beginning the year granted, is equal to the market price of the Corporation's stock on the grant date. Vested outstanding stock options have been considered as common stock equivalents in the computation of diluted earnings per share.

Activity in the above plans for 1998, 1997 and 1996 is summarized as follows (adjusted for the two-for-one stock splits on December 30, 1996 and May 27, 1998):

                                 1998                    1997                    1996
                                       Weighted                Weighted            Weighted
                                        average                average              average
                            Number     exercise    Number      exercise  Number    exercise
                         of shares        price  of shares     price   of shares      price
-----------------------------------------------------------------------------------------------

Outstanding at the
beginning of
the year                 1,231,220        $7.40  1,246,600      $5.83  1,237,600      $4.60
Granted                    133,710        27.23    178,220      13.69    209,400      10.66
Exercised                (103,880)         4.74  (187,400)       2.89  (175,896)       2.51
Cancelled                  (4,000)        15.92    (6,200)       9.62   (24,504)       8.93
                       -----------               ---------            ----------
Outstanding at the
end of year              1,257,050         9.71  1,231,220       7.40  1,246,600       5.83
                       ===========               =========            ==========
Exercisable at the
end of year              1,014,420        $7.48    948,506      $6.16    922,600      $4.82
                       ===========               =========            ==========
Available for
future grants            1,560,878               1,694,588               472,808
                       ===========               =========            ==========

The Corporation has not recognized compensation cost for the three non-qualified and incentive stock option plans or the employee stock purchase plan. Had compensation cost been determined based on the fair value at the grant dates, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

(In thousands, except per share amounts)
                                       1998                1997                  1996
------------------------------------------------------------------------------------------

Net income
  As reported                       $30,503             $24,444               $22,428
  Pro forma                          29,746              23,913                22,071
Basic earnings per share
  As reported                         $1.40               $1.10                 $0.99
  Pro forma                            1.37                1.07                  0.97
Diluted earnings per share
  As reported                         $1.38               $1.08                 $0.98
  Pro forma                            1.34                1.06                  0.97

-------------------------------------------------------------------------------

The fair value of each option was estimated to be $12.25, $6.35 and $4.57 on the date of the grant using the binomial option-pricing model with the following assumptions for 1998, 1997 and 1996, respectively: risk free interest rates of 5.85%, 6.89% and 6.75%; dividend yield of 1.00% for 1998 and 1997, and 1.25% for 1996;
and volatility of 0.250 for 1998 and 1997, and 0.228 for 1996. As of December 31, 1998, 1,253,050 options were outstanding under these plans with exercise prices that range between $1.26 and $28.56 and a remaining weighted average contractual life of 5.83 years.

Note 17 :  Earnings Per Share

Earnings per share calculations are summarized as follows:

                                         Basic Earnings       Effects of     Diluted Earnings
(In thousands, except per share amounts)      Per Share     Stock Options           Per Share
---------------------------------------------------------------------------------------------------
1998:
Net income                                      $30,503                $-            $30,503
Shares                                           21,732               407              22,139
                                              ---------         ---------            --------
Per-Share Amount                                  $1.40           $(0.02)               $1.38
                                              =========         =========            ========
1997:
Net income                                      $24,444                $-             $24,444
Shares                                           22,326               396              22,722
                                              ---------         ---------            --------
Per-Share Amount                                  $1.09           $(0.01)               $1.08
                                              =========         =========            ========
1996:
Net income                                      $22,428                $-             $22,428
Shares                                           22,716               314              23,030
                                              ---------         ---------            --------
Per-Share Amount                                  $0.99           $(0.02)               $0.97
                                              =========         =========            ========

The Board of Directors of the Corporation approved a two-for-one stock split effective May 27, 1998 and December
30, 1996. Previously reported per share data have been adjusted to reflect these splits.

Note 18 :  Income Taxes

Income tax expense is summarized as follows:

(In thousands)                  1998            1997              1996
---------------------------------------------------------------------------
Current:
Federal                       $6,963          $8,086            $4,980
State                          2,048           2,268             1,574
                             -------        --------          --------
                               9,011          10,354             6,554
                             -------        --------          --------
Deferred:
Federal                        9,256           6,162             6,750
State                          2,087           1,218             1,555
                             -------        --------          --------
                              11,343           7,380             8,305
                             -------        --------          --------
Income tax expense:
Federal                       16,219          14,248            11,730
State                          4,135           3,486             3,130
                             -------        --------          --------
                             $20,354         $17,734           $14,860
                             =======        ========          ========

The Corporation's net deferred tax liability, which is included in other liabilities on the consolidated balance sheet, consisted of the following:

December 31,                                   1998               1997
--------------------------------------------------------------------------
(In thousands)

Mortgage servicing                        $(13,170)          $(31,025)
Lease financing income                        3,188            (5,654)
Deferred securitization income              (2,664)              (555)
Loan and lease loss reserve                   1,625              6,313
Deferred origination fees and costs         (2,274)            (1,454)
Deferred compensation                           596              2,626
Fixed assets                                   (46)            (1,085)
Other, net                                     (36)              (978)
                                         ----------         ----------
Net deferred tax liability                $(12,781)          $(31,812)
                                         ==========         ==========

A reconciliation of income tax expense to the amount computed by applying the statutory income tax rate to income before income taxes is summarized as follows:

(In thousands)                                               1998         1997        1996
-----------------------------------------------------------------------------------------------
Income taxes computed at the statutory rate               $17,800      $14,762     $12,864
Increase (decrease) resulting from:
  Nontaxable interest from investment
    securities and loans                                    (484)        (198)       (231)
  State franchise tax, net of federal benefit               2,810        2,330       2,076
  Change in deferred tax asset or liability
    resulting from tax rate change                              -          292         191
Other items - net                                             228          548        (40)
                                                         --------     --------    --------
                                                          $20,354      $17,734     $14,860
                                                         ========     ========    ========

Note 19:  Employee Retirement Plan

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

The following table sets forth amounts recognized in the Corporation's balance sheet:

December 31,                                       1998          1997
--------------------------------------------------------------------------
(In thousands)

Funded status                                       $31            $68
Unrecognized prior service cost                     136            155
Unrecognized net actuarial loss                     164            455
                                                 ------        -------
Prepaid pension cost                               $331           $678
                                                 ======        =======
Weighted average assumptions:
  Discount rate                                   6.75%          7.00%
  Return on plan assets                           9.00%          9.00%
  Rate of compensation increase                   3.75%          4.00%

A reconciliation of the change in projected benefit
obligation and plan assets is presented below:
                                                   1998          1997
-------------------------------------------------------------------------
(In thousands)

Benefit obligation at January 1,                 $9,046         $7,748
Service cost                                        568            475
Interest cost                                       622            566
Actuarial loss                                      192            493
Benefits paid                                     (245)          (236)
                                                -------        -------
Benefit obligation at December 31,              $10,183         $9,046
                                                =======        =======
Fair value of plan assets at January 1,          $9,114         $8,161
Return on plan assets                             1,345            974
Employer contributions                                -            215
Benefits paid                                     (245)          (236)
                                                 ------        -------
Fair value of plan assets at December 31,       $10,214         $9,114
                                                =======        =======

The net pension cost for 1998, 1997, and 1996 included the following components:

                                                   1998           1997          1996
-----------------------------------------------------------------------------------------
Service cost                                       $568           $475          $444
Interest cost                                       622            566           519
Return on plan assets                             (863)          (745)         (631)
Amortization of transition obligation                 -           (83)        (130)
Amortization of prior service cost                   20             20           20
Amortization of actuarial loss                        -              -           20
                                                -------        -------       -------
Net pension cost                                   $347           $233          $242
                                                =======        =======       =======

Note 20:  Irwin Financial Corporation (Parent Only) Financial Information

The condensed financial statements of the parent company as of December 31, 1998 and 1997, and for the three years ended December 31, 1998 are presented below:

Condensed Balance Sheet
(In thousands)

December 31,                                               1998         1997
--------------------------------------------------------------------------------
Assets:
Cash and short-term investments                            $799         $744
Investment in bank subsidiary                           105,807       65,673
Investments in non-bank subsidiaries                     81,308       69,901
Loans to non-bank subsidiaries                           60,221       97,688
Other assets                                             16,305        2,615
                                                      ---------    ---------
                                                       $264,440     $236,621
                                                      =========    =========
Liabilities:
Short-term borrowings                                  $118,513     $103,722
Other liabilities                                           694        4,916
                                                      ---------    ---------
                                                        119,207      108,638
                                                      ---------    ---------
Shareholders' equity:
Common stock                                             29,965       29,965
Other shareholders' equity                              115,268       98,018
                                                      ---------    ---------
                                                        145,233      127,983
                                                      ---------    ---------
                                                       $264,440     $236,621

Condensed Statement of Income
(In thousands)

For the year ended December 31,                                   1998      1997      1996
-----------------------------------------------------------------------------------------------
Income:             Cash dividends from non-bank
                    subsidiaries                               $18,331   $10,062   $10,053
                    Cash dividends from bank subsidiary          1,000     4,750     2,000
                    Interest income                              5,348     5,666     2,376
                    Other                                        3,002     2,219     2,507
                                                              --------  --------   -------
                                                                27,681    22,697    16,936
                                                              --------  --------   -------
Expenses:           Interest expense                             7,825     7,210     2,065
                    Salaries and benefits                        4,548     4,009     3,429
                    Other                                        2,056     1,799     1,963
                                                              --------  --------   -------
                                                                14,429    13,018     7,457
                                                              --------  --------   -------
                    Income before income taxes and equity in
                        undistributed income of subsidiaries    13,252     9,679     9,479
                    Income taxes (credits), less amounts
                        charged to subsidiaries               (14,079)   (2,590)   (2,666)
                                                              --------  --------   -------
                                                                27,331    12,269    12,145
                    Equity in undistributed income of
                        subsidiaries                             3,172    12,175    10,283
                                                              --------  --------   -------
                    Net income                                 $30,503   $24,444   $22,428
                                                              ========  ========   =======

Condensed Statement of Cash Flows
(In thousands)

                          For the year ended December 31,                 1998     1997       1996
--------------------------------------------------------------------------------------------------------
                           Net income                                  $30,503   $24,444    $22,428
Adjustments to reconcile   Equity in undistributed income of
net income to cash provided    subsidiaries                             (3,172)  (12,175)   (10,283)
by operating activities:   Depreciation and amortization                   209       160         89
                           Increase (decrease) in taxes payable        (17,244)    1,046        315
                           Increase (decrease) in interest receivable      217      (314)       (39)
                           Increase (decrease) in interest payable          (4)      146        164
                           Net change in other assets and other
                           liabilities                                    1,529   (2,321)     1,393
                                                                       -------- --------   --------
                             Net cash provided by operating activities   12,038   10,986     14,067
                                                                       -------- --------   --------
Lending and investing      Net decrease (increase) in loans to
activities:                   subsidiaries                              37,467  (51,571)    (8,603)
                           Investments in subsidiaries                 (48,550)  (5,858)   (11,500)
                           Net additions to premises and equipment      (1,381)     (42)       (22)
                                                                       -------- --------   --------
                             Net cash used by lending and
                               investing activities                    (12,464) (57,471)   (20,125)
                                                                       -------- --------   --------
Financing activities:      Net increase in borrowings                    14,791   62,547      9,732
                           Payments to acquire treasury stock          (12,593) (14,411)    (1,931)
                           Proceeds from sale for employee
                             benefit plans                                1,756    1,588      1,332
                           Dividends paid                               (3,473)  (3,114)    (2,726)
                                                                       -------- --------   --------
                              Net cash provided by financing
                               activities                                   481   46,610      6,407
                                                                       -------- --------   --------
                           Net increase in cash and cash equivalents         55      125        349
                           Cash and cash equivalents at beginning
                             of year                                        744      619        270
                                                                       -------- --------   --------
                           Cash and cash equivalents at end of year        $799     $744       $619
                                                                       ======== ========   ========
Supplemental disclosures   Cash paid during the year:
of cash flow information:  Interest                                      $7,503   $7,064     $1,900
                                                                       ======== ========   ========
                           Income taxes                                 $18,947   $9,912     $6,230
                                                                       ======== ========   ========

Note 21:  Industry Segment Information

The Corporation has three principal segments that provide a broad range of financial services throughout the United States. The mortgage banking line of business originates, sells and services residential first mortgage loans. The community banking line of business provides local banking services. The home equity lending line of business originates and services home equity loans via direct mail and telemarketing.The
Corporation's other segments include equipment leasing and the parent company. The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies."

Below is a summary of each segment's revenues, net income, and assets for 1998, 1997, and 1996:

                                Mortgage     Community    Home Equity
(In thousands)                   Banking       Banking        Lending      Other Consolidated
---------------------------------------------------------------------------------------------------
1998:
Net interest income              $37,088       $13,797       $(3,260)     $9,564      $57,189
Intersegment interest           (12,565)         9,482          7,527    (4,444)            -
Other revenue                    205,487        12,063         19,151      1,787      238,488
Gain on sale of leases                 -             -              -      5,241        5,241
Intersegment revenues                230           155          1,255    (1,640)            -
                                --------      --------       --------   --------   ----------
Total net revenues               230,240        35,497         24,673     10,508      300,918
Other expense                    180,384        22,820         27,896     14,336      245,436
Intersegment expenses              1,810         2,201          3,445    (7,456)            -
                                --------      --------       --------   --------   ----------
Net income before taxes           48,046        10,476        (6,668)      3,628       55,482
Taxes                             19,193         3,967              -    (2,806)       20,354
                                --------      --------       --------   --------   --------
Net income                        28,853         6,509        (6,668)      6,434       35,128
Distribution on preferred
securities                             -             -              -      4,625        4,625
                                --------      --------       --------   --------   --------
Net income                       $28,853        $6,509       $(6,668)     $1,809      $30,503
                                --------      --------       --------   --------   ----------
Assets at December 31,          $877,904      $607,992       $311,974   $148,309   $1,946,179
                                ========      ========       ========   ========   ==========
1997:
Net interest  income             $19,325       $19,678         $7,379     $2,239      $48,621
Intersegment interest            (3,131)           116        (1,654)      4,669            -
Other revenue                    146,655         9,076         16,386        486      172,603
Intersegment revenues                 51           358              -      (409)            -
                                --------      --------       --------    -------   ---------
Total net revenues               162,900        29,228         22,111      6,985      221,224
Other expense                    125,005        19,674         20,372      9,522      174,573
Intersegment expenses              1,605           698             29    (2,332)            -
                                --------      --------       --------    -------   -----------
Net income before taxes           36,290         8,856          1,710      (205)       46,651
Taxes                             14,990         3,269              -      (525)       17,734
                                --------      --------       --------    -------   ---------
Net income                        21,300         5,587          1,710        320       28,917
Distribution on preferred
securities                             -             -              -      4,473        4,473
                                --------      --------       --------    -------   -----------
Net income                       $21,300        $5,587         $1,710   $(4,153)      $24,444
                                ========      ========       ========   ========   ==========
Assets at December 31,          $698,391      $539,233       $165,242    $93,928   $1,496,794
                                ========      ========       ========   ========   ==========
1996:
Net interest income              $18,164       $17,400         $7,340     $2,563      $45,467
Intersegment  interest           (1,441)            53          (568)      1,956            -
Other revenue                    131,749         9,250          8,648        334      149,981
Intersegment revenues                 97           134              -      (231)            -
                                --------      --------       --------    --------   ----------
Total net revenues               148,569        26,837         15,420      4,622      195,448
Other expense                    112,447        19,678         16,236      9,799      158,160
Intersegment expenses              2,027           633              -    (2,660)            -
                                --------      --------       --------    -------    -----------
Net income before taxes           34,095         6,526          (816)    (2,517)       37,288
Taxes                             13,673         2,272              -    (1,085)       14,860
                                --------      --------       --------   --------    ----------
Net income                       $20,422        $4,254         $(816)   $(1,432)      $22,428
                                ========      ========       ========   ========    ==========
Assets at December 31,          $555,486      $503,507       $145,113    $96,016   $1,300,122
                                ========      ========       ========    =======   ===========

Irwin Financial Corporation
Directors

Sally Abrams Dean            Consultant,
                             Retired Senior Vice President,
                             Dillon, Read &Co. Inc.

David W. Goodrich            President-Indianapolis Operations
                             Colliers Turley Martin Tucker

John T. Hackett              Managing General Partner,
                             CID Equity Partners, L.P.

William H. Kling             President,
                             Minnesota Public Radio

Brenda J. Lauderback         Former President,
                             Footwear Wholesale Group,
                             Nine West Group

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

John A. Nash                 President,
                             Irwin Financial Corporation

Lance R. Odden               President and Headmaster,
                             The Taft School

Theodore M. Solso            President and Chief Operating Officer,
                             Cummins Engine Company, Inc.


Irwin Financial Corporation
Senior Officers

William I. Miller        Chairman
John A. Nash             President
Thomas D. Washburn       Senior Vice President and Chief Financial Officer
Marie S. Ameis           Vice President and Controller
Gregory F. Ehlinger      Vice President and Treasurer
Jose M. Gonzalez         Vice President--Internal Audit
Theresa L. Hall          Vice President--Human Resources
Ellen Z. Mufson          Vice President--Legal
Michael F. Ryan          Vice President--Community Development
Matthew F. Souza         Vice President and Secretary